     As Filed with the Securities and Exchange Commission November 24, 1995
                          Registration No. ____________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                          --------------------------

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                           PACIFIC UNITED GROUP, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             6162                       95-4465729
  (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                          --------------------------

                            21031 VENTURA BOULEVARD
                       WOODLAND HILLS, CALIFORNIA  91364
                                 (818) 992-8999
              (Address, including Zip Code, and telephone number,
        including area code, of registrant's principal executive office)

                          --------------------------

                                JOEL R. SCHULTZ
                       21031 VENTURA BOULEVARD, SUITE 102
                       WOODLAND HILLS, CALIFORNIA  91364
                                 (818) 992-8999
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                          --------------------------

                          COPIES OF COMMUNICATIONS TO:
                         CATHERINE DEBONO HOLMES, ESQ.
                       JEFFER, MANGELS, BUTLER & MARMARO
                            2121 AVENUE OF THE STARS
                             LOS ANGELES, CA 90067
                                 (310) 201-3553

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after the effective date of the Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
Title of each                   Amount              Proposed maximum         Proposed maximum             Amount of
class of securities             to be                offering price              aggregate               registration
to be registered              registered                per unit              offering price                 fee
Common Stock, par             1,430,000                  $10.00                 $14,300,000                 $4,931
value $.01 per share

General Partner Warrants        476,667                    $.73                    $350,000                   $121

Common Stock                    476,667                  $12.50                  $5,958,338                 $2,055
Issuable Upon Exercise of
General Partner Warrants

Common Stock Issuable Upon
Exercise of Bank Warrant         38,133                   $2.66                     $38,132                    $13

Total Registration Fee                                                                                      $7,120

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Redeemable Warrants and the Representative's Warrants.

                           PACIFIC UNITED GROUP, INC.
                             CROSS-REFERENCE SHEET
                                      FOR
               REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS


FORM S-4 REGISTRATION STATEMENT                                            CAPTION OR
ITEM NUMBER AND HEADING                                                    LOCATION IN PROSPECTUS
1.   Forepart of the Registration
       Statement and Outside Front
       Cover Page of Prospectus . . . . . . . . . . . . . . . . . . . .    Front Cover Page

2.   Inside Front, Outside Back Cover
       Pages of Prospectus  . . . . . . . . . . . . . . . . . . . . . .    Available Information

3.   Risk Factors, Ratio of Earnings to
       Fixed Charges, and Other
       Information  . . . . . . . . . . . . . . . . . . . . . . . . . .    Summary; Investment Considerations; Selected
                                                                           Financial Data; Historical Pro Forma
                                                                           Financial Statements of the Corporation;
                                                                           The Restructuring Plan --  Conditions to the
                                                                           Restructuring Plan; Federal Income Tax
                                                                           Consequences

4.   Terms of the Transaction . . . . . . . . . . . . . . . . . . . . .    Summary -- Changes in Business Conditions Which
                                                                           Necessitate Restructuring; Summary -- Summary of
                                                                           the Restructuring Plan; Description of Capital
                                                                           Stock; Comparison of Rights of Limited Partners of
                                                                           the Partnership and Stockholders of the
                                                                           Corporation; Federal Income Tax Consequences;
                                                                           Fairness of the Restructuring Plan

5.   Pro Forma Financial Information  . . . . . . . . . . . . . . . . .    Historical Pro Forma Financial Statements of the
                                                                           Corporation

6.   Material Contracts with the Company
       Being Acquired   . . . . . . . . . . . . . . . . . . . . . . . .    Not applicable

7.   Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to be Underwriters  . . . . . . . . . . . . . . . . . . . . . . .    Selling Security Holders

8.   Interests of Named Experts and
       Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Legal Matters

9.   Disclosure of Commission Position on
       Indemnification for
       Securities Act Liabilities   . . . . . . . . . . . . . . . . . . . . . .    Fiduciary Responsibility

10.  Information with Respect to S-3
       Registrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

11.  Incorporation of Certain
       Information by Reference   . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

12.  Information With Respect to S-2
       or S-3 Registrants   . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

13.  Incorporation of Certain
       Information by Reference   . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

14.  Information With Respect to
       Registrants Other than S-3 or
       S-2 Registrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Business; Dividend Policy; Market for Limited
                                                                                   Partnership Units and Common Stock of the
                                                                                   Corporation; Financial Statements; Selected
                                                                                   Financial Data; Management's Discussion and
                                                                                   Analysis of Financial Conditions and Results of
                                                                                   Operations

15.  Information With Respect to S-3
       Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

16.  Information With Respect to S-2
       or S-3 Companies   . . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

17.  Information With Respect to
       Companies Other Than S-3 or
       S-2 Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Business; Dividend Policy; Market for Limited
                                                                                  Partnership Units and Common Stock of the
                                                                                  Corporation; Financial Statements; Selected
                                                                                  Financial Data; Management's Discussion and
                                                                                  Analysis of Financial Conditions and Results of
                                                                                  Operations

18.  Information if Proxies, Consents or
       Authorizations are to be
       Solicited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Voting Requirements; Conflicts of Interest;
                                                                                  Fiduciary Responsibility; Beneficial Ownership of
                                                                                  Common Stock; Management; Certain Transactions

19.  Information if Proxies, Consents or
       Authorizations are not to be
       Solicited or in an Exchange
       Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Not Applicable

20.  Indemnification of Directors and
       Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Part II - Item 20

21.  Exhibits and Financial Statement
       Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Part II - Item 21

22.  Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Part II - Item 22

                         PRESIDENTIAL MORTGAGE COMPANY
                            21031 Ventura Boulevard
                       Woodland Hills, California  91364

                                          January __, 1996


Dear Limited Partner:

         From 1981 through 1992, Presidential Mortgage Company (the "Partnership") operated a profitable real estate lending business and made regular quarterly distributions of net profits to all of Limited Partners and the General Partner (collectively, the "Partners"). Changes in business conditions since 1990, however, resulted in net losses for 1993 and 1994, and have necessitated changes in the Partnership's lending business. The Partnership has made substantial progress in its goal of returning to profitable operations, and management believes that the Partnership's business will continue to improve through the last quarter of 1995 and all of 1996. However, restrictions under the Partnership's bank loan agreement will require that the Partnership continue the current suspension of distributions and withdrawal payments until June 30, 1997. Thereafter, the General Partner does not believe that the Partnership will have the ability to make quarterly distributions comparable to the amounts paid from 1981 through 1992, or to allow partners to withdraw capital upon request as previously permitted. The General Partner therefore believes that it is necessary for all of the Partners to consider whether a change in the business structure of the Partnership would result in greater benefits to the Partners than the current structure.

         The General Partner has given substantial consideration to several alternative business plans over the past year, including liquidation of the business and various restructuring plans. Based upon its analysis of the Partnership's business prospects, the General Partner believes that a restructuring of the business into a corporation with publicly traded common stock would result in the highest potential value to all of the partners of the Partnership. Accordingly, the General Partner has determined to propose a restructuring plan (the "Restructuring Plan") to the Limited Partners, the terms of which are described in the Proxy Statement/Prospectus which accompanies this letter. However, because the General Partner believes that some Limited Partners may wish to cash out their interests in the Partnership at this time, the Restructuring Plan provides a cash out option (the "Cash Out Option") that may be exercised at the option of every Partner, as further summarized below.

         The terms of the Restructuring Plan provide for the Partnership to transfer all of its assets and liabilities to a new

Delaware corporation, Pacific United Group, Inc. (the "Corporation"), in exchange for [830,000] shares of the common stock (the "Common Stock") of the Corporation, less the number of shares that would otherwise be issued to the Partners electing the Cash Out Option. The number of shares to be issued in exchange for the Partnership's assets and liabilities has been determined as one share for every $10 of the total partners' equity less goodwill and unamortized capitalized organization costs, as determined on its audited consolidated balance sheet as of [December 31, 1995]. The Partnership will then distribute all of the shares of Common Stock received by it pro rata to the Partners of the Partnership based upon their respective capital accounts in the Partnership. The exact number of shares of Common Stock that will be received by each Limited Partner is stated on the Ballot which accompanies this Proxy Statement/Prospectus.

         Every Partner who elects the Cash Out Option will receive cash from the Partnership in lieu of Common Stock equal to $10 per share times the number of shares such Partner would otherwise be entitled to receive from the Partnership, as stated on each Limited Partner's Ballot. However, the total amount of shares that may be cashed out will be limited so that the completion of the Restructuring Plan will not cause an "ownership change" as defined in
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations promulgated thereunder (the "Cash Out Limitation").
This limitation is necessary in order to preserve the Corporation's ability to fully utilize a $6.8 million net operating loss carryforward as of December 31, 1994 to offset future taxable income of the Corporation. Therefore, to the extent that requests are received for the Cash Out Option which exceed the Cash Out Limitation, the Partnership will allocate the amount of shares to be cashed out among all Partners requesting the Cash Out Option, pro rata in accordance with their Capital Accounts.

         LIMITED PARTNERS WHO WISH TO ELECT THE CASH OUT OPTION MUST VOTE "FOR" THE RESTRUCTURING PLAN IN ORDER TO RECEIVE CASH FOR THEIR INTERESTS.

         In order to raise additional capital to fund the Corporation's growth plan, subject to the approval of the Restructuring Plan, the Corporation will simultaneously offer to all of the existing Partners of the Partnership, pro rata in accordance with their respective capital accounts in the Partnership, the right (the "Basic Subscription Right") to purchase an aggregate of 400,000 additional shares of Common Stock, at a purchase price of $10 per share (the "Subscription Price"), for a total of $4,000,000. All Partners will also have the right to oversubscribe (the "Oversubscription Privilege") for any additional shares not purchased by other Partners through the exercise of their Basic Subscription Rights, subject to allocation in the event subscriptions are received for an amount in excess of 400,000 shares.

         LIMITED PARTNERS WHO WISH TO EXERCISE BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGES MUST VOTE "FOR" THE RESTRUCTURING PLAN.

         The Basic Subscription Right allocable to the General Partner will be exercisable by each partner of the General Partner, pro rata in accordance with each partner's interest in the General Partner, and each such partner will also have the right to exercise the Oversubscription Privilege. In addition, the Corporation has extended the Oversubscription Privilege to certain employees of the Partnership and its subsidiaries, so that these employees will be entitled to subscribe for shares of Common Stock to the extent existing Partners do not exercise their Basic Subscription Rights or the Oversubscription Privilege. To the extent that shares are available, I have committed to subscribe for a minimum of 115,000 shares ($1,150,000) through the exercise of Basic Subscription Privileges and the Oversubscription Privilege.

         If the Restructuring Plan is completed, the General Partner will terminate all management fees and other compensation it receives from the Partnership, and will not receive any management fees or other compensation from the Corporation. The General Partner will receive no additional consideration for its general partner's interest in the Partnership other than its pro rata interest in shares of Common Stock based upon its capital account in the Partnership. However, as consideration for the cancellation of $350,000 in outstanding debt owed by the Partnership to the General Partner, the General Partner will receive a two-year warrant to purchase between 443,333 and 476,667 additional shares of the Common Stock, to be determined as the amount representing 25% of the total outstanding shares of Common Stock, at an exercise price of $12.50 per share, equal to 125% of the Subscription Price paid by Limited Partners, partners of the General Partner and standby Purchasers for Additional Shares.

         The Corporation has entered into Standby Purchase Agreements with outside investors ("Standby Purchasers"), under which Standby Purchasers have agreed irrevocably to purchase that number of shares of Common Stock as is equal to the shares that would otherwise be issued by the Corporation to the Cashed Out Partners, at a price equal to the Subscription Price. In addition, the Standby Purchasers have agreed irrevocably to purchase all shares of Common Stock that are not subscribed for by Partners pursuant to the Basic Subscription Rights or the Oversubscription Privilege, plus any additional shares of Common Stock as are necessary for the Corporation to raise a minimum of $5,000,000 in gross proceeds from the sale of Common Stock. The Standby Purchasers will be guaranteed a minimum purchase of 200,000 shares ($2,000,000) so that a maximum of 600,000 additional shares may be issued if the Corporation is required to issue additional shares in order to meet the guaranteed minimum purchase amount to the Standby Purchasers.

         Upon completion of the Restructuring Plan, the Corporation will continue the existing businesses of the Partnership and its subsidiaries. Two organizational charts illustrating the changes from the partnership to the corporate holding company structure appear on page 5 of the Proxy Statement/Prospectus accompanying this letter.

         [SUBJECT TO NASDAQ APPROVAL: The Common Stock of the Corporation has been conditionally approved for trading on the Nasdaq National Market, subject to completion of the Restructuring Plan and notification of issuance of the Common Stock.] It is anticipated that the Common Stock will be listed for trading immediately upon issuance to the Limited Partners. If, for any reason, the Common Stock is not listed for trading, the Limited Partners will be notified and a new vote will be required as a condition to the closing of the Restructuring Plan.

         THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS VOTEFOR THE RESTRUCTURING PLAN BECAUSE THE GENERAL PARTNER BELIEVES THAT IT REPRESENTS THE BEST AVAILABLE ALTERNATIVE FOR MAXIMIZING THE VALUE AND LIQUIDITY OF THE LIMITED PARTNERS' EXISTING INVESTMENT IN THE PARTNERSHIP. Only Limited Partners as of the record date of January __, 1996, will be entitled to vote on the Restructuring Plan. The Restructuring Plan must be approved by Limited Partners holding a majority of capital contributions in the Partnership (voting as a single class), without considering the capital contributions of the General Partner.

          The vote of the Limited Partners on the Restructuring Plan will be conducted by written Ballot in lieu of a meeting. To indicate your vote FOR or AGAINST the proposed Restructuring Plan, a form of Ballot (which is included herewith) properly completed and signed, must be received by [DISTRIBUTION AGENT] by 5:00 P.M. (California time), February __, 1996 (the "Expiration Date"), or such later date as the Expiration Date may be extended by the General Partner. See "Restructuring Plan - Voting Procedures" in the Proxy Statement/Prospectus for the exact procedure. Please complete, sign, date and return your Ballot in the enclosed envelope.

         FAILURE TO RETURN YOUR BALLOT BY THE EXPIRATION DATE WILL BE TREATED AS A VOTE AGAINST THE RESTRUCTURING PLAN.

         If you have any questions regarding the proposed Restructuring Plan or any of the information contained in the Proxy Statement/Prospectus, please call Richard B. Fremed at (818) 992-8999 ext. 250.

                                          Very truly yours,


                                          JOEL R. SCHULTZ,
                                          President, Presidential Services
                                          Corporation, the general partner of
                                          Presidential Management Company,
                                          the general partner of the
                                          Partnership

PROXY STATEMENT/PROSPECTUS

                           PACIFIC UNITED GROUP, INC.
                                UP TO 1,430,000
                             Shares of Common Stock
                                   Including
                   830,000 Shares in Exchange for the Assets
                and Liabilities of Presidential Mortgage Company
                                      and
                 Up to 600,000 Shares at a Cash Purchase Price
                                of $10 Per Share

         The General Partner of Presidential Mortgage Company, a California limited partnership (the "Partnership"), is proposing a restructuring plan (the "Restructuring Plan") whereby the Partnership will contribute all of its assets (including stock in all subsidiaries) and liabilities to Pacific United Group, Inc., a newly formed Delaware corporation (the "Corporation), and the business of the Partnership will thereafter be conducted by the Corporation. The terms of the Restructuring Plan, including an option to cash out of the Partnership in lieu of receiving Common Stock of the Corporation and a concurrent offering of additional Common Stock (the "Additional Shares") by the Corporation, are described herein.

         The Restructuring Plan must be approved by Limited Partners holding at least 51% of the total Capital Contributions in the Partnership, not including the Capital Contributions of the General Partner representing either its general partner's interest or its limited partner's interests.

         Following the distribution of Common Stock, the Corporation will continue all of the existing business operations of the Partnership and the Partnership will dissolve.

         There has been no previous trading market for limited partnership interests in the Partnership or the Common Stock. [The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "PUGG," subject to completion of the Restructuring Plan and official notice of issuance of the Common Stock.] It is anticipated that a public trading market will develop for the Common Stock, providing Limited Partners a readily available means of liquidating their interest in the Corporation at any time. However, the trading price of the Common Stock will be subject to fluctuation, and initially may be less than the net equity per share of the Corporation. The General Partner believes that the value of the Common Stock will stabilize within a reasonable period of time after the completion of the Restructuring Plan, but there can be no assurance of the trading value of the Common Stock at any future date, or that the Common Stock will continue to be traded on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop.

SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY EACH LIMITED PARTNER.

NEITHER THIS TRANSACTION NOR THE SHARES OF COMMON STOCK TO BE ISSUED UNDER THE RESTRUCTURING PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF

THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY __, 1996.

                              TABLE OF CONTENTS



                                                                          Page
                                                                          ----
AVAILABLE INFORMATION..................................................    2

SUMMARY................................................................    3
  The Partnership......................................................    3
  The Corporation......................................................    4
  Current Organizational Structure of the Partnership..................    5
  Proposed Organizational Structure of the Corporation.................    5
  Changes in Business Conditions Which Necessitate Restructuring.......    6
  Summary of Expected Benefits of the Restructuring Plan...............    7
  Summary of Expected Detriments of the Restructuring Plan.............    8
  Summary of Fairness of Restructuring Plan............................    9
  Summary of Investment Considerations.................................   10
  Summary of The Restructuring Plan....................................   10

INVESTMENT CONSIDERATIONS..............................................   15
  Investment Considerations if the Restructuring Plan is Approved......   15
  Changes in Nature of Investment......................................   15
  Conflicts of Interest................................................   18
  Investment Considerations if the Restructuring Plan is Not Completed
    and the Partnership Continues under its Present Structure..........   19
  Business Considerations Which Apply Whether or Not the Restructuring
    Plan is Approved...................................................   19

COMPARISON OF OWNERSHIP OF LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP
  AND COMMON STOCK OF THE CORPORATION..................................   22
    Form of Organization...............................................   22
    Length of Investment...............................................   23
    Distribution of Net Profits........................................   23
    Withdrawal of Capital..............................................   24
    Permitted Investments..............................................   25
    Additional Equity..................................................   26
    Borrowing Policies.................................................   27
    Restrictions Upon Related Party Transactions.......................   27
    Management Control and Responsibility..............................   28
    Management Liability and Indemnification...........................   29
    Anti-Takeover Provisions...........................................   30
    Voting Rights......................................................   32
    Special Meetings and Action Without a Meeting......................   33
    Compensation, Fees and Distributions...............................   33
    Limited Liability of Investors.....................................   34
    Review of Investor Lists...........................................   35

                                                                        Page
                                                                        ----
THE RESTRUCTURING PLAN...............................................    36
  Transfer of Assets and Liabilities and Distribution of Common
    Stock............................................................    36
  Cash Out Option....................................................    36
  Rights Offering....................................................    37
  Standby Agreements.................................................    41
  General Partner Warrants...........................................    43
  Conditions to Restructuring Plan...................................    44
  Manner of Effecting the Restructuring Plan.........................    45
  Expenses of the Restructuring Plan.................................    46
  Right to Inspect List of Limited Partners..........................    47

USE OF PROCEEDS......................................................    47

CAPITALIZATION.......................................................    47

FAIRNESS OF THE RESTRUCTURING PLAN...................................    49
  General Partner Conclusions........................................    49
  Alternatives to the Restructuring Plan.............................    49
  Fairness Opinion...................................................    51
  Experience of Houlihan Lokey.......................................    51
  Summary of Methodology.............................................    51
  Assumptions........................................................    51
  Limitations and Qualifications.....................................    52
  Compensation.......................................................    52

VOTING REQUIREMENTS..................................................    53
  Distribution of Solicitation Materials.............................    53
  Vote Required......................................................    53
  Voting Procedures and Ballots......................................    54
  Ballot Completion Instructions.....................................    54
  Withdrawal and Change of Election Rights...........................    55
  Solicitation of Ballots by Soliciting Agent........................    55
  Tabulation of Ballots..............................................    55

CONFLICTS OF INTEREST................................................    56
  Benefits and Detriments to the General Partner in Completing the
    Restructuring Plan...............................................    56
  Directors and Officers of the Corporation..........................    56
  Lack of Independent Representation of Limited Partners.............    56

FIDUCIARY RESPONSIBILITY.............................................    57
  Directors and Officers of the Corporation..........................    57
  General Partner of the Partnership.................................    58

SELECTED FINANCIAL DATA..............................................    59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..............................................    64
    General..........................................................    64
    Financial Condition..............................................    66
    Results of Operations............................................    69


                                                                           Page
                                                                           ----
  Liquidity and Capital Resources.........................................  78
  Asset/Liability Management..............................................  81
  Effect of Federal Laws and Regulations..................................  83
  Impact of Inflation and Changing Prices.................................  84
  Effect of New Accounting Standards......................................  84

HISTORICAL PRO FORMA FINANCIAL STATEMENTS OF THE CORPORATION..............  87

BUSINESS..................................................................  95
  The Partnership.........................................................  95
  The Corporation.........................................................  95
  Pacific Thrift..........................................................  95
  Consolidated and Lenders................................................  96
  Unified.................................................................  97
  Lending Activities......................................................  97
  Lending Policies........................................................ 101
  Maturities and Rate Sensitivities of Loan Portfolio..................... 105
  Classified Assets and Loan Losses....................................... 107
  Investment Activities................................................... 115
  Sources of Funds........................................................ 115
  Deposit Analysis........................................................ 115
  Competition............................................................. 118
  Employees............................................................... 119
  Properties.............................................................. 119
  Legal Proceedings....................................................... 120

DIVIDEND POLICY........................................................... 121

MARKET FOR LIMITED PARTNERSHIP UNITS AND COMMON STOCK OF THE
  CORPORATION............................................................. 124
  Limited Patnership Units................................................ 124
  Common Stock............................................................ 125

SUPERVISION AND REGULATION................................................ 125
  California Law.......................................................... 125
  Federal Law............................................................. 127
  Restrictions on Transfers of Funds to the Partnership
    by Pacific Thrift..................................................... 128
  Regulatory Actions...................................................... 129
  Governmental Policies and Recent Legislation............................ 131
  Capital Adequacy Guidelines............................................. 137
  Potential Enforcement Actions........................................... 139

BENEFICIAL OWNERSHIP OF COMMON STOCK...................................... 140

MANAGEMENT................................................................ 144
  Directors and Executive Officers........................................ 144
  Board of Directors and Committees....................................... 145
  Compensation of Board of Directors...................................... 146
  Executive Compensation.................................................. 147
  Employment Agreements................................................... 149
  Plans and Arrangements.................................................. 153

                                    -iii-


                                                                           Page
                                                                           ----
  1995 Stock Option Plan.................................................. 153
  Retirement Plan......................................................... 158
  Stock Purchase Plan..................................................... 158
  Supplemental Executive Retirement Plan.................................. 160
  Limitation of Liability and Indemnification of Directors................ 163
  Director and Officer Indemnification.................................... 164

CERTAIN TRANSACTIONS...................................................... 166
  Management Fees......................................................... 166
  Supervision Fees and Personnel Reimbursements........................... 166
  Managing Officers' Employment Agreements................................ 167
  Trustee and Foreclosure Services........................................ 168
  Loan Account Services................................................... 168
  Purchase of Equipment................................................... 168
  General Partner Capital Note............................................ 169
  Amounts Owed From and to the General Partner and the
    Partnership........................................................... 169
  Personal Guaranty of Partnership Debt by Managing Officers.............. 170
  Consulting Agreement with Director of Pacific Thrift.................... 170

DESCRIPTION OF CAPITAL STOCK.............................................. 170
  Common Stock............................................................ 171
  Preferred Stock......................................................... 171
  Transfer Agent.......................................................... 172
  Certain Anti-Takeover Provisions........................................ 172
  Effect of Quasi-California Corporation Law.............................. 175
  Market for Common Stock................................................. 176
  General Partner Warrants................................................ 176
  Bank Warrant............................................................ 177

SHARES ELIGIBLE FOR FUTURE SALE........................................... 178

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE RESTRUCTURING PLAN...... 180
  Introduction............................................................ 180
  Summary of Tax Consequences............................................. 180
  Qualification of Restructuring Plan under Code Section 351.............. 182
  Tax Consequences to the Limited Partners................................ 184
  Allocation of Final Items............................................... 187
  Net Operating Losses.................................................... 187
  Potential Application of Section 304 to Transfer of
    Stock of Subsidiary................................................... 188
  Treatement of Stockholders of Corporation............................... 189
  State, Local and Other Taxation......................................... 191

SELLING SECURITY HOLDERS.................................................. 192

LEGAL MATTERS............................................................. 194

                                     -iv-


                                                                          Page
                                                                          ----
EXPERTS................................................................... 194

GLOSSARY.................................................................. 194

                             AVAILABLE INFORMATION

         The Corporation has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements made in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fee.

         The Partnership is (and, following the Restructuring Plan the Corporation will be) subject to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, each files (or will file) reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the public reference facilities at the offices of the Commission. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

         The Corporation will be required to furnish its stockholders with annual reports containing financial statements audited by its independent accountants.

         The shares of Common Stock are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency. The Common Stock may not be used to secure a loan from Pacific Thrift and Loan Company.

                                    SUMMARY

         The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements and notes thereto set forth elsewhere in this Proxy Statement/Prospectus. Capitalized terms referred to in this summary and elsewhere herein are defined in the Glossary section appearing at the end of this Proxy Statement/Prospectus.

THE PARTNERSHIP

         The Partnership is a California limited partnership, organized on June 15, 1981. Since its formation, the Partnership has been engaged in the business of originating, purchasing and selling real estate secured loans and loan participations. The Partnership conducts business primarily through four operating subsidiaries, Pacific Thrift and Loan Company ("Pacific Thrift"), a California corporation which is a licensed industrial loan company, Consolidated Reconveyance Company ("Consolidated"), a trust deed foreclosure service company, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"), a trust deed foreclosure company and Lenders Posting and Publishing Company ("Lenders"), a foreclosure related services company. When referring to the assets held and business engaged in directly by the Partnership, excluding the assets held and businesses engaged in by Pacific Thrift, Consolidated, CRC Washington and Lenders, the Partnership is referred to herein as "Presidential". The term "Partnership", on the other hand, refers to Presidential and its subsidiaries on a consolidated basis.

         If the Restructuring Plan is completed, Presidential will transfer all of its loans receivable, subject to the bank debt, to the Corporation. In addition, Presidential will transfer all of the stock of Pacific Thrift and CRC Washington and all of Presidential's interests in Consolidated and Lenders to the Corporation. The Corporation will then transfer all of the loans receivable received from Presidential to a new corporate subsidiary, Pacific Unified Mortgage, Inc. ("Unified"). The Corporation will also transfer all of the assets and liabilities of Consolidated to a new Delaware corporate subsidiary which will take the name Consolidated Reconveyance Company, Inc. and all of the assets and liabilities of Lenders to a new Delaware corporate subsidiary which will take the name Lenders Posting and Publishing Company, Inc. Two organizational charts illustrating the current ownership structure of the Partnership and the proposed ownership structure of the Corporation are contained on page 5 of this Proxy Statement/Prospectus.

         The Partnership's General Partner is Presidential Management Company, a California limited partnership. The Partnership currently has 2,493 Limited Partners holding six classes of Limited Partnership Units. No single Limited Partner or group of Limited Partners owns more than 5% of the total Limited Partnership Units, and the largest owner of Limited Partnership Units is the General Partner, which owns 4.57% of the total Limited Partnership Units.

         The principal executive offices of the Partnership are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number
(818) 992-8999.

THE CORPORATION

         The Corporation is a Delaware corporation organized on February 22, 1994. Presidential is currently the sole stockholder of the Corporation. The principal executive offices of the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California 91364, telephone number (818) 992-8999. The Corporation is not a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC" Act") or a savings and loan association holding company under the Home Owners Loan Act of 1933, as amended (the "HOLA"), and therefore is not regulated or supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or the Office of Thrift Supervision (the "OTS").

         If the Restructuring Plan is approved, the Corporation will acquire all of the assets and liabilities of Presidential, and will continue to operate the businesses of Pacific Thrift, Consolidated, CRC Washington and Lenders as separate subsidiaries.

         Concurrently with the transfer of assets by the Partnership to the Corporation, Presidential will distribute 830,000 shares of the Common Stock to the Partners, less the number of shares that would otherwise be issued to the Partners electing the Cash Out Option, allocated in accordance with their respective Capital Accounts in the Partnership, as determined pursuant to the provisions of the Partnership Agreement.

         Following are two organizational charts, one illustrating the current structure of the Partnership, and the other illustrating the proposed structure of the Corporation after the Restructuring Plan is completed.

              CURRENT ORGANIZATIONAL STRUCTURE OF THE PARTNERSHIP



                          -------------------------
                            Presidential Services
                             Company ("Services")
                          -------------------------

                          -------------------------
                           Presidential Management
                            Company (the "General
                                  Partner")
                          -------------------------

                          -------------------------
                            Presidential Mortgage
                                   Company
                             (the "Partnership")
                          -------------------------

--------------------          --------------------           --------------------          --------------------
 Pacific Thrift and             Consolidated                   Lenders Posting                Consolidated
   Loan Company                 Reconveyance                        and                       Reconveyance
("Pacific Thrift")                Company                       Publishing Co.               Corporation, a
                               ("Consolidated")                  ("Lenders")                Washington, corp.
                                                                                                (CRC/WA)
--------------------          --------------------           --------------------          --------------------




              PROPOSED ORGANIZATIONAL STRUCTURE OF THE CORPORATION


                          -----------------------------
                            Pacific United Group, Inc.
                               (the "Corporation")
                                 a Del. Corp.
                          -----------------------------

--------------------          --------------------           --------------------       --------------------      ------------------
 Pacific Thrift and             Consolidated                   Lenders Posting            Pacific Unified            Consolidated
   Loan Company                 Reconveyance                        and                   Mortgage,  Inc.            Reconveyance
("Pacific Thrift")              Company, Inc.                  Publishing Co.              ("Unified")              Corporation, a
                               ("Consolidated")                  ("Lenders")                                       Washington corp.
                                                                                                                      (CRC/WA)
--------------------          --------------------           --------------------       --------------------      ------------------




         Upon completion of the Restructuring Plan, the Corporation will own 100% of the stock of Pacific Thrift, Consolidated, Lenders and Unified. The Corporation may also form other corporate subsidiaries in the future for specific lending or related business operations. The Corporation intends to conduct business exclusively through its subsidiaries.

CHANGES IN BUSINESS CONDITIONS WHICH NECESSITATE RESTRUCTURING

         From 1981 through 1993, the Partnership's primary business consisted of the origination of high interest yield residential loans, which the Partnership retained and serviced for the life of the loans. The Partnership further increased its return on partners' equity by using credit lines to increase lending volume. The Partnership's lending volume and rate structure on the Partnership's loans enabled the Partnership to provide distributions to its Partners based upon specified percentages above the Bank of America reference rate for each class of Partners, as set forth in the Partnership Agreement (the "Specified Annual Return Rates"). However, there have been significant changes in the availability of credit to the Partnership and in the residential lending market over the past four years, which have changed the nature of the Partnership's lending business. These changes make it unlikely that the Partnership could earn sufficient net profits to pay the Specified Annual Return Rates.

         As Limited Partners are aware from prior reports, the Partnership has been required since 1990 to pay down over $73 million on its bank debt, which in 1990 totalled over $82 million. This has required the Partnership to substantially reduce its loan portfolio, from a high of $130.2 million in 1989, to $51.6 million as of September 30, 1995. As a result, the Partnership has experienced substantial reductions in interest income over the past five years. Moreover, the Partnership has been unable to replace the existing bank debt with a new credit line. Without a reliable source of available debt financing, the Partnership can no longer originate the volume of loans it was formerly able to fund using credit lines.

         Secondly, the residential lending market has substantially changed over the past several years, due to the consolidation of the lending industry and the proliferation of loan securitization. These two factors have dramatically increased competition for all grades of residential loans, with a resulting decrease in market interest rates for these loans. The Partnership has therefore modified the nature of its lending business in order to originate loans primarily for sale to other lending companies. These purchasers pool and securitize residential loans for resale in the secondary mortgage market. As a result of this change in the lending market, the Partnership's primary source of revenues has changed from interest income on portfolio loans to fee income from loans originated for sale. Although management believes that the Partnership can operate profitably as an originator of loans for sale, the level of profits that may be achieved for the foreseeable future are not sufficient to support future distributions to Partners equal to the Specified Annual Return Rates.

         Finally, the Partnership's current capital, $9.3 million at September 30, 1995, does not allow the Partnership to approve requests to withdraw capital upon request, as originally intended. If the Partnership were to honor requests to withdraw capital at this time, it would impair the ability of the Partnership to continue its business operations, which would harm all of the Partners. Due to the limited capital available to the Partnership, management does not anticipate that the Partnership will have the ability to honor any additional requests to withdraw capital for the foreseeable future.

         For all of the above reasons, even if, as management anticipates, the Partnership does return to profitable operations by 1996, the Partnership will be unable to make distributions to Partners or to approve withdrawals of capital by Partners for the foreseeable future. The General Partner has developed the Restructuring Plan as a way to allow the Partnership's business operations to continue and to provide the Partners greater liquidity and opportunity for capital appreciation of their existing investment in the Partnership.

SUMMARY OF EXPECTED BENEFITS OF THE RESTRUCTURING PLAN

         If the Restructuring Plan is completed, the General Partner believes that the following benefits will result:

         o MULTIPLE INVESTMENT OPTIONS FOR PARTNERS. Under the Restructuring Plan, every Partner has four investment options, which provide maximum flexibility to suit the needs of each individual Partner. These options are: (1) accept Common Stock in exchange for Partnership Units and purchase Additional Shares; (2) accept Common Stock in exchange for Partnership Units and not purchase Additional Shares; (3) accept Common Stock in exchange for Partnership Units and sell the Common Stock through the Nasdaq National Market; or (4) elect the Cash Out Option and receive the Cash Buyout Price in lieu of shares of Common Stock, subject to certain limitations on the total amount of Common Stock that may be cashed out by the Partnership. See "THE RESTRUCTURING PLAN -- Cash Out Option." Management believes that this Restructuring Plan provides a means for every Partner to achieve that Partner's own investment objectives.

         o LIQUIDITY. For Partners who accept shares of Common Stock in exchange for their interests in the Partnership, the Common Stock will be publicly traded on the Nasdaq National Market, which will provide a public market for investors seeking to liquidate their investment at any time in the future.

         o OPPORTUNITY FOR CAPITAL APPRECIATION AND DIVIDENDS. Partners who accept shares of Common Stock in exchange for their interests in the Partnership will have the opportunity to realize potential capital appreciation of the value of their Common Stock to the extent the Corporation successfully increases earnings. In addition, if the Corporation does successfully increase its earnings, the Board of Directors intends to consider the payment of dividends by approximately the fourth quarter of 1997.

         o ADDITIONAL CAPITAL TO EXPAND BUSINESS OPERATIONS. Under the Restructuring Plan, the Corporation will raise at least $5 million gross proceeds from the sale of additional Common Stock, which will be used in part to pay off existing debt of the Partnership and in part to fund expansion of the Corporation's businesses.

SUMMARY OF EXPECTED DETRIMENTS OF THE RESTRUCTURING PLAN

         If the Restructuring Plan is completed, the General Partner believes that the following detriments will result:

         o NO ENTITLEMENT TO DISTRIBUTIONS. Limited Partners will no longer be entitled to regular quarterly distributions of the Net Profits, if any, earned by the Corporation. However, Presidential has suspended all distributions since 1993 as required under the terms of its Loan Agreement with NatWest Bank ("NatWest" or the "Bank"), and the General Partner does not believe that the Partnership will earn sufficient net profits in the foreseeable future to pay distributions equal to the Specified Annual Return Rates.

         o NO RIGHT TO WITHDRAW CAPITAL. Limited Partners will no longer be entitled to request withdrawals of capital. However, no requests to withdraw capital have been approved since July 1, 1993 due to restrictions under the Loan Agreement, which will continue through June 30, 1997. Thereafter, the General Partner does not believe that the Partnership will have the ability to allow capital withdrawals upon request for the foreseeable future.

         o UNCERTAIN TRADING PRICE FOR COMMON STOCK. The Common Stock has been approved for trading on the Nasdaq National Market. However, the market price of the Common Stock will be subject to fluctuation, and there can be no assurance that an active and liquid market will develop, or that the Common Stock will remain listed for trading on the Nasdaq National Market. See "MARKET FOR LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP AND COMMON STOCK OF THE CORPORATION."

         o MORE LIMITED ABILITY TO REMOVE MANAGEMENT. Stockholders in the Corporation will not have the right to remove management of the Corporation by vote of a majority in interest, as Limited Partners currently have the right to remove the General Partner by vote of a majority in interest. The Certificate of Incorporation and Bylaws of the Corporation contain a number of provisions which limit the ability of the Stockholders to make changes in the management of the Corporation, although the Board of Directors will be subject to regular election by the Stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Anti-Takeover Provisions."

         o INCREASE IN TAXABLE INCOME AT THE CORPORATE LEVEL. Any dividends that may be paid by the Corporation in the future will be taxable to the holders of the Common Stock, just as an allocated share of the Partnership's net income is taxable to the Limited Partners. In addition, the Corporation will pay income tax on its net taxable income at corporate income tax rates, which will have the effect of double taxation of the earnings of the Corporation, once at the corporate level, and again at the stockholder level. However, Limited Partners should note that, even if the Partnership continued in business as presently structured, the General Partner anticipates that a substantial majority of the Partnership's future earnings would be derived from Pacific Thrift, which is already a corporation subject to taxation, so there will be no change with respect to taxation of the earnings of Pacific Thrift. See "FEDERAL INCOME TAX CONSEQUENCES --Treatment of Stockholders of the Corporation."

         o RISK OF LOSS OF NET OPERATING LOSS CARRYFORWARD. The Pacific Thrift's ability to utilize a $6.8 million net operating loss carryforward ("NOL") depends upon whether there is an "ownership change", as defined in Section 382 of the Code. Management does not believe that the completion of the Restructuring Plan alone will cause an "ownership change." However, Section 382 requires that all changes in ownership of Pacific Thrift be tracked for a period of three years to determine if an "ownership change" occurs. Therefore, there is a risk that changes in ownership after the completion of the Restructuring Plan may cause an "ownership change," which would limit Pacific Thrift's ability to utilize the NOL as an offset against future taxable income by requiring a reduction in the amount of NOL that may be utilized annually. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward." and "CONFLICTS OF INTEREST."

A more detailed discussion of these factors is found under the heading "BACKGROUND AND EXPECTED BENEFITS AND DETRIMENTS OF THE Restructuring Plan" below.

SUMMARY OF FAIRNESS OF RESTRUCTURING PLAN

         The General Partner believes that the Restructuring Plan is fair to the Limited Partners of the Partnership because it will increase liquidity and potential for capital appreciation of the Partner's existing investment in the Partnership. In addition, the

Restructuring Plan provides immediate liquidity to any Limited Partner who chooses to exercise the Cash Out Option.

         The Partnership has obtained a fairness opinion (the "Fairness Opinion") from Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey") that the consideration to be received by the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view, to the Limited Partners collectively. Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes.

SUMMARY OF INVESTMENT CONSIDERATIONS

         In evaluating the Restructuring Plan, Limited Partners should carefully consider the contents of this Proxy Statement/Prospectus and should give particular consideration to the investment considerations described herein. Certain investment considerations relate to potential detriments of completing the Restructuring Plan, while others relate to potential detriments of continuing the Partnership in its present structure. In addition, a number of investment considerations apply to the lending business in general, whether the business is conducted by the Corporation or the Partnership. See the more detailed discussion under the headings "INVESTMENT CONSIDERATIONS" and "COMPARISON OF RIGHTS OF LIMITED PARTNERS OF THE PARTNERSHIP AND STOCKHOLDERS OF THE CORPORATION" below.

SUMMARY OF THE RESTRUCTURING PLAN

         Following is a summary of the proposed Restructuring Plan:

Restructuring Offer . . . . . .    The Partnership will transfer all of its
                                   assets and liabilities to Pacific United
                                   Group, Inc. (the "Corporation"), in exchange for 830,000 shares of Common Stock of the Corporation, less the shares that would otherwise be distributed to Partners electing the Cash Out Option. The
                                   Partnership will then liquidate, making a final distribution of the Common Stock to all of the Partners (except the Partners electing the Cash Out Option, as described below), pro rata in accordance with their existing Capital Accounts in the
                                   Partnership.  The General Partner will
                                   receive no additional compensation for its general partner's interest or the discontinuation of all compensation and fees from the Partnership.

Rights Offering . . . . . . . .    The Corporation will concurrently offer
                                   non-transferable subscription rights to all
                                   Partners, entitling them to purchase up to 400,000 Additional Shares of Common Stock for a purchase price of $10 per share (the
                                   "Subscription Price"). Each Partner will have the right to subscribe for a percentage of the total Additional Shares offered equal to that Partner's pro rata share of the Partnership (the "Basic Subscription
                                   Right"). Each Partner will also have the right to subscribe (the "Oversubscription
                                   Privilege") at the Subscription Price for an unlimited number of shares of Common Stock that are not otherwise purchased pursuant to the exercise of the Basic Subscription
                                   Rights, subject to proration in the event there are insufficient Additional Shares available to satisfy all oversubscriptions received, in amounts proportionate to the amount of Basic Subscription Rights exercised by each Partner. See
                                   "RESTRUCTURING PLAN -- Rights Offering."

                                   LIMITED PARTNERS WHO WISH TO PARTICIPATE IN
                                   THE RIGHTS OFFERING MUST VOTE "FOR" THE
                                   RESTRUCTURING PLAN.

Cash Out Option . . . . . . . .    Any Limited Partner who does not wish to
                                   receive Common Stock of the Corporation may elect the Cash Out Option, pursuant to which the Partnership will pay cash equal to $10 per share times the number of shares that would otherwise be issued to such Partner, as shown in the Ballot provided to each Limited Partner, subject to certain limitations with respect to the total number of shares that may be cashed out. In the event that the total number of shares for which the Cash Out Option is elected exceeds the Cash Out Limitation, the Partnership will pay cash for a portion of the shares to each Partner electing the Cash Out Option, pro rata in accordance with such Partner's
                                   Capital Account, and will issue shares of Common Stock for any amount that is not cashed out. See "THE RESTRUCTURING PLAN --
                                   Cash Out Option."  Except for the Cash Out
                                   Option, there are no dissenters' rights
                                   offered in connection with the Restructuring
                                   Plan.

                                   LIMITED PARTNERS WHO WISH TO ELECT THE CASH
                                   OUT OPTION MUST VOTE "FOR" THE RESTRUCTURING
                                   PLAN.

General Partner
Participation . . . . . . . . .    The General Partner has committed to accept
                                   Common Stock in exchange for all of its
                                   general and limited partner's interests in the Partnership. The Basic Subscription
                                   Rights and Oversubscription Privileges of the General Partner will be exercisable by the individual partners of the General
                                   Partner.  Joel R. Schultz, Chief Managing
                                   Officer of the Partnership and Chief
                                   Executive Officer of the Corporation, has indicated his commitment to purchase 115,000
                                   Additional Shares ($1,150,000) through the exercise of Basic Subscription Rights and the Oversubscription Privilege, to the extent that Additional Shares are available.

Oversubscription Privilege
Extended to Employees . . . . .    The Partnership has extended the
                                   Oversubscription Privilege to certain
                                   employees of the Partnership and its
                                   subsidiaries, to the extent that Basic
                                   Subscription Rights and the Oversubscription
                                   Privilege are not exercised by existing
                                   Partners and partners of the General
                                   Partner.

Standby Purchase Agreements . .    The Corporation has entered into Standby
                                   Purchase Agreements under which the Standby
                                   Purchasers have agreed irrevocably to
                                   purchase all shares of Common Stock that are not subscribed for pursuant to the exercise of the Basic Subscription Rights or the Oversubscription Privilege, plus any additional amount of shares necessary for the Corporation to sell a minimum of 500,000
                                   ($5,000,000) Additional Shares.  In
                                   addition, the Standby Purchasers have agreed irrevocably to purchase an additional amount of shares equal to the amount of shares that would otherwise be issued to Partners electing the Cash Out Option. All shares will be purchased at the same price as the Subscription Price paid by the Partners.
                                   The Standby Purchasers will be guaranteed a minimum purchase of 200,000 Additional
                                   Shares ($2,000,000).  Therefore, if the
                                   existing Partners exercised all of their Basic Subscription Rights and the
                                   Oversubscription Privilege, and no Partner elected the Cash Out Option, the Corporation would be required to sell an additional
                                   200,000 shares to meet the minimum purchase requirement to the Standby Purchasers. In that event, a total of 600,000 shares would be sold pursuant to the Rights Offering and the Standby Offering.

Market for Common Stock . . . .    The Corporation has been approved for
                                   listing on the Nasdaq National Market under the symbol [PUGG].

General Partner Warrants  . . .    The General Partner will forgive
                                   approximately $350,000 in outstanding debt
                                   owed to it by the Partnership in exchange
                                   for General Partner Warrants to purchase 25%
                                   of the Common Stock at an exercise price of
                                   $12.50 per share, equal to 125% of the
                                   Subscription Price.  The General Partner
                                   Warrants will become exercisable on the
                                   Initial Exercise Date, which is defined as
                                   the earlier of (i) the date that Pacific
                                   Thrift has fully utilized as an offset to
                                   taxable income, at least $6,773,000 of a net
                                   operating loss carryforward ("NOL") existing
                                   as of December 31, 1994; (ii) the date that
                                   the utilization of the NOL is limited as a
                                   result of an "ownership change" as defined
                                   in Section 382 of the Code, which is not
                                   caused by the exercise of General Partner
                                   Warrants, (iii) the acquisition by any
                                   person other than a holder of General
                                   Partner Warrants of voting stock in excess
                                   of 10% of the total outstanding voting stock
                                   of the Corporation or (iv) June 30, 1997.
                                   The General Partner warrants expire on the
                                   date which is two years after the Initial
                                   Exercise Date.
Extension of Bank Line
of Credit . . . . . . . . . . .    NatWest has agreed to extend the existing
                                   bank debt (approximately $8.0 million as of November 7, 1995) for one additional year to June 30, 1997, with an interest rate increase of one-half of one percent to 1.5% over prime, plus certain modification fees and a 5-year warrant (the "Bank Warrant") to purchase 2% of the outstanding Common Stock of the Corporation, exercisable at a price equal to 25% of the book value per share of the stock at December 31, 1995, as adjusted for the increase in book value after the completion of the Restructuring Plan. The
                                   Corporation will have the right to redeem the Bank Warrant at any time after one year from the date of issuance for $200,000.

Use of Proceeds . . . . . . . .    The net proceeds of the additional capital
                                   raised in the Rights Offering will be used as follows:

                                        approximately $1 million to pay down
                                        the bank debt;

                                        approximately $1.3 million, to pay the
                                        amount owing to former Limited
                                        Partners who are now creditors of the
                                        Partnership, whose withdrawal requests
                                        were approved prior to June 30, 1993;
                                        and

                                        the balance of the net proceeds will be
                                        added to working capital of the
                                        Corporation, which may be contributed
                                        from time to time as additional
                                        capital of Pacific Thrift, as
                                        management deems appropriate.

Fairness Opinion  . . . . . . .    The consideration to be received by the
                                   Limited Partners collectively has been
                                   reviewed by Houlihan Lokey and determined to be fair, from a financial point of view, to the Limited Partners collectively. See
                                   "FAIRNESS OF THE RESTRUCTURING PLAN."

Solicitation Agent  . . . . . .    [SOLICITATION AGENT]

Subscription Agent  . . . . . .    [SUBSCRIPTION AGENT]

Distribution Agent  . . . . . .    [DISTRIBUTION AGENT]

Fractional Share Interests  . .    No fractional shares will be issued.  Any
                                   fraction equal to or greater than one-half shall be rounded up to the next full share, and any fraction less than one-half shall be eliminated. See "THE RESTRUCTURING PLAN - -
                                   Manner of Effecting the Restructuring Plan."

Record Date . . . . . . . . . .    January __, 1996

Distribution Date . . . . . . .    ___ days after the Expiration Date of the
                                   Solicitation Period.  Certificates
                                   representing the Common Stock will be mailed to Partners commencing on the Distribution
                                   Date or as soon thereafter as is
                                   practicable.

Solicitation Period . . . . . .    Commencing on the date of distribution of
                                   this Proxy Statement/Prospectus and expiring on February __, 1996, or such later date as the General Partner determines in its sole discretion.

Tax Consequences  . . . . . . .    See "FEDERAL INCOME TAX CONSEQUENCES."

Dissolution of
the Partnership . . . . . . . .    If the proposed Restructuring Plan is
                                   approved, all of the assets and business operations of the Partnership will be transferred to the Corporation and the Partnership will be dissolved.

                           INVESTMENT CONSIDERATIONS

         In evaluating the Restructuring Plan, Limited Partners should carefully consider the contents of this Proxy Statement/ Prospectus and should give particular consideration to the following investment factors. The investment considerations described herein have been classified into three categories: (1) investment considerations which apply only if the Restructuring Plan is completed; (2) investment considerations which apply if the Restructuring Plan is not completed, and Limited Partners continue to hold Limited Partnership Units in the Partnership as currently structured; and (3) investment considerations which apply generally to the lending business of either the Partnership or the Corporation, regardless of whether or not the Restructuring Plan is approved.

INVESTMENT CONSIDERATIONS IF THE RESTRUCTURING PLAN IS APPROVED

         If the Restructuring Plan is completed, the Limited Partners will no longer hold Limited Partnership Units of the Partnership, but Common Stock of the Corporation. The nature of an investment in the Common Stock is different in many respects from an investment in Limited Partnership Units, which Limited Partners should consider when determining whether to approve the Restructuring Plan. In addition, Limited Partners should consider whether the terms of the Restructuring Plan are fair. The terms of the Restructuring Plan were determined by the General Partner, which has certain conflicts of interest, as further described below in this section, with respect to the determination of certain terms of the Restructuring Plan.

CHANGES IN NATURE OF INVESTMENT

         NO ENTITLEMENT TO DISTRIBUTIONS OF NET PROFITS. If the Restructuring Plan is completed, Limited Partners will no longer have the right to receive quarterly distributions of the Net Profits, if any, earned by the Partnership or the Corporation. The Partnership has suspended all distributions since June 1993, and distributions will continue to be suspended due to restrictions under the Loan Agreement until at least June 30, 1997. Thereafter, the General Partner does not anticipate that the Partnership will earn sufficient net profits to make distributions equal to the Specified Annual Return Rates for the foreseeable future.

         LIMITATIONS ON DIVIDENDS. To the extent that the Corporation earns net profits in the future, the Board of Directors may, but is not required to, declare dividends on the Common Stock. The Board of Directors does not intend to consider the payment of any dividends until the fourth quarter of 1997, depending upon the earnings and financial condition of the Corporation and its operating subsidiaries. Payment of future dividends will be subject to the discretion of the Board of Directors and will depend upon the consolidated earnings and financial condition of the Corporation, the capital requirements of Pacific Thrift, applicable governmental policies and regulations and such other matters as the Board deems appropriate. The Corporation's ability to pay cash dividends is also limited by the provisions of Delaware law, which permit the payment of dividends from either surplus (as defined by Delaware law) or retained earnings. If the Corporation is deemed to be a quasi-California corporation (as defined below), different and more restrictive limitations on the payment of dividends will apply, including in particular the prohibition on payment of dividends from surplus. Following the completion of the Restructuring Plan, the Corporation's only assets will be its investments in the stock of Pacific Thrift, Consolidated, CRC Washington, Lenders and Unified. The Corporation's ability to pay dividends on the Common Stock in future years will be dependent upon the earnings and capital of its subsidiaries. See "DIVIDEND POLICY". Pacific Thrift's ability to pay cash dividends is limited by the provisions of California law with respect to licensed industrial loan companies and by regulatory policies of the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Corporations ("DOC").
See "SUPERVISION AND REGULATION."

         NO RIGHT TO WITHDRAW CAPITAL. If the Restructuring Plan is approved, the Corporation will assume the obligation of the Partnership to repay the remaining $1,120,379 owed to Limited Partners who had withdrawn from the Partnership prior to June 1993, after the restrictions on such payments are removed under the Loan Agreement. However, no further requests to withdraw capital will be approved, and all remaining Limited Partners will receive either Common Stock or cash equal to the Cash Buyout Price in liquidation of their interests in the Partnership. Limited Partners who receive Common Stock will thereafter be required to sell their Common Stock in order to liquidate their investment in the Corporation.

         UNCERTAINTIES OF COMMON STOCK TRADING MARKET. The Common Stock has been conditionally approved, subject to completion of the Restructuring Plan, for listing on the Nasdaq National Market, under the symbol "[PUGG]." An investment banking firm has indicated an intention to make a market in the Common Stock. That firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time. No assurance can be given that the Common Stock will continue to be quoted on the Nasdaq National Market, or that an active and liquid market for the Common Stock will develop. There has been no prior public market for either the Common Stock or the Limited Partnership Units of the Partnership. Furthermore, there is substantial uncertainty as to the prices at which the Common Stock will trade following the completion of the Restructuring Plan. It is possible that the Common Stock will initially trade below the net equity per share of the Corporation. Historically, equity securities of new companies formed through the consolidation of partnerships have traded below, and in many cases substantially below, the net equity per share of the consolidated entity. Among the factors that might adversely affect the initial trading prices of the Common Stock are the following: potential pent-up selling pressure as a result of the historic illiquidity of the Limited Partnership Units; the recent net operating losses of the Partnership; the absence of an active market for the Common Stock; and the unfamiliarity of institutional investors, financial analysts and broker/dealers with the Corporation and its prospects as an investment when compared against other equity securities (including securities issued by other financial institution holding companies).

         ADDITIONAL MANAGEMENT CONTROL PROVISIONS. Limited Partners currently have the right to remove the General Partner, elect a new general partner, amend the Partnership Agreement, sell all or substantially all the assets of the Partnership, or dissolve the Partnership by vote of a majority interest. The Corporation has a number of provisions in its Certificate of Incorporation and its Bylaws which limit the right of the Stockholders to change the management of the Corporation or approve certain business combinations, including the election of only one-third of the total number of directors annually, the requirement that an elected director be removed only for cause and only upon the vote of 66-2/3% of the total outstanding Common Stock, the requirement that the number of directors may be increased or decreased only by a majority vote of the directors then in office, the requirement that any vacancy on the Board of Directors be filled only by a majority vote of directors then in office, the requirement that certain business combinations be approved by 66-2/3% of the outstanding Common Stock unless the transaction is first approved by the Board of Directors, and the requirement that amendments to these provisions be adopted by 66-2/3% of the outstanding Common Stock. In addition, Stockholders have no right to call special meetings, and no right to take actions by written consent unless approved by the Board of Directors. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION -- Anti-Takeover Provisions."

         TAXATION OF THE CORPORATION. The Corporation is subject to taxation at corporate income tax rates under federal and state tax laws. The earnings of Presidential, Consolidated and Lenders are not subject to taxation, although the earnings of Pacific Thrift are subject to taxation, and the Partners are each subject to taxation of their allocated shares of taxable income of the Partnership. The future tax liability of the Corporation will decrease the net operating income of Presidential, Consolidated and Lenders. However, Limited Partners should note that, since a substantial portion of the anticipated earnings of the Corporation is expected to be earned by Pacific Thrift, which is already a corporation subject to federal and state taxation at the rates applicable to corporations, the increased tax on the consolidated earnings of the Corporation is not expected to be substantially different than if the Partnership were to continue under its present structure. In addition, the Stockholders will be subject to income tax liability for any dividends that may be paid by the Corporation in the future. See "FEDERAL INCOME TAX CONSEQUENCES -- Taxation of Stockholders of the Corporation."

         RISK OF LOSS OF NET OPERATING LOSS CARRYFORWARD. The Pacific Thrift's ability to utilize a $6.8 million net operating loss carryforward ("NOL") depends upon whether there is an "ownership change", as defined in Section 382 of the Code. Management does not believe that the completion of the Restructuring Plan alone will cause an "ownership change." However, Section 382 requires that all changes in ownership of Pacific Thrift be tracked for a period of three years to determine if an "ownership change" occurs. Therefore, there is a risk that changes in ownership after the completion of the Restructuring Plan may cause an "ownership change," which would limit Pacific Thrift's ability to utilize the NOL as an offset against future taxable income by requiring a reduction in the amount of NOL that may be utilized annually. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward." and "CONFLICTS OF INTEREST."

CONFLICTS OF INTEREST

         LACK OF INDEPENDENT REPRESENTATION. The terms of the Restructuring Plan have been established by the General Partner, and the Limited Partners were not separately represented in structuring and negotiating the terms of the Restructuring Plan, by representative groups of Limited Partners or outside experts and consultants, such as investment bankers, legal counsel, accountants and financial experts, who would have been engaged solely to represent the independent interests of the Limited Partners. Had separate representation been arranged for the Limited Partners, the terms of the Restructuring Plan might have been different and possibly more favorable to the Limited Partners. See "CONFLICTS OF INTEREST." However, Houlihan Lokey has issued a Fairness Opinion to the effect that the consideration to be received by the Limited Partners collectively in connection with the Restructuring Plan is fair to the Limited Partners collectively from a financial point of view.

         COMPENSATION OF DIRECTORS AND OFFICERS OF THE CORPORATION. Certain executive officers of the General Partner will become executive officers and directors of the Corporation if the Restructuring Plan is approved. The total amount of compensation to be paid to the executive officers and directors of the Corporation is described in full herein under the heading "MANAGEMENT -- Executive Compensation." The terms of compensation of the executive officers were established by management and were approved by a committee of independent directors of the Corporation, subject to completion of the Restructuring Plan. The Board of Directors believes that the compensation payable to the officers, directors and employees of the Corporation is reasonable based upon compensation payable to officers, directors and employees of comparable lending companies in the Southern California area.

INVESTMENT CONSIDERATIONS IF THE RESTRUCTURING PLAN IS NOT COMPLETED AND THE PARTNERSHIP CONTINUES UNDER ITS PRESENT STRUCTURE

         If the Restructuring Plan is not completed, the Partnership will continue under its present structure unless and until an alternative plan is presented by either the General Partner or the Limited Partners. If the Partnership is continued under its present structure, Limited Partners should consider the following factors that will affect their investment in Limited Partnership Units.

         CONTINUING SUSPENSION OF DISTRIBUTIONS. The Partnership has suspended all distributions of Net Profits since July 1993 due to restrictions under the Loan Agreement and the fact that no Net Profits have been earned by the Partnership. The terms of the Loan Agreement will restrict the payment of all distributions through June 30, 1997. Thereafter, the General Partner does not believe that the Partnership will have the ability to pay distributions equal to the Specified Annual Return Rates for the foreseeable future.

         CONTINUING SUSPENSION OF WITHDRAWAL PAYMENTS AND APPROVAL OF REQUESTS TO WITHDRAW CAPITAL. The Partnership has suspended all withdrawal payments to Limited Partners whose requests to withdraw capital were previously approved, and the General Partner has not approved any requests to withdraw capital received since July 1993. If the Restructuring Plan is not approved and the Partnership continues under its present structure, the terms of the Loan Agreement will restrict all payments of capital to withdrawing Limited Partners through June 30, 1997. Thereafter, the General Partner does not believe that the Partnership will have the ability to allow capital withdrawals upon request. Therefore, if the Restructuring Plan is not approved, it will continue to be extremely difficult for Limited Partners to liquidate their investment in the Partnership.

BUSINESS CONSIDERATIONS WHICH APPLY WHETHER OR NOT THE RESTRUCTURING PLAN IS APPROVED

         There are certain business factors inherent in the lending business and other factors particular to the Partnership's existing lending business, which apply whether the lending business continues to be conducted by the Partnership or is transferred to the Corporation, as described below.

         TWO YEARS OF NET OPERATING LOSSES. For the two years ended December 31, 1994, the Partnership sustained net operating losses of $5.9 million and $9.5 million, respectively. These losses have been due in part to loan losses on portfolio loans originated prior to 1994. The Partnership has sustained higher than historical loan losses over the past four years because of declines in the value of California real estate, which has resulted in higher default and foreclosure rates and lower recoveries on sales of real estate acquired in settlement of loans ("OREO"). The Partnership continues to hold a combined loan portfolio of approximately $21.5 million (net of specific reserves of approximately $.7 million) originated prior to 1994, and may, therefore, continue to experience higher than historical loan losses.

         CHANGES IN THE RESIDENTIAL LENDING INDUSTRY. For the past three years, the lending industry has experienced substantial consolidation, as large banks and mortgage banks have acquired smaller lending operations. In addition, the residential lending market has substantially changed as a result of the proliferation of securitization of residential loans. As more loans have become eligible for securitization, competition for loan product has driven interest margins down on residential loans. To meet this challenge, the Partnership has changed its lending business to emphasize the origination of securitizable loans for sale. Management believes that the Partnership can continue to increase its earnings by expanding the volume of securitizable loans originated for sale. In addition, management believes that there will be opportunities to increase portfolio lending in the future. However, management does not believe that the Partnership will earn a level of net profits sufficient to make distributions equal to the Specified Annual Return Rates for the foreseeable future, because those distribution levels were based on a business dependent upon many factors, including high interest yield portfolio loans. Moreover, there can be no assurance that further changes will not occur which will make it more difficult for the Partnership, or the Corporation if the Restructuring Plan is approved, to operate profitably as a residential loan originator.

         REGULATORY ACTIONS. Pacific Thrift is currently operating under a Cease and Desist Order (the "1995 Order") issued by the FDIC which requires it to: have and retain qualified management; by September 30, 1995, increase and maintain core capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its Policy for Transactions and Relationships Between Affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order. Management of Pacific Thrift believes that it is in full compliance with the terms of the 1995 Order. However, if the conditions of the 1995 Order were not met, Pacific Thrift could be subject to civil penalties or other regulatory enforcement actions which could have a material adverse effect upon its business.

         INTEREST RATE RISK. Management attempts to match interest sensitive assets with interest sensitive liabilities to minimize the impact on profitability of fluctuations in interest rates. Nonetheless, fluctuations in interest rates due to general economic conditions and other economic factors beyond management's control can have adverse effects on borrowers' abilities to repay loans and on the Partnership's or the Corporation's profitability. A rise in interest rates could result in more defaults and loan losses if borrowers are unable to pay the higher rates. This risk will be greater if the rise in rates was accompanied by a continuation of the recession in California.

         REDUCED VALUE OF REAL ESTATE COLLATERAL. Presidential and Pacific Thrift have experienced higher loan losses over the past five years, as California real estate values have declined substantially during this period. Declining real estate values have reduced the value of collateral held by Presidential and Pacific Thrift as collateral for loans. There can be no assurance that real estate values will not experience further declines in the future, which could result in continued high loan losses by Presidential and Pacific Thrift.

         GOVERNMENT REGULATION. Pacific Thrift, the Partnership's principal operating subsidiary, is subject to extensive governmental supervision, regulation and control. Recent legislation has had the effect of increasing the cost of doing business, limiting or expanding permissible activities of, or affecting the competitive balance between banks and other financial institutions. Other applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes in recent years and may be subject to significant future changes. There can be no assurance that future changes will not adversely affect the business of Pacific Thrift, and thereby negatively impact either the Partnership or the Corporation. See "SUPERVISION AND REGULATION."

         COMPETITION. The Partnership and Pacific Thrift have significant competition in California for loans from other thrift and loans, commercial banks, savings and loan associations, credit companies, mortgage bankers and, to a lesser extent, life insurance companies and pension funds. Pacific Thrift faces competition for depositors' funds from other thrift and loans, banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. See "BUSINESS -- Competition."

                           COMPARISON OF OWNERSHIP OF
                  LIMITED PARTNERSHIP UNITS OF THE PARTNERSHIP
                      AND COMMON STOCK OF THE CORPORATION

         The information below highlights a number of the significant differences between the Partnership and the Corporation relating to, among other things, form of organization, distribution policies, liquidity of investment, management structure, compensation and fees and investor rights. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Restructuring Plan, their investment in Limited Partnership Units of the Partnership becomes an investment in Common Stock of the Corporation. Following the captioned sections is a summary discussion of the expected effects of the Restructuring Plan upon Limited Partners as a result of the change in their investment from Limited Partnership Units to Common Stock.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                             FORM OF ORGANIZATION

The Partnership is a limited partnership organized          The Corporation is a recently organized Delaware
under California law, formed for the purpose of             corporation formed for the purpose of engaging in
engaging in the business of originating,                    the business of originating, purchasing and
purchasing and selling real estate secured loans            selling real estate secured loans and loan
and loan participations and related business                participations and related business activities.
activities.  The Partnership has not been subject           The Corporation will be a taxable corporation for
to tax under federal tax laws.  The Partnership             federal and state income tax purposes.  The
may continue in existence until December 31, 2025           Corporation may remain in existence in perpetuity.
under the Partnership Agreement.

         The Partnership and the Corporation are each vehicles recognized as appropriate for investing in business enterprises by passive investors, such as Limited Partners and Stockholders. The Partnership is under the control of the General Partner, while the Corporation is governed by its Board of Directors. There are significant differences in the tax treatment of the Partnership and the Corporation, as summarized below under the caption "Federal Income Tax Consequences."

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                             LENGTH OF INVESTMENT

The Partnership is engaged in an ongoing business           The Corporation will engage in an ongoing lending
operation, and reinvests the proceeds from loan             business, and will reinvest all revenues in new
repayments in new lending activity and related              lending activity and related businesses, except to
businesses.  The Limited Partners are entitled to           the extent the Board of Directors may declare
receive distributions of Net Profits earned from            dividends from the earnings of the Corporation.
Partnership operations.  Under the Partnership              The Corporation could continue in business in
Agreement, the Partnership's stated term of                 perpetuity.
existence is for approximately 40 years.

         The Partnership could continue in business for a substantial period of time unless sooner dissolved by the vote of the Limited Partners, whereas the Corporation could continue in business for an indefinite period of time unless liquidated or merged into another entity by its Board of Directors.

                         DISTRIBUTION OF NET PROFITS

The Partnership Agreement provides for regular              The Corporation is not required to distribute net
quarterly distributions of the Net Profits, if              profits except as dividends may be declared by its
any, earned by the Partnership, to the Partners in          Board of Directors.  The Board of Directors does
accordance with specified initial return rates.             not intend to consider the payment of dividends
If the Partnership were to continue as presently            until at least the fourth quarter of 1997,
structured, distributions of Net Profits will be            depending upon the future earnings of the
suspended until at least June 30, 1997 under the            Corporation.  The Corporation's earnings will be
Loan Agreement.  Thereafter the General Partner             dependent upon the earnings of its subsidiaries.
does not believe that the Partnership will have             In the case of Pacific Thrift, dividends payable
the ability to earn or distribute Net Profits at            to the Corporation will be limited by statutory
the levels distributed from 1981 through 1992.              and regulatory requirements.  See "DIVIDEND
                                                            POLICY."

         Limited Partners have the right to receive distributions of the Net Profits, if any, earned by the Partnership, although distributions have been suspended since July 1993, and are expected to remain suspended until at least June 30, 1997. If Limited Partners receive Common Stock upon completion of the Restructuring Plan, they will have no right to receive distributions of net profits, although the Board of Directors intends to consider the payment of dividends in approximately the fourth quarter of 1997. Neither the Partnership nor the Corporation provides the right to its investors to receive distributions of loan repayment proceeds, which are reinvested by both the Partnership and the Corporation into continuing business operations.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

                                           WITHDRAWAL OF CAPITAL
The Partnership Agreement provides that any                 Stockholders of the Corporation will have no right
Limited Partner may request a withdrawal of his or          to request a return of their capital from the
her Capital Account at any time, which request may          Corporation.  However, Stockholders will have the
be disapproved by the General Partner if, in the            ability to sell their Common Stock in a public
opinion of the General Partner, it will impair the          trading market, as the Common Stock will be listed
capital or operations of the Partnership.  In               for trading on the Nasdaq National Market.  The
addition, the Partnership Agreement limits the              value of the Common Stock, however, will be
total amount of capital that may be withdrawn               subject to fluctuation as a result of a number of
during any calendar year to no more than 10% of             factors, and could be less than the net equity per
the total capital of the Partnership.  However,             share of the Common Stock, as shown on the books
all capital withdrawal payments have been                   of the Corporation.  See "INVESTMENT
suspended since June 1993 due to restrictions               CONSIDERATIONS -- Change in Nature of Investment -
imposed under the Loan Agreement, and no new                - Uncertainties of Market for Common Stock"  and
requests to withdraw capital have been approved             "MARKET FOR LIMITED PARTNERSHIP UNITS AND COMMON
since June 1993 due to the restrictions under the           STOCK."
Loan Agreement.  Under the terms of the Loan
Agreement, withdrawal payments will continue to be
suspended until June 30, 1997.  Thereafter, the
General Partner does not believe that the
Partnership will have the ability to allow capital
withdrawals upon request.


         The Partnership Agreement provides limited rights to withdraw capital from the Partnership, but these rights have been restricted since 1993. There is no public trading market for the Limited Partnership Units, so it is very difficult for the Limited Partners to liquidate their investment in the Partnership without the ability to withdraw capital. If the Restructuring Plan is not completed, it cannot be predicted when the Partnership will resume payment of capital withdrawals or begin approving new requests to withdraw capital. In contrast, the Common Stock of the Corporation is expected to be listed for trading on the Nasdaq National Market. Although no assurance can be given, it is anticipated that there will be substantially increased liquidity for the Common Stock compared to the current liquidity of Limited Partnership Units. However, the market price for the Common Stock will be subject to all of the risks normally attendant to a publicly traded security, including fluctuations in price due to market conditions and the future value of the Corporation's business operations.


----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

                                             PERMITTED INVESTMENTS
The Partnership is permitted to engage in the               Under its Bylaws, the Corporation may engage in
business of originating, purchasing and selling             any lawful business activity.  The Corporation
loans and loan participations and related business          intends to engage in the same lending and trust
activities.  The Partnership has engaged in                 deed service businesses as the Partnership, and
lending activities directly and through Pacific             has no intention of conducting any other business
Thrift, and has engaged in the trust deed                   activities at this time.  However, the Corporation
servicing business through Consolidated and                 will have the authority to engage in other
Lenders.  The Partnership is required to obtain             business activities unrelated to the lending
the consent of the Limited Partners before                  business if approved by its Board of Directors.
engaging in any other business activities.


         The Partnership's business is limited under the Partnership Agreement to real estate secured lending and related businesses. The Corporation expects to engage only in the businesses of real estate secured lending and related businesses, but the Corporation is not limited in its authority to engage in other businesses which the Board of Directors determine to be in the best interests of the Corporation.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                               ADDITIONAL EQUITY


The Partnership is authorized to issue and sell             The Board of Directors of the Corporation may, in
new classes of Limited Partnership Units in the             its discretion, issue additional equity securities
discretion of the General Partner.  The                     consisting of Common Stock or Preferred Stock,
Partnership has sold six classes of Limited                 provided that the total number of shares issued
Partnership Units over the past twelve years of             does not exceed the authorized number of shares of
its operations.  The consent of the Limited                 Common Stock or of Preferred Stock set forth in
Partners is not required to sell new classes of             the Corporation's Certificate of Incorporation.
Limited Partnership Units unless the return or              The rights of any Preferred Stock could be more
other rights granted to the new Limited Partners            favorable than the rights of the Common
would be more favorable than the return or the              Stockholders, without the consent of the
rights of any existing class of Limited Partners.           Stockholders.  The Corporation may issue warrants
                                                            convertible into Common Stock in connection with
                                                            the proposed debt offering to refinance the bank
                                                            debt.  The Corporation expects to issue options to
                                                            its officers, directors and employees to acquire
                                                            Common Stock pursuant to the Corporation's Stock
                                                            Option Plan.  See "MANAGEMENT -- Plans and
                                                            Arrangements."  In addition, the Corporation may
                                                            raise additional equity from time to time to
                                                            increase its available capital as necessary to
                                                            fund its business operations.

         Both the Partnership and the Corporation have substantial flexibility to raise equity to finance their businesses. The issuance of additional equity securities by the Corporation would dilute the percentage ownership interest of the Limited Partners and, if new equity interests were issued at a price below the net equity value of the Corporation, it would dilute the book value per share of the Common Stock. In addition, the rights of the holders of any Preferred Stock may be senior to the holders of the Common Stock, without the consent of the holders of the Common Stock, whereas the consent of the Partners is currently required for the Partnership to issue any class of Limited Partnership Units with a more favorable return or rights than any existing class of Limited Partners.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

                                              BORROWING POLICIES
The Partnership is authorized to borrow funds for           The Corporation is authorized to borrow funds for
use in its lending business in such amounts as the          use in its lending business in such amounts as the
General Partner determines appropriate.  The                Board of Directors determines appropriate.  The
Partnership has historically used substantial               Corporation intends to pay off the remaining $8.0
amounts of bank debt to fund its lending                    million bank debt owed by the Partnership by
activities, but has been required to reduce its             June 30, 1997, but the Corporation may seek
bank borrowings over the past five years due to a           additional debt financing if the Board of
reduction in the availability of such financing             Directors determines that the Corporation would
and adverse conditions in the real estate lending           benefit from the use of such funds in the
market.  The Partnership's subsidiary, Pacific              Corporation's business.  In addition, Pacific
Thrift, also uses borrowed financing derived from           Thrift will continue to fund its lending
the issuance of FDIC insured thrift certificates            operations through the issuance of FDIC insured
to fund its lending activities.                             thrift certificates.


         Both the Partnership and the Corporation have the authority to obtain debt financing. The Partnership has historically utilized substantial amounts of debt financing but such financing has not been available for the past five years. The Corporation may obtain new debt financing to the extent that such debt financing is available on terms approved by the Board of Directors.


----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

                                RESTRICTIONS UPON RELATED PARTY TRANSACTIONS
The Partnership Agreement authorizes the                    The Corporation may engage in transactions with
Partnership to engage in certain transactions with          affiliates, provided that such transactions are
affiliates of the General Partner, including the            approved by a majority of the directors or
purchase and sale of loans, the temporary                   stockholders not interested in the transaction, and
placement of surplus funds with affiliates at               provided that the independent directors determine
specified interest rate minimums, the engagement            the transaction to be fair, competitive and
of affiliates to provide loan referral, loan                commercially reasonable.
servicing and trustee services and the use of
lines of credit provided by affiliates.  The
Partnership could not engage in any other

transactions with an affiliate without the specific approval of a majority of the Limited
Partners.

         The Partnership Agreement specifically authorizes the Partnership to engage in certain transactions with affiliates. Except for transactions specifically approved in the Partnership Agreement, the Partnership is not authorized to enter into transactions with the General Partner and its affiliates unless such transactions are approved in advance by a vote of the Limited Partners. The Corporation may enter into transactions with interested parties, such as directors, officers, significant stockholders and affiliates thereof, provided that any such transaction may be voidable unless it is approved or ratified by a majority of disinterested directors or stockholders.



----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                   MANAGEMENT CONTROL AND RESPONSIBILITY

Under the Partnership Agreement, the General                The Board of Directors of the Corporation will
Partner is, subject to certain narrow limitations,          have exclusive control over the Corporation's
vested with all management authority to conduct             business and affairs subject only to the
the business of the Partnership, including                  restrictions in the Certificate of Incorporation
authority and responsibility for overseeing all             and the Bylaws.  Stockholders have the right to
executive, supervisory and administrative services          elect one-third of the members of the Board of
rendered to the Partnership.  The General Partner           Directors at each annual meeting of the
has the right to continue to serve as general               Stockholders.  Stockholders also have the
partner unless removed by a majority vote of the            authority to remove directors for cause upon the
Limited Partners.  Limited Partners have no right           vote of at least 66-2/3% of the total outstanding
to participate in the management and control of             Common Stock.  The directors are accountable to
the Partnership and have no voice in its affairs            the Corporation as fiduciaries and are required to
except for certain limited matters that may be              exercise good faith and integrity in conducting
submitted to a vote of the Limited Partners,                the Corporation's affairs.  See "FIDUCIARY
including removal of the General Partner; election          RESPONSIBILITY" and "MANAGEMENT."
of a new general partner; amendment of the
Partnership Agreement; sale of all or
substantially all of the assets of the
Partnership; or dissolution of the Partnership.
The General Partner is account-

able as a fiduciary to the Partnership and is required to exercise good faith and integrity in its dealings in conducting the Partnership's affairs.

         The Partnership is managed by the General Partner and the Corporation is managed by its Board of Directors. Limited Partners currently have the authority to remove the General Partner and elect a new general partner by majority vote. Stockholders will have the power to elect one-third of the members of the Board of Directors annually, and to remove directors for cause by a vote of 66-2/3% of the outstanding Common Stock.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                 MANAGEMENT LIABILITY AND INDEMNIFICATION

As a matter of state law, the General Partner has           The Certificate of Incorporation provides that a
liability for the payment of Partnership                    director's liability for breach of a fiduciary
obligations and debts, unless limitations are               duty will be limited to the full extent allowable
expressly stated in the obligation.  The                    under Delaware law.  The Bylaws and state law
Partnership Agreement provides that neither the             provide broad indemnification rights to directors
General Partner nor any of its affiliates                   and officers who act in good faith, and in a
performing services on behalf of the Partnership            manner reasonably believed to be in or not opposed
will be liable to the Partnership or its Limited            to the best interests of the Corporation and, with
Partners for any act or omission performed in good          respect to criminal actions or proceedings,
faith pursuant to authority granted by the                  without reasonable cause to believe their conduct
Partnership Agreement, and in a manner reasonably           was unlawful.  In addition, the Corporation has
believed to be within the scope of authority                entered indemnification agreements with all of the
granted and in the best interests of the                    directors and executive officers of the
Partnership, provided that such act did not                 Corporation which indemnify such directors and
constitute fraud, misconduct, bad faith or gross            officers against amounts paid in settlement,
negligence.  In addition, the Partnership                   authorize the Corporation to advance expenses
Agreement indemnifies the General Partner and its           incurred in defense, upon the Corporation's
affiliates for liability, loss, damage, costs and           receipt of an appropriate undertaking to repay
expenses, including attorneys' fees, incurred by            such amounts if appropriate, and authorize the
them in conducting the Partnership's business,              Corporation to carry insurance for the benefit of
except in the event of fraud,                               its officers and

misconduct, bad faith or gross negligence.                  directors even for matters as to which such
                                                            persons are not entitled to indemnification.
                                                            See "FIDUCIARY RESPONSIBILITY."  If the
                                                            Restructuring Plan is approved, the
                                                            Corporation will assume all existing and
                                                            contingent liabilities of the Partnership,
                                                            including its obligation to indemnify the General
                                                            Partner and others for litigation expenses that
                                                            might be incurred by them for serving as General
                                                            Partner of the Partnership or for sponsoring the
                                                            Restructuring Plan.

         Although the standards are expressed somewhat differently, there are similar limitations upon the liability of the General Partner and its affiliates and upon the directors and officers of the Corporation when acting on behalf of the Partnership or on behalf of the Corporation, respectively.
The Corporation believes that the scope of the liability and indemnification provisions in the Corporation's governing documents provides protection against claims for personal liability against the Corporation's directors and officers which is comparable to, though not identical with, the protections afforded to the General Partner and its Affiliates under the Partnership Agreement. The Corporation may provide enhanced protection to officers and directors by obtaining a policy of insurance on their behalf, the cost of which would be borne by the Corporation.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                           ANTI-TAKEOVER PROVISIONS

Changes in management of the Partnership can be             The Certificate of Incorporation and Bylaws of the
effected only by removal of the General Partner,            Corporation contain a number of provisions that
which requires a majority vote of Limited                   might have the effect of entrenching current
Partners.                                                   management and delaying or discouraging a hostile
                                                            takeover of the Corporation.  These provisions
                                                            include, among others, the following:

                                                            (a) election of only one-third of the Board of
                                                            Directors annually and the lack of cumulative
                                                            voting;

                                                            (b) limitations on the ability to increase or
                                                            decrease the Board of Directors and to appoint new
                                                            directors to fill vacancies on the Board;

                                                            (c) the requirement that directors only be removed
                                                            for cause with the vote of 66-2/3% of the total
                                                            outstanding Common Stock unless approved by a
                                                            majority of disinterested directors;

                                                            (d) restrictions on the ability to call special
                                                            meetings of Stockholders which permit only the
                                                            Board of Directors, the Chairman of the Board or
                                                            the President to call a meeting for only such
                                                            business as directed by the Board;

                                                            (e) restrictions on the ability of Stockholders to
                                                            take action by written consent without a meeting
                                                            unless the Board first approves the action;

                                                            (f) requirements that certain business
                                                            combinations be approved by a vote of 66-2/3% of
                                                            the total outstanding Common Stock unless approved
                                                            by a majority of the disinterested Board of
                                                            Directors, in addition to certain anti-takeover
                                                            provisions provided under Delaware law; and

                                                            (g) requirements that amendments to the
                                                            Certificate of Incorporation and Bylaws concerning
                                                            certain control provisions receive the consent of
                                                            66-2/3% of the total outstanding Common Stock
                                                            unless first approved by a majority of
                                                            disinterested directors;

                                                            (h) authorization of the Board of Directors to
                                                            issue up to 2,000,000 shares of Preferred Stock,
                                                            having such rights and

                                                            preferences as the Board
                                                            may determine, which may be used by the Board to
                                                            deter a future takeover attempt;

                                                            (i) provisions in the stock options granted to
                                                            employees of the Corporation which accelerate the
                                                            exercisability of such options in the event of a
                                                            change in control, unless the Board of Directors
                                                            prior to the change in control approves a
                                                            carryover of the options to the new entity.

         Certain provisions of the governing documents of the Corporation could be used to deter attempts to obtain control of the Corporation in transactions not approved by the Board of Directors. However, since the Common Stock will be freely transferable and a market for the Common Stock is expected to develop facilitating the transfers of the Common Stock, and the Corporation's Board of Directors is subject to election by the Stockholders, there could be a greater likelihood of changes in control in the case of the Corporation than the Partnership, notwithstanding those provisions that might be employed by the Board of Directors to resist efforts to change control.


----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                                 VOTING RIGHTS

Limited Partners by a majority vote may, without            Stockholders are entitled to elect one-third of
the concurrence of the General Partner, remove the          the Corporation's Board of Directors at each
General Partner, elect a new General Partner,               annual meeting of the Corporation.  Stockholders
amend the Partnership Agreement, sell all or                may elect to remove one or more directors for
substantially all the assets of the Partnership,            cause upon the vote of at least 66-2/3% of the
or dissolve the Partnership.  Limited Partners are          total outstanding Common Stock.  The vote of at
not entitled to vote on any other matters.                  least 66-2/3% of the total outstanding Common
                                                            Stock is also required to approve certain business
                                                            combinations unless previously approved by a
                                                            majority of disinterested directors of the
                                                            Corporation.  Stockholders are also entitled to
                                                            vote to amend the Certificate of Incorporation or
                                                            Bylaws of the Corporation, provided that certain

                                                            amendments in the control and voting provisions
                                                            require the vote of at least 66-2/3% of the total
                                                            outstanding Common Stock.  See "DESCRIPTION OF
                                                            CAPITAL STOCK -- Common Stock."

         Stockholders have broader voting rights than those currently afforded to Limited Partners, although certain matters upon which Stockholders may vote require a higher majority vote (66-2/3%) than the Partnership Agreement currently requires for the limited matters upon which Limited Partners are allowed to vote.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                SPECIAL MEETINGS AND ACTION WITHOUT A MEETING

Limited Partners holding 10% or more of the                 Stockholders of the Corporation have no right to
Capital Contributions of all Limited Partners may           call special meetings of the Corporation.  In
call a special meeting of the Limited Partners to           addition, no action may be taken by the
vote upon any matter that may be presented for the          Stockholders by written consent unless first
vote of Limited Partners.  In addition, the                 approved by the Board of Directors.
Partnership Agreement allows Limited Partners to
take actions by written consent in lieu of a
meeting.

         Stockholders of the Corporation would have more limited rights than Limited Partners currently have to hold special meetings and take actions by written consent.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------
                                    COMPENSATION, FEES AND DISTRIBUTIONS

The Partnership currently pays the following                The Corporation will not pay any management fees,
compensation, fees and distribution to the General          servicing fees, employee reimbursements or
Partner:                                                    distributions of net profits to the General
                                                            Partner or any other third parties.  However, the
(a) a management fee based upon the amount of Net           Corporation will hire the employees of the General
Profits allocated to each class of Limited                  Partner, and will enter into employment agreements
Partners;                                                   with certain executive officers of the
                                                            Corporation.  In addition, the Corporation will
(b) loan origination, processing and servicing              provide employee benefits, and will
fees equal to 35% of the loan origination fee paid
by the borrower of each

loan made by the Partnership or Pacific Thrift;             provide stock option plans and retirement
                                                            plans to the officers, directors and
(c) an additional servicing fee equal to 3/8ths             employees of the Corporation.
of 1% of every loan made by the Partnership of
Pacific Thrift with an original maturity of three
or more years;

(d) reimbursement of salary and employee expenses for every employee who devotes part of all of his or her time to the business operations of the Partnership or any of its subsidiaries; and

(e) distributions of any Partnership Net Profits equal to 50% of any remaining undistributed Net
Profits after each class of Partners has received a return on their Capital Contribution equal to their specified initial return rate.

         Under the Partnership Agreement, the Partnership pays compensation, fees and distributions to the General Partner. If the Restructuring Plan is completed, the Corporation will pay no management fees or distributions to any outside management company. The Corporation or its subsidiaries will directly employ the former employees of the General Partner, including the current managing officers of the Partnership and its subsidiaries. See "PRO FORMA HISTORICAL FINANCIAL STATEMENTS OF THE CORPORATION" for a comparison of the anticipated expenses of the Corporation compared with the actual expenses of the Partnership in 1994.


-------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
-------------------------------------------------------------------------------------------------------------

                                        LIMITED LIABILITY OF INVESTORS
Under the Partnership Agreement and California              The Common Stock, upon issuance, would be fully
state law, the liability of Limited Partners for            paid and nonassessable.  Under Delaware law,
the Partnership's debts and obligations is                  Stockholders would not be liable for Corporation
generally limited to the amount of their                    debts or obligations.
investment in the Partnership, together with an
interest in undistributed income, if any.  The
Limited Partnership Units

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

are fully paid and (except
for Class A Units) nonassessable.

         The limitations on personal liability of stockholders of the Corporation are substantially the same as that of Limited Partners in the Partnership.

----------------------------------------------------------------------------------------------------------------
                   PARTNERSHIP                                                 CORPORATION
----------------------------------------------------------------------------------------------------------------

                                           REVIEW OF INVESTOR LISTS
Limited Partners of the Partnership are entitled            A stockholder is entitled, upon written demand, to
to request, at their own cost, copies of investor           inspect and copy the stock records of the
lists showing the names and addresses of all                Corporation, at any time during usual business
Limited Partners of the Partnership.                        hours, for a purpose reasonably related to an
                                                            interest as a stockholder.

         Limited Partners and Stockholders have the right to obtain investor lists. The Corporation has the right to refuse a demand for the stockholder list if the purpose is not related to a person's interest as a Stockholder. This right could be used by the Corporation to delay or refuse a demand for the stockholder list.

                             THE RESTRUCTURING PLAN

TRANSFER OF ASSETS AND LIABILITIES AND DISTRIBUTION OF COMMON STOCK

         The Corporation was formed by the Partnership on February 22, 1994. The Partnership is currently the sole stockholder of the Corporation. If the Restructuring Plan is approved, the Partnership will transfer all of its assets and liabilities to the Corporation. The Partnership will concurrently file a Certificate of Dissolution of the Partnership with the California Secretary of State. In connection with the dissolution, the Partnership will distribute 830,000 shares of the Common Stock of the Corporation to all of the Partners pro rata based upon their respective Capital Accounts in the Partnership, less the shares that would otherwise be issued to the Partners electing the Cash Out Option.

         As defined in the Partnership Agreement, each Partner's Capital Account is equal to the amount of his or her original capital contribution, as adjusted by (i) increases for: (a) any additional contributions or property later contributed to the Partnership, and (b) the amount of Partnership Net Profits allocated to that Partner, and (ii) decreases for: (x) cash distributions previously received by that Partner; (y) distributions of property received by that Partner; and (z) any items of expense (including sales commissions on purchase of Limited Partnership Units) or Net Losses allocated to that Partner. The term "Net Profits is defined in the Partnership Agreement as net profits determined in accordance with generally accepted accounting principles, plus any nonrefundable loan origination fees treated as income for allocation and distribution purposes by the Partnership. Each Limited Partner will receive a pro rata portion of the Common Stock based upon his or her Capital Account in relation to the Capital Accounts of all Partners.

CASH OUT OPTION

         Any Partner who elects the Cash Out Option will receive, in lieu of shares of Common Stock, $10 times the number of shares that would otherwise be issued to such Partner, provided that the Partnership will not cash out any Units over an amount which would result in an "ownership change" as defined in
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations promulgated thereunder (the "Cash Out Limitation").
This limitation is necessary in order to preserve the Corporation's ability to fully utilize Pacific Thrift's existing net operating loss carryforward of $6.8 million at December 31, 1994 to offset future taxable income. Therefore, to the extent that requests are received for the Cash Out Option which exceed the Cash Out Limitation, the Partnership will allocate the amount of shares to be cashed out among all Partners requesting the Cash Out Option, pro rata in accordance with their Capital Accounts. Any amount of shares allocable to each Partner electing the Cash Out Option which are not cashed out because the Cash Out Limitation is exceeded will be delivered to the Partners electing the Cash Out Option. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward." Except for the Cash Out Option, there are no dissenter's rights offered in connection with the Restructuring Plan.

         LIMITED PARTNERS WHO WISH TO EXERCISE THE CASH OUT OPTION MUST VOTE "FOR" THE RESTRUCTURING PLAN.

RIGHTS OFFERING

         BASIC SUBSCRIPTION RIGHTS. The Corporation is concurrently issuing non-transferable Basic Subscription Rights to all Partners of the Partnership pursuant to the Restructuring Plan, subject to the completion of the Restructuring Plan. The Basic Subscription Rights entitle each Partner to purchase a portion of 400,000 Additional Shares, at a Subscription Price of $10 per share, pro rata in accordance with that Partner's Capital Account in the Partnership. The Basic Subscription Rights must be exercised by the Expiration Date. Each Partner is entitled to subscribe for all, or any portion of, the shares subject to the Basic Subscription Rights.

         OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation and possible reduction described below, Partners who exercise their own Basic Subscription Rights will also be eligible to exercise the Oversubscription Privilege to subscribe for and purchase, at the Subscription Price of $10 per share, an unlimited number of the Additional Shares, but only up to the amount available after satisfaction of all exercises of the Basic Subscription Privilege. A Partner's election to exercise that Partner's Oversubscription Privilege must be made at the same time that Partner exercises the Basic Subscription Right.

         If the Additional Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Additional Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Partners exercising Oversubscription Privileges in proportion to the Basic Subscription Rights exercised by such Partners, relative to the number of Basic Subscription Rights exercised by all Partners; provided, however, that if such pro rata allocation results in any Partner being allocated a greater number of Additional Shares than such Partner subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Partner will be allocated only that number of Additional Shares for which such Partner subscribed, and the remaining Additional Shares will be allocated among all other Partners exercising the Oversubscription Privilege on the same pro rata basis outlined above. Payments for subscriptions will be deposited upon receipt by the Subscription Agent and held in escrow pending a final determination of the number of Additional Shares to be issued pursuant to the exercise of Oversubscription Privileges. If a proration of the Additional Shares results in a Partner's receiving fewer Additional Shares than the Partner subscribed for pursuant to its Oversubscription Privilege, then the excess funds paid by that Partner as the Subscription Price for shares not issued will be returned promptly without interest or deduction.

         In order to exercise the Oversubscription Privilege, banks, brokers and other nominee record holders of Partnership interests will be required to certify to the Subscription Agent and the Corporation the aggregate number of Basic Subscription Rights that have been exercised on behalf of each beneficial owner of such rights and the number of Additional Shares subscribed for pursuant to the Oversubscription Privilege by each such beneficial owner on whose behalf of such nominee record holder is acting.

         RIGHTS EXPIRATION DATE. The Basic Subscription Rights and the Oversubscription Privilege will expire on the Expiration Date.

         EXERCISE OF SUBSCRIPTION RIGHTS AND THE SUBSCRIPTION AGENT. Partners may exercise their Subscription Rights by delivering to the Subscription Agent at the address specified below, at or prior to the Expiration Date, the properly completed and executed Subscription Agreement, together with payment in full of the Subscription Price for each Additional Share subscribed for pursuant to the exercise of such Subscription Rights.

         Payment in full must be made by (i) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to _______________, as Subscription Agent, or (ii) wire transfer of funds to the account maintained for this purpose at ________________, Account No._________________. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Partners who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that the payment is received and clears by that time, and are urged to consider in the alternative payments by means of certified or cashier's check, money order or wire transfer of funds.

         Pending disbursement to the Corporation upon issuance of the Additional Shares, all funds received in payment of the Subscription Price will be held in an escrow account by the Subscription Agent and invested at the direction of the Corporation in short-term certificates of deposit, short-term obligations of the United States, any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which these funds will be held is not insured by the FDIC. Any interest earned on these funds will be retained by the Corporation if the Restructuring Plan is approved, or returned to Partners if the Restructuring Plan is not approved.

         The Subscription Agent's address to which the Subscription Agreement and payment of the Subscription Price should be delivered is as follows:
______________________________________________________________________________
__________________________________________________________________.

         The Corporation will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with the Rights Offering.

         If an exercising Partner does not indicate the number of shares of Common Stock being subscribed for pursuant to the exercise of Rights, or does not forward full payment of the aggregate Subscription Price for the number of shares of Common Stock indicated as being subscribed for, then such Partner will be deemed to have exercised the maximum number of Basic Subscription Rights that may be exercised for the aggregate Subscription Price payment delivered by such Partner, and, to the extent the aggregate Subscription Price payment delivered by the Partner exceeds the product of the Subscription Price multiplied by the number of Basic Subscription Rights evidenced by the Subscription Agreement delivered by such Partner, such Partner will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, the number of whole Additional Shares equal to the quotient obtained by dividing the Subscription Excess by the Subscription price. Any amount remaining after application of the foregoing procedures shall be returned to such Partner promptly by mail without interest or deduction.

         Certificates representing shares of Common Stock purchased pursuant to the exercise of Basic Subscription Rights and Oversubscription Privilege will be issued to Partners promptly after the Expiration Date and completion of all prorations and adjustments contemplated by the terms of the Rights Offering.

         Pending issuance of certificates representing shares of Common Stock, funds received for the exercise of Subscription Rights will be held in a segregated escrow account maintained by the Subscription Agent and, if and when Additional Shares are issued in respect of exercises of Subscription Rights, payment therefor will be transferred to the Corporation. If for any reason shares are not issued pursuant to the exercise of Basic Subscription Rights, or a Partner exercising an Oversubscription Privilege is allocated less than all of the Additional Shares for which that Partner subscribed pursuant to the Oversubscription Privilege, then the funds paid by the Partner that are held in escrow as the Subscription Price for shares not issued or for Additional Shares not allocated to such Partner will be returned by mail without interest or deduction after the Expiration Date promptly following completion of all prorations and adjustments contemplated by the terms of the Rights Offering.

         Record owners of Partnership interests who hold such interests for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such Partnership interests as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to Subscription Rights. If a beneficial owner so instructs, the record holder of that Partnership interest should complete a Subscription Agreement and submit it to the Subscription Agent together with payment for the number of shares of Common Stock subscribed for thereby. In addition, beneficial owners of Partnership interests held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner's instructions.

         The instructions accompanying the Subscription Agreement should be read carefully and followed in detail. SUBSCRIPTION AGREEMENTS SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION AGREEMENTS OR PAYMENTS TO THE PARTNERSHIP OR THE CORPORATION.

         THE METHOD OF DELIVERY OF SUBSCRIPTION AGREEMENTS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE PARTNERS. IF SUBSCRIPTION AGREEMENTS AND PAYMENTS ARE SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. PERSONS WISHING TO EXERCISE SUBSCRIPTION RIGHTS ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, PARTNERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights will be determined by the Corporation, whose determinations will be final and binding. The Corporation, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Subscription Rights because of any defect or irregularity. Subscription Agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Corporation determines, in its sole discretion. Neither the Corporation nor the Subscription Agent will be under any duty to give notification of any defect or to give such notification. The Corporation reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Rights Offering or not in proper form or if the acceptance thereof or the issuance of shares of Common Stock pursuant thereto could be deemed unlawful or materially burdensome. See "Stock Purchase Limitations" above.

         Any questions or requests for assistance concerning the method of exercising Basic Subscription Rights or Oversubscription Rights or requests for additional copies of this Offering Circular, should be directed to Richard B. Fremed, at telephone: (818) 992-8999, ext. 250.

         No Revocation. EXERCISES OF SUBSCRIPTION RIGHTS ARE NOT REVOCABLE BY PARTNERS.

         Determination of Subscription Price. The Subscription Price has been determined by negotiation between the General Partner and the Standby Purchasers. Prior to this offering, there has not been an established public market for the Common Stock of the Corporation or the Partnership interests of the Partnership. The major factors considered in determining the Subscription Price were the prevailing market conditions, the market prices relative to earnings, cash flow and assets for publicly traded common stock of comparable companies, the revenues and earnings of the Partnership and comparable companies in recent periods, the Corporation's earning potential, the experience of its management and the position of the Partnership in the lending industry. There can be no assurance, however, that the market price of the Common Stock will not decline, or that a person will be able to sell shares of Common Stock at a price equal to or greater than the Subscription Price.

         Exercise of Basic Subscription Rights and Oversubscription Privilege by Partners of General Partner. The Basic Subscription Rights and Oversubscription Privilege allocable to the General Partner for its pro rata share of the Partnership will not be exercised by the General Partner directly. Instead, these rights shall be exercisable by the individual partners of the General Partner. Basic Subscription Rights will be exercisable by these partners pro rata based on the amount of their respective investment in the General Partner, up to the full amount of the Basic Subscription Rights allocable to the General Partner. In addition, each of these partners will be allowed to exercise the Oversubscription Privilege to the extent Partners do not exercise their Basic Subscription Rights.

         Exercise of Oversubscription Privilege by Employees. Certain employees of the Partnership and its subsidiaries will have the opportunity to subscribe for Additional Shares through the Oversubscription Privilege. However, employees will only be entitled to subscribe for shares to the extent not purchased by existing Partners through their Basic Subscription Rights and the Oversubscription Privilege.

         Condition to Exercise of Basic Subscription Rights and
Oversubscription Privilege by Limited Partners. LIMITED PARTNERS WHO WISH TO EXERCISE BASIC SUBSCRIPTION RIGHTS AND OVERSUBSCRIPTION PRIVILEGES MUST VOTE "FOR" THE RESTRUCTURING PLAN.

STANDBY AGREEMENTS

         Prior to the commencement of this offering, the Corporation entered into legally binding agreements that give the Corporation the right to sell Common Stock in connection with the Rights Offering (the "Standby Agreements") to institutional and other investors as Standby Purchasers. Pursuant to the Standby Agreements, the Standby Purchasers have severally agreed, if and to the extent requested by the Corporation, and if the Restructuring Plan is approved by the requisite vote of Limited Partners, to purchase, in the aggregate, up to 500,000 shares of Common Stock, plus an additional amount of Common Stock equal to the shares that would otherwise be issued to the Partners electing the Cash Out Option (the "Purchase Commitment"); the maximum amount of Common Stock that each Standby Purchaser is required to purchase is referred to herein as the "Maximum Purchase Commitment"). The obligations undertaken by the Standby Purchasers are subject to the limitations that (i) the Corporation must issue and sell an aggregate of at least 200,000 shares ($2,000,000) to the Standby Purchasers (including Additional Shares and shares equal to the Common Stock repurchased by the Corporation from the Partners exercising the Cash Out Option); (ii) the Standby Purchasers are not obligated to purchase any shares of Common Stock prior to the Effective Date of the Restructuring Plan; and (iii) each Standby Purchaser's Maximum Purchase Commitment shall be proportionately reduced to the extent that Additional Shares are purchased pursuant to the exercise of Basic Subscription Rights and Oversubscription Privileges, such reduction to be calculated by multiplying the dollar amount of the Standby Purchaser's Maximum Purchase Commitment by a fraction, the numerator of which shall be the amount of Additional Shares purchased in the Rights Offering and the denominator of which shall be 500,000 shares ($5,000,000). Accordingly, the Corporation will sell at least 500,000 Additional Shares ($5,000,000) of Common Stock in connection with the Restructuring Plan, if any shares are sold, regardless of the extent to which Subscription Rights are exercised by Partners, and the Corporation may sell up to 600,000 Additional Shares ($6,000,000).

         The following table sets forth certain information relating to the Standby Purchasers. Certain Standby Purchasers are acting on behalf of investment accounts over which they have discretionary authority or otherwise have been empowered to act.


     Standby Purchaser             Maximum Standby        Minimum Standby
     -----------------               Commitment              Commitment
                                   ---------------        ---------------
[TO BE PROVIDED BY AMENDMENT.]

         The Standby Purchase Agreements also provide that the Corporation will not be required to sell any shares of Common Stock to any Standby Purchaser who, in the opinion of the Corporation, would be required to obtain prior approval or nonobjection from any state or federal regulatory authority to own or control such shares if such prior approval or nonobjection has not been obtained or any required waiting period has not expired prior to the Expiration Date.

         The obligations of the Standby Purchasers under the Standby Purchase Agreements are not subject to any conditions relating to the absence of a material adverse change in the financial condition, business or results of operations of the Corporation or the Partnership, or to the absence of adverse developments in financial markets, the outbreak of hostilities or other matters beyond the control of the Corporation or the Partnership. The obligations of the Standby Purchasers will also not be subject to the purchase of any minimum number of Additional Shares pursuant to the exercise of Basic Subscription Rights or Oversubscription Privilege or to purchases of Common Stock by other Standby Purchasers. A draft form of Standby Purchase Agreement is filed as an exhibit to the Registration Statement.

GENERAL PARTNER WARRANTS

         The General Partner will receive, in lieu of repayment of $350,000 owed by Presidential to the General Partner, warrants (the "General Partner Warrants") to purchase up to 25% of the Common Stock, at an exercise price of $12.50 per share, equal to 125% of the Subscription Price paid by the Partners for shares in the Rights Offering.

         The General Partner Warrants will become exercisable on the Initial Exercise Date, which is defined as the earlier of (i) the date that Pacific Thrift has fully utilized as an offset to taxable income, at least $6,773,000 of a net operating loss carryforward ("NOL") existing as of December 31, 1994;
(ii) the date that the utilization of the NOL is limited as a result of an "ownership change" as defined in Section 382 of the Code, which is not caused by the exercise of General Partner Warrants, (iii) the acquisition by any person other than a holder of General Partner Warrants of voting stock in excess of 10% of the total outstanding voting stock of the Corporation or (iv) June 30, 1997. The General Partner Warrants expire on the date which is two years after the Initial Exercise Date.

         The General Partner Warrants will be non-transferable, except to and between partners of the General Partner. The Common Stock issuable upon exercise of the General Partner Warrants ("Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Warrant Stock or five years after the Initial Exercise Date. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Initial Exercise Date, for the purpose of resale of the Warrant Stock.

         Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Corporation or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

CONDITIONS TO RESTRUCTURING PLAN

         The Partnership will not complete the Restructuring Plan unless each of the following conditions is satisfied on or prior to the Distribution Date:

         (a) Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (except the General Partner to the extent of its ownership of Limited Partnership Units) vote to approve the Restructuring Plan;

         (b)     the Common Stock is listed on the Nasdaq National Market;

         (c)     the Bank consents to the completion of the Restructuring Plan;

         (d) the FDIC consents to the change in control of Pacific Thrift as a result of the Restructuring Plan; and

         (e) a minimum of 500,000 shares ($5,000,000) of additional Common Stock are issued and sold through the exercise of Subscription Rights and/or the performance of Standby Purchase Agreements.

         Except with respect to the required consent of the FDIC, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained as a condition of completion of the Restructuring Plan.

None of the conditions specified in paragraphs (a), (b), (c), (d) or (e) above may be waived, except with respect to the listing of the Common Stock on the Nasdaq National Market, which may only be waived if the Common Stock is listed on the American Stock Exchange or as a Tier I security (Selected Market Companies) of the Pacific Stock Exchange.

         In addition, completion of the Restructuring Plan is subject to the satisfaction of the following conditions:

         (x) there is no moratorium resulting from federal or state legislative action that would prohibit the closing of the Restructuring Plan;

         (y) there is no material adverse change in the business or prospects of the Partnership; and

         (z) there is no injunction or court order relating to the Restructuring Plan that would have a material adverse effect upon the Corporation or which would prevent the completion of the Restructuring Plan.

         The conditions specified in paragraphs (x), (y) and (z) may be waived by the General Partner and the Corporation if they determine that the failure of the condition does not have a material adverse impact upon the Restructuring Plan.

MANNER OF EFFECTING THE RESTRUCTURING PLAN

         If the conditions to the Restructuring Plan are satisfied by the Distribution Date, the Partnership will effect the Restructuring Plan on the Distribution Date by delivering an aggregate of 830,000 shares of Common Stock, less the shares that would otherwise be distributed to Partners electing the Cash Out Option, to the Partners of record on the Record Date, pro rata in accordance with their Capital Accounts. Certificates for Common Stock will be mailed to Partners who choose to receive Common Stock for their Units and cash will be mailed to the Partners whose Units are cashed out by the Partnership, on or about the Distribution Date. Simultaneously, the Corporation will issue between 500,000 and 600,000 Additional Shares to the individuals who have validly subscribed for such shares in accordance with the Rights Offering and the Standby Offering. Following the completion of the Restructuring Plan, the Partnership will file a Certificate of Dissolution of the Partnership with the California Secretary of State.

         No certificates or scrip representing fractional shares of Common Stock will be issued to Partners as part of the Restructuring Plan. Any fraction equal to or greater than one-half shall be rounded up to the next full share, and any fraction less than one-half shall be eliminated.

         No Partner will be required to pay any cash for the shares of Common Stock received in exchange for partnership interests or to surrender or exchange any Limited Partner Certificate in order to receive Common Stock.

EXPENSES OF THE RESTRUCTURING PLAN

         Substantial expenses have been and will be incurred by the Corporation in connection with the Restructuring Plan. These expenses include, among others, the costs and expenses of organizing the Corporation, structuring the terms and conditions of the Restructuring Plan, obtaining the Fairness Opinion from Houlihan Lokey, the offering and issuance of the Common Stock by the Corporation, the registration of the Common Stock with the Securities and Exchange Commission, the listing of the Common Stock on the Nasdaq National Market, soliciting Ballots from Limited Partners and selling commissions and costs associated with the offering and sale of Common Stock pursuant to the Rights Offering and the Standby Offering.

         If the Restructuring Plan is approved by Limited Partners holding 51% of the Capital Contributions in the Partnership (excluding the Limited Partnership Units held by the General Partner), all transaction and solicitation expenses will be borne by the Corporation, even if the Restructuring Plan is not completed because one of the other conditions to the Restructuring Plan is not met. If the Restructuring Plan is not approved by Limited Partners holding a majority of Capital Contributions in the Partnership, the Partnership will pay the transaction and solicitation expenses of the Restructuring Plan.

         The General Partner estimates that the solicitation expenses and transaction costs will total approximately $_______. Set forth below is an itemization of the estimated expenses:

         BALLOT SOLICITATION EXPENSES
                 Printing and Postage . . . . . . . . . . . . . . . . . . . . $
                                                                              --------
                 Soliciting Agent . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 Subscription Agent . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 SUBTOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------

         OFFERING EXPENSES IN CONNECTION WITH SALE OF ADDITIONAL SHARES
                 Selling Commissions  . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 SUBTOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------

         PRECLOSING TRANSACTION COSTS
                 Legal  . . . . . . . . . . . . . . . . . . . . . . . . . . .  250,000
                 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .  160,000
                 Registration, Listing and Filing Fees  . . . . . . . . . . .   26,000
                 Accounting   . . . . . . . . . . . . . . . . . . . . . . . .   50,000
                 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10,000
                                                                              --------
                 SUBTOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .  496,000

         CLOSING TRANSACTION COSTS
                 Transfer Agent Fees  . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
                 SUBTOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              --------
         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              ========

RIGHT TO INSPECT LIST OF LIMITED PARTNERS

         Limited Partners of the Partnership are entitled to request at their own cost copies of investor lists showing the names and addresses of all Limited Partners of the Partnership. Limited Partners who desire to request a list of Limited Partners may do so by written request addressed to Richard B. Fremed, Presidential Mortgage Company, 21031 Ventura Boulevard, Woodland Hills, California 91364. A check for $50, representing the approximate costs of copying and mailing of such list, payable to Presidential Mortgage Company, must be included with the request.

                                USE OF PROCEEDS

         The net proceeds of the Rights Offering and the Standby Offering will be used as follows:

         Pay down of bank debt                                 $1,000,000

         Pay off debts owed to Partners whose withdrawal
            requests were approved prior to June 1993          $1,300,000

         Working Capital                                       $
                                                               ----------
                                                               $
                                                               ----------

         The Corporation may contribute some or all of the balance of net proceeds from time to time as additional capital of Pacific Thrift.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Partnership at September 30, 1995, and of the Corporation as adjusted to give effect to the minimum and maximum additional capital that may be raised in connection with the Rights Offering and the Standby Offering.

                                                                     September 30, 1995
                                               --------------------------------------------------------------
                                                                   (Dollars in Thousands)
                                                  Partnership                Corporation As Adjusted
                                               ------------------  ------------------------------------------
                                                                          Minimum               Maximum
                                                   Historical            Offering              Offering
                                               ------------------  --------------------  --------------------
 Deposits  . . . . . . . . . . . . . . . .            54,811                54,811                54,811
 Borrowings:
      Bank debt  . . . . . . . . . . . . .             8,450                 7,450                 7,450
      Liabilities owed to Withdrawing
      Partners . . . . . . . . . . . . . .             1,297                    --                    --
      Liabilities owed to General Partner                395                    45                    45
      Other Liabilities  . . . . . . . . .             5,787                 5,787                 5,787
 Equity
      Partners' capital accounts . . . . .
          (Stockholders' Equity)                       9,511                 9,511                 9,511
      Additional Shares  . . . . . . . . .               --
                                                     -------               -------               -------
 Total Equity  . . . . . . . . . . . . . .             9,511
                                                     -------               -------               -------
 Total Liabilities and Equity                        $80,002               $                     $
                                                     =======               =======               =======

  Number of shares of Common Stock
      outstanding(1) . . . . . . . . . . .                --                 1,330                 1,430

 Tangible book value per share . . . . . .                                   $____                 $____


(1) Not including shares issuable pursuant to the Bank Warrant or the General Partner Warrants, or shares issuable under stock options granted pursuant to the Corporation's 1995 Stock Option Plan. See "MANAGEMENT -- Plans and Arrangements."

                       FAIRNESS OF THE RESTRUCTURING PLAN

GENERAL PARTNER CONCLUSIONS

         The General Partner believes that the terms of the Restructuring Plan, when considered as a whole, are fair to the Limited Partners. This belief is based upon the General Partner's analysis of the terms of the Restructuring Plan, an assessment of its potential economic impact upon the Limited Partners, a consideration of the potential benefits and detriments of the Restructuring Plan and the available alternatives, and a review of the financial condition and performance of the Partnership. This section of the Proxy Statement/Prospectus is devoted to a discussion of the factors upon which the General Partner has based its conclusions as to the fairness of the Restructuring Plan and should be carefully reviewed by the Limited Partners. The General Partner is not in a position to quantify the relative importance of these factors but has, where appropriate, noted which of the factors support or detract from its belief as to the fairness of the Restructuring Plan to the Limited Partners.

ALTERNATIVES TO THE RESTRUCTURING PLAN

         The following is a brief discussion of the benefits and disadvantages of alternatives to the Restructuring Plan that were considered by the General Partner.

         LIQUIDATION. One alternative to the Restructuring Plan would have been to liquidate the assets of the Partnership and distribute the net liquidation proceeds to the Partners. Management believes that the value of the Partnership's business as a going concern is significantly in excess of its current liquidation value. However, the benefit of a liquidation would be that Limited Partners could liquidate their investment in the Partnership and use the proceeds for investment, business and other purposes. The detriment would be that Limited Partners might receive less value for their investment if the Partnership were liquidated than the fair market value of the Common Stock Limited Partners would receive if the Restructuring Plan is completed. The Partnership's primary assets consist of (1) the loan portfolio of Presidential;
(2) the shares of Pacific Thrift; and (3) the interests of Presidential in Consolidated and Lenders.

         The General Partner believes that the loan portfolio of the Presidential could not be sold in an immediate liquidation without significant discounts to the book value of such loans. Moreover, based upon sales of comparable companies, the General Partner believes that the selling price of Pacific Thrift would be no more than the book value of its net equity, and the selling price of Consolidated and Lenders would be no more than one and a half times their net equity. Based upon these beliefs, the General Partner believes that a liquidation of the Partnership would result in net proceeds to the Partners below the current net equity value of the Partnership.

         If the Partnership were to continue to experience net losses for the next one to two years, there can be no assurance that a liquidation of the Partnership at this time would not result in a higher return to the Limited Partners. However, based upon current trends in its lending business, management believes that the Partnership may return to profitable operations in 1996. In that event, the going concern value of the Partnership and its subsidiaries would exceed the liquidation value of the Partnership.

         CONTINUATION OF THE PARTNERSHIP UNDER THE CURRENT STRUCTURE. Another alternative to the Restructuring Plan would be to continue the Partnership in accordance with the existing Partnership Agreement. The benefit of this alternative is that Limited Partners would retain their existing rights under the Partnership Agreement, including the rights to remove the General Partner, dissolve the Partnership or amend the Partnership Agreement by the vote of a majority in interest of Limited Partners. The General Partner estimates that limited annual distributions could be resumed sometime in 1997, but these distributions would be a fraction of the Specified Annual Return Rates provided in the Partnership Agreement. The General Partner further believes that no additional requests to withdraw capital could be permitted for the foreseeable future, because such withdrawals would impair the capital and operations of the Partnership. Since there is no trading market for Limited Partner Units, this would effectively continue the illiquidity of the Units indefinitely.

         Although a continuation of the Partnership would, in the General Partner's view, result in a higher potential value of the Partnership's business than liquidation, it would not meet the investment objectives of the Limited Partners. For the reasons described elsewhere herein, the Partnership is no longer capable of meeting its original investment objectives of regular distributions equal to the Specified Annual Return Rates or withdrawal of capital upon demand. See "Summary - Changes in Business Conditions Which Necessitate Restructuring." Therefore, the General Partner believes that a continuation of the Partnership under the Partnership Agreement is not in the best interests of the Limited Partners.

         OTHER RESTRUCTURING PLANS. The General Partner considered various other forms of restructuring plans. One such plan was the same as the Restructuring Plan but without a concurrent sale of Additional Shares. That alternative would have the advantage of not causing a dilution of the existing Partner's interests in the Corporation. However, the net tangible net worth of the Corporation would not be sufficient to satisfy the listing standards of the Nasdaq National Market, which could reduce the liquidity of an investment in Common Stock. In addition, without the commitment of the Standby Purchasers to purchase Common Stock in an amount equal to the Common Stock that would otherwise be issued to the Cashed Out Limited Partners, it would not be possible for the Partnership to offer the Cash Out Option as a part of the Restructuring Plan. Therefore, the General Partner believes that the Restructuring Plan described herein is preferable to a restructuring without a concurrent offering of additional Common Stock and a standby purchase commitment.

FAIRNESS OPINION

         In a written opinion dated ____________, 199_, Houlihan Lokey stated that, based upon the considerations set forth therein and on other factors it deemed relevant, it was its opinion that, assuming the Restructuring Plan is completed as proposed, the consideration to be received by the Limited Partners collectively in connection with the Restructuring Plan is fair, from a financial point of view. As used in its Fairness Opinion, "consideration" solely means Common Stock of the Corporation.

EXPERIENCE OF HOULIHAN LOKEY

         Houlihan Lokey is a nationally recognized provider of financial advisory services that regularly engages in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, going-private transactions, and in valuations for estate, corporate and other purposes.

SUMMARY OF METHODOLOGY

         In rendering its opinion, Houlihan Lokey made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, a review of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 and other filings with the Securities and Exchange Commission, a review of material agreements, meetings with members of senior management of the Partnership to discuss operations, financial condition, future prospects, and projected operations and performance, visits to certain facilities and business offices of the Partnership, and review of forecasts and projections prepared by management through 199__. In arriving at its opinion, Houlihan Lokey did not make any physical inspection or independent appraisal of any of the properties or assets of the Partnership.

ASSUMPTIONS

         In conducting its review and arriving at its Fairness Opinion, Houlihan Lokey relied upon and assumed the accuracy and completeness of the financial and other information provided to it and did not attempt to independently verify such information. Houlihan Lokey relied upon the statements and information provided it by management of the Partnership as to the reasonableness of the financial forecasts and projections (and the assumptions and bases therefor). Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Partnership. For purpose of its analysis, Houlihan Lokey assumed that there has been no material adverse change in the assets, financial condition, business or prospects of the Partnership since the date of the most recent financial statements made available to Houlihan Lokey.

         Houlihan Lokey reviewed and considered possible liquidation of the Partnership assets and corresponding distributions of net liquidation proceeds to the Limited Partners as an alternative to the Restructuring Plan. In conducting its analysis, Houlihan Lokey relied upon and assumed, without independent verification, that the orderly liquidation analysis prepared by the Partnership's management was reasonably prepared and reflects the best currently available estimates of the net amount that the Partnership would realize if its businesses were terminated, its assets sold piecemeal at fair market value, and its debts were repaid. Houlihan Lokey did not solicit third-party indications of interest concerning the acquisition of all or any part of the Partnership or any of its underlying assets. Houlihan Lokey did not negotiate the Restructuring Plan on behalf of any party or provide advice or counsel to any party with respect to the Restructuring Plan or any of the alternatives which may otherwise be available to the Partnership or to the Limited Partners.

LIMITATIONS AND QUALIFICATIONS

         Houlihan Lokey was not asked to opine on and is not expressing any opinion as to (i) the terms of the Restructuring Plan (other than the consideration to be received by the Partners as discussed in the Fairness Opinion), (ii) the relative fairness of the Restructuring Plan to each Partnership class individually, or (iii) tax consequences of the Restructuring Plan for the Limited Partners or any other party to the Restructuring Plan. Houlihan Lokey's opinion does not address the Partnership's underlying business decision to proceed with the Restructuring Plan and the Fairness Opinion should not be construed or interpreted as a recommendation by Houlihan Lokey either for or against the Restructuring Plan. Houlihan Lokey's opinion is based on business, economic, market and other conditions as they existed on the date of the Fairness Opinion and can be evaluated as of that date.

COMPENSATION

         The Partnership agreed to pay Houlihan Lokey total fees and expenses of approximately $165,000 for rendering the Fairness Opinion. The fee was negotiated between the Partnership and Houlihan Lokey and payment thereof is not dependent upon completion of the Restructuring Plan. The Partnership has not previously engaged Houlihan Lokey to render other consulting or related services prior to the present engagement.

                              VOTING REQUIREMENTS

DISTRIBUTION OF SOLICITATION MATERIALS

         This Proxy Statement/Prospectus, together with the Limited Partner Ballot and the Subscription Agreement enclosed herewith constitutes the solicitation materials to be distributed to the Limited Partners to obtain their votes for or against the Restructuring Plan. The Solicitation Period commences upon delivery of this Proxy Statement/Prospectus and will continue until the later of (i) February __, 1996 or (ii) such later date as may be selected by the General Partner in its sole discretion (the "Expiration Date"). Any Ballots received by [DISTRIBUTION AGENT] prior to 11:59 p.m. on the last date of the Solicitation Period will be effective provided that such Ballots have been properly completed, signed and delivered.

         There will be no meeting of the Partnership to discuss the solicitation materials or the terms of the Restructuring Plan. The General Partner intends to actively solicit the support of the Limited Partners for the Restructuring Plan and may, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Restructuring Plan and the solicitation materials and explain the General Partner's reasons for recommending the approval of the Restructuring Plan.

VOTE REQUIRED

         The Partnership will not complete the Restructuring Plan unless it is approved by Limited Partners whose Capital Contributions equal at least 51% of the total Capital Contributions of all Limited Partners (excluding Limited Partnership Units held by the General Partner). See "THE RESTRUCTURING PLAN -- Conditions to Completion of Restructuring Plan" for a discussion of the other conditions precedent to the Partnership's completion of the Restructuring Plan.

         Upon expiration of the Solicitation Period, the Partnership will proceed to (a) determine whether Limited Partners holding at least 51% of the total Capital Contributions of all Limited Partners (including Limited Partnership Units held by the General Partner) have approved the Restructuring Plan, (b) assess whether the conditions to the Restructuring Plan have been satisfied or, to the extent applicable, waived by the General Partner, and (c) if the conditions to the Restructuring Plan have been satisfied, proceed to close the Restructuring Plan as soon as reasonably practicable following the completion of the Solicitation Period.

VOTING PROCEDURES AND BALLOTS

         Limited Partners of record as of the date the Solicitation Period commences will receive notice of, and be entitled to vote, with respect to the Restructuring Plan. If Limited Partnership

Units are transferred after the date the Solicitation Period commences but before the expiration of the Solicitation Period, and the holders of the Units are admitted as Limited Partners, the solicitation materials will be sent to the new substitute Limited Partners along with notice of their admission. Such substitution will terminate the right of the prior holder of the Units to vote in connection with the Restructuring Plan.

         By marking the Ballot enclosed with this Proxy Statement/Prospectus, each Limited Partner may either vote "for," "against" or "abstain" as to the Restructuring Plan. Any Limited Partner who fails to submit a Ballot, completes his or her Ballot in an unintelligible manner, or votes "abstain" will be deemed to have voted "against." Limited Partners who submit signed Ballots but fail to make the election required by the Ballot will be deemed to have voted "for" the Restructuring Plan.

         Persons who own Limited Partnership Units through Individual Retirement Accounts or other trust accounts must instruct the banks or other trustees of such accounts, as the record owners of such Limited Partnership Units, of the manner in which they wish their Ballots to be voted. For this purpose the Partnership has provided Special Instructions that each beneficial owner must send to the bank or trustee to vote the Limited Partnership Units held in such account in accordance with the Ballot completed by the beneficial owner. A copy of the letter and the completed Ballot should be sent to [DISTRIBUTION AGENT] in the enclosed return envelope.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Ballots will be determined by [DISTRIBUTION AGENT] whose determination will be final and binding. The General Partner reserves the absolute right to reject any or all Ballots that are not in proper form or the acceptance of which, in the opinion of the General Partner's counsel, would be unlawful. The General Partner also reserves the right to waive any irregularities or conditions of the Ballots as to particular Limited Partnership Units. Unless waived, any irregularities in connection with the Ballots must be cured within such time as the General Partner shall determine. The delivery of the Ballots will not be deemed to have been made until such irregularities have been cured or waived.

BALLOT COMPLETION INSTRUCTIONS

         Each Limited Partner is requested to complete and execute the Ballot in accordance with the instructions contained therein. For his or her Ballot to be effective, each Limited Partner must deliver his or her Ballot at any time on or prior to ____________, 1995, or such later date as the Solicitation Period is extended in the sole discretion of the General Partner. Ballots must be delivered to [DISTRIBUTION AGENT].

         A self-addressed stamped envelope for return of the Ballot has been included with the solicitation materials. Completed Ballots may also be delivered to the General Partner for forwarding to [DISTRIBUTION AGENT]. The Ballots will be effective only upon actual receipt by [DISTRIBUTION AGENT]. The method of delivery of the Ballot to [DISTRIBUTION AGENT] is at the election and risk of the Limited Partner, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of February __, 1996 to permit delivery to [DISTRIBUTION AGENT] prior to the expiration of the Solicitation Period.

         If a Limited Partner has any questions regarding the completion of his or her Ballot or the options available to him or her or needs an additional Ballot, he or she should call Richard Fremed at (818) 992-8999, ext. 250.

WITHDRAWAL AND CHANGE OF ELECTION RIGHTS

         Ballots may be withdrawn at any time prior to the expiration of the Solicitation Period. For a withdrawal or change in election to be effective, the Limited Partner must submit to [DISTRIBUTION AGENT] a second Ballot, properly signed and completed, together with a letter indicating that the prior Ballot has been revoked. The new Ballot and letter must specify the name of the person having executed the Ballot to be withdrawn or election changed and the name of the registered holder of the Limited Partnership Units in which the Ballot applies, if different from that of the person who executed the old Ballot.

SOLICITATION OF BALLOTS BY SOLICITING AGENT

         [SOLICITING AGENT] has entered into a Soliciting Agent Agreement with the Partnership under which it will use its best efforts to solicit Limited Partners to approve the Restructuring Plan. A copy of the Soliciting Agent Agreement has been filed as an exhibit to the Registration Statement. All out-of-pocket expenses (including telephone, mailing and legal expenses) incurred by the Soliciting Agent will be treated as solicitation expenses and shall be handled as described under the "THE RESTRUCTURING PLAN -- Expenses of the Restructuring Plan."

         The Partnership has agreed to indemnify the Soliciting Agent against certain liabilities, including certain liabilities under the Securities Act and state securities laws. TO THE EXTENT THAT SUCH INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

TABULATION OF BALLOTS

         [DISTRIBUTION AGENT] has been engaged to receive and tabulate the Ballots. [DISTRIBUTION AGENT] has also been engaged as the transfer agent for the Common Stock of the Corporation if the Restructuring Plan is completed. [DISTRIBUTION AGENT] will be paid total fees of $__________ in connection with the Restructuring Plan.

                             CONFLICTS OF INTEREST

         A number of conflicts of interest are inherent in the relationships of the Partnership, the General Partner and the officers and directors of the Corporation. Certain of these conflicts of interest are summarized below.

BENEFITS AND DETRIMENTS TO THE GENERAL PARTNER IN COMPLETING THE RESTRUCTURING PLAN

         Because the General Partner has a financial interest in completing the Restructuring Plan, insofar as the General Partner would receive the General Partner Warrants to purchase shares of Common Stock equal to 25% of the total Common Stock of the Company after the completion of the Restructuring Plan, there is an inherent conflict of interest in its structuring the terms and conditions of the Restructuring Plan. The manner in which the Restructuring Plan has been structured might have been different if structured by persons having no financial interest in whether or not the Restructuring Plan is completed. In addition, the General Partner currently has substantial control over the business and affairs of the Partnership. If the Restructuring Plan is completed, the General Partner will relinquish its control of the Partnership, since the Corporation will be controlled by its Board of Directors, one-third of which will be elected annually by the Stockholders. While the investors in the General Partner will acquire Common Stock in the Corporation, such interests are not expected, in the aggregate, to be sufficient to permit those persons to elect members to the Board of Directors.

DIRECTORS AND OFFICERS OF THE CORPORATION

         The Corporation has entered into employment agreements with seven of the executive officers of the Corporation, all of whom are current managing officers of the Partnership and its subsidiaries. The Board of Directors of the Corporation established the terms of compensation of the Corporation's officers and directors, which were approved by the independent directors of the Corporation, subject to completion of the Restructuring Plan. The terms of compensation of the Corporation's officers and directors might have been different if the initial Board of Directors had been elected by the Stockholders.

LACK OF INDEPENDENT REPRESENTATION OF LIMITED PARTNERS

         The terms of the Restructuring Plan were established by the General Partner, and the Proxy Statement/Prospectus was prepared by the General Partner in consultation with the Partnership's legal counsel. The Partnership's legal counsel has not represented the General Partner or the Limited Partners in connection with the Restructuring Plan. However, legal counsel to the Partnership receives its directions from the General Partner. Bruce P. Jeffer, a partner of the Partnership's legal counsel, Jeffer, Mangels, Butler & Marmaro, LLP, owns a 4.5% beneficial limited partner's interest in the General Partner.

         There are inherent conflicts of interest between the General Partner and the Limited Partners in connection with the Restructuring Plan. In recognition of these conflicts of interest, the Partnership has obtained a fairness opinion from Houlihan Lokey. However, due to the lack of independent legal representation, every Limited Partner is urged to consult with his, her or its own legal counsel in connection with the Restructuring Plan.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF THE CORPORATION

         The directors are accountable to the Corporation and its Stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in the best interests of the Corporation and its Stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law. The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A director or officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses. The Bylaws require the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, the Corporation has been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable. The Corporation is attempting to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNER OF THE PARTNERSHIP

         Under California partnership law, the General Partner is accountable to the Partnership as a fiduciary and is required to exercise good faith and integrity in all its dealings in Partnership affairs. The Partnership Agreement provides that neither the General Partner nor any of its Affiliates performing services on behalf of the Partnership will be liable to the Partnership or any of the Limited Partners for any act or omission by any such person if done pursuant to advice of legal counsel employed by the General Partner on behalf of the Partnership, or if done in good faith to promote the best interest of the Partnership, provided that such act or omission did not constitute gross negligence, willful or wanton misconduct or failure to adhere to its fiduciary obligations to the Partnership, or from or out of a violation of any federal or state securities laws associated with the offer and sale of any Limited Partnership Units. As a result, Limited Partners might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in the Partnership Agreement.

         The Partnership Agreement also provides that the General Partner and certain related parties shall be indemnified by the Partnership from any and all liability, damage and costs (including reasonable attorneys' fees) incurred by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including all such liabilities under the state and federal securities laws, provided that no indemnity shall be provided for acts or omissions constituting fraud, bad faith, or gross negligence.

                            SELECTED FINANCIAL DATA

         The following selected financial information is based upon the financial statements of the Partnership on a consolidated basis appearing elsewhere herein. The consolidated financial statements for the year ended December 31, 1992 were audited by KPMG Peat Marwick, independent certified public accountants. The consolidated financial statements for the year ended December 31, 1993, were audited by Kenneth Leventhal & Co. ("KL & Co."), which merged with Ernst & Young LLP ("E&Y") in 1995. The consolidated financial statements for the year ended December 31, 1994 were audited by E&Y.

         On July 29, 1993, KPMG Peat Marwick ("KPMG") terminated its relationship as independent accountants of the Partnership and its subsidiaries.

         KPMG's report for the two years ended December 31, 1992 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the two years ended December 31, 1992 contained explanatory paragraphs concerning the uncertainties regarding the ultimate outcome of litigation arising in the normal course of the Partnership's business, the financial impact, if any, of any regulatory actions that might be taken by the FDIC in connection with a review of the compliance of Pacific Thrift with the terms of a Memorandum of Understanding with the FDIC, and the financial impact, if any, of any regulatory actions that might be taken by the Department of Housing and Urban Development ("HUD") in connection with a notice of violation sent by HUD regarding certain of Pacific's Title I federally insured loan origination activities.

         Subsequent to the date of KPMG's report for the two years ended December 31, 1992, Pacific Thrift entered into a stipulated Cease and Desist Order (the "1993 Order") on November 10, 1993. See "SUPERVISION AND REGULATION -- Regulatory Actions." No adverse regulatory action was taken by HUD in connection with the notice of violation referenced in the audit report for the two years ended December 31, 1992.

         There was one disagreement between the Partnership and KPMG with respect to the amount of the allowance for loan losses which should be recorded by the Partnership for the year ended December 31, 1992. The disagreement was resolved by the Partnership's increase in the allowance for loan losses, as reported in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1992.

         On September 15, 1993, the Partnership engaged Kenneth Leventhal & Company ("KL&Co."), as its independent certified public accountants to audit the Partnership's financial statements. The Partnership did not, at any time prior to engaging KL&Co., consult it regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the Partnership's financial statements; any matter that was the subject of a disagreement with the Partnership's former independent accountant; or any reportable event. KL&Co. was merged into Ernst & Young, LLP ("E&Y") in 1995.

         On September 12, 1995, the Registrant dismissed E&Y as independent accountants of the Registrant and its subsidiaries, and engaged BDO Seidman, LLP ("BDO"), as independent accountants of the Registrant and its subsidiaries.

         The report of E&Y for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the year ended December 31, 1994 contained an explanatory paragraph concerning a substantial doubt about the ability of the Company to continue as a going concern due to losses from nonperforming loans that resulted in significant recurring losses from operations, substantial debt service and other requirements of the note payable to the Registrant's lender, and the regulatory capital classification of Pacific Thrift and Loan Company ("Pacific Thrift"),
the Registrant's wholly owned subsidiary.   In addition, the report for 1994
contained an explanatory paragraph concerning certain securities litigation containing allegations of securities fraud and aiding and abetting a breach of fiduciary duty relating to the Registrant and its Chief Executive Officer.

         The report of KL&Co. for the year ended December 31, 1993, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. The report for the year ended December 31, 1993 contained an explanatory paragraph concerning the securities litigation referred to in the report for 1994 and an explanatory paragraph concerning the Company's liability for environmental remediation of two properties acquired in foreclosure and possible government action if the Company did not comply with a consent agreement regarding one of the properties. The environmental remediation matter was not referred to in the report for the year ended December 31, 1994, as there was no material uncertainty regarding any further liability as of that date.

         As of the date hereof, Pacific Thrift has been reclassified as "adequately capitalized" by the FDIC, and its regulatory capital ratios meet the FDIC's regulatory definition of "well capitalized," though it would be classified as "adequately capitalized" due to the provisions of the 1995 Order requiring the maintenance of a certain capital level (which it currently meets). No action has occurred since 1993 with respect to the securities litigation referred to in the explanatory paragraphs contained in the 1994 and 1993 reports.

         During the Partnership's two most recent fiscal years and subsequent interim period, there were disagreements between the

Partnership and its accountants.  The disagreements were as follows:

         There was a disagreement concerning the scope of the work necessary to be performed by E&Y in connection with a proposed restructuring of the Partnership, including procedures and issues raised with respect to the allowance for loan losses, deferred tax asset and other transactions recorded by the Partnership in its unaudited financial information as of June 30, 1995. Prior to resolving the disagreement, the client-auditor relationship was terminated by the Partnership.

         There were disagreements regarding the amount of the provision and allowance for loan losses for the fiscal years ended December 31, 1994 and 1993, which were resolved by the Partnership recording an additional provision for each year.

         There were disagreements about the scope of audit procedures to be performed to ascertain the status of certain regulatory matters concerning Pacific and the ability of the Partnership to continue as a going concern for the fiscal year ended December 31, 1994, which were resolved by E&Y performing the additional procedures.

         There was a disagreement about the need to add an explanatory paragraph to the report of E&Y for the year ended December 31, 1994 concerning the ability of the Partnership to continue as a going concern, which was resolved by the Partnership accepting such explanatory paragraph.

         There were disagreements regarding the interpretation of regulatory accounting principles applicable to sales of senior loan participation interests to third parties by Pacific Thrift which were resolved by Pacific Thrift requesting an opinion of the FDIC and revising its regulatory reports to conform to the FDIC's interpretation of such principles.

         There was a disagreement regarding the scope of audit procedures necessary and the necessity of footnote disclosure concerning certain litigation in which allegations of securities fraud and aiding and abetting in the breach of fiduciary duty were made against the Partnership and its Chief Executive Officer by investors in companies affiliated with the Partnership until 1984. The disagreement was resolved by the Partnership adding footnote disclosure in its financial statements for the fiscal years ended December 31, 1994 and 1993. On October 31, 1995, the plaintiff in the action filed against the Partnership and the Chief Executive Officer filed a request for dismissal of the action without prejudice, which was entered by the court on November 2, 1995.

         There was a disagreement concerning the disclosure required in connection with the Partnership's liability for remediation of environmental contamination of two properties acquired in foreclosure in 1993. At the time the audit of the Partnership's

1993 financial statements was completed there existed potential civil or criminal claims against the Partnership, and the Partnership was engaged in negotiations with governmental authorities to settle any potential claims. Until the settlement agreement was completed, the Partnership's counsel was unable to provide an opinion as to whether civil or criminal liability was probable or remote. The Partnership delayed issuance of the financial statements until the settlement agreement was entered and an opinion of counsel was obtained to the effect that the possibility of criminal liability was remote. The disagreement was resolved by the Partnership increasing the disclosure in its financial statement footnotes in 1993, including the disclosure that, in the opinion of its legal counsel, the likelihood of criminal action was remote if the terms of a settlement agreement reached with regulatory authorities were complied with. As of the date hereof, the Partnership is in full compliance with the terms of the Settlement Agreement.

         There was a disagreement regarding the accounting and footnote disclosure of certain related party transactions, which was resolved by adjustments to the accounting and by additional disclosures for the related party transactions.

         E&Y has advised the Partnership that there are certain deficiencies in its lending and credit administration procedures and its procedures for determination of its allowance for loan losses that, taken as a whole, constitute a material weakness in its internal controls and a "reportable event" pursuant to Item 304 of Rule S-K. The Partnership has taken or is in the process of taking the necessary steps to improve each of the procedures identified by its accountants as requiring improvement, to the extent deemed appropriate by management.

         The managing officers of the Partnership's general partner discussed the subject matter of each disagreement with the Partnership's former accountants. The Partnership has authorized its former accountants to respond fully to all inquiries of the Partnership's successor accountants concerning the subject matter of each disagreement.

         Prior to the engagement of BDO as the independent accountants for the Partnership and its subsidiaries, the Partnership did not consult BDO concerning the application of accounting principles to any specified transaction or any matter that was the subject of a disagreement with E&Y or a reportable event.

                                              SELECTED BALANCE SHEET DATA
                                              ---------------------------
                                                Years Ended December 31,                     Nine Months Ended September 30
                               ----------------------------------------------------------    ------------------------------
                                                 (Dollars in Thousands)                          (Dollars in Thousands)
                                                  Except Per Unit Data                            Except Per Unit Data
                                  1994       1993        1992        1991         1990          1995             1994
                                  ----       ----        ----        ----         ----          ----             ----
 Total Assets(1)                103,747    $114,324    $120,216    $138,405     $138,388        80,048          109,255
 Total Loans Receivable, gross   58,780      88,910     106,226     126,171      124,449        51,639           74,534
 Allowance for Loan Losses       (4,307)     (3,122)     (2,646)     (1,821)      (1,111)       (3,675)          (3,167)
 Loans Receivable, net(1)        53,045      84,183     101,405     122,628      125,825        46,992           70,171
 Total Liabilities               93,322      94,385      91,386     101,699       99,377        70,768           94,967
 Total Partners' Capital         10,425      19,939      28,830      36,706       39,011         9,280           14,288

                                                SELECTED INCOME STATEMENT DATA
                                                ------------------------------
 Net Interest Income              6,477       8,494      10,101       9,985        9,015         3,308            5,013
 Provision for Loan Losses       (6,096)     (4,655)     (3,887)     (2,617)      (2,033)       (1,861)          (2,749)
 Net Interest Income After          381       3,839       6,214       7,368        6,982         1,447            2,264
 provision for loan losses
 Non-interest Income              6,002       5,305       5,315       4,865        4,064         8,832            4,647
 Non-interest Expenses           15,897      15,013      11,381       8,398        6,425        11,991           12,561
 Net Income (Loss)(2)            (9,514)     (5,869)        148       3,835        4,621        (1,145)          (5,650)
 Distributions to Partners
 and Net Income (Loss) Per Unit
   Class A Limited Partners(3)(4)   -0-          52         220         264          296           -0-              -0-
     Net Income Per Unit         (1,157)       (708)         17         756          806          (147)         (687.55)
     Distributions Per Unit         -0-         148         628         756          806           -0-              -0-
   Class B Limited Partners(5)      -0-          74         324         429          490           -0-              -0-
     Net Income Per Unit        (1,157)        (708)         17         448          706          (147)         (687.55)
     Distributions Per Unit         -0-         123         528         448          706           -0-              -0-
   Class C Limited Partners(6)      -0-         298       1,383       1,887        2,231           -0-              -0-
     Net Income Per Unit        (1,157)        (708)         17         414          656          (147)         (687.55)
     Distributions Per Unit         -0-         111         478         414          656           -0-              -0-
   Class D Limited Partners(7)      -0-         280       1,314       1,802        2,074           -0-              -0-
     Net Income Per Unit        (1,157)        (708)         17         414          656          (147)         (687.55)
     Distributions Per Unit         -0-         111         478         414          656           -0-              -0-
   Class E Limited Partners(8)      -0-         198         857       1,086          780                            -0-
     Net Income Per Unit        (1,157)        (708)         17         363          631          (147)         (687.55)
     Distributions Per Unit         -0-          92         394         363          631           -0-              -0-
   DRP Units                        -0-           3          12           9            2           -0-              -0-
     Net Income Per Unit        (1,157)        (708)         17         311          506          (147)         (687.55)
     Distributions Per Unit         -0-          74         328         311          506           -0-              -0-
   General Partner(9)               -0-          12          50         118          120           -0-              -0-

____________________

(1) These amounts include net deferred loan fees and costs and allowances for loan losses, but do not include loans held for sale.

(2) Net loss before tax provision for the nine months ended September 30, 1995 was $1,712,000. Net income increased by $567,000 due to the recognition of a tax benefit for prior net operating losses, for a total net loss of ($1,145,000).

(3) These amounts include income earned in the reported periods but not distributed until 45 days after the end of each quarter and 90 days after the end of each year, and also include interests of the General Partner(s) in Class A, B, C and D Units.

(4) All per Unit information is reported on the basis of one Unit equalling a $5,000 Capital Contribution.

(5)      Distributions to Class B Limited Partners commenced on February 15,
         1984.

(6)      Distributions to Class C Limited Partners commenced on August 15,
         1986.

(7)      Distributions to Class D Limited Partners commenced on August 15,
         1987.

(8)      Distributions to Class E Limited Partners commenced on February 15,
         1990.

(9) Includes distributions based on the General Partner's Interests only, not on the Class A, B, C or D Units owned by the General Partner.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The Corporation has only recently been formed and, accordingly, has no results of operations. The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition of the Partnership and its current operating subsidiaries, Pacific Thrift, Consolidated and Lenders.

GENERAL

         The Partnership operates two business segments: (i) the real estate lending business, which is conducted through the Partnership and Pacific Thrift and (ii) the trust deed foreclosure services business, which is conducted through Consolidated and Lenders. The Partnership reports its financial condition and results of operations on a consolidated basis with Pacific Thrift, Consolidated and Lenders.

         The primary source of operating income of the Partnership's lending business became fee income from origination and sale of residential loans in 1994. This reflects a change from prior years in which the primary source of operating income was net interest income, which is the difference between the interest income earned on its real estate secured loan portfolio and investment portfolio and the cost of funds, consisting primarily of interest and fees on the Partnership's bank debt, and interest paid on deposits issued by Pacific Thrift. The market for residential loans has undergone substantial consolidation over the past three years, and competition for residential loans has caused lenders to substantially reduce the net interest margins on these loans. As a result, management of Pacific Thrift, the Partnership's primary operating subsidiary, determined in 1994 that Pacific Thrift could operate more profitably in the current residential loan market as a correspondent lender for larger mortgage banking companies than by originating residential loans for its own portfolio.

         Over the past two years, Pacific Thrift's ability to originate portfolio loans has been limited by its capital levels. In 1994, Pacific Thrift's capital was reduced by loan losses and expenses associated with the changes in its lending business operations. In addition, certain differences between regulatory accounting principles and generally accepted accounting principles resulted in a reduction of Pacific Thrift's regulatory capital levels. As a result of these factors, Pacific Thrift's regulatory capital declined to levels which substantially restricted new portfolio lending. However, between November 1994 and September 1995, Pacific Thrift has restored its capital with fee income from its loan sale programs, capital contributions from the Partnership and savings from staff reductions and changes in compensation structure for loan representatives. If capital levels continue to increase during the remainder of 1995, management anticipates that Pacific Thrift may increase portfolio lending in 1996.

         For the last two years, the Partnership has experienced net operating losses due to higher loan losses caused by substantial declines in California real estate values. In addition, the Partnership has experienced a decline in net interest income over the past four years as a result of the steady reduction of its loan portfolio, which has been necessary to pay down its bank debt. Over the past five years, the bank debt had been reduced from a high of $82 million in 1990 to $8.4 million as of September 30, 1995, and to $8.0 million at November 7, 1995. The bank debt is required to be fully repaid by June 1997. Management of Presidential anticipates that the debt will be paid off with a combination of interest income and principal reductions on Presidential's existing loan portfolio (which had an aggregate principal balance of $10.7 million net of specific reserves of $.6 million as of September 30, 1995), sales of OREO ($1.6 million at September 30, 1995, net of senior liens) and sales of portfolio loans as necessary to augment interest and fee income.

         The Partnership's goal for its lending business is to build core earnings while serving customers in its market area. To accomplish this goal, management has adopted a business strategy designed to: (i) build Pacific Thrift's capital with fee income from loans originated for sale; (ii) gradually rebuild the loan portfolio; (iii) improve asset quality; and (iv) maintain capital ratios in excess of regulatory requirements.

         The primary source of operating income of the trust deed foreclosure services business is fee income for services performed by Consolidated on behalf of other lenders, including the Partnership and Pacific Thrift. Consolidated currently provides foreclosure services nationwide for over 300 banks, thrifts, mortgage companies, life insurance companies and federal regulatory agencies. Neither Consolidated nor Lenders own substantial tangible assets or have substantial operating expenses other than general and administrative and personnel expenses.

         The Partnership's basic goal for its trust deed foreclosure services business is to increase fee income through growth of Consolidated's customer base. Trust deed foreclosure services fees are limited by statute in substantially all cases, and therefore the primary means of increasing fee income is by increasing the volume of services provided and reducing the costs of providing the services. Consolidated doubled its customer base between 1991 and 1993, from approximately 150 to 300 customers. However, during the past year, some customers have been lost as a result of mergers and acquisitions. While many of these customers were replaced with new accounts during the year, they were not replaced soon enough to fully offset declines in revenues from accounts lost. Less than 5% of the revenues of each of Consolidated and Lenders are provided by the Partnership and Pacific Thrift.

FINANCIAL CONDITION

         GENERAL

         Total consolidated assets decreased $40.2 million to $80.0 million at September 30, 1995 from $120.2 million at December 31, 1992, a decrease of 33.4%. The decrease in consolidated assets during this period was due primarily to a decrease of $41.3 million in net loans of Presidential and a $13.1 million decrease in net loans of Pacific Thrift, for a net decrease of $54.4 million in net loans receivable to $47.0 million at September 30, 1995 from $101.4 million at December 31, 1992.

         A substantial amount of the proceeds from loan payoffs and loan sales of Presidential have been used to pay down the bank debt over the past five years. The bank debt has been reduced $25 million to $8.4 million at September 30, 1995 from $33.4 million at December 31, 1992.

         Deposits taken by Pacific Thrift have increased $4.2 million to $54.8 million at September 30, 1995 from $50.6 million at December 31, 1992, an increase of 8.3%.

         Total Partnership capital decreased by $19.5 million to $9.3 million at September 30, 1995 from $28.8 million at December 31, 1992. Reductions in capital were due to capital withdrawals of $1.4 million paid in 1993 to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, $1.9 million in distributions paid in 1993 (which were in excess of net profits and were therefore a return of capital) and net losses on operations of $1.1 million, $9.5 million and $5.9 million for the nine months of 1995 ended September 30, 1995 and the years ended December 31, 1994 and 1993, respectively, partially offset by $.3 million in capital contributions in 1993. See Item 5. "Market for Registrant's Common Equity and Related Stockholder Matters -- Dividends." During the first nine months of 1995 and the years ended December 31, 1994 and 1993, the Partnership received additional requests to withdraw capital of approximately $.2 million, $.9 million and $8.2 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Loan Agreement with NatWest. The Partnership does not expect to approve any requests to withdraw capital for the foreseeable future due to current restrictions under the Loan Agreement and the Partnership's financial condition.

         AT SEPTEMBER 30, 1995 COMPARED WITH DECEMBER 31, 1994.

         Total consolidated assets of the Partnership decreased $23.7 million (22.8%) to $80.0 million at September 30, 1995 from $103.7 million at December 31, 1994. The decrease resulted primarily from declines in cash and cash equivalents, loans receivable, excess yield receivable, real estate acquired in settlement of loans ("OREO") and interest receivable, offset by increases in accounts receivable. Loans receivable decreased by $6.0 million (11.4%), to

$47.0 million from $53.0 million, as a result of loan pay offs and loan sales. Cash and cash equivalents decreased by $9.6 million (49.0%), to $10.0 million from $19.6 million. However, this decline in cash and cash equivalents was offset by a $3.9 million (70.5%) increase in accounts receivable, to $9.5 million at September 30, 1995 from $5.6 million at December 31, 1994. Accounts receivable reflected $3.6 million due for loans sold as of September 30, 1995, for which payment was not received until October 1995. Excess yield receivable decreased $.4 million, (48.0%) to $.5 million from $.9 million. See "Business -- Lending Activities -- Loans Originated for Sale." OREO declined by $2.3 million (30.0%), to $5.3 million at September 30, 1995 from $7.6 million at December 31, 1994, reflecting sales of OREO. Interest receivable declined by $.2 million (17.9%), to $.9 million from $1.1 million, primarily due to the reduction of the loan portfolio.

         Total liabilities decreased $22.5 million (24.1%) to $70.8 million at September 30, 1995 from $93.3 million at December 31, 1994. The decrease resulted from declines in notes payable, thrift certificates payable, accounts payable, accrued expenses and interest payable and mortgages payable on OREO. Notes payable decreased by $6.3 million (42.8%), to $8.4 million from $14.8 million, due to pay down of the bank debt. Thrift certificates payable decreased by $14.7 million (21.1%) to $54.8 million from $69.5 million, reflecting the reduction in total assets of Pacific Thrift. Accounts payable, accrued expenses and interest payable decreased by $.3 million (5.7%), to $5.3 million from $5.6 million at December 31, 1994, primarily due to a $.4 million reduction in accrued expenses for the environmental remediation of OREO acquired by Pacific Thrift after receiving a lower bid for completion of the work. Mortgages payable on OREO decreased by $1.2 million (52.7%), to $1.1 million from $2.3 million, due to sale of OREO.

         Total Partnership capital decreased by $1.1 million (10.6%) to $9.3 million from $10.4 million, due to consolidated net losses of $1.1 million incurred during the nine months ended September 30, 1995. The consolidated net loss was comprised of a $3.8 million net loss of Presidential, partially offset by a $2.1 million net profit after tax provision of Pacific Thrift, a $.4 million net profit of Consolidated and a $.2 million net profit of Lenders.

         AT DECEMBER 31, 1994 COMPARED WITH DECEMBER 31, 1993

         Total consolidated assets decreased $10.6 million to $103.7 million at December 31, 1994 from $114.3 million at December 31, 1993, a decrease of 9.3%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable and OREO, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $21.6 million, and Pacific Thrift's loans receivable by $9.6 million, resulting in a net decline of $31.2 million in 1994, to $53.0 million at December 31, 1994 from $84.2 million at December 31, 1993, a net decline of 37.0%. OREO increased by $1.6 million in 1994 to $7.6 million at December 31, 1994 from $6.0 million at December 31, 1993, an increase of 26.7%. Offsetting these declines was an increase in cash and cash equivalents, which increased by $6.4 million in 1994, to $19.6 million at December 31, 1994 from $13.2 million at December 31, 1993.

         Total deposits taken by Pacific Thrift increased $7.1 million to $69.5 million at December 31, 1994 from $62.4 million at December 31, 1993, an increase of 11.4%.

         Total Partners' capital decreased $9.5 million to $10.4 million at December 31, 1994 from $19.9 million at December 31, 1993, a decline of 47.7%. Reductions in capital were due to a $9.5 million net operating loss for 1994. During 1994, the Partnership received additional requests to withdraw capital of approximately $0.9 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Loan Agreement with NatWest. The Partnership does not anticipate that it will be possible to approve any capital withdrawal requests for the foreseeable future due to the restrictions under the loan agreement and the Partnership's current financial condition.

         AT DECEMBER 31, 1993 COMPARED WITH DECEMBER 31, 1992

         Total consolidated assets decreased $5.9 million to $114.3 million at December 31, 1993 from $120.2 million at December 31, 1992, a decrease of 4.9%. The decrease in assets during the year was primarily due to reductions in the Partnership's loans receivable and OREO, offset by an increase in cash and cash equivalents held to maintain Pacific Thrift's required liquidity ratio. Presidential's loans receivable declined by $17.7 million, while Pacific Thrift's loans receivable increased by $.5 million, resulting in a net decline of $17.2 million in 1993, to $84.2 million at December 31, 1993 from $101.4 million at December 31, 1992, a net decline of 17.0%. OREO declined by $3.5 million in 1993 to $6.0 million at December 31, 1993 from $9.5 million at December 31, 1992, a decline of 36.8% Offsetting these declines was an increase in cash and cash equivalents, which increased by $12.7 million in 1993, to $13.2 million at December 31, 1993 from $0.5 million at December 31, 1992.

         Total deposits taken by Pacific Thrift increased $11.8 million to $62.4 million at December 31, 1993 from $50.6 million at December 31, 1992, an increase of 23.3%.

         Total Partners' capital decreased $8.9 million to $19.9 million at December 31, 1993 from $28.8 million at December 31, 1992, a decline of 30.9%. Reductions in capital were due to capital withdrawals of $1.4 million paid to withdrawing Limited Partners in accordance with the terms of the Partnership Agreement, $1.9 million in distributions, capital contributions of $.3 million and a $5.9 million net operating loss for 1993. During 1993, the Partnership received additional requests to withdraw capital of approximately $8.2 million which were not approved, in accordance with the restrictions provided in the Partnership Agreement and the Loan Agreement with NatWest. The Partnership does not expect to approve any requests to withdraw capital for the foreseeable future due to restrictions under the Loan Agreement and the Partnership's financial condition.

RESULTS OF OPERATIONS

         NET INTEREST INCOME ANALYSIS

         The following table sets forth certain information concerning average interest-earning assets and interest bearing liabilities and the yields and rates thereon. Average balances are calculated on a quarterly basis and nonaccrual loans have been included in interest earning assets for the computations. Fee income on loans included in interest income and in the calculation of average yields was $540,472, $1,678,494 and $2,709,813 for the first nine months of 1995 and the years ended December 31, 1994 and 1993, respectively.

  YIELDS AND RATES ON INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

                                                        Nine Months Ended                               Year Ended
                                                       September 30, 1995                           December 31, 1994
                                                       ------------------                           -----------------
                                                  Average                   Yield/       Average                       Yield/
                                                  Balance    Interest        Rate        Balance       Interest         Rate
                                                  -------    --------       ------       -------       --------        ------

                  Assets                              (Dollars in Thousands)                   (Dollars in Thousands)
 Interest-earning assets:

   Loans                                          $61,594      6,803        14.77%       $84,776        11,003         12.98%
   Interest-bearing deposits in
   other financial institutions
   and securities purchased under
   agreements to sell                              13,511        584         5.78%        10,138           401          3.96%
                                                   ------     ------        -----         ------        ------         -----
     Total interest-earning assets                 75,105      7,387        13.15%        94,914        11,404         12.02%
                                                   ======     ======       =======        ======        ======         ======

 Noninterest-earning assets:

   Cash and due from banks                          3,750                                  3,782
   Premises & equipment, net                        1,511                                  1,452

   Real estate acquired in settlement               6,044                                  6,276
   of loans
   Other Assets                                    13,155                                  6,734
                                                  -------                                -------
     Total noninterest-earning assets              24,460                                 18,244
                                                  -------                                -------

 Less allowance for loan losses                     3,805                                  3,085
                                                  -------                                  -----
                                                   95,760      7,387                     110,073        11,404
                                                  =======     ======                     =======        ======

   Liabilities & Partners' Capital
 Interest-bearing liabilities:
   Notes payable                                   14,956      1,125        10.06%        18,734         1,982         10.58%
   Savings deposits                                12,109        474         5.16%        23,867           904          3.79%

   Time CDs                                        53,166      2,480         6.24%        44,241         2,041          4.61%
                                                   ------      -----        -----         ------         -----         -----
   Total interest-bearing liabilities              80,231      4,079         6.80%        86,842         4,927          5.67%
                                                   ------      -----         ----         ------         -----          ----

 Noninterest-bearing liabilities:
   Accounts payable & accrued
   expenses                                         5,515                                  8,047
                                                   ------                                 ------
 Total liabilities                                 85,746                                 94,889

 Partners' Capital                                 10,014                                 15,184
                                                   ------      -----                      ------         -----
                                                 $ 95,760      4,079                    $110,073         4,927
                                                  =======      =====                     =======         =====

 Net interest income/spread                                    3,308         6.35%                       6,477          6.34%
                                                               =====         =====                       =====          =====
 Net interest margin                                                         5.89%                                      6.82%
 Net Income (loss)                                            (1,145)                                   (9,514)
                                                              =======                                   =======

 Average interest earning assets to                                         0.936%                                     1.093%
 average interest bearing liabilities

         Interest income and interest expense can fluctuate widely based on changes in the level of interest rates in the economy. Pacific Thrift attempts to minimize the effect of interest rate fluctuations on net interest margin by matching as nearly as possible interest sensitive assets and interest sensitive liabilities. See Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

         Net interest income can also be affected by a change in the composition of assets and liabilities, such as when higher yielding loans replace lower yielding loans. Net interest income is affected by changes in volume and changes in rates. Volume changes are caused by differences in the level of earning assets and interest-bearing liabilities. Rate changes result from differences in yields earned on assets and rates paid on liabilities.

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest- earning assets and interest-bearing liabilities due to changes in volume and interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume which cannot be segregated, have been allocated proportionately to changes due to volume and changes due to rate.

                              Rate Volume Analysis
                             (Dollars in Thousands)

                                      9/30/95 compared to 12/31/94               1994 compared to 1993
                                          Increase (decrease)                     Increase (decrease)
                                            due to change in                        due to change in
                                  -----------------------------------       --------------------------------

                               Volume         Yield/          Net           Volume       Yield/         Net
                                               Rate         Change                         Rate      Change
 Interest-earning assets:

 Loans                         (5,802)         1,602        (4,200)         (1,821)      (1,385)      (3,206)
 Interest-bearing deposits in
 other financial institutions
 and securities purchased
 under agreements to sell          56          127           183               399           (1)         398
                               ------          -----        ------          ------       ------       ------
 Total interest-earning assets (5,746)         1,729        (4,017)         (1,422)      (1,386)      (2,808)
                               ======          =====        ======          ======       ======       ======
 Liabilities & Partners'
 Capital

 Interest-bearing liabilities:

 Notes payable                   (693)          (164)         (857)         (1,243)         728         (515)
 Savings deposits                (692)           262          (430)            734           10          744

 Time CDs                         159            280           439            (382)        (638)      (1,020)
                               ------          -----        ------          ------       ------       ------
 Total interest-bearing
 liabilities                   (1,226)           378          (848)           (891)         100         (791)
                               ======          =====        ======          ======       ======       ======

 Change in net interest income (4,520)         1,351        (3,169)           (531)      (1,486)      (2,017)
                               ======          =====        ======          ======       ======       ======


         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

         GENERAL

         The Partnership incurred a net operating loss of $.8 million before tax provision for the quarter ended September 30, 1995, compared with a net operating loss of $2.8 million for the quarter ended September 30, 1994. Net operating losses for the nine months ended September 30, 1995 were $1.7 million before tax provision and $1.1 million after tax provision reflecting a tax benefit due to Pacific Thrift's net operating loss carryforwards of $.6 million, compared with net operating losses of $5.7 million for the nine months ended September 30, 1994. Pacific Thrift has a remaining net operating loss carryforward of $6.8 million as of December 31, 1994, which may be used to offset tax liability on future taxable income of the Corporation. However, if the ownership of the Corporation changes by more than 50% as a result of the Restructuring Plan, Pacific Thrift will be subject to certain annual limitations on the use of the net operating loss carryforward. See "FEDERAL INCOME TAX CONSEQUENCES -- Net Operating Loss Carryforward." The reduction in the net operating loss in the first three quarters of 1995 was due primarily to increases in noninterest income and decreases in noninterest expenses from the same period of 1994.

         NET INTEREST INCOME

         Net interest income before provision for loan losses decreased by $.5 million (30.5%) for the third quarter of 1995, and by $1.7 million (34.0%) for the nine months ended September 30, 1995, compared to the same periods of 1994, as a result of the reduction in total interest income and increase in total interest expense.

         TOTAL INTEREST INCOME

         Total interest income decreased by $.4 million (15.1%) for the third quarter of 1995 and by $1.2 million (13.9%) for the nine months ended September 30, 1995, compared to the same periods of 1994, due to reductions in the loan portfolio.

         TOTAL INTEREST EXPENSE

         Total interest expense increased by $.1 million (5.7%) for the third quarter of 1995 and by $.5 million (14.3%) for the nine months ended September 30, 1995, compared to the same periods of 1994, due to higher market interest rates on thrift certificates by Pacific Thrift.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $.9 million for the third quarter and $1.9 million for the nine months ended September 30, 1995, compared with $2.1 million and $2.7 million for the same periods of 1994. The total allowance for loan losses was $3.7 million at September 30, 1995 compared with $4.3 million at December 31, 1994, reflecting sales and payoffs of loans as to which reserves had previously been taken and improvements in status in some portfolio loans.

         The calculation of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and is not directly proportional to the level of nonperforming loans. See "Business -- Classified Assets and Nonperforming Loans -- Allowance for Loan Losses." The ratio of nonaccrual loans past due 90 days or more to total loans was 2.53% at September 30, 1995. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 281.61% at September 30, 1995.

         NONINTEREST INCOME

         Total noninterest income increased by $1.6 million (88.3%) for the quarter and by $4.2 million (90.0%) for the nine months ended September 30, 1995, compared to the same periods of 1994, due to increases in gains on sale of loans by Pacific Thrift. Gains on sale of loans increased by $1.7 million (263.7%) for the third quarter of 1995 and by $4.4 million (350.5%) for the three quarters ended September 30, 1995, compared to the same periods of 1995. Pacific Thrift has sold a total of $106 million of loans during the first nine months of 1995, for a total gain on sale of $5.6 million. These sales included $98 million of Securitizable loans, for a gain on sale of $5.4 million, $7 million of portfolio loans, for a gain on sale of $.2 million and $1 million of home improvement loans, sold at par value. Trustee and reconveyance fees decreased by less than $.1 million (2.2%) for the third quarter of 1995 and by $.2 million (7.4%) for the nine months ended September 30, 1995, compared to the same periods of 1994.

         NONINTEREST EXPENSE

         Noninterest expense increased by $.4 million (8.6%) for the third quarter and decreased by $.6 million (4.5%) for the nine months ended September 30, 1995, compared to the same periods of 1994. Reductions in noninterest expense were primarily due to reductions in expenses on OREO, partially offset by increases in salaries, employee benefits and personnel services and net losses on sales of OREO. General and administrative expenses increased by $.1 million (6.5%) for the third quarter of 1995 and decreased by $.1 million (1.3%) for the nine months ended September 30, 1995, compared to the same periods of 1994. Salaries, employee benefits and personnel services increased by $.4 million (18.2%) for the third quarter and by $.3 million (5.3%) for the nine months ended September 30, 1995, compared to the same periods of 1994. Expenses on OREO decreased by $.2 million (51.5%) for the third quarter and by $1.1 million (82.5%) for the nine months ended September 30, 1995, compared to the same periods of 1994. The Partnership recognized net losses on sales of OREO of $47,000 for the third quarter of 1995 and $.4 million for the nine months ended September 30, 1995, compared with gains of $.1 million and $6,000 for the same periods of 1994.

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         GENERAL

         The Partnership incurred a net operating loss of $9.5 million for the year ended December 31, 1994, compared with a net loss of $5.9 million for the year ended December 31, 1993. The increase in net loss in 1994 from 1993 was due primarily to a $3.4 million decline in net interest income after provision for loan losses to $.4 million in 1994 from $3.8 million in 1993, and a $.9 million increase in non- interest expense to $15.9 million in 1994 from $15.0 million in 1993 offset by a $.7 million increase in non-interest income.

         NET INTEREST INCOME

         Net interest income before provision for loan losses for the year ended December 31, 1994 was $6.5 million, a decrease of $2.0 million from the year ended December 31, 1993. This decrease resulted primarily from the decrease in average interest earning assets, which declined by $3.3 million, or 3.4%, to $94.9 million in 1994 from $98.2 million in average interest earning assets in 1993.

         TOTAL INTEREST INCOME

         Total interest income decreased $2.8 million, or 19.7%, to $11.4 million in 1994 from $14.2 million in 1993 due to the reduction of $3.3 million in average interest earning assets.

         TOTAL INTEREST EXPENSE

         Total interest expense decreased $0.8 million to $4.9 million in 1994 from $5.7 million in 1993. The decline in interest expense was due primarily to a substantial reduction in the bank debt balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the bank debt.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $6.1 million in 1994 compared with $4.6 million in 1993. The provision for loan losses remained high in 1994 and 1993 due to the continuing high levels of loan delinquencies and declines in California real estate values over the past five years. The total allowance for loan losses has increased as a percentage of the total loan portfolio to 7.33% of the combined portfolio at December 31, 1994 compared with 3.49% of the combined portfolio at December 31, 1993. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. In 1994, management of the Partnership conducted a further review of its portfolio, which included review appraisals of many properties. As a result, a substantial adjustment to the provision for loan losses of the Partnership was made in the fourth quarter of 1994. "Business -- Classified Assets and Loan Losses."

         The ratio of nonaccrual loans past due 90 days or more to total loans was 5.35% at December 31, 1994 and 5.98% at December 31, 1993. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 136.94% at December 31, 1994 and 58.74% at December 31, 1993.

         NONINTEREST INCOME

         Noninterest income increased by $0.7 million to $6.0 million in 1994 compared to $5.3 million in 1993. Noninterest income was primarily provided by trustee and reconveyance fees earned by

Consolidated and Lenders. Trustee and reconveyance fees decreased by $0.5 million in 1994 to $3.3 million in 1994 compared to $3.8 million in 1993, due to a reduction in loan default levels in 1994. It is possible that trustee and reconveyance income could further decrease as the general economy improves, but management will attempt to retain or increase such income with further geographic expansion of the customer bases of Consolidated and Lenders.

         Gain on sale of loans increased by $0.8 million (800%) in 1994, to $0.9 million in 1994 from $0.1 million in 1993. The increase is the result of the steady increase in loan originations for sale in 1994. A total of $58 million in loans were sold in 1994, including $29.6 million of loans originated for sale by Pacific Thrift.

         NONINTEREST EXPENSE

         Noninterest expense increased by $0.9 million to $15.9 million in 1994 from $15.0 million in 1993. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.6 million increase in general and administrative expenses and a $.5 million increase in depreciation and amortization, offset by a decrease of $2.6 million in operation of OREO. The increase in salaries and benefits was due to increased staffing at Pacific Thrift in 1994 and reduced deferred loan origination costs pursuant to FASB 91. The increase in general and administrative expenses was due to increased professional fees.

         FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

         GENERAL

         The Partnership incurred a net operating loss of $5.9 million for the year ended December 31, 1993, compared with net income of $.1 million for the year ended December 31, 1992. The net loss in 1993 was due primarily to a $2.4 million decline in net interest income after provision for loan losses to $3.8 million in 1993 from $6.2 million in 1992, and a $3.6 million increase in non-interest expense to $15.0 million in 1993 from $11.4 million in 1992.

         NET INTEREST INCOME

         Net interest income before provision for loan losses for the year ended December 31, 1993 was $8.5 million, a decrease of $1.6 million from the year ended December 31, 1992. This decrease resulted primarily from the decrease in average interest earning assets, which declined by $17.7 million, or 15.3%, to $98.2 million in 1993 from $115.9 million in average interest earning assets in 1992.

         TOTAL INTEREST INCOME

         Total interest income decreased $2.6 million, or 15.5%, to $14.2 million in 1993 from $16.8 million in 1992 due to reductions in loans receivable. Reductions in Presidential's loans receivable were partially offset by increases in Pacific Thrift's average loans receivable to $57.3 million in 1993 from $50.6 million in 1992. Although there was no increase in interest rates on loans made in 1993, loans that paid off in 1993 were at lower average interest rates than existing loans that did not pay off in 1993, resulting in a higher average rate of interest on the average portfolio in 1993.

         TOTAL INTEREST EXPENSE

         Total interest expense decreased $1.0 million to $5.7 million in 1993 from $6.7 million in 1992. The decline in interest expense was due primarily to a substantial reduction in the bank debt balance, which was partially offset by an increase in deposits, principally time certificates of deposit, issued by Pacific Thrift at lower rates of interest than the rate payable on the bank debt.

         PROVISION FOR LOAN LOSSES

         The provision for loan losses was $4.7 million in 1993 compared with $3.9 million in 1992. The provision for loan losses remained high in 1993 and 1992 due to the continuing high levels of loan delinquencies and declines in California real estate values over the past three years. The total allowance for loan losses has increased as a percentage of the total loan portfolio to 3.49% of the combined portfolio at December 31, 1993 compared with 2.49% of the combined portfolio at December 31, 1992. New policies and procedures were initiated by Pacific Thrift in 1993, which included obtaining new outside appraisals for most delinquent loans when the most recent outside appraisal was over six months old. In the last quarter of 1993, new management was hired for Pacific Thrift, and it determined to make changes in the method of determining the allowance for loan losses, which resulted in significant adjustments to the provision for loan loss in the fourth quarter of 1993. "Business -- Classified Assets and Loan Losses."

         The ratio of nonaccrual loans past due 90 days or more to total loans was 5.94% and 3.06% at December 31, 1993 and 1992, respectively. The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 58.74% and 81.34% at December 31, 1993 and 1992, respectively.

         NONINTEREST INCOME

         Noninterest income remained the same at $5.3 million in 1993 and in 1992. Noninterest income was primarily provided by trustee and reconveyance fees earned by Consolidated and Lenders in 1993. Trustee and reconveyance fees increased $.7 million in 1993 to $3.8 million in 1993 compared to $3.1 million in 1992. Trustee and reconveyance fee income has increased due to generally higher loan default levels in California over the past two years and increases in the customer bases of Consolidated and Lenders. It is possible that trustee and reconveyance income could decrease as the general economy improves, but management expects to retain or increase such income with further geographic expansion of the customer bases of Consolidated and Lenders.

         The increase in trustee and reconveyance fee income was entirely offset by decreases in other income and gain on sale of home improvement loans. Gain on sale of home improvement loans decreased to $15,177 from $.4 million in 1992. The decrease in gain on sale of home improvement loans was due to the discontinuation of the home improvement loan division in March 1993, which management determined was necessary because of the lack of resources available to support the volume expansion of the program necessary to make it profitable.

         NONINTEREST EXPENSE

         Noninterest expense increased by $3.6 million to $15.0 million in 1993 from $11.4 million in 1992. The major components of this increase included a $1.4 million increase in salaries and employee benefits, a $1.8 million increase in expenses on operation of OREO and a $.5 million increase in net loss on sale of OREO. The increase in salary and employee expenses is due to a reduction in loan originations in 1993, which reduced the amount of employee expenses which could be deferred under FASB 91 over the life of loans originated in 1993. Therefore, although the total amount of salaries and benefits paid in 1993 declined by $.1 million from 1992, the Partnership recognized $1.3 million more in expense in 1993. Similar costs had been deferred in 1992. The increase in expenses on operation of OREO was due to an increase in the number of properties acquired and held as OREO.

         In 1993, the General Partner voluntarily reduced the base compensation it receives for providing personnel services to Presidential and Pacific Thrift from 35% of loan origination fees to 30% of such fees, which resulted in a reduction of $.1 million in 1993 from the amount that otherwise would have been paid to the General Partner.

LIQUIDITY AND CAPITAL RESOURCES

         GENERAL

         Presidential does not maintain significant cash and cash equivalent assets on its own behalf, and uses substantially all of its cash flow to pay down the bank debt on a monthly basis. The primary source of Pacific Thrift's liquidity is the cash and cash equivalents maintained by Pacific Thrift in connection with its deposit-taking and lending activities. At September 30, 1995, cash and cash equivalent assets totalled $10.0 million, compared with $19.6 million at December 31, 1994. However, this did not reflect an additional receivable of $3.6 million for loans sold as of September 30, 1995 which was paid for in October 1995.

         At September 30, 1995, neither Presidential nor Pacific Thrift had material outstanding commitments to fund loans. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1995 totalled $36.3 million. Based upon historical experience, management believes that a significant portion of such deposits will be renewed and will remain with Pacific Thrift.

         Presidential's primary sources of funds are principal and interest payments on loans, whereas Pacific Thrift's primary sources of funds are deposits and principal and interest payments on loans. While scheduled principal amortization on loans and deposit flows are a reasonably predictable source of funds, and mortgage loan prepayments are greatly influenced by the level of interest rates, economic conditions and competition.

         The primary lending and investment activities of Presidential and Pacific Thrift are the origination of fixed and adjustable rate real estate loans. Since November 1991, substantially all new loans (other than loan rewrites of existing loans) have been originated by Pacific Thrift. Effective January 1, 1994, Pacific Thrift began to invest in short-term investment securities, primarily federal funds sold and U.S. Treasury Notes, which provides income from those assets required for liquidity. The levels of these assets depend on Pacific Thrift's operating, financing, lending and investing activities during any given period.

         For the past four years, Presidential has reduced its lending activities as a result of the need to reduce its borrowings under the bank debt. Beginning in 1991, Presidential began to pay down the bank debt, which has been reduced by $42.8 million to $14.8 million at December 31, 1994 from $57.6 million at December 31, 1991. Pacific Thrift has increased its lending activities over the same period with funding from deposits and payments on
loans.   Deposits issued by Pacific Thrift have increased $51.8 million to
$69.5 million at December 31, 1994 from $17.7 million at December 31, 1990.

         Pacific Thrift maintains minimum levels of liquid assets as required under the liquidity policy adopted by the board of directors of Pacific Thrift. The relationship between short-term liquid assets and total deposits at December 31, 1994 was 26.9%, which exceeded the 10% minimum established by the board. The liquidity ratio was substantially increased in 1993 from the prior levels maintained in 1992. At December 31, 1992, the relationship between short-term liquid assets and total deposits was 2.04%, respectively. Presidential is not required to and does not maintain significant liquid assets.

         Pacific Thrift is subject to certain leverage and risk-based capital adequacy standards applicable to FDIC-insured institutions.

At December 31, 1994, Pacific Thrift was classified by the FDIC as "undercapitalized." However, by March 31, 1995, Pacific Thrift was reclassified by the FDIC as "adequately capitalized." As of September 30, 1995, Pacific Thrift's regulatory capital levels have increased to levels meeting the FDIC's definition of "well capitalized", although the FDIC has not yet confirmed this classification. See Item 1. "Business -- Supervision and Regulation -- Governmental Policies and Recent Legislation -- Capital Adequacy Guidelines."

         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

         As indicated in the Statements of Cash Flows, the Partnership used $2.6 million in cash from operating activities from January 1, 1995 through September 30, 1995. This includes a deduction from cash for the $3.6 million receivable for loans sold at September 30, 1995 which were paid for in October 1995.

         The Partnership realized $14.0 million from investing activities for the nine months ended September 30, 1995, primarily due to a net decrease of $15.3 million in loans receivable.

         The Partnership used $21.0 million in financing activities for the nine months ended September 30, 1995, primarily reflecting a $14.7 million decrease in thrift certificates and a $6.3 million decrease in the bank debt. No distributions or withdrawal payments were made to limited partners in accordance with the restrictions on such payments under the bank loan agreement.

         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

         As indicated in the Partnership's Statements of Cash Flows included in the Consolidated Financial Statements of the Partnership included elsewhere herein, the Partnership has utilized $5.0 million in cash from operating activities from January 1, 1992 through December 31, 1994. Uses of cash from operations included primarily the $9.5 million net loss in 1994 and the $5.9 million loss in 1993.

         The Partnership has realized cash flow from investing activities of $45.9 million from January 1, 1992 through December 31, 1994, primarily from proceeds of loan sales and sales of OREO. Combined loan sales of the Partnership and Pacific Thrift provided $28.4 million, $25.9 million and $26.9 million in proceeds in 1994, 1993 and 1992, respectively. Proceeds from sales of OREO provided $6.0 million, $7.0 million and $2.1 million in 1994, 1993 and 1992, respectively.

         The Partnership has used $23.0 million from financing activities from January 1, 1992 through December 31, 1994. Cash has been used primarily to pay off the bank debt, to make distributions to the Partners and to pay capital withdrawals to withdrawing Limited Partners. Presidential paid off $8.4 million, $10.2 million and $24.1 million of the bank debt in 1994, 1993 and 1992, respectively. The primary source of cash provided by financing activities was the increase in deposits by Pacific Thrift, which increased a total of $30.0 million between January 1, 1992 and December 31, 1994, including increases of $7.1 million in 1994, $11.9 million in 1993 and $11.0 million in 1992. The funds provided from deposit activities by Pacific Thrift were used to fund loan originations by Pacific Thrift during these respective periods, which were offset by net decreases in loans receivable held by Presidential.

         Presidential is required under the Loan Agreement to utilize 100% of its net cash flow to pay interest and reduce principal on the outstanding balance owed to NatWest. The Loan Agreement prohibits any distributions or withdrawal payments to the Partners, and any payments to the General Partner other than overhead expenses until the bank debt is repaid in full.

         Presidential is also obligated to pay an additional $1,120,379 to Limited Partners whose capital withdrawal requests were previously approved and not paid as of December 31, 1993. These Limited Partners are currently general unsecured creditors of the Partnership whose right to payment is subordinated to the Bank's rights under the Loan Agreement. The Partnership will be unable to pay these amounts until the bank debt is repaid in full.

ASSET/LIABILITY MANAGEMENT

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would generally tend to adversely affect net interest income while a positive gap would generally tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would generally tend to result in increased net interest income while a positive gap would generally tend to adversely affect net interest income. At September 30, 1995, total interest-earning assets maturing or repricing during each period exceeded total interest-bearing liabilities maturing or repricing in the same periods by $.8 million, representing a cumulative interest rate sensitivity gap ratio of 1%. However, because interest rates for different asset and liability products offered by depository institutions respond differently to changes in the interest rate environment, the gap is only a general indicator of interest rate sensitivity.

         Presidential does not actively originate new loans, and has not done
so in approximately four years.   Therefore, Presidential does not actively
monitor its interest rate risk at this time.

         Pacific Thrift actively monitors its interest rate risk. Pacific Thrift has an asset/liability committee which includes its President, Chief Financial Officer and Deposit Operations Manager. The committee meets regularly to review Pacific Thrift's interest rate risk position and make whatever adjustments are necessary. In addition, the board of directors of Pacific Thrift reviews its asset/liability position on a quarterly basis.

         To the extent consistent with its interest rate spread objectives, Pacific Thrift attempts to reduce its interest rate risk and has taken a number of steps to match its interest sensitive assets and liabilities to minimize the potential negative impact of changing interest rates. Pacific Thrift has focused on making adjustable rate real estate loans, virtually all of which adjust quarterly, and focuses its investment activity on short-term obligations of banks and U.S. government securities.

         The following table sets forth the interest rate sensitivity of Pacific Thrift's assets and liabilities at September 30, 1995 on the basis of certain assumptions. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of the repricing timing or contractual term of the asset or liability. Pacific Thrift has assumed that its savings accounts, which totalled $18.5 million at September 30, 1995 reprice immediately. Certificates of deposit are included in the table below at their dates of maturity.

         Certain shortcomings are inherent in the method of analysis presented in the following table. For example, interest rate floors on some adjustable rate loans can have the effect of increasing the net interest income as interest rates decline or, conversely, limiting net interest income as interest rates rise. Also, loan prepayments and early withdrawal of certificates of deposit could cause the interest sensitivities to vary from what appears in the table. Finally, the ability of many borrowers to service their adjustable rate debt may be adversely affected by an interest rate increase.

                          INTEREST RATE SENSITIVITY GAP AS OF SEPTEMBER 30, 1995
                                                     (Dollars in Thousands)


                                                  After One
                                                   Day But      After Three     After One
                                                    Within      Months But        Year
        Assets or Liabilities Which                 Three         Within       But Within       After
             Mature or Reprice                     Months         One Year      Five Years    Five Years       Total
        ---------------------------              ----------      -----------    ----------    ----------       -----
 Cash and Investments  . . . . . . . . .             9,357             -0-           -0-           -0-        9,357

 Loans Receivable  . . . . . . . . . . .            32,048           1,530         2,197         4,432       40,207

 Loans Held for Sale (1) . . . . . . . .             6,027             -0-           -0-           -0-        6,027
                                                    ------           -----         -----         -----       ------
   Total interest-earning assets . . . .            47,432           1,530         2,197         4,432       55,591
                                                    ======           =====         =====         =====       ======


 Certificates of deposit . . . . . . . .            15,021          21,080           190           -0-       36,291

 Savings accounts  . . . . . . . . . . .            18,520             -0-           -0-           -0-       18,520

   Total interest-bearing liabilities  .            33,541          21,080           190           -0-       54,811
                                                    ------           -----         -----         -----       ------

 Interest rate sensitivity gap . . . . .            13,891         (19,550)        2,007         4,432          780
                                                    ======         =======         =====         =====       ======


 Cumulative interest rate sensitivity gap

 Interest rate sensitivity ratio (2) . .              1.41             .07         11.56           -0-         1.01
 Cumulative interest rate sensitivity
   gap ratio (3) . . . . . . . . . . . .               .29           (.12)        (0.07)          0.01         0.01

(1) Includes pre-approved loans sold at each month end, for which cash has not yet been received.

(2) The interest rate sensitivity gap ratio represents total interest-earning assets divided by total interest-bearing liabilities.

(3) The cumulative interest rate sensitivity gap ratio represents the cumulative interest rate sensitivity gap divided by total interest-earning assets.


EFFECT OF FEDERAL LAWS AND REGULATIONS

         Pacific Thrift's operating results are impacted by Federal laws and regulations. For a discussion of certain provisions that impact Pacific Thrift, see Item 1. "Business -- Supervision and Regulation."

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations of the Partnership and its subsidiaries. Like most mortgage companies and industrial loan companies, nearly all the assets and liabilities of the Partnership and Pacific Thrift are monetary. As a result, interest rates have a greater impact on the Partnership's consolidated performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS

         In December 1991, the Financial Accounting Standards Board (FASB) issued its Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures About Fair Value of Financial Instruments." SFAS 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. SFAS 107 is effective for fiscal years ending after December 15, 1995, for entities with less than $150 million in total assets, as of its December 1991 issuance date.

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 applies to all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or a lower of cost or fair value, leases, and debt securities as defined in SFAS No. 115. SFAS No. 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged. SFAS No. 114 applies primarily to the Partnership's combined mortgage loan portfolio. Presidential and Pacific Thrift actively monitor this portfolio and evaluate the net realizable value of any loan which is deemed to be impaired. Net realizable value is assessed based upon current appraised value of the underlying collateral. If carrying value exceeds this estimated realizable value, carrying value is reduced to the estimated realizable value by a charge to earnings. As such, SFAS No. 114 does not represent a material change from the Partnership's and Pacific Thrift's current accounting practices and neither the Partnership nor Pacific Thrift expect implementation of SFAS No. 114 to have any material effect on their reported financial results.

         In October, 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and also amends the disclosure requirements of Statement No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to these impaired loans. SFAS No. 118 is effective concurrent with the effective date of Statement 114, that is, for financial statements for fiscal years beginning after December 15, 1994. As with Statement No. 114, management believes it is following the requirements of SFAS No. 118.

         In March, 1995, the FASB used SFAS No. 121 "Accounting for the impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of" SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset.

         This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. Restatement of previously issued financial statements is not permitted. Impairment losses resulting from the application of this Statement should be reported in the period in which the recognition criteria are first applied and met. The initial application of this Statement to assets that are being held for disposal at the date of adoption should be reported as the cumulative effect of a change in accounting principle. Management does not believe that the adoption of SFAS 121 will have a material impact on the Company's financial statements.

         In May, 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122 requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights.

         This Statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized after the adoption of this Statement based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.

         This Statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of this Statement. Earlier application is encouraged. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of this Statement is prohibited. Based on management's belief that no material amount of portfolio loans will be sold for the foreseeable future, management does not believe that the adoption of SFAS 122 will have a material impact on the Company's financial statements.

          HISTORICAL PRO FORMA FINANCIAL STATEMENTS OF THE CORPORATION

         The following table illustrates the historical pro forma financial condition and results of operation of the Corporation based upon an assumption that the Restructuring Plan had been completed as of January 1, 1994. Other than changes in the cost of employees and directors of the Corporation and costs of completing the Restructuring Plan, no other adjustments are believed material to these pro forma financial statements.

         The primary differences between the operating expenses of the Partnership and those of the Corporation will be that (1) the Corporation will pay all of the salaries of the three managing officers and one additional employee of the Partnership which are now paid by the General Partner; and (2) the Corporation will pay no management fees to the General Partner or any other third party. While the salaries of the three managing officers and one additional employee will increase the expenses of the Corporation, if the Corporation is able to increase its earnings in the future, the absence of management fees would result in lower operating expenses to the Corporation. This is due to the fact that the management fees payable by the Partnership to the General Partner are determined using formulas based on (i) the net profits of the Partnership and (ii) the origination fees earned by the Partnership on new loan originations. Under these formulas, the fees payable to the General Partner increase in years when the Partnership originates more loans and/or when the Partnership earns net profits.

         For the year ended December 31, 1994, the Partnership sustained a net loss and had a substantial reduction in loan origination fees. Therefore, fees paid to the General Partner were the lowest ever paid by the Partnership. For this reason, there would have been an increase in expenses if the Corporation had been in operation in 1994 in place of the Partnership, because the management fees paid to the General Partner in 1994 were not sufficient to cover the salaries paid to the four managing officers.

         For the nine months ended September 30, 1995, the Partnership substantially improved its financial performance, although it has sustained a net loss for the year to date. Based upon the increase in loan originations in 1995 from 1994, the General Partner has earned fees moderately in excess of the amounts that would be necessary for the Corporation to pay the salaries of the three managing officers and one additional employee now paid by the General Partner. Therefore, if the Corporation had been in operation in place of the Partnership for the first nine months of 1995, the operating expenses of Corporation would have been lower than those of the Partnership, as illustrated in the Pro Forma Statement of Earnings for the nine months ended September 30, 1995, which appears following the Pro Forma Financial Statements for the year ended December 31, 1994.

         If, as management believes, the Corporation achieves profitable operations in 1996, the expenses of the Corporation will be substantially less than those of the Partnership, because the Corporation will pay no fees based on net profits to the General Partner or any other third party.

                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1994

                                          HISTORICAL
 ASSETS                                    BALANCE                        ADJUSTMENTS      PRO FORMA
 Cash & cash equivalents                 $ 19,628,000                                    $ 19,628,000
 Accounts receivable, net                   5,071,000                                       5,071,000

 Interest receivable                        1,125,000                                       1,125,000

 Loans receivable, net                     65,056,000                                      65,056,000
 Excess yield receivable                      888,000                                         888,000

 Loans Held For Sale
                                         ------------                      --------      ------------
 Real estate acquired in settlement
 of loans                                   7,621,000                                       7,621,000

 Receivable from general partner              478,000(1,2,3)                255,000           733,000

 Organization costs, net                            0                                               0
 Property and equipment, net                1,322,000                                       1,322,000

 Goodwill                                   1,749,000                                       1,749,000
 Other assets                                 809,000(7)                     62,000           871,000
                                         ------------                      --------      ------------
                                         $103,747,000                      $317,000      $104,064,000
                                         ============                      ========      ============

 LIABILITIES AND STOCKHOLDERS'
 EQUITY
 Liabilities:

 Thrift certificates payable             $ 69,501,000                                    $ 69,501,000
 Accounts payable, accrued expenses
 and interest payable                       4,876,000(4,5,6)
                                         ------------                      --------      ------------
 Partnership withdrawals payable            1,120,000                                       1,120,000

 Notes payable                             15,512,000                                      15,512,000
 Mortgages payable - secured by real
 estate acquitted in settlement of
 loans                                      2,313,000                                       2,313,000
                                         ------------                      --------      ------------
                                         $ 93,322,000                      $             $
                                         ------------                      --------      ------------
 Stockholders' Equity:                     10,425,000(1,2,3,4,5,6)
                                         ------------                      --------      ------------

                                          103,747,000                                    $
                                         ============                      ========      ============
 Total Liabilities and Stockholders
 Equity

------------------
(1)      To adjust for $ 589,000 base fee paid to Presidential Management.

(2)      To adjust for $216,000 3/8% fee paid to Presidential Management.

(3)      To adjust for $550,000 salaries paid by Presidential Management.

(4) To adjust for [$250,000] premium on directors and officer liability insurance.

(5) To adjust for [__________] annual amortization of solicitation expenses and transaction costs of the Restructuring Plan of $__________ over five years.

(6)      To adjust for $86,000 in directors' fees.

(7)      To adjust for $62,000 in legal fees paid to one managing officer.

                        PRO FORMA STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                         HISTORICAL
                                                          BALANCE                ADJUSTMENTS         PRO FORMA
 Interest Income:
    Interest and fees on loans receivable                11,003,000                                  11,003,000

    Interest on deposits with banks                         401,000                                     401,000
                                                         ----------                                  ----------

                             Total interest income       11,404,000                     0            11,404,000
 Interest Expense:

    Interest on thrift certificates                       2,945,000                                   2,945,000
    Interest on notes payable                             1,982,000                                   1,982,000
                                                         ----------                                  ----------

                            Total interest expense        4,927,000                     0             4,927,000
                                                         ----------                                  ----------

 Net interest income                                      6,477,000                     0             6,477,000
 Provision for loan losses                                6,096,000                                   6,096,000
                                                         ----------                                  ----------

    Net interest after provision for loan losses            381,000                     0               381,000

 Noninterest income:

    Trustee and reconveyance fees                         3,344,000                                   3,344,000

    Other income                                          1,712,000                                   1,712,000
    Gain on sale of Title I loans                           946,000                                     946,000
                                                         ----------               --------           ----------

                                                          6,002,000                     0             6,002,000
 Noninterest Expense:

    General and administrative                            6,493,000(4,5,6,7)
                                                         ----------               --------           ----------

    Salaries, employee benefits and personnel
    services                                              7,090,000(1,2,3)        (255,000)           6,835,000
    Related party fees                                      805,000                                     805,000

    Depreciation and amortization                           776,000                                     776,000
    Expense on real estate acquired in settlement
    of loans                                                732,000                                     732,000

    Net loss (gain) on sales of real estate
    acquired in settlement of loans                             -0-                                           0
                                                         ----------               --------           ----------
                                                         15,896,000
                                                         ----------                                  ----------
                  Net income before management fee       (9,513,000)              (       )          (         )
                                                         ==========               ========           ==========

 Management fee                                                   0                      0                    0
                           Net income before taxes       (9,513,000)              (       )          (         )
                                                         ----------               --------           ----------

 Income Taxes                                                 1,000                      0
                                                         ----------               --------           ----------

 NET INCOME                                              (9,514,000)              (       )          (         )
                                                         ==========               ========           ==========

(footnotes on previous page)

                            PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1995

                                                   HISTORICAL
 ASSETS                                             BALANCE                         ADJUSTMENTS   PRO FORMA
 Cash & cash equivalents                           $10,013,000                                   $10,013,000
 Accounts receivable, net                            9,462,000                                     9,462,000

 Interest receivable                                   924,000                                       924,000

 Loans receivable, net                              46,992,000                                    46,992,000
 Loans Held for sale                                 2,380,000                                     2,380,000

 Excess yield receivable                               462,000                                       462,000
 Loans in process of foreclosure                             0                                             0

 Real estate acquired in settlement of
 loans                                               5,336,000                                     5,336,000

 Receivable from general partner                             0(1,2,3)                 290,000        290,000
 Property and equipment, net                         1,484,000                                     1,484,000

 Goodwill                                            1,752,000                                     1,752,000
 Other assets                                        1,243,000(7)                     104,000      1,347,000
                                                   -----------                       --------    -----------
                                                   $80,048,000                       $394,000    $80,442,000
                                                   ===========                       ========    ===========


         Liabilities and Partners'
         Capital

 Liabilities:
  Thrift certificates payable                      $54,811,000                                   $54,811,000

  Accounts payable, accrued expenses and
  interest payable                                   5,292,000(4,5,6)

  Partnership withdrawals payable                    1,120,000                                     1,120,000
  Notes payable                                      8,450,000                                     8,450,000

  Mortgages payable - secured by real
  estate acquired in settlement of loans             1,095,000                                     1,095,000
                                                   -----------                       --------    -----------
                                                   $70,945,000                       $           $
                                                   -----------                       --------    -----------
 Partners' Capital                                   9,280,000(1,2,3,4,5,6,7)
                                                   -----------                       --------    -----------
                                                   $80,048,000                       $           $
                                                   ===========                       ========    ===========




______________________________________________________________________

(1)      To adjust for $609,000 base fee paid to Presidential Management.

(2)      To adjust for $186,000 3/8% fee paid to Presidential Management.

(3)      To adjust for $505,000 in salaries paid by Presidential Management.

(4) To adjust for $188,000 in premium for directors and officer liability insurance.

(5) To adjust for $__________ of amortization of solicitation expenses and transaction costs of $__________ over five years.

(6)      To adjust for $72,000 of directors fees.

(7) To adjust for $104,000 in legal fees paid to a managing officer of the Partnership.

                        PRO FORMA STATEMENT OF EARNINGS

                               SEPTEMBER 30, 1995

                                                         HISTORICAL
                                                          BALANCE               ADJUSTMENTS           PRO FORMA
 Interest Income:
    Interest and fees on loans receivable                 6,803,000                                   6,803,000

    Interest on deposits with banks                         584,000                                     584,000
                                                         ----------               --------            ---------

                             Total interest income        7,387,000                      0            7,387,000
 Interest Expense:

    Interest on thrift certificates                       2,954,000                                   2,954,000
    Interest on notes payable                             1,125,000                                   1,125,000
                                                         ----------               --------            ---------

                            Total interest expense        4,079,000                       0           4,079,000
                                                         ----------               --------            ---------
 Net interest income                                      3,308,000                       0           3,308,000
 Provision for loan losses                                1,861,000                                   1,861,000
                                                         ----------               --------            ---------

    Net interest after provision for loan losses          1,447,000                      0            1,447,000

 Noninterest income:

    Trustee and reconveyance fees                         2,320,000                                   2,320,000

    Other income                                            822,000                                     822,000
    Gain on sale of loans                                 5,690,000                                   5,690,000
                                                         ----------               --------            ---------
                                                          8,832,000                      0            8,832,000
 Noninterest Expense:

    General and administrative                            4,920,000(4,5,6,7)
                                                         ----------               --------            ---------
    Salaries, employee benefits and personnel
      services                                            5,960,000(1,2,3)        (290,000)           5,670,000
    Related party fees                                      129,000                                     129,000

    Depreciation and amortization                           366,000                                     366,000
    Expense on real estate acquired in settlement
      of loans                                              243,000                                     243,000

    Net loss (gain) on sales of real estate
      acquired in settlement of loans                       373,000                                     373,000
                                                         ----------               --------            ---------
                                                         11,991,000
                                                         ----------               --------            ---------
                  Net income before management fee       (1,712,000)
                                                         ----------               --------            ---------

 Management fee                                                   0                      0                    0
                           Net income before taxes       (1,712,000)
                                                         ----------               --------            ---------

 Income Taxes                                              (567,000)                     0              (      )
                                                         ----------               --------            ---------

 NET INCOME                                              (1,145,000)
                                                         ==========               ========            =========

(footnotes on previous page)

                                    BUSINESS

THE PARTNERSHIP

         The Partnership is a California limited partnership formed in 1981. Since 1986, Presidential Management Company has been the sole general partner of the Partnership. The Partnership currently originates substantially all of its new loans through Pacific Thrift, although the Partnership rewrites existing loans held directly by the Partnership.

THE CORPORATION

         The Corporation is a newly organized financial institution holding company that was formed by the Partnership in preparation for the Restructuring Plan. If the Restructuring Plan is approved and the other conditions to completion are met, the Partnership will transfer to the Corporation all of the loans receivable held by Presidential, all of the stock of Pacific Thrift, and all of Presidential's interests in Consolidated and Lenders. The executive offices of the Partnership and the Corporation are located at 21031 Ventura Boulevard, Woodland Hills, California, telephone number (818) 992-8999.

         If the Restructuring Plan is completed, the Corporation currently intends to conduct business primarily through its operating subsidiaries, Pacific Thrift, Consolidated, Lenders and Unified.

PACIFIC THRIFT

         Pacific Thrift is a California licensed industrial loan company that commenced business in 1988 and is supervised and regulated by the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of Pacific Thrift are insured by the FDIC up to applicable limits. Pacific Thrift conducts its operations at its main office in Woodland Hills, and originates loans through five loan production offices located in Walnut Creek, San Jose, Costa Mesa and West Covina, California and, as of June 27, 1994, Bellevue, Washington. In addition, Pacific Thrift originates loans through loan representatives who reside in other states, but Pacific Thrift does not maintain any offices for such representatives. Pacific Thrift focuses its lending activities exclusively on real estate secured loans to individuals and small businesses. Pacific Thrift does not offer lease financing or credit lines. Pacific Thrift offers passbook accounts, term certificates and money market certificates. Pacific Thrift does not offer other traditional banking services, such as checking accounts, travelers' checks or safe deposit boxes.

         Pacific Thrift incurred a net loss on its operations of approximately $2.9 million for the year ended December 31, 1994, compared with net losses of $3.2 million and $0.6 million for the years ended December 31, 1993 and 1992, respectively. Net losses in 1994, 1993 and 1992 were due primarily to increased loan losses caused by continuing declines in the value of California real estate.

CONSOLIDATED AND LENDERS

         Consolidated is a California limited partnership formed by the General Partner in December 1986 which was purchased by the Partnership in 1990. See
Item 13. "Certain Relationships and Related Transactions." Consolidated provides foreclosure related services on real estate trust deeds. Lenders was formed by the General Partner in 1990 and purchased by the Partnership in the same year. Lenders provides posting and publishing of notices of default and notices of sale and conducts foreclosure sales for Consolidated and other trust deed foreclosure companies. Consolidated provides services on California trust deeds to over 300 banks, thrifts, mortgage banks, life insurance companies and federal regulatory agencies located across the country. Approximately one-third of Consolidated's revenues are derived from lenders located outside of California, and management anticipates that this percentage will continue to grow. Less than 5% of the revenues of Consolidated or of Lenders are derived from services provided to the Partnership and Pacific Thrift.

         In October 1995, the Partnership incorporated a new wholly-owned subsidiary, Consolidated Reconveyance Corporation, a Washington corporation ("CRC Washington"). CRC Washington will provide foreclosure related services on real estate trust deeds secured by property located in the State of Washington. CRC Washington will reimburse Pacific Thrift for office space used by CRC Washington at the office of Pacific Thrift in Bellevue, Washington. CRC Washington has not conducted significant business operations as of the date hereof.

         Trustee foreclosure services accounted for net income of approximately $.9 million for the year ended December 31, 1994, compared with net income of approximately $1.4 million for each of the years ended December 31, 1993 and 1992. Management believes that the primary reason for the decline in net income has been the merger or acquisition of many small lending companies into larger banks and lending companies. The acquiring entities often have affiliated foreclosure service companies or arrangements with other foreclosure service companies, resulting in the loss of business to Consolidated. Consolidated has been able to replace many of its lost customers with new customers, which has partially mitigated the loss of some accounts. Consolidated has now refocused its marketing strategy to target primarily small and medium-sized lenders. Consolidated has hired a sales representative in the San Diego area, and is seeking a sales representative for the northern California area. In the meantime, Consolidated's southern California sales representatives are covering the northern California area. Management of Consolidated believes that it can increase net income by increasing its volume of sales through its current marketing strategy. There can be no assurance, however, that it will successfully increase net income.

UNIFIED

         Unified is a newly formed corporation with no business operations as of this date. If the Restructuring Plan is completed, the Corporation will assign all of the loan receivables transferred to it by the Partnership to Unified. The loans will continue to be serviced by Pacific Thrift for a servicing fee of 1.5% per year of the principal balance of each loan serviced.

         Although management currently does not anticipate that Unified will actively originate new loans for the foreseeable future, it is expected that Unified would obtain a California finance lender's license. Unified may also obtain mortgage lender licenses in other states, as management deems appropriate. Unified is expected to rewrite loan receivables as they mature or are otherwise refinanced in the future. In addition, Unified may from time to time purchase loans from other lenders for securitization or for its own portfolio. It is not anticipated at this time that Unified would have a full time staff or separate office.

         Pacific Thrift would continue to be the primary focus of the Corporation's lending business. However, Pacific Thrift, as a regulated financial institution, is subject to certain regulatory requirements and restrictions which may preclude it from making certain loans. Unified will have the ability to make these loans, which may consist of higher risk and higher yield loans in comparison to loans made by Pacific Thrift.

LENDING ACTIVITIES

         For the past three years, all new lending activity has been conducted exclusively by Pacific Thrift pursuant to its lending guidelines. Under an arrangement between Presidential and Pacific Thrift effective January 1, 1994, Pacific Thrift provides loan servicing for all of Presidential's outstanding loans for a loan servicing fee of 1.5% per annum of the principal amount of each loan serviced. On or before the maturity of Presidential's loans, Pacific Thrift will consider rewriting, for its own loan portfolio, those loans that meet Pacific Thrift's lending guidelines. Pacific Thrift has received the necessary regulatory approvals to rewrite Presidential's loans which meet Pacific Thrift's underwriting guidelines. In addition, Presidential may continue to rewrite existing loans when appropriate.

         Over the past year, Pacific Thrift has substantially increased its origination of loans for immediate sale to the secondary loan market. This business plan has allowed Pacific Thrift to earn fee income and dramatically expand its customer base and lending areas with its existing capital base. Pacific Thrift's current business plan calls for continuing expansion of loans originated for sale, with fee income generated from sales being used to increase its capital. When capital has increased to a level sufficient to support growth of Pacific Thrift's own loan portfolio, it plans to expand its existing portfolio loan programs, while continuing the loan sales programs at optimum levels. All of Pacific Thrift's loans are real estate secured loans. Following is a brief description of the types of loans originated by Pacific Thrift.

         Loans Originated for Sale.

         Pacific Thrift originates nonconforming first and second trust deed residential loans for immediate sale in the secondary loan market. Loans originated for sale generally have loan-to-value ratios of from 60% to 85% and meet the credit criteria established in advance by the loan purchasers. Pacific Thrift originated and sold the following amounts of loans during each of the months of 1994 and the first nine months of 1995:

                                           Originated                Sold
                                           -----------            -----------
                  1994
                  January                  $ 1,088,000                    -0-
                  February                 $   239,000                    -0-
                  March                    $ 1,609,000                    -0-
                  April                    $   734,000                    -0-
                  May                      $ 1,319,000                    -0-
                  June                     $ 3,526,000            $ 3,969,000
                  July                     $   981,000            $ 1,210,000
                  August                   $ 4,218,000            $ 4,561,000
                  September                $ 3,598,000            $ 5,272,000
                  October                  $ 4,853,000            $ 3,560,000
                  November                 $ 4,594,000            $ 6,897,000
                  December                 $ 8,023,000            $ 4,130,000

                  1995
                  January                  $ 8,621,000            $ 8,917,000
                  February                 $ 6,953,000            $ 9,133,000
                  March                    $10,358,000            $11,425,000
                  April                    $11,294,000            $11,575,000
                  May                      $10,708,000            $ 9,299,000
                  June                     $12,711,000            $12,672,000
                  July                     $10,587,000            $12,040,000
                  August                   $10,235,000            $ 9,707,000
                  September                $14,312,000            $13,225,000
                  October                  $17,080,000            $15,728,000

         Pacific Thrift and Presidential each entered agreements with Aames Capital Corporation ("Aames") as of December 1, 1993, pursuant to which Pacific Thrift and the Partnership agreed to sell to Aames an aggregate of up to $75 million of loans secured by residential property over a period of up to 18 months. Pacific Thrift had sold $75 million of loans under that agreement as of May 26, 1995. All loans sold by Pacific Thrift were included in pools of loans securitized by Aames. Credit enhancement was provided for each securitization through private credit insurance, and each pool was rated AAA by one or more rating services. Aames acts as loan servicer for each of the pools. All loans were sold nonrecourse except for the obligation to repurchase any loan which does not meet certain customary representations and warranties or to repurchase loans adversely affected by any breach of general representations and warranties. As of September 30, 1995, five loans ($349,250 aggregate principal amount) have been repurchased by Pacific Thrift and no loans additional loans have been requested to be repurchased. Pacific Thrift does not expect to incur a loss on the five loans repurchased. Except for an initial sale of approximately $3.9 million in loans, all loans sold by Pacific Thrift to Aames were sold for a premium above face value of the loans sold. Pacific Thrift received a servicing released fee payable quarterly on the principal amount of each loan sold from September 19, 1994 to January 1995. Effective February 1, 1995, the servicing released fee was increased on the principal amount of each loan sold, including the loans sold from September 1994 to May 26, 1995, until each loan is paid off. Pacific Thrift retains an interest in the net spread (i.e. all interest and fees paid on the loans less servicing and other costs) in $3.9 million in loans sold to Aames in December 1993, which management estimates will represent a return of approximately 3.3% on the principal amount of the $3.9 million of loans sold.

         Pacific Thrift entered into a new agreement with Aames Capital Corporation effective June 21, 1995, pursuant to which it will continue to sell pre-approved residential loans to Aames. The new agreement provides for Pacific Thrift to receive a higher premium on the face amount of each loan sold which meets preset interest rate requirements upon date of sale. An additional premium will be paid for all loans sold during any quarter if at least $22.5 million of loans are sold during that quarter. The premium for all loans sold in excess of $25 million per calendar quarter will be further increased. In addition, Pacific will receive a servicing released fee on the principal amount of each loan sold, payable on a quarterly basis, until the loan is paid off.

         During the first nine months of 1995, Pacific Thrift has sold an aggregate of $98 million of pre-approved securitizable loans to Aames and other purchasers. Pacific Thrift has no commitment to offer or sell any specified amount of loans to any purchaser, but has entered arrangements whereby other purchasers may pre-approve loans to be made by Pacific Thrift prior to funding, which are sold within approximately one month from origination.

         To the extent that Pacific Thrift originates loans for sale, it bears an interest rate risk between the date of origination of each loan and the time that each loan is sold. However, loans are generally sold on a monthly basis, which reduces the risk of interest rate fluctuations between the date of origination and date of sale. Loans which are held for sale during the period prior to sale are accounted for at the lower of cost or market value of such loans.

         Portfolio Lending.

         Pacific Thrift has historically originated for its own loan portfolio primarily first and second trust deed real estate loans secured by one-to-four family residential, multi-family residential, commercial and, to a very minor extent, undeveloped, property. The loan origination and underwriting criteria for these loans are described in detail under Item 1. "Business -- Lending Activities -- Loan Origination and Underwriting." For the past 18 months, Pacific Thrift has significantly reduced the origination of loans for its own portfolio due to a reduction in capital in 1994. Pacific Thrift has now restored its capital, and plans to gradually expand portfolio lending during 1996 after it reaches a capital level of approximately $7 million. Management intends to manage Pacific Thrift's future portfolio growth within a range that will allow it to maintain capital levels meeting the FDIC regulatory definition of "well capitalized".

         Over the past five years, as California real property values declined substantially, Presidential and Pacific Thrift have incurred higher than anticipated loan losses and losses on foreclosures, particularly on loans made prior to 1995. The characteristics of the combined loan portfolio of Presidential and Pacific Thrift are described herein under Item 1. "Business -- Lending Activities."

         Home Improvement Loans.

         From 1990 until March 31, 1993, Pacific Thrift operated a home improvement loan division, which originated three types of home improvement loans, including (i) loans partially insured by the Federal Housing Administration ("FHA") under Title I of the National Housing Act ("Title I Loans"); (ii) loans partially insured by a policy of credit insurance issued by a private insurer; and (iii) uninsured loans subject to an additional annual fee paid by the borrower to Pacific Thrift. The program was discontinued on March 31, 1993. All home improvement loans were made under substantially the same loan underwriting standards and policies set by the U.S. Department of Housing and Urban Development ("HUD"), including a requirement that each loan be secured by a first or second priority lien on residential property having a value of at least 100% of the loan amount plus all prior encumbrances. Home improvement loans were made in amounts not in excess of $25,000 on loans secured by single family residences and not in excess of $60,000 on loans secured by multi-family residences.

         Pacific Thrift held $3.4 million of home improvement loans and loan participations at December 31, 1994, compared with $7.7 million and $8.4 million at December 31, 1993 and 1992, respectively. Due to claims made on Title I Loans and privately insured loans for the four years ended December 31, 1994, there is no material amount of insurance coverage remaining on any of the outstanding home improvement loans. Pacific Thrift has continued to service all outstanding home improvement loans in the manner that is required pursuant to its contracts with the purchasers of loan participations. However, the fact that there is no material insurance coverage available on any home improvement loans exposes Pacific Thrift to contingent risks of loss on home improvement loans and loan participations held by Pacific Thrift.

         Pacific Thrift has resumed a Title I Loan origination program, in which Pacific Thrift acts exclusively as a correspondent lender for one or more larger mortgage lenders who securitize Title I Loans. Pacific Thrift anticipates that these loans would be sold without recourse within 30 days of origination, and would result in additional fee income, which would be received immediately upon sale of the loans.

         No home improvement loans were originated between March 1993 and July, 1995. In August, 1995, Pacific Thrift resumed originating Title I loans for sale. Over the past nine months, Pacific Thrift has sold $1,241,307 of home improvement loans, including $1,126,307 of seasoned home improvement loans originated prior to March 1993 at par value and $115,000 in new Title I loans at a premium.

LENDING POLICIES

         The following description of lending policies refers to the lending policies of Pacific Thrift for portfolio loans. The Partnership does not presently originate new loans. The description of the existing loan portfolio as of September 30, 1995, refers to the combined loan portfolio of both the Partnership and Pacific Thrift.

         GEOGRAPHIC CONCENTRATION. At September 30, 1995, the combined loan portfolio of the Partnership and Pacific Thrift included loans geographically distributed approximately 77% in Southern California (south of San Luis Obispo), 17% in Northern California, 5% in Washington and 1% in Oregon, based on principal loan balances. Pacific Thrift's loan policy limits the total dollar amount of loans and total number of loans made in each zip code area to no more than 5% of its total outstanding loans.

         Although Pacific Thrift originates loans in states outside California, substantially all of such loans (by dollar volume) are pre- approved loans for immediate sale. At the present time, Pacific Thrift intends to limit the origination of loans for retention in its loan portfolio to loans secured by California real estate, and, to a minor extent to loans secured by real estate located in the various other states in which it does business.

         COLLATERAL REQUIREMENTS. Although substantially all of the loans originated by Pacific Thrift for sale are residential loans, changes in the pricing structure for residential loans due to increased competition have caused management to redirect Pacific Thrift's portfolio lending over the past year to loans secured by
commercial property.   Commercial properties accepted by Pacific Thrift as
collateral include primarily retail, multi-unit residential and light industrial properties. No more than 30% of Pacific Thrift's total loan portfolio may be secured by multi-unit residential property, and no more than 3% by unimproved land. Loans secured by commercial property are generally made at 65% or less loan to value ratios.

         At September 30, 1995, approximately 35% of the aggregate principal amount of loans comprising the combined loan portfolio of Presidential and Pacific Thrift were secured by one-to-four family residential property, 20% by multi-family residential property, 41% by commercial property, and 4% by undeveloped property.

         At each of the dates set forth below the combined gross loan portfolio of Presidential and Pacific Thrift (which does not reflect reserves for loan losses) was collateralized by the following types of real property:

                                      Sept. 30, 1995                      Dec. 31, 1994
                     Sept. 30, 1995    Percentage of     Dec. 31, 1994    Percentage of   Dec. 31, 1993    Dec. 31, 1993
                     Principal Loan        Total        Principal Loan        Total      Principal Loan    Percentage of
                        Balances         Portfolio         Balances         Portfolio       Balances      Total Portfolio
                     --------------   --------------    --------------    -------------  --------------   ---------------
One-to-four
family
residential
property
    1st TDs           $ 7,503,667         14.53%        $ 6,271,007           10.66%      $22,629,958           25.29%
    2nd TDs             7,287,576         14.11          11,983,931           20.39        20,454,710           22.86
    3rd TDs             1,329,590          2.58           1,833,001            3.12         3,103,656            3.47
Home Imp. Loans         1,925,583          3.73           2,298,050            3.91         7,699,823            8.60
                      -----------        ------         -----------          ------       -----------          ------
TOTAL                  18,046,416         34.95          22,385,989           38.08        53,888,147           60.22
                      ===========        ======         ===========          ======       ===========          ======
Five and Over
Multi-Family
residential
property

    1st TDs             8,152,148         15.79          13,531,290           23.02        10,266,956           11.48
    2nd TDs             2,126,215          4.12           3,154,197            5.37         4,284,452            4.79
    3rd TDs                   -0-           -0-              34,993             .06            35,062            0.04
                      -----------        ------         -----------          ------       -----------          ------
TOTAL                  10,278,363         19.91          16,720,480           28.45        14,586,470           16.31
                      ===========        ======         ===========          ======       ===========          ======

Commercial
Property
    1st TDs            18,243,195         35.33          14,184,456           24.13        16,036,924           17.92
    2nd TDs             3,105,751          6.01           3,579,936            6.09         2,759,898            3.08
    3rd TDs               104,727           .20             104,212             .18           266,523            0.30
                      -----------        ------         -----------          ------       -----------          ------
TOTAL                  21,453,673         41.54          17,868,604           30.40        19,063,345           21.30
                      ===========        ======         ===========          ======       ===========          ======

Undeveloped
Property
    1st TDs             1,861,069          3.60           1,805,151            3.07         1,944,519            2.17
    2nd TDs                   -0-           -0-                 -0-            0.00               -0-            0.00
    3rd TDs                   -0-           -0-                 -0-            0.00               -0-            0.00
                      -----------        ------         -----------          ------       -----------          ------
TOTAL                   1,861,069          3.60           1,805,151            3.07         1,944,519            2.17
                      ===========        ======         ===========          ======       ===========          ======
TOTAL PORTFOLIO
    1st TDs            35,760,079         69.25          35,791,904           60.88        50,878,357           56.86
    2nd TDs            12,519,542         24.24          18,718,064           31.85        27,499,060           30.73
    3rd TDs             1,434,317          2.78           1,972,206            3.36         3,405,241            3.81
Home Imp. Loans         1,925,583          3.73           2,298,050            3.91         7,699,823            8.60
                      -----------        ------         -----------          ------       -----------          ------
TOTAL                 $51,639,521        100.00%        $58,780,224          100.00%      $89,482,481          100.00%
                      ===========        ======         ===========          ======       ===========          ======


         LOAN ORIGINATION AND UNDERWRITING. Pacific Thrift's loans are primarily originated through referrals from mortgage loan brokers and other licensed referral sources for which the borrower pays a referral fee. As of September 30, 1995 Pacific Thrift employed 41 loan representatives, who maintain contacts with loan referral sources and provide customer service.

         At September 30, 1995, the maximum amount that Pacific Thrift could loan to one borrower was $1,134,000. On that date, the largest Presidential loan in the combined portfolio was $803,770 and the largest Pacific Thrift loan in the portfolio was $599,350. There were 10 loans in the combined loan portfolio which exceeded $500,000. The average loan balance at September 30, 1995, not including Home Improvement Loans, was $104,309 for Pacific Thrift and $77,387 for Presidential.

         Following an analysis of a loan applicant's credit, repayment ability and collateral appraisal, every loan must be approved by one of four senior officers. Loans over $150,000 and up to $500,000 must be approved by two of the four senior officers. If the loan does not meet all credit guidelines, but has satisfactory explanations or compensating factors, or the loan exhibits other unusual characteristics, it requires approval of the President or the Chief Executive Officer and one of the other two senior officers. Any loan in excess of $500,000 must be approved by the President or the Chief Executive Officer and one of the other two senior officers and one non-officer director. In addition, all loans in excess of $150,000 must be approved by at least two of the four outside directors of Pacific Thrift. Loan rewrites, extensions and troubled debt restructurings require the approval of the Vice President of the Debt Restructuring Department or the President of Pacific Thrift.

         Pacific Thrift obtains independent third party appraisals or evaluations of all properties securing its loans prior to loan origination. Presidential also required third party appraisals on all of its outstanding loans at loan origination. Pacific Thrift maintains an approved appraiser list and specifies minimum criteria which must be met by every appraisal.

         Pacific Thrift's loan policies, in conformity with FDIC regulations, require that maximum loan to value ratios be limited as follows with respect to the following types of properties (except for home improvement loans described below): 90% for owner-occupied one-to-four family residential property with mortgage insurance or readily marketable collateral; 85% for all other improved property; 85% for construction of one-to-four family residential property; 80% for construction of commercial, multi-family and non-residential property; 75% for land development and 65% for unimproved land. Pacific Thrift generally seeks to originate portfolio loans with loan to value ratios which are generally 5% or more lower than these maximum ratios. Loans to facilitate sale of properties acquired in settlement of loans (also known as "other real estate owned, or "OREO") may be higher than the maximum loan to value ratios allowed for new loans. Due to the significant decline in Southern California real estate values over the past five years, management believes that the current values of properties securing loans made prior to 1994 do not meet the original loan to value ratios.

         It is anticipated by management that Pacific Thrift's Board of Directors will periodically adjust and modify its collateral requirements and underwriting criteria in response to economic conditions and business opportunities.

         The following table sets forth the number and aggregate loan balances of loans, not including Home Improvement Loans, originated by both Presidential and Pacific Thrift (not including loans originated specifically for sale) since 1988 and currently held in the combined portfolio:

                                       Aggregate        Original Aggregate
                                        Number                Balance          Loan Balances        Average Amount
                                        of Loan             at Time of        at September 30,          of Loan
                                     Originations           Origination            1995               Originated
                                     ------------           -----------        -------------          ----------
                         1988             793               $59,486,049             $1,251,750          $75,014
                         1989            1159               $95,428,656             $  441,734          $82,337
                         1990             882               $72,778,968             $2,460,841          $82,516
                         1991             716               $60,278,404             $3,856,478          $84,188
                         1992             632               $53,207,352             $4,626,627          $84,189
                         1993             547               $48,611,898             $9,533,355          $88,870
                         1994             272               $42,055,615            $17,748,603         $154,616
                         1995*             86*              $15,127,400*           $10,218,939*        $175,900*

                 * For the nine months ended September 30, 1995

MATURITIES AND RATE SENSITIVITIES OF LOAN PORTFOLIO

         The table below sets forth the amounts of loans in the combined portfolio at September 30, 1995 that have fixed interest rates and floating or adjustable interest rates. Loans that have adjustable or floating interest rates are shown as maturing in the period during which the loan prices. The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

    Loan Balances due in:                                   As of September 30, 1995
    --------------------                                    -------------------------

                                       Number of Loans           Principal            Percentage of
                                       ---------------           ---------            -------------
                                                                 Balances              Portfolio
                                                                 --------              ---------
    One year or less:
       Variable Rate                         391                38,320,192               74.21
       Fixed Rate                             45                 4,156,144                8.05
    After one year but
    within five years:
       Variable Rate                          43                 2,737,601                5.30
       Fixed Rate                             27                 1,068,903                2.07
    After five years but
    within ten years:
       Variable Rate                         -0-                       -0-                 -0-
       Fixed Rate                             91                 1,457,670                2.82
    After ten years:
      Variable Rate                          -0-                       -0-                 -0-
      Fixed Rate                             924                 3,899,011                7.55




         Pacific Thrift and Presidential generally rewrite loans at maturity if the borrower makes a new loan application. In cases where the loan to value ratio has declined on an existing loan and no longer meets Pacific Thrift's loan to value guidelines, Pacific Thrift's policy is to make an exception and rewrite the loan. The Partnership follows generally the same policy for loan rewrites.

         A substantial portion of the combined loan portfolio is repriced, pays off or matures approximately every two years. Of the 20% of all loans bearing fixed rates at September 30, 1995, 40% were due in two years or less. Based upon these facts, over 88% of the combined loan portfolio (exclusive of home improvement loans) at September 30, 1995, consisted of either variable rate loans or fixed rate loans which mature within two years. Management therefore expects that within two years, approximately 88% of the combined loan portfolio (excluding home improvement loans) will reprice at the rate in effect on the existing loan at the time the loan is repriced or the then applicable rate for new or refinanced loans.

         The initial interest rate on variable rate loans is set as of the date of origination of each loan based upon the then prevailing reference rate established by Bank of America, which initial rate may increase by not less than .125% in any three-month period, but may not increase by more than five (10 in some cases) percentage points in the aggregate. Such increases (or decreases, as the case may be) occur at three-month intervals as the result of changes in the Bank of America reference rate. Although the interest rate may decrease, it cannot decrease below the original interest rate set for each loan.

CLASSIFIED ASSETS AND LOAN LOSSES

         The general policy of Pacific Thrift is to discontinue accrual of interest and make a provision for anticipated loss on a loan when: (i) it is more than two payments contractually past due and the current estimated loan-to-value ratio is 90% or more; or (ii) the loan exhibits the characteristics of an in-substance foreclosure, generally including any loan as to which the borrower does not have the ability, willingness or motivation to repay the loan. The current estimated loan-to-value ratio of substantially all delinquent loans are determined by a new independent appraisal, unless an independent appraisal was obtained no more than twelve months prior to review, in which case the current estimated loan-to-value ratio is determined by in-house review. When a loan is reclassified from accrual to nonaccrual status, all previously accrued interest is reversed at Pacific Thrift in accordance with regulatory requirements. Consistent with generally accepted accounting principles, Presidential's policy for determination of nonaccrual status is the same as Pacific Thrift's, except that the Partnership only reverses that portion of accrued interest which is not covered by the current estimated net realizable value of the underlying real estate collateral. Interest income on nonaccrual loans is subsequently recognized when the loan resumes payment or becomes contractually current as appropriate. Accounts which are deemed fully or partially uncollectible by management are generally fully reserved or charged off for the amount that exceeds the estimated net realizable value (net of selling costs) of the underlying real estate collateral. Gains on the sale of OREO are not recognized until the close of escrow upon sale. Home improvement loans are classified nonaccrual when they are two or more payments past due, and are charged off when they become five payments delinquent.

         Unless an extension, modification or rewritten loan is obtained, Pacific Thrift's policy is to commence procedures for a non-judicial trustee's sale within 30 to 60 days of a payment delinquency on a loan under the power of sale provisions of the trust deed securing such loan, as regulated by applicable law. Pacific Thrift's policy is to extend or rewrite a delinquent loan only if it can be determined that the borrower has the ability to repay the loan on the modified terms.

         The determination of the adequacy of the allowance for loan losses is based on a variety of factors, including loan classifications and underlying loan collateral values, and the level of nonaccrual loans. See Item 1. "Business -- Classified Assets and Nonperforming Assets -- Allowance for Loan Losses."

Therefore, changes in the amount of nonaccrual loans will not necessarily result in increases in the allowance for loan losses. The ratio of nonaccrual loans past due 90 days or more to total loans was 2.53% at September 30, 1995 and 5.35%, 5.98% and 3.06% at December 31, 1994, 1993 and 1992, respectively.
The ratio of the allowance for loan losses to nonaccrual loans past due 90 days or more was 281.61% at September 30, 1995 and 136.94%, 58.74% and 81.34% at
September 30, 1995 and December 31, 1994, 1993 and 1992, respectively.

         The following table sets forth the number and remaining gross balances of all loans in the combined loan portfolio (net of specific reserves for loan losses) that were more than 30 days delinquent at December 31, 1994, 1993 and 1992.

     AT SEPTEMBER 30, 1995
                                   PRESIDENTIAL           PACIFIC                       COMBINED

             Loan                Principal Amount     Principal Amount      Principal Amount      Percent of
         Delinquencies           Loans Delinquent     Loans Delinquent      Loans Delinquent     Total Loans
         -------------           ----------------     ----------------      ----------------     -----------
         30 to 59 days              $  332,483            $  692,497           $1,024,980             1.98%
         60 to 89 days                  39,096               335,853              374,949              .73%
        90 days or more                855,873             1,344,979            2,200,852             4.26%
                                    ----------            ----------           ----------             ----
             TOTAL                  $1,227,452            $2,373,329           $3,600,781             6.97%
                                    ==========            ==========           ==========             ====



     AT DECEMBER 31, 1994

                                   PRESIDENTIAL           PACIFIC                        COMBINED

             Loan                Principal Amount     Principal Amount      Principal Amount       Percent of
         Delinquencies           Loans Delinquent     Loans Delinquent      Loans Delinquent       Total Loans
         -------------           ----------------     ----------------      ----------------       -----------
         30 to 59 days               $       0          $    513,191           $  513,191               .87%
         60 to 89 days                 342,239               790,677            1,132,916              1.93%
        90 days or more              3,053,613             2,695,109            5,748,722              9.78%
                                    ----------            ----------           ----------             -----
             TOTAL                  $3,395,852            $3,998,977           $7,394,829             12.58%
                                    ==========            ==========           ==========             =====




     AT DECEMBER 31, 1993
                                   PRESIDENTIAL           PACIFIC                        COMBINED

             Loan                Principal Amount     Principal Amount      Principal Amount       Percent of
         Delinquencies           Loans Delinquent     Loans Delinquent      Loans Delinquent       Total Loans
         -------------           ----------------     ----------------      ----------------       -----------
         30 to 59 days              $1,705,555            $1,118,064          $ 2,823,619                3.16%
         60 to 89 days               1,211,248             1,310,969            2,522,217                2.82%
        90 days or more              6,855,650             3,224,410           10,080,060               11.26%
                                    ----------            ----------          -----------               ------
             TOTAL                  $9,772,453            $5,653,443          $15,425,896               17.24%
                                    ==========            ==========          ===========               =====





     AT DECEMBER 31, 1992
                                   PRESIDENTIAL           PACIFIC                        COMBINED

             Loan                Principal Amount     Principal Amount      Principal Amount       Percent of
         Delinquencies           Loans Delinquent     Loans Delinquent      Loans Delinquent       Total Loans
         -------------           ----------------     ----------------      ----------------       -----------
         30 to 59 days              $2,591,342            $1,501,447           $4,092,789              3.85%
         60 to 89 days               1,885,353               786,090            2,671,442              2.51%
        90 days or more              6,327,849             2,514,182            8,842,031              8.32%
                                   -----------            ----------          ----------              -----
             TOTAL                 $10,804,544            $4,801,719          $15,606,262             14.68%
                                   ===========            ==========          ===========             =====

         NONACCRUAL AND RESTRUCTURED LOANS. The following table sets forth the aggregate amount of loans at September 30, 1995 and December 31, 1994, 1993 and 1992 which were (i) accounted for on a nonaccrual basis; (ii) accruing loans which are contractually past due 90 days or more as to principal and interest payments; and (iii) troubled debt restructurings. Presidential and Pacific Thrift follow a practice of extending or modifying loans in certain circumstances. Loans modified to reduce interest rates below market rates, to reduce amounts due at maturity to reduce accrued interest or to loan additional funds are considered "troubled debt restructurings" as defined in SFAS 15.

                                                        Accruing Loans    Nonaccruing Loans
                                                           Past Due        Past Due 90 Days    Troubled Debt
                                                        90 Days or More        or More         Restructurings       Total
                                                        ---------------   ------------------   --------------   --------------
                                                                               (Dollars in Thousands)
                  At September 30, 1995
                      Presidential                             $478               $378              $360            $1,216
                      Pacific                                   433                927               588             1,948
                                                               ----             ------              ----            ------
                      Combined                                 $911             $1,305              $948            $3,164
                                                               ====             ======              ====            ======

                  At December 31, 1994
                      Presidential                           $1,612             $1,442               $ 0            $3,054
                      Pacific                                   991              1,709                 0             2,695
                                                             ------             ------               ---            ------
                      Combined                               $2,603             $3,146               $ 0            $5,749
                                                             ======             ======               ===            ======

                  At December 31, 1993
                      Presidential                           $2,626              4,229               $ 0            $6,856
                      Pacific                                 2,137              1,087                 0             3,224
                                                             ------             ------               ---            ------
                      Combined                               $4,764             $5,316               $ 0           $10,080
                                                             ======             ======               ===           =======

                  At December 31, 1992
                      Presidential                           $3,392             $2,936               $ 0            $6,328
                      Pacific                                 2,197                317                 0             2,514
                                                             ------             ------               ---            ------
                      Combined                               $5,589             $3,253               $ 0            $8,842
                                                             ======             ======               ===            ======


         The following table sets forth information concerning interest accruals and interest on nonaccrual loans as of September 30, 1995 and December 31, 1994, 1993 and 1992.

                                                 Interest                             Interest Not
                                              Contractually                          Recognized on
                                               Due on Loans     Interest Accrued       Nonaccrual
                                                 Past Due       on Loans Past Due    Loans Past Due
                                             90 Days or More     90 Days or More    90 Days or More
                                             ---------------   ------------------   ----------------

                                                             (Dollars in Thousands)
 At September 30, 1995
     Presidential                                      95                   19                 76
     Pacific                                          140                   52                 88
                                                   ------                 ----             ------
     Combined                                         235                   71                164
                                                   ======                 ====             ======

 At December 31, 1994
     Presidential                                    $962                 $187               $775
     Pacific                                          562                   75                487
                                                   ------                 ----             ------
     Combined                                      $1,524                 $262             $1,262
                                                   ======                 ====             ======

 At December 31, 1993
     Presidential                                  $1,377                  617                760
     Pacific                                          429                  188                241
                                                   ------                 ----             ------
     Combined                                      $1,806                 $805             $1,001
                                                   ======                 ====             ======

 At December 31, 1992
     Presidential                                  $1,824                 $486             $1,338
     Pacific                                          754                  255                499
                                                   ------                 ----             ------
     Combined                                      $2,578                 $741             $1,837
                                                   ======                 ====             ======


         Upon request of a borrower, Presidential or Pacific Thrift has generally granted one to two months extensions of payments during the term of a loan. In 1994, Presidential and Pacific Thrift extended 37 loans with an aggregate principal balance of $5,532,814. No loan was extended for a term of more than six months. In addition, Presidential or Pacific Thrift may modify a loan by allowing temporary reductions in the amount of principal or interest payable on a loan for up to twelve months. In 1994, Presidential and Pacific Thrift modified 37 loans with aggregate principal balances of $3,364,486. Presidential and Pacific Thrift rewrote 37 delinquent loans in 1994 in amounts of $3,297,722 which represented approximately 3.88% of the average loans outstanding in 1994. Presidential and Pacific Thrift apply the same documentation standards on a rewritten loan as on an original loan. Presidential and Pacific Thrift make these accommodations only if it can be determined that the borrower has the ability to repay the loan on the modified terms. Management believes that these accommodations are a reasonable and necessary response to the increased level of delinquencies experienced during the past three years. Presidential and Pacific Thrift have had generally favorable experience with repayment of loans extended, modified or rewritten on this basis.

         Procedures upon delinquency of home improvement loans vary from the foreclosure procedures ordinarily used to collect other loans. Upon 10 days' delinquency, the borrower is contacted and an attempt to schedule payments is made; if this is not possible, a determination is made whether the proceeds of a foreclosure sale would result in a recovery of all or part of the loan amount, after costs of foreclosure. In almost every case, there is insufficient equity to foreclose on a home improvement loan, and the loan is charged off if it becomes five payments delinquent. In addition to losses on its retained interest in home improvement loans, Pacific Thrift may be required to repurchase participation interests sold in Title I Loans if Pacific Thrift is found to have breached its warranties that such loans
complied with insurance requirements.   Pacific Thrift has never been required
to repurchase any loan participation interests. However, no assurance can be given that Pacific Thrift will not be required to repurchase any loan participation interests in the future.

         The initiation of foreclosure proceedings against a borrower does not suggest that the recovery of the loan is dependent solely on the underlying collateral. In fact, many borrowers will bring payments current or undertake other remedies so that foreclosure is not required.

         At September 30, 1995, Presidential and Pacific Thrift held OREO (net of specific reserves) of $5,336,256 (inclusive of senior liens of $1,094,904). In accordance with the policy for recognizing losses upon acquisition of OREO, Presidential and Pacific Thrift charge off or post specific reserves for those portions of the loans with respect to which OREO has been acquired to the extent of the difference between the loan amount and the estimated fair value of the OREO. Included in OREO at September 30, 1995 are 20 single family residences with an aggregate net book value of $2,454,101 (inclusive of $977,651 senior liens); two multi-family units with an aggregate net book value of $348,070 (inclusive of $117,253 senior liens) 16 commercial properties with an aggregate net book value of $2,380,992 (with no senior liens); and four undeveloped properties with an aggregate net book value of $153,093 (with no senior liens). For the nine months ended September 30, 1995, total expenses on operation and losses on sale of OREO were $1,611,307 and gains on sale of OREO and OREO income were $994,852 (including a $403,000 reversal of a specific reserve on one OREO property due to a reduction in the cost of environmental remediation of the property, as described herein under the heading "BUSINESS -- Legal Proceedings" for a total expense of $616,455. There can be no assurance that net losses on the sale of OREO will not be experienced in the future.

         ALLOWANCE FOR LOAN LOSSES. The following is a summary of the changes in the consolidated allowance for loan losses of Presidential and Pacific Thrift for the nine months ended September 30, 1995 and each of the three years ended December 31, 1994:

                                    Nine Months
                                       ending          Year ending      Year ending       Year ending
                                   Sept. 30, 1995     Dec. 31, 1994    Dec. 31, 1993     Dec. 31, 1992
                                   --------------     -------------    -------------     -------------
 Balance, beginning of year           4,307,000        $3,123,000      $ 2,646,000      $ 1,821,000
 Provision charged to                 1,861,000         6,096,000        4,655,000        3,887,000
 expenses

 Loans charged off                   (2,492,000)       (4,912,000)      (4,179,000)      (3,062,000)

 Recoveries on loans                  -0-
                                      ---------
 previously
 charged off                                            -0-               -0-              -0-
                                                       ----------      -----------      -----------
 Balance, end of year                 3,675,000        $4,307,000      $ 3,122,000      $ 2,646,000
                                      =========        ==========      ===========      ===========

 Ratio of chargeoffs during
 year to average loans
 outstanding                               4.07%             5.79%            4.12%            2.67%
                                           =====             =====            =====            =====


         Management performed an extensive review and analysis of the entire combined loan portfolio at year end 1992, including performing and nonperforming loans. Over 300 new independent or in-house appraisals were performed at that time, resulting in a significant adjustment to the allowance for loan losses in the fourth quarter of 1992. In 1993, new management of Pacific Thrift implemented new policies and procedures for determining the allowance for loan losses. In connection with the implementation of these new policies and procedures, new outside appraisals were ordered for almost every loan delinquent 60 days or more with a balance of $75,000 or more as to which an outside appraisal had not been performed for at least six months. As a result of that review and analysis, additional charge offs and reserves were taken by Pacific Thrift during the fourth quarter of 1993.

         In December 1993, Pacific Thrift engaged an independent consulting firm to assist Pacific Thrift in devising a comprehensive asset classification system for the purpose of analyzing the allowance on a monthly basis.
Effective in March 1994, the Board of Directors adopted an asset classification system pursuant to which every delinquent loan and every performing loan which exhibits certain risk characteristics is graded monthly, and a general reserve percentage is assigned to each classification level. Management also reviews every delinquent loan on a monthly basis and reviews the current estimated fair market value of the property securing that loan. To the extent that the amount of the delinquent loan exceeds the estimated fair market value of the property, an additional reserve is made for that loan.

         At year end 1994, due to the continuing declines in California real estate values which occurred in 1994, management of the Partnership determined that additional reserves were necessary. Accordingly, management analyzed the amount of loans charged off throughout 1993 and 1994, and obtained broker price opinions on a substantial number of loans. As a result of this analysis, the

Partnership determined to make a significant adjustment to the provision for loan losses for the forth quarter of 1994.

         Pacific Thrift's current policy is to maintain an allowance for loan losses equal to the amount determined necessary based upon Pacific Thrift's asset classification policy, which is written to conform with generally accepted accounting principles and FDIC requirements. The Partnership's current policy is to maintain an allowance for loan losses determined in accordance with generally accepted accounting principles.

         The allowance for loan losses was 6.00%, 5.08%, 3.08% and 2.31% of the average loans outstanding in the combined loan portfolio for the nine months ended September 30, 1995 and the years ended December 31, 1994, 1993 and 1992 and 7.12%, 7.33%, 3.49% and 2.49% of the total loans outstanding at September 30, 1995 and December 31, 1994, 1993 and 1992, respectively. The allowance for loan losses was 102.06%, 58.24%, 20.24% and 16.95% of the total amount of delinquent loans at September 30, 1995 and December 31, 1994, 1993 and 1992, respectively. Based upon management's review of the risk characteristics of the combined loan portfolio, the allowance was considered adequate at September 30, 1995 to absorb losses arising from all known and inherent risks.

         Management utilizes its best judgment in providing for possible loan losses and establishing the allowance for loan losses. However, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events. In addition, regulatory agencies, as an integral part of their examination process, periodically review Pacific Thrift's allowance for loan losses. Such agencies may require Pacific Thrift to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination.

         Implicit in lending activities is the fact that losses will be experienced and that the amount of such losses will vary from time to time, depending upon the risk characteristics of the portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense. The conclusion that a loan may become uncollectible, in whole or in part, is a matter of judgment.

         Adverse economic conditions and a declining real estate market in California have adversely affected certain borrowers' ability to repay loans. A continuation of these conditions or a further decline in the California economy could result in further deterioration in the quality of the loan portfolio and continuing high levels of nonperforming assets and charge-offs, which would adversely effect the financial condition and results of operations of the Partnership and Pacific Thrift.

INVESTMENT ACTIVITIES

         Except for Pacific Thrift, neither the Partnership nor any of the operating subsidiaries maintain an investment portfolio. Pacific Thrift's investment portfolio is used primarily for liquidity purposes and secondarily for investment income. Effective January 1, 1994, Pacific Thrift's policy is to invest cash in short-term U.S. government securities or federal funds sold due in less than 30 days. Overnight federal funds sold are limited to no more than 100% of total capital at any single financial institution that is either adequately or well capitalized. If the financial institution is neither adequately nor well capitalized, then the limit is $100,000. As of September 30, 1995, and December 31, 1994, Pacific Thrift held investments in federal funds totaling $4,500,000 and $12,500,000, respectively. As of December 31, 1993 and 1992, Pacific Thrift held excess cash in interest-earning bank accounts and there were no investments.

SOURCES OF FUNDS

         DEPOSITS. Pacific Thrift's major source of funds is FDIC-insured deposits, including passbook savings accounts, money market accounts and investment certificates (similar to certificates of deposit). Pacific Thrift attracts customers for its deposits by offering rates that are slightly higher than rates offered by large commercial banks and savings and loans. Pacific Thrift has no brokered deposits as of the date hereof. Management believes its deposits are a stable and reliable funding source. At September 30, 1995, Pacific Thrift had outstanding 1,382 deposit accounts of approximately $54.8 million.

         The following table sets forth the average balances and average rates paid on each category of Pacific Thrift's deposits for the nine months ended September 30, 1995 and the three years ended December 31, 1994.

DEPOSIT ANALYSIS

                               Average for Nine
                               ----------------
                                 Months Ended
                                 ------------
                              September 30, 1995       Averages for 1994       Averages for 1993       Averages for 1992
                              ------------------       -----------------       -----------------       -----------------
                                 (Dollars in              (Dollars in             (Dollars in             (Dollars in
                                  Thousands)              Thousands)               Thousands)             Thousands)

                            Average      Average      Average     Average     Average     Average     Average    Average
                            Balance       Rate        Balance       Rate      Balance      Rate       Balance      Rate
 Savings Deposits            $12,109        5.16%      $23,868       3.79%      $4,451       3.59%     $3,298        4.75%

 Deposits under $100,000     $53,033        6.23%      $43,828       4.59%     $46,609       5.92%    $38,157        6.66%

 Deposits over $100,000      $   133        6.72%      $   415       6.68%      $4,621       6.58%     $4,208        7.09%
                             -------        -----       ------       -----     -------       -----    -------        -----
 Total                       $65,275        6.05%      $68,111       4.32%     $55,681       5.78%    $45,663        6.55%
                             =======        =====      =======       =====     =======       =====    =======        =====


         The following schedule sets forth the time remaining until maturity for all certificates at September 30, 1995 and December 31, 1994, 1993 and 1992.

DEPOSIT MATURITIES

                                               At               At              As of            As of
                                          September 30,    December 31,     December 31,     December 31,
                                              1995             1994             1993             1992
                                           (Dollars in      (Dollars in      (Dollars in      (Dollars in
                                           Thousands)       Thousands)       Thousands)       Thousands)
 Passbook/Money Market                       $18,520          $11,443          $21,004          $ 3,170
                                             -------          -------          -------          -------

 Accounts under $100,000
   3 months or less                          $15,021          $25,522          $ 5,886          $ 6,173
   Over 3 months through 6 months             11,430           17,201            7,663            4,663
   Over 6 months through 12 months             9,650           10,654           12,634            7,330
   Over 12 months                                190            4,579           13,441           24,699
                                             -------          -------          -------          -------

                  Total                       36,291          $57,956          $39,624          $42,865
                                             -------          -------          -------          -------

 Accounts over $100,000
   3 months or less                              -0-             $102          $   300          $   300
   Over 3 months through 6 months                -0-              -0-              100              600
   Over 6 months through 12 months               -0-              -0-            1,092              200
   Over 12 months                                -0-              -0-              300            3,426
                                             -------          -------          -------          -------

                  Total                          -0-             $102          $ 1,792          $ 4,526
                                             -------          -------          -------          -------

 TOTAL DEPOSITS                              $54,811          $69,501          $62,420          $50,561
                                             =======          =======          =======          =======



         OTHER BORROWINGS. Presidential has historically used bank financing to increase the amount of funds available to it for lending operations. Presidential currently has borrowings outstanding under a Loan Agreement (the "Loan Agreement") with NatWest Bank N.A. (the "Bank"), dated August 30, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994. (as amended and currently in effect, the "Loan Agreement").

         The Bank originally offered a revolving credit line of $105 million to Presidential in 1990, under which Presidential borrowed a maximum of $82 million during 1990. The credit line was reduced by mutual agreement in 1991 to $48 million with an $18 million interim loan, which interim loan was fully repaid by April 1992. In March 1992, Presidential was informed that the Bank's management had determined to reduce its exposure to California real estate secured lending due to the general decline in California real estate values and increasing delinquency rates. Accordingly, the Loan Agreement provided for continuing monthly pay downs of from $1 million to $1.5 million, which reduced the available credit line to $30.3 million by March 31, 1993. Further paydowns of $1 million per month were required from April 30 to June 30, 1993, and $300,000 per month from July 1, 1993 through June 30, 1994. At

September 30, 1995, Presidential owed a total balance of $8.4 million under the Loan Agreement.

         Presidential exceeded the scheduled monthly pay down requirements through December 31, 1994, from a combination of cash flow from operations and loan sales, including sales of approximately $3.8 million, $6.4 million and $12.6 million of loans during 1994, 1993 and 1992, respectively. However, due to an increase in loan delinquencies, management determined that Presidential was not in compliance with loan eligibility requirements in December 1993. Under the terms of the Loan Agreements, this required Presidential to make additional prepayments, which it was unable to make. Presidential informed the Bank of this event of default on December 8, 1993. All events of default identified by Presidential to the Bank, including the failure to meet certain financial ratios and the failure to make prepayments required as a result, were automatically waived when the amended and restated Loan Agreement was closed on September 30, 1994. As of September 30, 1995, Presidential was in compliance with all paydown requirements under the amended and restated Loan Agreement but certain technical conditions relating to expenses payable to the General Partner and total collateral coverage had not been met. [THE BANK AGREED TO WAIVE THESE TECHNICAL VIOLATIONS OF THE LOAN AGREEMENT ON ________, 1995.]

         Under the current terms of the Loan Agreement, Presidential has until June 30, 1997, to fully repay the outstanding balance owed to the Bank. The Loan Agreement requires Presidential to utilize 100% of its net cash flow to pay down the loan. Net cash flow is defined as total cash receipts less collection costs, loan servicing expenses and general and administrative expenses, subject to certain maximum levels based upon projected expenses prepared by Presidential. The loan balance bears interest at prime plus 1.5%. Mandatory pay down levels require reduction of the loan balance by approximately $1 million per quarter through June 30, 1997. Presidential is further required to maintain a collateral coverage ratio of performing loans relative to its loan balance equal to 1.1:1, increasing to 1.2:1 after June 30, 1995 and a total collateral coverage ratio of total loans receivable and net OREO relative to its loan balance equal to 1.6:1, increasing to 1.8:1 after June 30, 1995. Presidential was not in compliance with this ratio at September 30, 1995. However, the Bank has agreed to reduce the total collateral coverage ratio to 1.6:1 and to waive Presidential's non-compliance with the current ratio. Presidential was in compliance with the 1.6:1 collateral coverage ratio as of September 30, 1995.

         Cash distributions by Presidential to the General Partner are restricted to the General Partner's overhead expenses, and all distributions and withdrawal payments are and will remain restricted for the full term of the loan. The General Partner and the three managing officers of Presidential reaffirmed their personal guarantees of the loan in connection with the amendment of the Loan Agreement dated as of September 28, 1994.

         Borrowings under the Loan Agreement are secured by Presidential's loans receivable and other assets. As additional security for the bank debt, the General Partner has pledged its Class A and B Units in Presidential. Further, the General Partner made an unsecured loan to Presidential of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate (currently 8.75%), but which will not be repaid as to principal or interest without consent of the Bank.

         If the Restructuring Plan is approved, the Corporation will assume the bank debt, and will receive the Presidential loan receivables subject to the prior lien of the Bank. The Corporation will offset the amount owed to the General Partner under the $600,000 note by debts owed by the General Partner to the Partnership, which totalled $320,635 as of September 30, 1995, plus any other amounts that may be accrued to or from the General Partner pending the completion of the Restructuring Plan. Any amount owed to or from the General Partner on the completion date of the Restructuring Plan, net of the $350,000 to be paid by the General Partner for the General Partners' Warrants, will be paid within 30 days of the effective date of the Restructuring Plan.

         In addition, if the Restructuring Plan is approved, the Bank will receive a five-year warrant to purchase up to 2% of the total outstanding Common Stock of the Corporation, exercisable at a price equal to 25% of the tangible book value of the Corporation at December 31, 1995 (as adjusted for the sale of Additional Shares). The Corporation will have the right to reclaim the warrant at any time after one year from the date of issuance for $200,000.

COMPETITION

         Pacific Thrift has significant competition in California for the origination of mortgage loans from banks, savings and loans, other thrift and loans and mortgage companies. Some of the these companies are headquartered in California, and have extensive branch systems and advertising programs which Pacific Thrift does not have. Pacific Thrift compensates for these competitive disadvantages by seeking niche lending markets underserved by other lenders and by providing a higher level of personal service to borrowers.

         Pacific Thrift faces competition for depositors' funds from other thrift and loans, banks, savings and loans, credit unions and, increasingly, from mutual funds and life insurance annuity products. Pacific Thrift does not offer checking accounts, travelers' checks or safe deposit boxes and thus has a competitive disadvantage to commercial banks and savings associations in attracting depositors. Pacific Thrift compensates for the lack of a full array of services by offering slightly higher interest rates for deposits than most large banks and savings and loans, while remaining interest rate competitive with smaller banks, savings and loan associations and thrift and loans.

EMPLOYEES

         As of September 30, 1995, Presidential had no employees, but received full time services from four full-time employees of the General Partner. Consolidated and Lenders received the services of 33 full time and 1 part time employees on the payroll of the General Partner. As of the same date, Pacific Thrift had 136 of its own full time employees and 2 part time employees.

PROPERTIES

         Presidential Pacific Thrift, Consolidated and Lenders do business at their main office in Woodland Hills, California. Pacific Thrift also does business at five loan production offices in Costa Mesa, West Covina, Walnut Creek and San Jose, California and, as of June 27, 1994, Bellevue, Washington.

         All of the offices at which Presidential and its subsidiaries conduct business are leased. Information with respect to each of the offices as of September 30, 1995 is as follows:

                                                  Floor Space           Annual               Expiration
Location                                        in Square Ft.           Rental(1)               Date
--------                                        -------------           ------               ----------
Woodland Hills, CA(2)(3)                            19,600              $487,570              07/31/03
Costa Mesa, CA                                       6,331               150,728              11/14/96
West Covina, CA                                      3,877                67,460              05/30/99
Walnut Creek, CA(4)(5)                               4,682               101,131              03/14/00
San Jose, CA                                         1,483                24,914              02/28/97
Bellevue, WA                                         2,224                36,696              08/31/98

(1) Subject to annual adjustment in accordance with customary escalation clauses, except as provided in footnote 2 below with respect to the Woodland Hills lease, which only provides for escalation of expense sharing obligations.
(2) Pursuant to a lease entered January 11, 1993, annual rental increases to $505,680 from March 1, 1996 to July 31, 1998, to $517,440 from
        August 1, 1998 through January 31, 2001, and to $529,200 from February 1, 2001 through July 31, 2003. The lease is accounted for on the straight line average method of accounting, in accordance with generally accepted accounting principles.
(3) Does not include a month-to-month lease for an additional 1295 square feet in the same building, at an annualized rental rate of $26,412.
(4) Pursuant to a lease entered in March 1995, annualized rent is set at $101,124 through September 1995, increasing to $103,944 through September 1997, and to $106,752 through March 2000.
(5) Does not include a separate lease for an additional 1,937 square feet in the same building, for which rent will not commence until occupancy, which is anticipated to occur by December 1, 1995 and continue for a period of two years at an annual rental of $46,488.

LEGAL PROCEEDINGS

        Presidential and Pacific Thrift are parties to certain legal proceedings incidental to its lending business, some of which seek unspecified damages or substantial monetary damages in the form of punitive damages. The ultimate outcome of such litigation cannot presently be determined. Management, after review and consultation with counsel, and based upon historical experience with prior collection actions, has determined that the outcome of such proceedings would not have a material adverse impact on Presidential or Pacific Thrift's business, financial condition or results of operations.

        In addition to actions incidental to its lending business, Presidential and/or its subsidiaries are parties to the following actions.

        Environmental Actions. Presidential and Pacific Thrift acquired two properties in foreclosure which were used by borrowers unaffiliated with the Partnership for metal plating operations involving hazardous materials. After acquisition of the two properties, the Partnership and Pacific Thrift each received notices from local government authorities requiring removal of hazardous materials left by the prior owners of each of the properties and remediation of soil contamination.

        Presidential and Pacific Thrift engaged an independent environmental consulting firm to determine the extent of soil contamination of each of the properties, and to prepare proposed remediation plans for each site. The proposed remediation plans, which were completed in September 1994, had an estimated cost of $674,000 to Presidential and $820,000 to Pacific Thrift, including consulting and special counsel fees. These amounts were accrued at December 31, 1993 and reserved for payment as expenses were incurred.

        In April 1995, Pacific Thrift obtained a revised estimate for the cost of environmental remediation of the Whittier property it acquired in foreclosure. The new estimated cost is significantly lower than the original estimate. Therefore, in April and May, 1995, Pacific Thrift reversed $403,000 of the reserve which had been set aside to pay for remediation. Remediation was completed as of July, 1995, and the property is now listed for sale.

        Presidential obtained a revised bid of $500,000 to complete environmental remediation of the San Bernardino property it acquired in foreclosure. Remediation is currently in progress, and it is presently anticipated that remediation will be completed by December 15, 1995. When remediation is complete, this property will be listed for sale.

        On January 2, 1994, Presidential and Pacific Thrift implemented a comprehensive environmental policy which requires environmental risk assessment by appraisers of every new loan made by

Presidential or Pacific Thrift and a full environmental risk report on any commercial or industrial property used as collateral for a loan of $250,000 or more. The policy provides that no loan will be made in the event an environmental risk assessment or report indicates the possible presence of environmental contamination. In addition, the policy provides that no property will be acquired in foreclosure if facts are discovered indicating the
existence of significant environmental contamination.   If Presidential or
Pacific Thrift determines not to foreclose on a secured property due to environmental contamination, the collectability of a loan could be substantially reduced.

        Foreclosure Publication Fees Action. On June 6, 1995, Consolidated and Lenders were served with a complaint by Consumer Action and two consumers suing both individually and on behalf of the general public in a purported class action filed in the Superior Court of Contra Costa County, California. The complaint names Consolidated and Lenders, along with thirteen other foreclosure service and foreclosure publishing companies, and alleges that all named defendants charge fees in excess of the statutorily permitted amount for publication of notices of trustee sales. The complaint seeks restitution of all excess charges, an injunction against the charging of excessive fees in the future and attorneys fees. The case is still in the pleading stage, discovery has not yet commenced and the purported class of plaintiffs has not yet been certified. Management believes that Consolidated and Lenders have charged publication fees in compliance with applicable law. However, if the action were decided against Consolidated and Lenders management estimates that their potential liability would be under $1 million, which would have a material adverse effect on annual earnings of the Partnership, but would not have a material adverse effect on the financial condition or longer term earnings of the Partnership.

                                DIVIDEND POLICY

        The Partnership paid regularly quarterly distributions to the Partners in accordance with the provisions of the Partnership Agreement until June 1993. The total amount of distributions was based upon the Partnership Agreement, which provided for distributions based upon the Net Profits of the Partnership, defined as net profits calculated in accordance with generally accepted accounting principles, except that loan origination fees are allowed to be treated as income in the year in which loans are originated, whereas generally accepted accounting principles require that such income be deferred over the life of the loan. To the extent that distributions paid out between 1981 and 1993 exceed net profits under generally accepted accounting principles, such distributions represented a return of capital under generally accepted accounting principles.

        For the year ended December 31, 1992, the Partnership distributed $1,730,385 to the Partners in excess of Net Profits as determined under the Partnership Agreement. Such distributions constituted a return of capital.

        For the year ended December 31, 1993, the Partnership distributed $916,309, all of which was determined at year end to be in excess of Net Profits as determined under the Partnership Agreement.

        No distributions were made by the Partnership in 1994 or 1995.

        Information respecting the payment of distributions to the Limited Partners of the Partnership for the past five years is as follows:

                       First Quarter           Second Quarter           Third Quarter         Fourth Quarter
                  -----------------------------------------------------------------------------------------------
Class of          Quarterly                Quarterly               Quarterly               Quarterly
Limited           Distribu-     Quarterly  Distribu-    Quarterly  Distribu-    Quarterly  Distribu-    Quarterly
Partners            tions        Returns     tions       Returns     tions       Returns    butions      Returns
-----------------------------------------------------------------------------------------------------------------
1995
Class A                 --          --          --          --          --           --          --          --
Class B                 --          --          --          --          --           --          --          --
Class C                 --          --          --          --          --           --          --          --
Class D                 --          --          --          --          --           --          --          --
Class E                 --          --          --          --          --           --          --          --
DRP Units               --          --          --          --          --           --          --          --
1994
Class A                 --          --          --          --          --           --          --          --
Class B                 --          --          --          --          --           --          --          --
Class C                 --          --          --          --          --           --          --          --
Class D                 --          --          --          --          --           --          --          --
Class E                 --          --          --          --          --           --          --          --
DRP Units               --          --          --          --          --           --          --          --
1993
Class A             51,725       2.959          --          --          --           --          --          --
Class B             73,603       2.517          --          --          --           --          --          --
Class C            298,289       2.244          --          --          --           --          --          --
Class D            279,867       2.244          --          --          --           --          --          --
Class E            197,583       1.866          --          --          --           --          --          --
DRP Units            3,404       1.376          --          --          --           --          --          --
1992
Class A           $ 54,330      3.125%    $ 54,330      3.125%    $ 54,927       3.125%    $ 54,927      3.125%
Class B             82,447      2.625%      80,571      2.625%      80,539       2.625%      78,784      2.625%
Class C            352,009      2.500%     348,356      2.500%     344,269       2.500%     329,694      2.375%
Class D            337,460      2.500%     330,490      2.500%     325,920       2.500%     310,862      2.375%
Class E            222,171      2.020%     209,099      1.916%     210,119       1.937%     209,003      1.937%
DRP Units            2,536      1.625%       2,886      1.625%       3,199       1.625%       3,481      1.625%
1991
Class A           $ 64,657      3.750%    $ 65,375      3.750%    $ 66,094       3.750%    $ 66,094      3.750%
Class B            107,556      3.250%     106,204      3.250%     105,987       3.250%     105,044      3.250%
Class C            473,573      3.000%     469,951      3.000%     466,953       3.000%     456,281      3.000%
Class D            448,578      3.000%     448,211      3.000%     447,982       3.000%     439,004      3.000%
Class E            245,602      2.708%     264,268      2.708%     287,387       2.636%     273,833      2.466%
DRP Units            1,496      2.250%       2,024      2.250%       2,547       2.250%       3,027      2.250%
1990
Class A           $ 75,497      4.000%    $ 74,556      4.000%    $ 72,214       4.000%    $ 71,040      4.000%
Class B            121,298      3.500%     121,660      3.500%     122,512       3.500%     120,479      3.500%
Class C            561,713      3.250%     559,802      3.250%     551,322       3.250%     537,064      3.250%
Class D            524,226      3.250%     519,480      3.250%     509,832       3.250%     500,933      3.250%
Class E            99,456       3.120%     173,168      3.120%     230,747       3.120%     268,688      3.120%
DRP Units              59       2.500%         320      2.500%         729       2.500%       1,186      2.500%
  Initial Return (1)

                     Fifth                  Total
Class of             Level      Fifth       Annual
Limited             Distri-     Level      Distribu-    Annual
Level               butions    Returns       tions      Returns
---------------------------------------------------------------
1995
Class A                 --         --            --          --
Class B                 --         --            --          --
Class C                 --         --            --          --
Class D                 --         --            --          --
Class E                 --         --            --          --
DRP Units               --         --            --          --
1994
Class A                 --         --            --          --
Class B                 --         --            --          --
Class C                 --         --            --          --
Class D                 --         --            --          --
Class E                 --         --            --          --
DRP Units               --         --            --          --
1993
Class A                 --         --        51,725       2.959
Class B                 --         --        73,603       2.517
Class C                 --         --       298,289       2.244
Class D                 --         --       279,867       2.244
Class E                 --         --       197,583       1.866
DRP Units               --         --         3,404       1.376
1992
Class A            $ 1,092     0.063%    $  219,606    12.5625%
Class B              1,919     0.063%       324,260    10.5625%
Class C              9,043     0.063%     1,383,371     9.5625%
Class D              9,491     0.063%     1,314,223     9.5625%
Class E              6,691     0.063%       857,083     7.8113%
DRP Units              116     0.063%        12,218     6.5625%
1991
Class A            $ 2,185      .125%    $  264,406     15.125%
Class B              4,088      .125%       428,879     13.125%
Class C             19,960      .125%     1,886,718     12.125%
Class D             18,596      .125%     1,802,371     12.125%
Class E             15,175      .125%     1,086,265     10.643%
DRP Units              127      .125%         9,220      9.125%
1990
Class A            $ 2,289      .125%    $  295,595     16.125%
Class B              4,332      .125%       490,281     14.125%
Class C             21,218      .125%     2,231,119     13.125%
Class D             19,726      .125%     2,074,196     13.125%
Class E              8,007      .125%       780,066     12.635%
DRP Units               27      .125%         2,320
  Initial Return (1)

(1) Represents the lower initial investment return on Class E Units paid on new subscriptions for Class E Units monthly in excess of $2 million per month, at a rate equal to 0.125% above the Merrill Lynch Ready
Asset Trust annualized average rate of return after expenses for the past 30 days.

         The Corporation, which was recently organized, has never paid a cash dividend on its Common Stock and does not intend to consider the payment of dividends until at least the fourth quarter of 1997. The Corporation's ability to pay dividends is subject to restrictions set forth in the Delaware General Corporation law. The Delaware Corporation Law provides that a Delaware corporation may pay dividends either (i) out of the corporation's surplus (as defined in Delaware law), or (ii) if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, pursuant to Section 2115 of the California General Corporation Law, under certain circumstances, certain provisions of the California General Corporation Law may be applied to foreign corporations qualified to do business in California, which may reduce the amount of dividends payable by the Corporation. See "DESCRIPTION OF CAPITAL STOCK -- Effect of Quasi-California Corporation Law."

         The Corporation's ability to pay cash dividends in the future will depend in large part on the ability of its operating subsidiaries to pay dividends to the Corporation. The ability of Pacific Thrift to pay dividends to the Corporation is subject to restrictions set forth in the California Industrial Loan Law and the provisions of the California General Corporation Law, and the regulations of the FDIC and the DOC. In addition, the provisions of the 1995 Order require the consent of the FDIC for the payment of any dividends by Pacific Thrift. See "SUPERVISION AND REGULATION -- Restrictions on Transfers of Funds to the Partnership or the Corporation by Pacific Thrift."

         In addition, the Corporation's ability to pay cash dividends is expected to be limited by covenants in the Notes, if issued, limiting the percentage amount of consolidated net earnings that may be paid in dividends. See "PROPOSED SALE OF SENIOR NOTES."

                      MARKET FOR LIMITED PARTNERSHIP UNITS
                      AND COMMON STOCK OF THE CORPORATION

LIMITED PARTNERSHIP UNITS

         There is no public trading market for the Limited Partnership Units of the Partnership and there are restrictions on the transferability of such interests. For the first nine months of 1995, management has knowledge of five sales of Limited Partnership Units. Management has no information concerning the sale price with respect to three of the five sales. Management is informed that Class C Units originally purchased for $30,000 sold for $4,500 and that Class E Units originally purchased for $9,500 sold for $3,800. Management has no information concerning the circumstances of each sale or the basis used to establish the purchase price of any of the Units sold and management does not believe that these sales are representative of the market value of Limited Partnership Units.

COMMON STOCK

         There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "PUGG." An investment banking firm has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

                           SUPERVISION AND REGULATION

         Pacific Thrift is subject to regulation, supervision and examination by the DOC and, as an insured depository institution, by the FDIC. Pacific Thrift is not regulated or supervised by the Office of Thrift Supervision, which regulates savings and loan institutions. The Partnership is regulated by the DOC but is not, under current law and applicable regulations, directly regulated or supervised by the FDIC, the Federal Reserve Board or any other bank regulatory authority, except with respect to the general regulatory and enforcement authority of the DOC and the FDIC over transactions and dealings between the Partnership and Pacific Thrift, and except with respect to both the specific limitations regarding ownership of the capital stock of the parent corporation of any thrift and loan, and the specific limitations regarding the payment of dividends from Pacific Thrift.

CALIFORNIA LAW

         The thrift and loan business conducted by Pacific Thrift is governed by the California Industrial Loan Law and the rules and regulations of the DOC which, among other things, regulate collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-licensed industrial loan companies, better known as thrift and loan companies.

         Subject to restrictions imposed by applicable California law, Pacific Thrift is permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by thrift and loan companies ranges up to 40 years and 30 days depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days may not in the aggregate exceed 5% of the total outstanding loans and obligations of the company. Although secured loans may generally be repayable in unequal periodic payments during their respective terms, consumer loans secured by real property with terms in excess of three years must be repayable in substantially equal periodic payments unless such loans are covered under the Garn-St. Germain Depository Institutions Act of 1982 (primarily one-to-four family residential mortgage loans).

         California law limits loans by thrift and loan companies to persons who do not reside in California to no more than 20% of total assets, or up to 30% of total assets with approval of the DOC.
California law contains extensive requirements for the diversification of the loan portfolio of thrift and loan companies. A thrift and loan with outstanding investment certificates may not, among other things, have more than 25% of its loans or other obligations in loans or obligations which are secured only partially, but not primarily, by real property; may not make any one loan secured primarily by improved property which exceeds 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; may not lend an amount in excess of 5% of its paid-up and unimpaired capital stock and surplus not available for dividends upon the security of the stock of any one corporation; may not make loans to, or hold the obligations of, any one person or control group as primary obligor in an aggregate principal amount exceeding 20% of its paid-up and unimpaired capital stock and surplus not available for dividends; and may have no more than 70% of its total assets in loans which have remaining terms to maturity in excess of seven years and are secured solely or primarily by real property.

         A thrift and loan generally may not make any loan to, or hold an obligation of, any of its directors or officers or any director or officer of its holding company or affiliates, except in specified cases and subject to regulation by the DOC. A thrift and loan may not make any loan to, or hold an obligation of, any of its shareholders or any shareholder or its holding company or affiliates, except that this prohibition does not apply to persons who own less than 10% of the stock of a holding company or affiliate which is listed on a national securities exchange. There are currently no outstanding loans made by either the Partnership or Pacific Thrift to any officers or directors of the Partnership or any of its affiliates. Any person who wishes to acquire 10% or more of the capital stock of a California thrift and loan company or 10% or more of the voting capital stock or other securities giving control over management of its parent company must obtain the prior written approval of the DOC.

         A thrift and loan is subject to certain leverage limitations which are not generally applicable to commercial banks or savings and loan associations. In particular, thrift and loans may not have outstanding at any time investment certificates that exceed 20 times paid-up and unimpaired capital and surplus. Under California law, thrift and loans that desire to increase their leverage must meet specified minimum standards for liquidity reserves in cash, loan loss reserves, minimum capital stock levels and minimum unimpaired paid-in surplus levels. As approved by the DOC, Pacific Thrift can currently operate with a ratio of deposits to unimpaired capital and unimpaired surplus of 15:1.

         At December 31, 1994, Pacific Thrift's total deposits were 22.3 times its paid-up and unimpaired capital and unimpaired surplus not available for dividends, which was in violation of its authorized thrift ratio, due to a reduction in capital. Pacific Thrift returned to compliance with the 15:1 thrift ratio as of

April 30, 1995. As of September 30, 1995, Pacific Thrift had a 9.6:1 thrift ratio.

         Under provisions of the FDIC Improvement Act and regulations issued by the FDIC, additional limitations have been imposed with respect to depository institutions' authority to accept, renew or rollover brokered deposits.
Pacific Thrift does not have any brokered deposits as of the date hereof.

         Thrift and loan companies are not permitted to borrow, except by the sale of investment or thrift certificates, in an amount exceeding 300% of tangible net worth, surplus and undivided profits, without the DOC's prior consent. All sums borrowed in excess of 150% of tangible net worth, surplus and undivided profits must be unsecured borrowings or, if secured, approved in advance by the DOC, and be included as investment or thrift certificates for purposes of computing the maximum amount of certificates a thrift and loan may issue. However, collateralized Federal Home Loan Bank advances are excluded for this test of secured borrowings and are not specifically limited by California law. Pacific Thrift had no borrowed funds other than deposits at September 30, 1995.

         Under California law, thrift and loan companies are generally limited to investments, other than loans, that are legal investments for commercial banks. California commercial banks are prohibited from investing an amount exceeding 15% of shareholders' equity in the securities of any one issuer, except for specified obligations of the United States, California and local governments and agencies. A thrift and loan company may acquire real property only in satisfaction of debts previously contracted, pursuant to certain foreclosure transactions or as may be necessary for the transaction of its business, in which case such investment, combined with all investments in personal property, is limited to one-third of a thrift and loan's paid-in capital stock and surplus not available for dividends. For the period between September 30, 1994 and February 28, 1995, Pacific Thrift was not in compliance with these restrictions due to the reduction in its capital. However, by March 31, 1995 Pacific Thrift had returned to compliance with the restrictions.

         Although investment authority and other activities that may be engaged in by Pacific Thrift generally are prescribed under the California Industrial Loan Law, certain provisions of FDIC Improvement Act may limit Pacific Thrift's ability to engage in certain activities that otherwise are authorized under the California Industrial Loan Law. See "Governmental Policies and Recent Legislation -- "Federal Deposit Insurance Corporation Improvement Act of 1991" under this heading.

FEDERAL LAW

         Pacific Thrift's deposits are insured by the FDIC to the full extent permissible by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions for which it provides deposit insurance. Among the numerous applicable regulations are those issued under the Community Reinvestment Act of 1977 ("CRA") to encourage insured state nonmember banks, such as Pacific Thrift, to meet the credit needs of local communities, including low and moderate income neighborhoods consistent with safety and soundness, and a rating system to measure performance. Inadequacies of performance may result in regulatory action by the FDIC. Pacific Thrift received a satisfactory rating with respect to its CRA compliance in its most recent FDIC compliance examination completed in March 1994.

         Pacific Thrift is subject to the rules and regulations of the FDIC to the same extent as all other state banks that are not members of the Federal Reserve System. The approval of the FDIC is required prior to any merger, consolidation or change in control, or the establishment or relocation of any branch office of Pacific Thrift. This supervision and regulation is intended primarily for the protection of the deposit insurance funds.

         Pacific Thrift is subject to certain capital adequacy guidelines issued by the FDIC. See "Governmental Policies and Recent Legislation -- Capital Adequacy Guidelines" under this heading.

RESTRICTIONS ON TRANSFERS OF FUNDS TO THE PARTNERSHIP BY PACIFIC THRIFT

         There are statutory and regulatory limitations on the amount of dividends which may be paid to the Partnership by Pacific Thrift. Under California law, a thrift and loan is not permitted to declare dividends on its capital stock unless it has at least $750,000 of unimpaired capital plus additional capital of $50,000 for each branch office maintained. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift's retained earnings; or, (ii) in the alternative, after giving effect to the distribution, (a) the sum of a thrift's assets (net of goodwill, capitalized research and development expenses and deferred charges) would be not less than 125% of its liabilities (net of deferred taxes, income and other credits), or (b) current assets would be not less than current liabilities (except that if a thrift's average earnings before taxes for the last two years had been less than average interest expenses, current assets must not be less than 125% of current liabilities).

         In addition, a thrift and loan is prohibited from paying dividends from that portion of capital which its board of directors has declared restricted for dividend payment purposes. The amount of restricted capital maintained by a thrift and loan provides the basis of establishing the maximum amount that a thrift may lend to a single borrower and determines the amount of capital that may be counted by the thrift for purposes of calculating the thrift to capital ratio. Pacific Thrift has, in the past, restricted as much capital as necessary to achieve its maximum thrift ratio limit.

The board of directors of Pacific Thrift may unrestrict all or any portion of its equity in the future for dividends to the Partnership, provided that Pacific Thrift remains adequately capitalized.

         The FDIC also has authority to prohibit Pacific Thrift from engaging in what, in the FDIC's opinion, constitutes an unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by banks under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of the FDIC Improvement Act could limit the amount of dividends which Pacific Thrift may pay to the Partnership. See "Federal Deposit Insurance Corporation Improvement Act of 1991 -- Prompt Corrective Regulatory Action" and "Governmental Policies and Recent Legislation -- Capital Adequacy Guidelines" under this heading for a discussion of these additional restrictions on capital distributions.

         Pacific Thrift is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Partnership or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Partnership or other affiliates. Such restrictions prevent the Partnership and other affiliates from borrowing from Pacific Thrift unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by Pacific Thrift to or in the Partnership or to or in any other affiliate is limited to 10% of Pacific Thrift's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of Pacific Thrift's capital and surplus (as defined by federal regulations). In addition, any transaction with an affiliate of Pacific Thrift must be on terms and under circumstances that are substantially the same as a comparable transaction with a non-affiliate. Additional restrictions on transactions with affiliates may be imposed on Pacific Thrift under the prompt corrective action provisions of the FDIC Improvement Act. See "Governmental Policies and Recent Legislation -- Federal Deposit Insurance Corporation Improvement Act of 1991" under this heading.

REGULATORY ACTIONS

         As a result of an FDIC examination conducted as of June 15, 1993, the FDIC and the DOC requested Pacific Thrift to enter into a stipulated Cease and Desist Order (the "1993 Order") issued November 10, 1993. The Order primarily required Pacific Thrift to

(i) adopt a written policy acceptable to the FDIC and the DOC governing Pacific Thrift's relationships with its affiliates; (ii) reduce its volatile liability deposits to specified maximum levels; (iii) increase its liquidity to specified minimum levels; and (iv) develop a comprehensive asset/liability management policy. The Order did not require any increase in capital or loan loss reserves, or a decrease in adversely classified assets. In order to comply with the Order, Pacific Thrift terminated its personnel services and facilities arrangements with the Partnership. Substantially all of the requirements of the Order were met by January 31, 1994, well in advance of the required dates for compliance specified in the Order.

         At the end of August 1994, the FDIC requested Pacific Thrift to enter into a supplemental stipulated Cease and Desist Order (the "Supplemental Order") issued October 13, 1994. The Supplemental Order required Pacific Thrift to obtain the prior consent of the FDIC before opening any new offices and to design, file and implement plans to increase its net earnings. The Supplemental Order did not require any increase in capital or loan loss reserves. The Supplemental Order also required that detailed budgets and comparisons of budgets with actual results of operations be filed with the FDIC and DOC.

         In December 1994, the FDIC notified Pacific Thrift that it was classified as "critically undercapitalized" as of October 31, 1994. Pacific Thrift had sufficiently restored its regulatory capital ratios from net operating profits and capital contributions as of April 30, 1995 to be classified as "adequately capitalized" under FDIC regulations. The FDIC confirmed Pacific Thrift's adequate capitalization by letter dated May 8, 1995.

         On May 18, 1995, the FDIC issued a new cease and desist order (the "1995 Order") replacing the 1993 Order and Supplemental Order. The terms of the 1995 Order require Pacific Thrift to: have and retain qualified management; by September 30, 1995, increase and maintain Tier 1 capital (consisting of shareholders' equity) at 8% of its total assets; eliminate assets classified "loss" as of September 26, 1994; reduce the level of adversely classified assets; in certain instances, refrain from extending additional credit to borrowers whose prior credits have been adversely classified; maintain a fully funded allowance for loan losses; implement Pacific Thrift's capital restoration and business/profitability plans; correct a past violation of the thrift ratio requirement and comply with all applicable laws and regulations; file reports of condition and income which accurately reflect its financial condition; obtain FDIC approval prior to payment of any cash dividends; continue to comply with its Policy for Transactions and Relationships Between Affiliates; obtain FDIC approval before opening additional offices; and furnish written quarterly progress reports to the FDIC detailing actions taken to comply with the 1995 Order.

         Management of Pacific Thrift believes that it is in full compliance with the terms of the 1995 Order. As of September 30, 1995, Pacific Thrift has increased its capital ratios to the levels which meet the regulatory definition of "well capitalized." However, since the 1995 Order contains a provision requiring the maintenance of a certain capital level (which it currently meets), Pacific Thrift would be classified as "adequately capitalized" under the regulations.

GOVERNMENTAL POLICIES AND RECENT LEGISLATION

         Banking is a business that depends on interest rate differentials. Although in 1994 fee income from loans originated for sale by Pacific Thrift exceeded interest income, interest income constitutes a significant portion of the income from the Partnership's lending operations. The difference between the interest rate paid by Pacific Thrift on its thrift deposits and its other borrowings and the interest rates received by Pacific Thrift on portfolio loans constitutes the net interest margin earned on portfolio loans. These margins are highly sensitive to many factors that are beyond the control of Pacific Thrift. Accordingly, and just as with any other regulated financial institution which accepts deposits, the earnings and growth of Pacific Thrift will be subject to the influence of local, domestic and foreign economic conditions, including recession, unemployment and inflation.

         Pacific Thrift's business, just like that of any other financial institution, is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on the Partnership are impossible to predict. Certain of the potentially significant changes which have been enacted and proposals which have been made recently are discussed below.

         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. On December 19, 1991, the FDIC Improvement Act was enacted into law. Set forth below is a brief discussion of certain portions of this law and implementing regulations that have been adopted or proposed by the Federal Reserve Board, the Comptroller of the Currency, the Office of Thrift Supervision and the FDIC (collectively, the "Federal Banking Agencies").

         BIF RECAPITALIZATION. The FDIC Improvement Act provides the FDIC with three additional sources of funds to protect deposits insured by the Bank Insurance Fund (the "BIF") administered by the FDIC, The FDIC is authorized to borrow up to $30 billion from the U.S. Treasury; borrow from the Federal Financing Bank up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver, and borrow from financial intermediaries that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits.

         IMPROVED EXAMINATIONS. All insured depository institutions must undergo a full-scope, on-site examination by their appropriate Federal Banking Agency at least once every 12 months. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate Federal Banking Agency against each institution or affiliate as it deems necessary or appropriate.

         STANDARDS FOR SAFETY AND SOUNDNESS. Pursuant to the FDIC Improvement Act, the FDIC has issued proposed safety and soundness standards on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. The proposal also establishes the maximum ratio of classified assets to total capital plus allowance for loan losses at 100% and the minimum level of earnings sufficient to absorb losses without impairing capital. The proposal provides that a bank's earnings are sufficient to absorb losses without impairing capital if the bank is in compliance with minimum capital requirements and the bank would, if its net income or loss over the last four quarters continued over the next four quarters, remain in compliance with minimum capital requirements. Any institution which failed to comply with these standards would be required to submit a compliance plan. A failure to submit a plan or to comply with an approved plan would subject the institution to further enforcement action. No assurance can be given as to the final form of the proposed regulations or, if adopted, the impact of such regulations on Pacific Thrift.

         In December 1992, the Federal Banking Agencies issued final regulations prescribing uniform guidelines for real estate lending. The regulations, which became effective March 19, 1993, require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan-to-value limits that do not exceed the supervisory limits prescribed by the regulations.

         PROMPT CORRECTIVE REGULATORY ACTION. The FDIC Improvement Act requires each Federal Banking Agency to take prompt corrective action ("PCA") to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios. The purpose of this law is to resolve the problems of insured depository institutions at the least possible long-term cost to the appropriate deposit insurance fund.

         The law required each Federal Banking Agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well-capitalized (significantly exceeding the required minimum capital requirements), adequately capitalized (meeting the required capital requirements), undercapitalized (failing to meet any one of the capital requirements), significantly undercapitalized (significantly below any one capital requirement) and critically undercapitalized (failing to meet all capital requirements).

         In September 1992, the Federal Banking Agencies issued uniform final regulations implementing the PCA provisions of the FDIC Improvement Act. Under the regulations, an insured depository institution will be deemed to be:

o "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater and (ii) is not subject to an order, written agreement, capital directive or PCA directive to meet and maintain a specific capital level for any capital measure;

o "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

o "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier 1 risk-based capital ratio that is less than 4% or a leverage ratio that is less than 4% (or a leverage ratio that is less than 3% if the institution is rated composite 1 under the applicable regulatory rating system in its most recent report of examination);

o "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and

o "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

         An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized or undercapitalized may be reclassified to the next lower capital category if the appropriate Federal Banking Agency, after notice and opportunity for hearing, (i) determines that the institution is in an unsafe or unsound condition or (ii) deems the institution to be engaging in an unsafe or unsound practice and not to have corrected the deficiency. At each successive lower capital category, an insured depository institution is subject to more restrictions and Federal Banking Agencies are given less flexibility in deciding how to deal with it.

         The law prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if after such transaction the institution would be undercapitalized. If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate Federal Banking Agency, subject to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. Any undercapitalized depository institution must submit an acceptable capital restoration plan to the appropriate Federal Banking Agency 45 days after becoming undercapitalized. The appropriate Federal Banking Agency cannot accept a capital plan unless, among other things, it determines that the plan (i) specifies the steps the institution will take to become adequately capitalized, (ii) is based on realistic assumptions and (iii) is likely to succeed in restoring the depository institution's capital. In addition, each company controlling an undercapitalized depository institution must guarantee that the institution will comply with the capital plan until the depository institution has been adequately capitalized on an average basis during each of four consecutive calendar quarters and must otherwise provide adequate assurances of performance. The aggregate liability of such guarantee is limited to the lesser of (a) an amount equal to 5% of the depository institution's total assets at the time the institution became undercapitalized or (b) the amount which is necessary to bring the institution into compliance with all capital standards applicable to such institution as of the time the institution fails to comply with its capital restoration plan. Finally, the appropriate Federal Banking Agency may impose any of the additional restrictions or sanctions that it may impose on significantly undercapitalized institutions if it determines that such action will further the purpose of the PCA provisions.

         An insured depository institution that is significantly undercapitalized, or is undercapitalized and fails to submit, or in a material respect to implement, an acceptable capital restoration plan, is subject to additional restrictions and sanctions. These include, among other things: (i) a forced sale of voting shares to raise capital or, if grounds exist for appointment of a receiver or conservator, a forced merger;
(ii) restrictions on transactions with affiliates; (iii) further limitations on interest rates paid on deposits; (iv) further restrictions on growth or required shrinkage; (v) modification or termination of specified activities;
(vi) replacement of directors or senior executive officers, subject to certain grandfather provisions for those elected prior to enactment of the FDIC Improvement Act; (vii) prohibitions on the receipt of deposits from correspondent institutions; (viii) restrictions on capital distributions by the holding companies of such institutions; (ix) required divestiture of subsidiaries by the institution; or (x) other restrictions as determined by the appropriate Federal Banking Agency. Although the appropriate Federal Banking Agency has discretion to determine which of the foregoing restrictions or sanctions it will seek to impose, it is required to force a sale of voting shares or merger, impose restrictions on affiliate transactions and impose restrictions on rates paid on deposits unless it determines that such actions would not further the purpose of the PCA provisions. In addition, without the prior written approval of the appropriate Federal Banking Agency, a significantly undercapitalized institution may not pay any bonus to its senior executive officers or provide compensation to any of them at a rate that exceeds such officer's average rate of base compensation during the 12 calendar months preceding the month in which the institution became undercapitalized.

         Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. For example, a critically undercapitalized institution generally would be prohibited from engaging in any material transaction other than in the ordinary course of business without prior regulatory approval and could not, with certain exceptions, make any payment of principal or interest on its subordinated debt beginning 60 days after becoming critically undercapitalized. Most importantly, however, except under limited circumstances, the appropriate Federal Banking Agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution. The board of directors of an insured depository institution would not be liable to the institution's shareholders or creditors for consenting in good faith to the appointment of a receiver or conservator or to an acquisition or merger as required by the regulator.

         OTHER ITEMS. The FDIC Improvement Act also, among other things, (1) limits the percentage of interest paid on brokered deposits and limits the unrestricted use of such deposits to only those institutions that are well-capitalized; (ii) requires the FDIC to charge insurance premiums based on the risk profile of each institution; (iii) eliminates "pass through" deposit insurance for certain employee benefit accounts unless the depository institution is well-capitalized or, under certain circumstances, adequately capitalized;
(iv) prohibits insured state chartered banks from engaging as principal in any type of activity that is not permissible for a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements; (v) directs the appropriate Federal Banking Agency to determine the amount of readily marketable purchased mortgage servicing rights that may be included in calculating such institution's tangible, core and risk-based capital; and (vi) provides that, subject to certain limitations, any federal savings association may acquire or be acquired by any insured depository institution.

         The FDIC has adopted final regulations implementing the risk-based premium system mandated by the FDIC Improvement Act. Under the final regulations insured depository institutions are required to pay insurance premiums within a range of 23 cents per $100 of deposits to 31 cents per $100 of deposits depending on their risk classification. To determine the risk-based assessment for each institution, an institution will be categorized as well capitalized, adequately capitalized or undercapitalized based on its capital ratios. A well-capitalized institution is one that has at least a 10% total risk-based capital ratio, a 6% Tier 1 risk-based capital ratio and a 5% Tier 1 leverage capital ratio. An adequately capitalized institution has at least an 8% total risk-based capital ratio, a 4% Tier 1 risk-based capital ratio and a 4% Tier 1 leverage capital ratio. An undercapitalized institution will be one that does not meet either of the above definitions. The FDIC will also assign each institution to one of three subgroups based upon reviews by the institution's primary federal or state regulator, statistical analyses of financial statements and other information relevant to evaluating the risk posed by the institution. As a result, the assessment rates within each of three capital categories are as follows (expressed as cents per $100 of deposits):

                                                   Supervisory Subgroup
                                                   --------------------
                                                    A        B       C
Well capitalized                                    0        3      17
Adequately capitalized                              3       10      24
Undercapitalized                                   10       24      27

         Supervisory subgroups are set once every six months, based upon an institution's last supervisory and capital classification. Pacific Thrift is currently paying deposit insurance premiums at the rate of 31 cents per $100 of deposits because it was categorized as "undercapitalized" and was in supervisory subgroup 3C at December 31, 1994. Pacific Thrift has since been classified as "adequately capitalized" as of March 31, 1995, and expects its assessment rate to be changed effective January 1, 1996.

         In addition, the FDIC has issued final regulations implementing provisions of the FDIC Improvement Act relating to powers of insured state banks (which for this purpose includes Pacific

Thrift). Final regulations issued in October 1992 prohibit insured state banks from making equity investments of a type, or in an amount, that are not permissible for national banks. In general, equity investments include equity securities, partnership interests and equity interests in real estate. Under the final regulations, non-permissible investments must be divested by no later than December 19, 1996. Pacific Thrift has no non-permissible investments as of September 30, 1995.

         The FDIC has recently approved final regulations which prohibit insured state banks from engaging as principal in any activity not permissible for a national bank, without FDIC approval. The regulations also provide that subsidiaries of insured state banks may not engage as principal in any activity that is not permissible for a subsidiary of a national bank, without FDIC approval. To management's best knowledge, Pacific Thrift is not engaging in any activity that would not be permissible under FDIC regulations.

         The impact of the FDIC Improvement Act on Pacific Thrift is uncertain, especially since many of the regulations promulgated thereunder have only been recently adopted and certain of the law's provisions still need to be defined through future regulatory action. Certain provisions, such as the recently adopted real estate lending standards and the limitations on investments and powers of state banks and the rules to be adopted governing compensation, fees and other operating policies, may affect the way in which Pacific Thrift conducts its business, and other provisions, such as those relating to the establishment of the risk-based premium system, may adversely affect Pacific Thrift's results of operations. Furthermore, if Pacific Thrift were to become undercapitalized in the future, which management does not anticipate, the actual and potential restrictions and sanctions that apply to or may be imposed on undercapitalized institutions under the prompt corrective action and other provisions of the FDIC Improvement Act could significantly adversely affect operations and liquidity of Pacific Thrift, and the ability of the Partnership to raise funds in the financial markets.

CAPITAL ADEQUACY GUIDELINES.

         The FDIC has issued guidelines to implement new risk-based capital requirements. The guidelines are intended to establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off-balance sheet items into account in assessing capital adequacy and minimize disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments, are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk-weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets.

         On and after December 31, 1992, the guidelines require a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must consist of Tier 1 capital. Higher risk-based ratios are required to be considered well capitalized.

         A banking organization's qualifying total capital consists of two components: Tier 1 capital (core capital) and Tier 2 capital (supplementary capital). Tier 1 capital consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. Intangibles, such as goodwill, are generally deducted from Tier 1 capital; however, purchased mortgage servicing rights and purchase credit card relationships may be included, subject to certain limitations. At least 50% of the banking organization's total regulatory capital must consist of Tier 1 capital.

         Tier 2 capital may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock and long-term preferred stock and related surplus;
(iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier 1 capital. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the Federal Banking Agencies.

         The FDIC has also adopted a minimum leverage ratio of Tier 1 capital to average total assets of 3% for banks that have a uniform composite ("CAMEL") rating of 1. All other institutions and institutions experiencing or anticipating significant growth are expected to maintain capital at least 100 to 200 basis points above the minimum level. Furthermore, higher leverage ratios are required to be considered well capitalized or adequately capitalized.

         As of December 31, 1994, Pacific Thrift had a total risk-based capital ratio of 6.66%, a Tier 1 risk-based capital ratio of 5.41% and a leverage capital ratio of 3.87%, which resulted in Pacific Thrift being classified as "undercapitalized" as of that date. As of September 30, 1995, Pacific Thrift had improved its total risk-based capital ratio to 11.93%, its Tier 1 risk-based capital ratio to 10.68% and its leverage capital ratio to 8.19%, which meet the FDIC definition of "well capitalized." However, since the 1995 Order contains a provision requiring the maintenance of a certain capital level (which it currently meets), Pacific Thrift would be classified as "adequately capitalized" under the regulations.

         In addition, the Federal Reserve Board and the FDIC have issued proposed rules, in accordance with the FDIC Improvement Act, seeking public comment on methods for measuring interest rate risk, and two alternative methods for determining what amount of additional capital, if any, a bank may be required to have for interest rate risk. Pacific Thrift cannot yet determine whether such proposals will be adopted or the impact of such regulations, if adopted, on Pacific Thrift.

POTENTIAL ENFORCEMENT ACTIONS

         Insured depository institutions, such as Pacific Thrift, and their institution-affiliated parties, which include the Partnership, may be subject to potential enforcement actions by the FDIC and the DOC for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits and with respect to Pacific Thrift and the Partnership, could also include the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the PCA provisions of the FDIC Improvement Act. Management knows of no pending or threatened enforcement actions against Pacific Thrift; however, Pacific Thrift is currently operating under the 1995 Order. See "Supervision and Regulation -- Regulatory Actions" above.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The only stockholder of the Corporation prior to the Restructuring Plan is the Partnership, which owns 3,000 shares of the Common Stock. After the Distribution, the Partnership will own no shares of Common Stock. The Corporation is unaware of any person or group that will control the Corporation following the completion of the Distribution. Based upon the ownership of the Partnership at September 30, 1995, Joel R. Schultz would be the only Stockholder to beneficially own more than 5% of the Common Stock after the Distribution.

         After the Restructuring Plan is completed, Limited Partners of the Partnership, the General Partner and the Standby Purchasers will be the Stockholders of the Corporation. As of September 30, 1995, there were 2,493 Limited Partners of the Partnership.

         The following tables sets forth the anticipated ownership of Common Stock after the completion of the Restructuring Plan by (i) the four directors of the Corporation, (ii) the Chief Executive Officer and the six other executive officers of the Corporation whose total annual compensation after the completion of the Restructuring Plan will exceed $100,000 (the "Named Executives"), and (iii) all executive officers and directors of the Corporation, as a group, based upon the Limited Partnership Units and interests in the General Partner beneficially owned by each such person at September 30, 1995.

                                                                           Common
                                                                           Stock                 Percent
 Name and Address of                                                    Beneficially               of
   Beneficial Owner                                                       Owned(1)                Class
 -------------------                                                    ------------              -----
 Joel R. Schultz
 21031 Ventura Boulevard                                                 524,734(2)               27.52%
 Woodland Hills, CA 91364

 Richard D. Young
 21031 Ventura Boulevard                                                         *                    *
 Woodland Hills, CA 91364

 Kenneth A. Carmona
 21031 Ventura Boulevard                                                     788(3)                   *
 Woodland Hills, CA 91364

 Richard B. Fremed
 21031 Ventura Boulevard                                                   1,251(4)                   *
 Woodland Hills, CA 91364

 Norman A. Markiewicz
 21031 Ventura Boulevard                                                   2,164(5)                   *
 Woodland Hills, CA 91364

                                                                           Common
                                                                           Stock                 Percent
 Name and Address of                                                    Beneficially               of
   Beneficial Owner                                                       Owned(1)                Class
 -------------------                                                    -------------             -----
 Charles J. Siegel
 21031 Ventura Boulevard                                                         *                    *
 Woodland Hills, CA 91364

 Frank Landini
 500 Ygnacio Road                                                                *                    *
 Walnut Creek, CA

 Russell A. Allison
 4409 Via Valmonte                                                               *                    *
 Palos Verdes Estates, CA 90274

 Ermyas Amelga
 1127 Pinto Drive                                                                *                    *
 La Habra Heights, CA 90631

 All Directors, Proposed Directors and Executive Officers,
 as a group (9 persons)(6)                                                 528,937                27.74%

_____________________

*        Less than 1%.

(1) This includes Additional Shares which the named individuals have indicated the intention to acquire through the exercise of Basic Subscription Rights, but does not include (i) Additional Shares which each individual may purchase through the exercise of Oversubscription Rights; and (ii) Common Stock issuable upon exercise of stock options to be granted to the named individuals, which are not exercisable for six months after the effectiveness of the Restructuring Plan, as described herein under the heading "MANAGEMENT -- Plans and Arrangements -- Stock Option Plan." Except as otherwise noted and except as required by applicable community property laws, each person will have sole voting and disposition powers with respect to the shares.

(2) In addition to the 4,255 shares Mr. Schultz intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, this amount includes (i) all of the 43,612 shares of Common Stock issuable to the General Partner by the Partnership and
         (ii) all of the maximum number of General Partner Warrants for 476,667 shares, as to which Mr. Schultz, as the controlling shareholder of Presidential Services Corporation, holds sole voting and investment power. However, the General Partner intends, at some time in the near future, to distribute out substantially all of the Common

         Stock and Warrants it receives from the Partnership pro rata to its partners in accordance with their percentage interests in the Partnership. Mr. Schultz holds a 20.25% beneficial interest in the General Partner. Accordingly, at such time as the General Partner distributes the Common Stock and General Partner Warrants received by it to its partners, Mr. Schultz expects to receive: (i) 8,830 shares of Common Stock, and (ii) General Partner Warrants to purchase a maximum of 96,510 shares, which would result in Mr. Schultz' beneficial ownership of 109,595 shares of Common Stock, or 5.75% of the total shares outstanding if all of the maximum General Partner Warrants were exercised. This amount does not include the following shares which the adult daughter and son-in-law of Mr. Schultz would receive from the General Partner, as to which he has no voting or investment power: (i) 130 shares of Common Stock issuable to the General Partner by the Partnership; (ii) 63 shares purchasable through Basic Subscription Rights; or (iii) General Partner Warrants to purchase a maximum of 1,418 shares.

(3) This amount includes only the 788 shares that Mr. Carmona intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include: (i) 1,635 shares of Common Stock issuable to the General Partner by the Partnership and (ii) General Partner Warrants to purchase a maximum of 17,870 shares, which Mr. Carmona would receive from the General Partner, which would increase his total ownership to 20,293 shares, representing 1.06% of the total outstanding Common Stock if all of the maximum General Partner Warrants were exercised.

(4) This amount includes only 1,251 shares that Mr. Fremed intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include (i) 2,595 shares of Common Stock issuable to the General Partner by the Partnership and
         (ii) General Partner Warrants to purchase a maximum of 28,365 shares, which Mr. Fremed would receive from the General Partner, which would increase his total ownership to 32,211 shares, representing 1.69% of the total outstanding Common Stock if all of the maximum General Partner Warrants were exercised. This amount also does not include the following shares which two adult sons of Mr. Fremed would receive from the General Partner, as to which he has no voting or investment power: 597 shares of Common Stock issuable to the General Partner by the Partnership; (ii) 288 shares purchasable through Basic Subscription Rights; and (iii) General Partner Warrants to purchase a maximum of 6,523 shares.

(5) This amount includes only 2,164 shares that Mr. Markiewicz intends to purchase through the exercise of Basic Subscription Rights as a partner of the General Partner, and does not include (i) 4,490 shares of Common Stock issuable to the General Partner by the Partnership and
         (ii) General Partner

         Warrants to purchase a maximum of 49,071 shares, which Mr. Markiewicz would receive from the General Partner, which would increase his total ownership to 55,725 shares, representing 2.92% of the total outstanding Common Stock if all of the maximum General Partner Warrants were exercised.

(6) This amount includes (i) all of the 43,612 shares issuable to the General Partner by the Partnership, (ii) all of the Basic Subscription Rights of the named directors and officers and (iii) all of the General Partner Warrants to purchase a maximum of 476,667 shares. At such time as the General Partner distributes the Common Stock and General Partner Warrants to its partners, the actual amounts of Common Stock and General Partner Warrants that would be owned by the directors and officers (without including any shares that may be purchased by them through the Oversubscription Privilege) would be 217,824, representing 11.42% of the total outstanding shares if all of the maximum General Partner Warrants were exercised.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to the directors and executive officers of the Corporation. The Corporation's Restated Certificate of Incorporation states that the Board of Directors shall be divided into three classes of directors, with the directors in each class elected for three-year staggered terms except for the initial directors. The terms of the initial Board will expire at the annual meetings of stockholders in 1997, 1998 and 1999. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in employment agreements. See "MANAGEMENT -- Employment Agreements.


                                            Principal Occupation or Employment and
      Name                    Age              Occupation for the Past Five Years
 ---------------              ---           --------------------------------------
 Joel R. Schultz(3)           58            Chairman of the Board, President, Chief Executive Officer and
                                            Chief Operating Officer of the Corporation; Chief Managing
                                            Officer of Presidential from 1981 to the present; Chairman of the Board and Chief Executive Officer of Pacific Thrift since
                                            1988 and President of Pacific Thrift from 1988 to December 1993;
                                            director of CRC Washington since November 1995; Proposed
                                            Chairman of the Board of Consolidated and Lenders; proposed
                                            Chairman of the Board, President, Chief Executive Officer and
                                            Chief Operating Officer of Unified.

 Richard D. Young(1)          56            Director and Senior Executive Vice President of the Corporation
                                            and Unified; President and Chief Operating Officer of Pacific
                                            Thrift from November 1993 to present; director of Pacific Thrift from November 1993 to present; President and Chief Executive
                                            Officer of Topa Thrift and Loan from 1983 to 1993; President of
                                            Thrift Guaranty Corporation from 1984 to 1988; director of
                                            Thrift Guaranty Corporation from 1983 to 1988 and from 1989 to
                                            1995, when the Thrift Guaranty Corporation was liquidated.

 Kenneth A. Carmona           39            Executive Vice President of the Corporation; President and Chief
                                            Executive Officer of Consolidated from inception in 1985 to present and of Lenders from inception in 1990 to the present;
                                            Senior Vice President of Pacific Thrift from 1989 to the
                                            present; President and director of CRC Washington since November
                                            1995; proposed director of Consolidated, Lenders and Unified.

 Norman A. Markiewicz         48            Executive Vice President of the Corporation; Chief Operating
                                            Officer of Presidential since 1981; Chief Operating Officer of
                                            Pacific Thrift from 1988 to September 1993; Executive Vice
                                            President of Pacific Thrift from 1993 to present; director of
                                            Pacific Thrift from 1988 to present; proposed Executive Vice
                                            President of Unified and proposed director of Consolidated,
                                            Lenders and Unified.

 Richard B. Fremed            52            Executive Vice President and Secretary of the Corporation; Chief
                                            Financial Officer of Presidential from 1981 to April 1994; Chief
                                            Financial Officer of Pacific Thrift from 1988 to December 1993;
                                            Secretary of Pacific Thrift from December 1988 to present;
                                            Treasurer of Pacific Thrift from December 1993 to present;
                                            director of Pacific Thrift from 1988 to present; Chief Financial
                                            Officer of Consolidated from inception in 1985 to present and of
                                            Lenders from inception in 1990 to present; Chief Financial
                                            Officer of CRC Washington since November 1995; proposed Chief
                                            Financial Officer of Unified and proposed director of
                                            Consolidated, Lenders and Unified; certified management
                                            accountant.

 Frank Landini                44            Executive Vice President of Pacific Thrift since December 1994;
                                            Senior Vice President of Pacific Thrift from October  1993 to
                                            December 1994; Senior Vice President of Topa Thrift and Loan
                                            from 1983 to 1993.

 Charles J. Siegel            45            Chief Financial Officer and Assistant Secretary of the
                                            Corporation; Chief Financial Officer of Pacific Thrift from
                                            December 1993 to present; Chief Financial Officer of
                                            Presidential from May 1994 to present; Chief Financial Officer of Topa Thrift and Loan from 1983 to 1993; certified public accountant.

 Russell G. Allison(1)        38            Proposed director of the Corporation; director of Pacific Thrift from June 1992 to present; Vice President of Smith Barney from
                                            October 1994 to present; Vice President of Kidder, Peabody &
                                            Co., Inc. from January 1994 to October 1994; Assistant Vice
                                            President of Kidder, Peabody & Co., Inc. from 1983 to 1993.

 Ermyas Amelga(2)             39            Proposed director of the Corporation; director of Pacific Thrift from June 1992 to present; co-owner and managing director of
                                            AMRAY Capital Advisors from 1992 to present; Vice President of
                                            Kidder, Peabody & Co., Inc. from 1988 to 1992.

____________

(1)      Terms of office will expire in 1997.

(2)      Term of office will expire in 1998.

(3)      Term of office will expire in 1999.


BOARD OF DIRECTORS AND COMMITTEES

         The business of the Corporation's Board of Directors will be conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

         The Audit Committee will review and report to the Board on various auditing and accounting matters, including the annual audit report from the Corporation's independent public accountants. The Audit Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

         The Employee Compensation Committee will determine the salary and bonus structure for the Corporation's employees who are not employed under written contracts and will also determine the annual bonuses of Messrs. Markiewicz and Fremed. The Employee Compensation Committee consists of Joel R. Schultz and Richard D. Young. Mr. Schultz is its Chairman.

         The Executive Compensation and Stock Option Committee will determine the salary and performance-based bonuses of the Corporation's executive officers, appropriate awards under the Corporation's 1995 Stock Option Plan and administer the Corporation's Retirement Plans. See "MANAGEMENT -- Plans and Arrangements -- 1995 Stock Option Plan" and " -- Retirement Plan." The Executive Compensation and Stock Option Committee consists of Ermyas Amelga and Russell G. Allison. Mr. Amelga is its Chairman.

         The Executive Committee will have the authority to act on behalf of the full Board of Directors in between meetings of the Board, except that the Executive Committee will not have the authority to amend the Certificate of Incorporation or the Bylaws of the Corporation, adopt an agreement of merger or consolidation, recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution or remove or indemnify a director. To the extent authorized by the Board of Directors, the Executive Committee will also be authorized to declare dividends of the Corporation and to issue shares of authorized and unissued Common Stock or any series of Preferred Stock of the Corporation. The Executive Committee will also act as the Nominating Committee that nominates officers and directors of the Corporation for election. The Executive Committee consists of Joel R. Schultz and Ermyas Amelga. Mr. Schultz is its Chairman.

COMPENSATION OF BOARD OF DIRECTORS

         It is the Corporation's intention to pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. The Corporation will pay each employee director an annual fee of $500, plus $200 per board or committee meeting attended. The Corporation will pay each non-employee director an annual fee of $2,500, plus $750 for each board meeting attended, plus $300 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman and $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. The Assistant Corporate Secretary will receive a fee of $200 per meeting attended.

         Each of Pacific Thrift, Consolidated, CRC Washington, Common Lenders and Unified will also pay fees to its officer and non-officer directors for serving on the Board of Directors and for their attendance at Board and committee meetings. Pacific Thrift will pay the same fees as the Corporation pays to its officer and non-officer directors. Consolidated, Lenders and Unified will pay each employee director an annual fee of $250 plus $200 for each meeting attended. Consolidated, CRC Washington, Lenders and Unified will pay each non-employee director an annual fee of $1,000, plus $500 for each board meeting attended, plus $200 for each telephonic meeting of over 30 minutes in length, plus $350 per committee meeting for committee chairman or $250 per committee meeting for other committee members. Only one meeting fee will be paid for meetings of the Boards of Directors of the Corporation and one or more of its subsidiaries on the same day and for meetings of two or more committees of the Board of Directors of the Corporation or any of its subsidiaries on the same day. It is the intention of the Board of Directors to have as many board and committee meetings on the same day as possible. The Assistant Corporate Secretary will receive a fee of $200 per meeting attended.

EXECUTIVE COMPENSATION

         SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth certain summary information concerning compensation paid or accrued by the General Partner, the Partnership, Pacific Thrift, Consolidated or Lenders to or on behalf of the five most highly compensated executive officers who earned at least $100,000 in 1994:

                                                                                      Annual Compensation
                                                                                   ---------------------------------
            Name and Principal Position                         Year               Salary($)(1)             Bonus($)
            ---------------------------                         ----               ------------             --------
            Joel R. Schultz,(2)                                 1994                 $214,200                  -0-
            Chief Executive Officer,                            1993                  285,530                  -0-
                                                                1992                  371,091                  -0-

            Richard D. Young, President and Chief               1994                 $161,600
            Operating Officer, Partnership and Pacific          1993                   51,012(3)
            Thrift

            Norman Markiewicz,                                  1994                 $158,534                  -0-
            Senior Managing Officer (Partnership);              1993                  186,838                  -0-
            Executive Vice President (Pacific Thrift)           1992                  242,660                  -0-

            Kenneth Carmona,                                    1994                 $150,150                  -0-
            President                                           1993                  196,745(4)               -0-
            (Consolidated and Lenders)                          1992                  192,312(4)               -0-

            Charles J. Siegel,(5)                               1994                 $125,967                  -0-
            Chief Financial Officer                             1993                    9,133                  -0-
            Presidential and Pacific Thrift

--------------
(1) The amounts specified above do not include life insurance or medical insurance premiums for benefits in excess of group benefits provided to employees, the aggregate amount of which do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each of the above named executives in each reported year.

(2) Mr. Schultz's salary includes legal fees of $100 per loan paid by borrowers in connection with legal services related to loan origination. SEE, "CERTAIN TRANSACTIONS - Loan Account Services."

(3) Mr. Young commenced employment with Pacific Thrift in September 1993, and he received compensation for only four months in 1993.

(4)      Includes amounts paid to a wholly owned corporation of Mr. Carmona.

(5) Mr. Siegel commenced employment with Pacific Thrift in December 1993, and he received compensation for only one month in 1993.

EMPLOYMENT AGREEMENTS

         The Corporation has entered into employment agreements with Messrs. Joel R. Schultz, Richard D. Young, Kenneth A. Carmona, Norman A. Markiewicz and Richard B. Fremed, subject to completion of the Restructuring Plan. In addition, Pacific Thrift has entered into an employment agreement with Mr. Frank Landini. If the Restructuring Plan is completed, all of the employment agreements would be deemed to take effect as of January 1, 1996. The Board of Directors believes that this will provide an incentive to all of the executive officers to maximize the earnings potential of the Corporation as soon as possible.

         Mr. Schultz will be employed for an initial term of three years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Schultz will be employed as the President and Chief Executive Officer of the Corporation, Chief Executive Officer of Pacific Thrift, and President and Chief Executive Officer of Unified. Mr. Schultz' annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on January 1 of the applicable year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity (as determined on January 1 of the applicable year) of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). The bonus will be reduced to the amount that would allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Schultz is not eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Young will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Young will be employed as the President of Pacific Thrift and Senior Executive Vice President of the Corporation and Unified. Mr. Young's annual salary will equal $225,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of 2-1/2% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits (after payment of annual bonuses) equal to a minimum return on equity (as determined on January 1 of the applicable year) of 20% (reduced to 10% for each year after the Corporation reaches equity of at least $20 million). The bonus will increase to 5% of the net pre-tax profits of the Corporation if the Corporation earns net after tax profits equal to a minimum return on equity (as determined on January 1 of the applicable year) of 30% or more (reduced to 20% for each year after the Corporation reaches equity of at least $20 million). The bonus may be reduced to the amount that would allow the Corporation to retain the applicable minimum return on equity. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. Mr. Young is not eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Carmona will be employed for an initial term of two years, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Carmona will be employed as the President and Chief Executive Officer of Consolidated and Lenders, Senior Vice President of Pacific Thrift and Executive Vice President of the Corporation. Mr. Carmona's annual salary will equal $150,000 per year, as adjusted annually for increases in the cost of living index, plus an annual bonus of up to 5% of the net pretax profits of Consolidated and Lenders on a combined basis, if they earn a combined net after tax profit (after payment of all annual bonuses based upon this same formula) in excess of $600,000 for the year. Mr. Carmona will also be eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Markiewicz will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Markiewicz will be employed as Executive Vice President of the Corporation, Unified and Pacific Thrift. Mr. Markiewicz' annual salary will equal $135,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Markiewicz will also be eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Fremed will be employed for a term of one year, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Fremed will be employed as Executive Vice President and Secretary of the Corporation, Chief Financial Officer of Unified, Consolidated, CRC Washington and Lenders, and Treasurer of Pacific Thrift. Mr. Fremed's annual salary will equal $125,000 per year, as adjusted annually for increases in the cost of living index, and Mr. Fremed will also be eligible to participate in the employee cash bonus pool of the Corporation.

         Mr. Landini will be employed as Executive Vice President of Pacific Thrift for a term of two years by Pacific Thrift, which will be automatically extended for additional one year terms thereafter unless either party gives at least six months written notice of its or his intention not to renew the agreement. Mr. Landini will receive an annual base salary of $150,000, as adjusted annually for increases in the cost of living index. Mr. Landini will also receive an annual bonus based upon net profits earned from wholesale loans originated by Pacific Thrift for sale (the "Securitizable Loan Division"), over which Mr. Landini has primary responsibility. Net profits from the Securitizable Loan Division consists of revenues earned from premiums on loan sales, net interest earned on securitizable loans prior to sale, and net fees charged to borrowers (less fees paid to brokers and other referral sources) less employee related and overhead expenses of the Securitizable Loan Division. For the 1996 fiscal year, up to $100,000 of Mr. Landini's bonus plus one-half of any bonus earned in excess of $200,000 will be paid in January 1997, and any bonus earned between $100,000 and $200,000, plus one-half of the bonus earned in excess of $200,000, will be payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift "for cause." For fiscal years after 1996, one-half of the bonus earned for each year is payable in January of the following year, and the remaining half is payable 36 months later unless Mr. Landini's employment is terminated voluntarily by him or by Pacific Thrift for cause. If Mr. Landini's employment agreement continues for a total of ten years or more, the provision delaying one-half of his bonus for 36 months will terminate. Events which are deemed termination "for cause" include conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against Pacific Thrift or conduct materially injurious to Pacific Thrift's business or reputation. Mr. Landini is not eligible for the employee bonus pool.

         The employment agreements of Messrs. Schultz, Young, Markiewicz and Fremed will provide that an executive may voluntarily terminate his employment with the Corporation upon the occurrence of a corporate change, as defined in the employment agreement. In that event, the employee will be entitled to continuation of certain benefits, and severance pay equal to his salary and bonus for either six months, one year, or one and one-half years, as provided in his agreement. Corporate changes under the employment agreements shall include any one (or more) of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board; (iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation) and shares of Common Stock are acquired thereunder; (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period; or (vi) with respect to Joel Schultz only, a change in his duties or a reduction in compensation.

         The Corporation will retain the right to terminate the employment agreement in the event of an employee's physical or mental disability which will render him unable to perform under the agreement for any period of one hundred and twenty consecutive days or for an aggregate period of one hundred and twenty or more days during any twelve-month period. In the event of termination due to disability, an employee would be entitled to receive as disability compensation a lump sum payment equal to the annual bonus earned by employee during the fiscal year preceding the year of termination, one year's annual salary, payable not less frequently than monthly and continuation of certain benefits for the greater of one year or the remainder of the term under the agreement. In the event of death, an employee's personal representative will be entitled to receive as a death benefit, in addition to any other payments which he may be entitled to receive under any of the Corporation's benefit plans, payment of one year's salary, payable not less frequently than monthly. In addition, the personal representative of Mr. Schultz, Young, Carmona or Landini would also be entitled to receive a lump sum payment equal to the annual bonus earned by the employee for the prior fiscal year or, in the case of Mr. Schultz or Mr. Young, the higher of the bonus earned in the prior year or the bonus that would have been earned in the current year had the employee continued his employment for the full year.

         The Corporation will have the right to terminate the employee for cause, which is defined in the agreement as conviction of a felony or any crime involving moral turpitude, commission of an act of fraud, theft or embezzlement against the Corporation, or conduct materially injurious to the Corporation's business or reputation. In the event of termination of the agreement without cause, the employee would be entitled to the continuation of certain benefits and severance pay for either six months or one year, as provided in his agreement.

PLANS AND ARRANGEMENTS

         GENERAL. Employees of the Corporation, including executive officers, will be entitled to participate in various benefit plans established by the Corporation. Prior to the completion of the Distribution, the Board of Directors will adopt, subject to consummation of the Restructuring Plan, the plans described below and the Partnership, as the sole stockholder of the Corporation, will approve the adoption of the plans.

                             1995 STOCK OPTION PLAN

         The 1995 Pacific United Group, Inc. Stock Option Plan (the "1995 Plan") is designed to promote and advance the interests of the Corporation and its stockholders by (1) enabling the Corporation to attract, retain, and reward managerial and other key employees and non-employee directors, and (2) strengthening the mutuality of interests between participants and the Stockholders of the Corporation in its long term growth, profitability and financial success by offering stock options.

         SUMMARY OF THE 1995 PLAN. The 1995 Plan will empower the Corporation to award or grant from time to time until December 31, 2003, when the 1995 Plan expires except with respect to options then outstanding, to officers, directors and key employees of the Corporation and its subsidiaries, Incentive and Non-Qualified Stock Options ("Options") authorized by the Committee which will administer the 1995 Plan.

         ADMINISTRATION. The 1995 Plan will be administered by the Stock Option and Retirement Plans Committee of the Board of Directors (the "Committee"). The 1995 Plan provides that the Committee must consist of at least two directors of the Corporation who are both "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" within the meaning of proposed Treasury Regulations Section 1.162-27(c)(3). The Committee has the sole authority to construe and interpret the 1995 Plan, to make rules and procedures relating to the implementation of the 1995 Plan, to select participants, to establish the terms and conditions of Options and to grant Options, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Options to, persons subject to Sections 16(a) and 16(b) of the Exchange Act. Members of the Stock Option and Retirement Plans Committee will not be eligible to receive discretionary Options under the 1995 Plan.

         ELIGIBILITY CONDITIONS. Managerial employees, including all officers of the Corporation, and other key employees of the Corporation and its subsidiaries who hold positions of significant responsibility and nonemployee directors will be eligible to receive Options under the 1995 Plan.
Non-employee directors are only eligible to receive Non-Qualified Stock Options under the 1995 Plan. Except for Non-Qualified Stock Options granted to non-employee directors, the selection of recipients of, and the nature and size of, Options granted under the 1995 Plan will be wholly within the discretion of the Committee. The 1995 Plan is subject to specific formula provisions relating to the grant of options to non-employee directors, the exercisability of Incentive Stock Options and the total shares available for option grants.
In addition, there is a 50,000 share limit on the number of shares of Common Stock in respect of which any type of Options may be granted to any person in each calendar year.

         SHARES SUBJECT TO 1995 PLAN. The maximum number of shares of Common Stock in respect of which Options may be granted under the Plan (the "Plan Maximum") shall be 170,000 with an increase of two percent (2%) of the total issued and outstanding shares of the Common Stock on the first day of each subsequent calendar year, up to a maximum 250,000 shares, commencing January 1, 1997.

         For the purpose of computing the total number of shares of Common Stock available for Options under the 1995 Plan, the above limitations shall be reduced by the number of shares of Common Stock subject to issuance upon exercise or settlement of Options, determined at the date of the grant of such Options. However, if any Options are forfeited, terminated, settled in cash or exchanged for other Options or expire unexercised, the shares of Common Stock previously subject to such Options shall again be available for further Option grants. The shares of Common Stock which may be issued to participants in the 1995 Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Corporation. No fractional shares may be issued under the 1995 Plan.

         The maximum numbers of shares of Common Stock in payment of Options granted or which may be subject to Options, as applied to the 1995 Plan and its several components, are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Corporation.

         TRANSFERABILITY. No Option granted under the 1995 Plan, and no right or interest therein, shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

         TERM, AMENDMENT AND TERMINATION. The 1995 Plan will terminate on December 31, 2003, except with respect to Options then outstanding. The Board or Directors may amend or terminate the 1995 Plan at any time, except that, (i) to the extent restricted by Rule 16b-3 promulgated under the Exchange Act, as amended and in effect from time to time (or any successor rule), the Board of Directors may not, without approval of the Stockholders of the Corporation, make any amendment that would (1) increase the total number of shares available for issuance (except as permitted by the 1995 Plan to reflect changes in capital structure), (2) materially change the eligibility requirements, or (3) materially increase the benefits accruing to participants under the 1995 Plan, and (ii) the provisions of the 1995 Plan governing the award of options to Non-Employee Directors may not be amended more than once every six months other than to comport with changes to the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the regulations promulgated thereunder.

         CHANGE OF CONTROL. The 1995 Plan provides that the exercisability of outstanding Options shall be accelerated upon any of the following events: (i) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast; (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of the Corporation just prior to such event(s) shall cease to constitute a majority of the Board;
(iii) a transaction in which the Corporation will cease to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, or a sale or other disposition of all or substantially all the assets of the Corporation (including but not limited to the assets or stock of Corporation's subsidiaries that results in all or substantially all of the assets or stock of Corporation on a consolidated basis being sold); (iv) a tender offer or exchange offer is made for shares of the Corporation's Common Stock (other than one made by the Corporation ) and shares of Common Stock are acquired thereunder; or (v) the stockholders of the Corporation cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period.

         INCENTIVE STOCK OPTIONS. Options designated as Incentive Stock Options, within the meaning of Section 422 of the Code, in respect of up to the Plan Maximum may be granted under the 1995 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). To the extent the fair market value of the shares for which options are designated as Incentive Stock Options that are first exercisable by any optionee during any calendar year exceed $100,000, the excess amount shall be treated as Non-Qualified Stock Options. Incentive Stock Options shall be exercisable for such period or periods, not in excess of ten years after the date of grant, as shall be determined by the Committee.

         GRANT OF INCENTIVE STOCK OPTIONS. The Board of Directors of the Corporation intends to grant Incentive Stock Options to acquire a total of 155,000 shares of Common Stock to certain key employees, including the executive officers, of the Corporation, at an exercise price equal to the average closing sale price of the Common Stock for the first 15 trading days after the Distribution. For employees who have been employed by the Partnership for five years or more, options will become exercisable 20% after the first six months following the grant, and an additional 20% on the first, second, third and fourth anniversary dates of the grant thereafter. For employees who have been employed by the Partnership for less than five years, options will become exercisable 25% on each of the first, second, third and fourth anniversary dates of the grant.

         The following executive officers of the Corporation will receive Incentive Stock Options for the following amounts of shares of Common Stock if the Restructuring Plan is completed.

               Name                                                           Dollar Value                Number of Shares
               ----                                                           ------------                ----------------
               Joel R. Schultz                                                      *                         40,000

               Richard D. Young                                                     *                         40,000

               Kenneth A. Carmona                                                   *                          8,000

               Frank Landini                                                        *                          8,000

               Norman A. Markiewicz                                                 *                          8,000

               Richard B. Fremed                                                    *                          8,000

               Charles J. Siegel                                                    *                          8,000

               Non-officer directors as a group                                                                4,000

               Executive Officers and directors as a group (9                                                124,000
               persons)

____________________

*        Not yet determinable.

         NON-QUALIFIED STOCK OPTIONS. Non-Qualified Stock Options may be granted for such number of shares of Common Stock and will be exercisable for such period or periods as the Committee shall determine, up to a maximum term of ten years.

         OPTIONS TO NON-EMPLOYEE DIRECTORS. The 1995 Plan also provides for the grant of options to Non-Employee Directors of the Corporation or any of its subsidiaries, without any action on the part of the Board or the Committee, only upon the terms and conditions set forth in the 1995 Plan. Subject to completion of the Restructuring Plan, each eligible non-employee director of the Corporation or any of its subsidiaries on the Effective Date of the 1995 Plan shall automatically receive, for each directorship held by such person, Non-Qualified Options to acquire (i) 1,000 shares of Common Stock and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each person who thereafter becomes a Non-Employee Director shall automatically receive Non-Qualified Options to acquire (i) 1,000 shares of Common Stock for each directorship held by such person on the date such person becomes a Non-Employee Director and (ii) 100 shares of Common Stock after each 12 month period of continuous service as a director of the Corporation thereafter for up to a maximum of five such periods. In no event, however, shall any person receive options upon becoming a director for more than 1,000 shares or options for any subsequent year in excess of 200 shares per year. Each option shall become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first anniversary date of the grant and 50% on the second anniversary date of the grant, and will expire ten years from the date the option was granted. The exercise price of such options shall be equal to 100% of the fair market value of the Common Stock subject to the option on the date on which such options are granted. Each option shall be subject to the other provisions of the 1995 Plan.

         Subject to the completion of the Restructuring Plan, the Non-Employee Directors of the Corporation will be granted pursuant to the formula provisions of the 1995 Plan Non-Qualified Options to acquire a maximum of 5,000 shares of Common Stock, at an exercise price equal to the average closing sale price of the Common Stock for the first 15 trading days after the Distribution.

         OPTION EXERCISE PRICES. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the Common Stock on the date of grant. Except for Options to Non-Employee Directors, Non-Qualified Stock Options may be issued at such option exercise price as the Committee shall determine, but not less than par value per share. The fair market value of all Options granted on the Distribution Date will be determined as the average closing sale price of the Common Stock for the first 15 trading days.

         EXERCISE OF OPTIONS. No Stock Option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ or service of the Corporation or one of its subsidiaries.

         Stock Options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Committee, in shares of the Common Stock (at the fair market value thereof at exercise date) or, if approved by the Committee, by surrendering outstanding Options denominated as to which the participant is vested. No Incentive or Non-Qualified





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

Stock Option may be exercised within six months following the date of grant.

RETIREMENT PLAN

         The General Partner, on behalf of the Partnership, Pacific Thrift and Consolidated, established a 401(k) Plan in 1994 in which executive officers and other employees participate. The Pacific United Group Retirement Plan will constitute an amendment of the existing 401(k) Plan (the "Retirement Plan"). Following the completion of the Restructuring Plan, the Corporation will adopt the Retirement Plan as sponsor.

         All employees (including officers) of the Corporation and its subsidiaries on the Distribution Date will be eligible to participate in the Retirement Plan and future employees will be eligible following the completion of 1,000 hours of service and their first year of employment. Subject to certain limitations, participants in the Retirement Plan may make contributions from 2% to 15% of their pretax compensation, up to a maximum of $9,240 per year (in 1995), subject to certain limitations and annual adjustments for inflation. The Corporation may, in its discretion, make a matching contribution equal to a percentage of compensation contributed by each participant, not to exceed 6% of compensation. The Retirement Plan is designed to qualify under Section 401(k) of the Code and therefore contributions by the Corporation and the participants are deductible by the Corporation and not includible in the income of the participants for federal income tax purposes. Participants will always be fully vested in all of their individual contributions to the Retirement Plan (and in earnings on such contributions). Participants will be fully vested in employer contributions (and earnings on such contributions) to the Retirement Plan, regardless of years of service, upon the attainment of normal retirement age (age 65), such participant's death or permanent and total disability while employed by the Corporation or the termination or complete discontinuance of the Retirement Plan. If a participant terminates employment with the Corporation for any other reason other than retirement, then such participant's interest in employer contributions to the Retirement Plan shall vest 20% after one year of service, 20% for each year of service thereafter, so they will be vested 100% after five or more years of service. An employee's service with the Partnership, the General Partner, and former affiliates is counted for purposes of vesting under the Retirement Plan.

STOCK PURCHASE PLAN

         The 1995 Employee Stock Purchase Plan (the "Stock Purchase Plan") provides for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock. The Stock Purchase Plan will cover a total of 50,000 shares of Common Stock, which may be purchased by the Plan in the open market or issued by the Corporation from authorized and unissued





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

treasury stock. The purpose of the Stock Purchase Plan is to promote the interests of the Corporation by providing a method whereby employees of the Corporation may participate in the ownership of the Corporation by acquiring an interest in the Corporation's growth and productivity.

         THE OPTIONS. The Stock Purchase Plan provides that, during each specified period ("Option Period"), the Corporation may grant options to participants to purchase, at the termination of that Option Period, shares of Common Stock under the Stock Purchase Plan. The Option Periods coincide with the Corporation's calendar year.

         The price at which each share covered by an option under the Stock Purchase Plan may be purchased is in all instances the lower of (i) 100% of the fair market value of a share of Common Stock on the first day of the applicable Option Period, and (ii) 90% of the fair market value of a share of Common Stock on the last day of that Option Period. Accordingly, in no event does an employee's purchase price exceed 90% of the fair market value of a share of Common Stock on the last day of the Option Period.

         Unless terminated, options granted at the commencement of an Option Period are exercised automatically on the last day of that Option Period. An option terminates upon a voluntary withdrawal from participation in the Stock Purchase Plan by a participant, which may be effected any time prior to the last day of the Option Period by completing a notice of termination form. An option also terminates automatically if the participant holding the option ceases to be employed by the Corporation or a subsidiary of the Corporation for any reason (including death, disability or retirement) prior to the last day of the Option Period.

         An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the optionee, only by such optionee. Optionees do not have rights as Stockholders with respect to option shares until they exercise their options.

         ELIGIBILITY AND PARTICIPATION. All full-time employees of the Corporation and its subsidiaries who have been employed continuously for at least 30 days and who work more than 20 hours per week are eligible to participate in the Stock Purchase Plan at their election. However, no employee may be granted an option if such employee would immediately thereafter own, directly or indirectly, 5% or more of the combined voting power of all classes of stock, of the Corporation, as determined pursuant to Section 424(d) of the Code.

         Eligible employees may enroll as participants in the Stock Purchase Plan by executing a form provided by the Corporation prior to the commencement of each Option Period on which they may designate the stated maximum set forth on the form, to (1) the portion of their compensation, in any amount up to the stated maximum set forth on the form, to be deducted semi-monthly, and accumulated for the purchase of shares of Common Stock, and/or (2) the amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock. Once chosen, the semi-monthly contribution for that Option Period cannot be decreased or increased without terminating the option. The aggregate maximum dollar amount which may be designated by a participant to be applied to the purchase of shares under the Stock Purchase Plan may not exceed the lesser of 15% of base compensation or $25,000 per year.

         ADMINISTRATION AND AMENDMENT. The Stock Purchase Plan will be administered by the Stock option and Retirement Plans Committee of the Board of Directors. That Committee will be empowered to interpret and construe any provision of the Stock Purchase Plan and may adopt such rules and regulations for administering the Stock Purchase Plan as it deems necessary.

         The Board of Directors of the Corporation may at any time, insofar as is permitted by law, alter, amend, suspend or discontinue the Stock Purchase Plan with respect to any shares not already subject to options; provided, however, that without the approval of the Stockholders no modification or amendment may increase the number of shares subject to the Stock Purchase Plan, extend the term of the Stock Purchase Plan, alter the option price formula, otherwise materially increase the benefits accruing to participants, materially modify the requirements as to eligibility for participation, or amend the Stock Purchase Plan in any manner that will cause it to fail to meet the requirements of an "Employee Stock Purchase Plan" as defined in Section 423 of the Code.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Pacific United Group Supplemental Executive Retirement Plan (the "Supplemental Plan"), an unfunded retirement plan, is designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors. Participants' years of service with the General Partner, Presidential (and its former affiliate, Pacific Thrift and Loan Association) Consolidated, Lenders and Pacific Thrift prior to the completion of the Restructuring Plan will carry forward for vesting and benefit accrual purposes. The Supplemental Plan will initially cover the following seven employees: Joel
R. Schultz, Richard B. Fremed, Norman A. Markiewicz, Richard D. Young, Kenneth
A. Carmona, Charles J. Siegel and Frank Landini. Future participants, if any, will be determined by the Board of Directors. Administration of the Supplemental Plan will be the responsibility of the Executive Compensation and Stock Option Committee. Participants in the Supplemental Plan will not be permitted to make contributions to the Supplemental Plan.

         Under the Supplemental Plan, a participant's 65th birthday is deemed his or her normal retirement date ("Normal Retirement

Date"). The yearly benefit that a participant will receive at his or her Normal Retirement Date will be 1-2/3% of his or her average compensation (whether paid by the General Partner, the Partnership or the Corporation) for his or her highest 3 consecutive years, multiplied by the actual number of his or her years of service. However, in no event will any years of service in excess of 30 be taken into account. The participant's benefits are reduced by his estimated Social Security Benefit and by his estimated Section 401(k) Plan Benefit. The estimated 401(k) Plan Benefit is determined as a straight life annuity that is the actuarial equivalent of the sum of the elective deferral and company matching contributions made to the Retirement Plan, based on the assumption that the maximum elective deferrals and company match are contributed to the Retirement Plan on behalf of the participant each year and the participant's account yields an assumed earnings rate. Benefits are payable monthly upon the participant's retirement.

         A participant is entitled to elect early retirement before his or her Normal Retirement Date, and still receive retirement benefits, at any time after (a) he or she has completed 15 years of service and (b) the sum of his or her age and years of service equals or exceeds 75 ("Early Retirement Date"). The dollar amount of a participant's early retirement benefit equals the normal retirement benefit reduced 1/4% for each month prior to his or her 65th birthday.

         If a participant dies while employed by the Corporation at any time when he or she is eligible for early or normal retirement, his or her surviving spouse will receive the survivor portion of a benefit determined as if the participant had retired on the day before his or her death, and had elected to receive his or her benefit in the form of a 50% joint and survivor annuity.

         Participants' benefits will become fully vested upon the attainment of their Early Retirement Date or Normal Retirement Date; however, participants will forfeit all of their benefits in the event they are terminated for cause, or they engage in competition with the Corporation without express written consent of the Corporation, either before or after retirement.

         Special rules apply following a Change of Control of the Corporation. If a participant's employment is terminated within 5 years following a Change of Control:

         (a) the participant will be entitled to receive a benefit even if he or she voluntarily terminates employment prior to eligibility for retirement, provided it is for "Good Reason," which includes, among other circumstances, reduction in the participant's annual base salary, the failure to pay within 7 days of the due date any portion of the participant's compensation, and the Corporation's failure to continue in effect any material compensation plan in which the participant participated immediately before the Change of Control;

         (b) the participant will be credited with an additional 5 years of service and entitled to receive a lump sum distribution of the present value of his or her accrued benefit; and

         (c) the participant's benefit can be forfeited because he or she is terminated for cause only if (i) the termination is because of the willful and continued failure by the participant to substantially perform his or her duties with the Corporation after a written demand for substantial performance is delivered to the participant by the Board of Directors, or (ii) the participant's theft or embezzlement from the Corporation, fraud or other acts of dishonesty in the conduct of the Corporation's business, conviction or plea of nolo contendere to any felony or any crime involving moral turpitude, or willful and knowing action which is materially injurious to the business or reputation of the Corporation.

         A participant shall have the right to appeal a dismissal for cause to the Board of Directors. Such participant shall not be deemed to have been terminated for cause within 5 years following a Change of Control unless and until he or she receives a copy of a resolution stating that the participant had committed an act described in clause (i) or (ii) of paragraph (c) above, duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors.

         A participant also will have the right to receive a lump sum benefit under the Plan in the event of a voluntary termination of employment within one year following a Change of Control, based on his actual Years of Service.

         The Board of Directors of the Corporation may amend or terminate the Supplemental Plan at any time, provided that neither the accrual or vesting rights of any participant at the time of amendment or termination may be adversely affected without the consent of that participant. Plan termination will not result in immediate vesting of accrued benefits.

         The following table shows the estimated annual retirement benefits, before any applicable offset for estimated Social Security benefits or estimated 401(k) benefits under the Retirement Plan. Such benefits would be payable to participants in the Supplemental Plan on their Normal Retirement Date on a straight life annuity basis. Offsets for social security and 401(k) contributions made under the Retirement Plan may be substantial for certain participants.

                          Average Annual
                             Eligible                                   Annual Compensation
                           Compensation                            Years of Service at Retirement
                           ------------          --------------------------------------------------------------------

                                                    15                 20                   25                  30
                                                 --------           --------             --------            --------
                             $100,000             $25,005            $33,340              $41,675             $50,010
                             $200,000             $50,010            $66,680              $83,350            $100,020
                             $300,000             $75,015           $100,020             $125,025            $150,030
                             $400,000            $100,020           $133,360             $166,700            $200,040
                             $500,000            $125,025           $166,700             $208,375            $250,050

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

         The Corporation's Certificate of Incorporation provides that a director of the Corporation will have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware General Corporation Law (the "Delaware GCL") for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to the Corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

         The provision does not eliminate or alter the duty of the Corporation's directors; it merely limits personal liability for monetary damages to the maximum extent now permitted by the Delaware GCL. Moreover, it applies only to claims against a director arising out of his role as a director; it does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves. While this provision does not affect the availability of injunctive or other equitable relief as a remedy for breach of duty by directors, it does limit the remedies available to a Stockholder who has an otherwise valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, Stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Corporation), unless the conduct is of a type for which the Delaware GCL does not permit limitation of liability. If the Stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The Stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Corporation and its Stockholders may have no effective remedy for an injury resulting from the Board's action.

         This provision may reduce the likelihood of Stockholder derivative litigation against directors and may discourage or deter Stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might otherwise have benefited the Corporation and its Stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         The Corporation included this exculpation provision in its Certificate of Incorporation to provide its directors with the maximum protection from personal liability made available by the Delaware GCL. It is believed that this provision will help the Corporation to attract and retain as directors the persons most qualified for those positions.

DIRECTOR AND OFFICER  INDEMNIFICATION

         The Corporation's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Corporation also has entered into indemnification agreements with each of its directors and executive officers whereby the Corporation will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director of the Corporation or any of its subsidiaries. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Corporation or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Corporation may purchase a directors' and officers' liability policy insuring directors and officers of the Corporation upon the completion of the Restructuring Plan.

                              CERTAIN TRANSACTIONS

MANAGEMENT FEES

         Pursuant to the Partnership Agreement, the General Partner earns its management fees based upon the amount of Net Profits allocated to each class of Partners of the Partnership. The General Partner receives as a draw against management fees an amount equal to 10% of the net pre-tax profits earned by the Partnership each quarter. To the extent that this draw results in an overpayment of management fees at the end of the year, the General Partner is required to repay the excess amount paid within 30 days.

         In 1991, the General Partner received an overpayment of the management fee of $274,000 due to increases in the provision for loan losses and accounting adjustments for a change in the method for determination of deferrable loan origination costs. In addition, the General Partner determined voluntarily to reduce the management fee by an additional $553,000, which allowed the Partnership to make distributions of Net Profits equal to the initial allocation rates of each class of Partners. The General Partner, therefore, repaid a total of $827,000 to the Partnership in 1992 under a one-year note to the Partnership.

         In 1992, the General Partner received an overpayment of the management fee of $441,002 due to increases in the provision for Partnership loan losses. The overpayment was repaid with interest at the NatWest prime rate plus 1% from December 31, 1992 until full repayment on May 13, 1994.

         In 1993, the General Partner received management fees of $440,530 in the first and second calendar quarters, which is required to be repaid as a result of the Partnership's net loss for 1993. As a result, the General Partner delivered a promissory note to the Partnership for the balance owed, payable in four equal quarterly principal installments commencing December 20, 1994. As of September 30, 1995, the General Partner owed $220,000 on this note. No interest was paid or accrued for 1993. However, interest at the NatWest prime rate plus 1% has been accrued from January 1, 1994. All accrued interest owed on this amount has been paid through September 30, 1995.

         The General Partner received no management fees in 1994 or the first nine months of 1995.

SUPERVISION FEES AND PERSONNEL REIMBURSEMENTS

         The Partnership pays fees to the General Partner for supervision and oversight of the lending and general business operations of the Partnership, up to a maximum of 35% of the loan origination fee paid by the borrower of each loan originated by the Partnership and Pacific Thrift (the "Base Fee"), plus 3/8ths of 1% annually on the principal balance of each loan with an initial maturity of over three years.

         For the years ended December 31, 1994, 1993 and 1992, the General Partner received supervision fees of $805,000, $845,508 and $1,432,139 from the Partnership. The General Partner voluntarily reduced the amount of the base fee for personnel services from 35% to 30% in 1993, which reduced the amount of fees which otherwise would have been payable to the General Partner by $111,431.


         The Partnership reimburses the General Partner for the employee salaries and related expenses of each of the employees of the General Partner who devote 100% of their time to the business of the Partnership and who do not own more than a 1% interest in the General Partner. There was an average of 135 full time employees and one part time employee of the General Partner who met these criteria in 1993, for which the Partnership reimbursed the General Partner a total of $5,183,922, compared with $4,907,403 in 1992.

         Effective January 1, 1994, in response to the demand of the FDIC, the General Partner transferred all of its employees who worked for Pacific Thrift directly to Pacific Thrift's payroll. The General Partner still provides employees to the Partnership, Consolidated and Lenders, and the General Partner receives reimbursement for the salaries and benefits of those employees. For the year ended December 31, 1994, the Partnership, Consolidated and Lenders reimbursed the General Partner a total of $90,000.

MANAGING OFFICERS' EMPLOYMENT AGREEMENTS

         Two of the Managing Officers, Joel R. Schultz and Norman A. Markiewicz, are under employment agreements with the Partnership originally entered into on May 9, 1984. The employment agreement with Mr. Schultz provides that he will serve as Chief Managing Officer of the Partnership for an initial term of three years, which term shall be automatically extended for successive one year terms thereafter unless either party notifies the other that he or it does not wish to extend the agreement. Mr. Schultz receives incentive compensation from the Partnership calculated annually as 2% of the net income of the Partnership, up to a maximum of $40,000 per year. Mr. Markiewicz serves as Chief Operating Officer of the Partnership under an employment agreement on substantially the same terms as Mr. Schultz, and receives incentive compensation from the Partnership calculated annually as 1% of the net income of the Partnership, up to a maximum of $20,000 per year. Fifty percent of the total incentive compensation payable to each of the Managing Officers is subject to the Partnership's earning annual net income equal to at least 70% of the prior years' net income. For the year ended December 31, 1994, Messrs. Schultz and Markiewicz received no compensation under these agreements. For the years ended December 31, 1993 and 1992, Messrs. Schultz and Markiewicz received

$30,000 and $30,000, respectively. Upon the completion of the Restructuring Plan, these employment agreements will be terminated.

TRUSTEE AND FORECLOSURE SERVICES

         Effective July 1, 1990, the Partnership purchased Consolidated from the General Partner, for a total purchase price of $908,000, which was determined on the basis of an independent appraisal of the fair market value of Consolidated. The purchase price was paid $458,000 in cash and $450,000 by delivery of a promissory note to the General Partner payable on February 15, 1991, bearing interest at the Bank of America, NT & SA, reference rate. The note was repaid in full at maturity. In addition, the Partnership has agreed to pay to the General Partner an additional amount annually for five years, to be calculated as 50% of the total annual net profits earned by Consolidated in excess of $465,396 (the "Base Profit Amount"). Consolidated's net profits have exceeded the Base Profit Amount every year since 1990. In 1994, 1993 and 1992, the Partnership paid the General Partner $224,000, $465,551 and $514,924 pursuant to this provision. The General Partner has guaranteed that Consolidated shall earn annual net profits at least equal to the Base Profit Amount for 1990 through 1995. The guaranteed income level has been exceeded from 1990 through 1994. For the years ended December 31, 1994, 1993 and 1992, net income of $907,000, $1,396,000 and $1,436,000, from the combined operations of Consolidated and Lenders, respectively, is included in the Partnership's income.

LOAN ACCOUNT SERVICES

         Joel R. Schultz provides legal services in connection with the Partnership's loan accounts (excluding home improvement loans), for which he receives $100 from the fees paid by each borrower for legal services related to loan origination. Total fees of $62,000, $56,400 and $64,400 were paid to Mr. Schultz for the years ended December 31, 1994, 1993 and 1992. Upon completion of the Restructuring Plan, these amounts will no longer be paid.

PURCHASE OF EQUIPMENT

         In 1990, the General Partner purchased certain computer equipment and software from the Partnership at its net book value of $369,225, which was at least equal to the fair market value of such assets. The Partnership received a note from the General Partner, payable in increments of $11,000 per month plus accrued interest at the Bank of America prime rate. The note was fully repaid as of September 31, 1993.

         Effective December 31, 1993, Pacific Thrift purchased certain computer equipment, software and office furniture and equipment from the General Partner and the Partnership in connection with its obligations to discontinue fee arrangements with affiliates under the Cease and Desist Order issued by the FDIC dated November 10, 1993. The value of the computer equipment and software (which included upgrades and enhancements added since 1990) was determined by an independent appraisal. The value of the office furniture and equipment was based on estimates received from furniture and office equipment dealers to replace the furniture and office equipment, less a 10% discount. Pacific Thrift paid $547,500 to the General Partner and $497,000 to the Partnership in connection with these purchases. As a result of a revaluation and reallocation of the software purchased by Pacific, the purchase price of the software was reduced by a total of $349,407. The General Partner repaid $176,793 of this amount to Pacific Thrift on June 30, 1994, and the remaining $172,614 was repaid under a one-year promissory note fully paid by June 15, 1995.

GENERAL PARTNER CAPITAL NOTE

         As of December 31, 1992, after adjustments in the Partnership's allowance for loan losses, the General Partner determined that the Partnership had made distributions to the Partners in excess of Net Profits earned by the Partnership in 1992 of $1,730,385. Such distributions constituted a return of capital to the Partners. To make up for this unintended distribution of capital of the Partnership, the General Partner voluntarily contributed a note (the "Capital Note") to the Partnership, dated May 15, 1993. The Capital Note bears interest at a rate equal to 1% above the NatWest prime rate. Payments made under the Capital Note are added to the capital of the Partnership. As of September 30, 1995, the General Partner had made payments of $266,213 plus accrued interest under the Capital Note.

         The General Partner's obligation to pay the Capital Note is conditioned upon the continuing operation of the Partnership at a level which generates loan origination fees (from which the General Partner receives fees with which to pay the Note) equal to at least $2.5 million per year for each of the years ending December 31, 1994 and 1995, and at least $1.55 million for the period from January 1 to August 15, 1996. The General Partner has not made any installment payments since January 1994, because the loan origination condition has not been met by the Partnership. The General Partner has committed to resume payment of the Capital Note at such time as loan origination fees reach $2.5 million per year, although there can be no assurance that this condition will be met, or that any further payments will be made on the capital note. Upon completion of the Restructuring Plan, the Capital Note will be cancelled, because the General Partner will no longer receive the fees which are a condition to its payment obligation.

AMOUNTS OWED FROM AND TO THE GENERAL PARTNER AND THE PARTNERSHIP

         In order to facilitate an extension of the Loan Agreement with the Bank, the General Partner made an unsecured loan to the Partnership of $600,000 on May 15, 1992, which accrues interest at the Bank's prime rate. The loan may not be repaid without the consent of the Bank. As of September 30, 1995, $44,112 had been accrued in interest on the loan.

         Offsetting this loan are debts owed by the General Partner to Presidential for salaries, rent and overhead paid by Presidential and overpaid management fees in 1994 and 1995, which totalled $321,605 at September 30, 1995. Of the remaining amount owed to the General Partner, $350,000 will be forgiven by the General Partner in return for the General Partner Warrants. See "DESCRIPTION OF CAPITAL STOCK -- General Partner Warrants." Any remaining debt owed from or to the General Partner will be paid within 30 days following completion of the Restructuring Plan.

PERSONAL GUARANTY OF PARTNERSHIP DEBT BY MANAGING OFFICERS

         Messrs. Joel R. Schultz, Norman A. Markiewicz and Richard B. Fremed have personally guaranteed the collectability of the Partnership's bank debt.

CONSULTING AGREEMENT WITH DIRECTOR OF PACIFIC THRIFT

         Effective August 31, 1992, Pacific Thrift and the Partnership entered into an Advisory Agreement with Ermyas Amelga, a director of Pacific Thrift which was amended under the terms of a restated Advisory Agreement dated December 28, 1993. Mr. Amelga was retained to provide financial advisory services in connection with: (i) the establishment of a $75 million securitization program with Aames Capital Corporation; and (ii) an offering of debt or equity securities. The agreement terminated on June 30, 1994. Mr. Amelga received compensation of $125 per hour, provided that monthly billings relating to any transaction other than the Aames securitization are limited to no more than $7,500 per month. In addition, Mr. Amelga received incentive fees equal to the following amounts: for the Aames securitization, .50% of the first $5 million of loans sold, .25% of the next $10 million loans sold; .30% of the next $35 million loans sold; and .35% of the next $25 million loans sold. In addition, Mr. Amelga is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with the performance of his services under the agreement. Mr. Amelga received $165,130, $111,000, $84,148 in compensation under the Advisory Agreement in 1995, 1994 and 1993, respectively.

                          DESCRIPTION OF CAPITAL STOCK

         Set forth below is a summary of certain terms and provisions of the Corporation's capital stock, which is qualified in its entirety by reference to the Corporation's Certificate of Incorporation. A copy of the Certificate of Incorporation has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

         Under the Certificate of Incorporation. the authorized but unissued and unreserved shares of the Corporation's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or public or private offerings. Except as





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may otherwise be required, stockholder approval will not be required for the issuance of those shares.

COMMON STOCK

         The Corporation's Certificate of Incorporation authorizes the issuance of up to 8,000,000 shares of Common Stock. The Partnership currently owns all of the 3,000 outstanding shares of Common Stock. If the Restructuring Plan is approved, an additional 830,000 shares will be issued to the Partnership for distribution to the General Partner and the Limited Partners for their interests in the Partnership, less shares that would otherwise be issued to the Cashed Out Partners and up to 600,000 Additional Shares may be issued in connection with the Rights Offering and the Standby Offering. An additional 143,000 shares of Common Stock have been reserved for issuance under the Corporation's 1995 Stock Option Plan and 50,000 shares have been reserved for issuance under the Stock Purchase Plan. See "MANAGEMENT -- Plans and Arrangements."

         The holders of Common Stock will be entitled to dividends when, as, and if declared by the Corporation's Board of Directors out of funds legally available therefor. The payment of dividends by the Corporation will depend on the Corporation's net income, financial condition, regulatory capital requirements and other factors deemed relevant by the Board of Directors. In addition, a substantial source of funds for the payment of cash dividends will be dividends paid by Pacific Thrift, the payment of which is limited by the provisions of California law, FDIC regulation and the 1995 Order. See "SUPERVISION AND REGULATION -- Restrictions on Transfers of Funds to the Partnership by Pacific Thrift." Each share of Common Stock will entitle the holder to one vote on all matters upon which Stockholders have the right to vote. The Common Stock will not have cumulative voting rights in the election of directors.

         In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock will be entitled to share equally after payment of all debts and liabilities of the Corporation, and subject to the prior rights of holders of any shares of the Corporation's Preferred Stock, if issued in the future, in the remaining assets of the Corporation.

         Holders of shares of Common Stock are not entitled to preemptive rights with respect to any shares of Stock of the Corporation that may be subsequently issued. The Common Stock is not subject to call or redemption and, as to shares of Common Stock currently outstanding, are fully paid and nonassessable.

PREFERRED STOCK

         The Certificate of Incorporation authorizes the Board of Directors of the Corporation to issue up to 2,000,000 shares of Preferred Stock of the Corporation, in one or more series, having such rights and preferences as the Board of Directors may





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determine, in its sole discretion.  No consent of the Common Stockholders is required to authorize the issuance of any class of Preferred Stock. The rights of the holders of the Preferred Stock may be senior to the holders of the Common Stock. The Board of Directors currently has no plans to issue any class of Preferred Stock.

TRANSFER AGENT

         The transfer agent for the Common Stock will be [TRANSFER AGENT].

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Corporation's Certificate of Incorporation and Bylaws, as currently in effect or as proposed to be amended, as well as certain provisions of Delaware law, could have the effect of deterring takeovers. The Board of Directors believes that the provisions of the Corporation's Certificate of Incorporation and Bylaws described below are prudent and in the best interests of the Corporation and its Stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of the Corporation.

         The following discussion is a general summary of material provisions of the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, and certain other regulatory provisions, which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Corporation's Certificate of Incorporation and Bylaws, as currently in effect, reference should be made in each case to the document in question, each of which is part of the Registration Statement filed with the Commission. See "ADDITIONAL INFORMATION."

         DIRECTORS. Certain provisions of the Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Corporation's Certificate of Incorporation provides that the Board of Directors of the Corporation, other than those who may be elected pursuant to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. The Corporation's Bylaws provide that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference to the Common Stock, the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board. The Bylaws also provide that, except as may be





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provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The number of directors constituting the Board will initially be five and, therefore, a majority of the Board may not be replaced at one annual election. The Certificate of Incorporation provides that, except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation having preference over the Common Stock, that a director may only be removed for cause by the affirmative vote of 66-1/2% of the shares eligible to vote.

         RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that, subject to the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, that a special meeting of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President and for only such business as directed by the Board. Common Stockholders are not authorized to call a special meeting.

         ACTION WITHOUT A MEETING OF STOCKHOLDERS; SPECIAL MEETINGS. The Certificate of Incorporation provides that, except as may be provided by the terms of any series of Preferred Stock or any other securities of the Corporation having a preference over the Common Stock, stockholders may not consent in writing, without a meeting, to the taking of any action unless such action is first approved by a majority of the "Disinterested Directors" of the Corporation. Special meetings may only be called by a majority of the Board of Directors, the Chairman of the Board or the President.

         ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation does not provide for cumulative voting rights in the election of directors.

         AUTHORIZATION OF PREFERRED STOCK. The Certificate of Incorporation authorizes 2,000,000 shares of Preferred Stock. The Corporation is authorized to issue Preferred Stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative, participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock, and does not intend to issue any





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Preferred Stock except on terms which the Board deems to be in the best interests of the Corporation and its stockholders.

         PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The Certificate of Incorporation requires that certain business combinations (including transactions initiated by management) between the Corporation (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by a vote of 66-2/3% of all of outstanding voting shares, voting as a single class, of the Corporation and by a majority of the voting shares held by other than the interested stockholder and its affiliates, (ii) be approved by a majority of the disinterested Board of Directors (i.e., persons other than the interested stockholder and its affiliates and the affirmative vote of the stockholders, as required by law,) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock and be approved by a majority of the outstanding voting shares, voting as a single class.

         AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation requires the approval of a majority vote of the Corporation's Board of Directors and also by a majority of the outstanding shares of the Corporation's voting stock, provided, however, that approval by at least 66-2/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

         The Bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Corporation, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The foregoing provisions of the Delaware General Corporation Law do not apply to Delaware corporations which do not have a class of voting stock listed on a national exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. The





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Corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

EFFECT OF QUASI-CALIFORNIA CORPORATION LAW

         Section 2115 of the California GCL provides that quasi-California corporations will be subject to certain substantive provisions in the California GCL notwithstanding comparable provisions in the law of the jurisdiction where the corporation is incorporated. Section 2115 is applicable to foreign corporations which have more than half of their shareholders residing in California and more than half of their business deriving from California. The determination of whether a corporation is a quasi-California corporation is based upon information contained in a certificate required to be filed within three months and fifteen days after the end of the corporation's fiscal year or within 30 days after the filing of its franchise tax return, if an extension of time to file such return was granted. Quasi-California corporations that are Large Public Corporations (i.e., that have securities listed on the New York or American stock exchanges, or securities designated for trading on the Nasdaq National Market, if the corporation has at least 800 holders of its equity securities as of the record date for its most recent annual meeting), are exempt from the application of Section 2115.

         The Corporation has qualified to do business in the State of California. The Corporation's subsidiaries will each have substantially all of their property, employees and operations in California. Therefore, absent an exemption, the Corporation would be deemed to be a quasi-California corporation.

         Management believes that, immediately following the Distribution, the Corporation would constitute a Large Public Corporation and would thereby be exempt from the application of Section 2115. The Corporation's Common Stock has been conditionally approved for listing on the Nasdaq National Market. Furthermore, as of the September 30, 1995, there were more than 800 holders of record of the Limited Partnership Units and more than 2,493 beneficial owners of such Limited Partnership Units. However, there can be no assurance that the Common Stock will continue to be listed on the Nasdaq National Market or that the Corporation's equity securities will continue to be held by at least 800 persons. If the Corporation's equity securities were ever to be held by fewer than 800 persons, or the Common Stock was no longer listed on the NASDAQ National Market for any reason the Corporation could become subject to the provisions of the California law as a result of the application of Section 2115. If the Corporation were determined to be a quasi-California corporation, certain of the provisions of the Corporation's Certificate of Incorporation and Bylaws would not be authorized by California law, including the Corporation's classified board of directors and the supermajority voting provisions.





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

In addition, under California law cumulative voting for the election of directors is mandatory unless a corporation that is a Large Public Corporation has expressly eliminated cumulative voting in its articles of incorporation. The Corporation has eliminated cumulative voting in its Articles of Incorporation. Furthermore, California law with respect to the payment of dividends is more restrictive than Delaware law. Since the Corporation is expected to derive a substantial amount of its revenues from Pacific Thrift, a California corporation, California law and FDIC regulations with respect to dividends will have a substantial effect on the Corporation's ability to pay dividends. Under California law, a corporation is prohibited from paying dividends unless (i) the retained earnings of the corporation immediately prior to the distribution exceeds the amount of the distribution; (ii) the assets of the corporation exceed 1-1/4 times its liabilities; or (iii) the current assets of the corporation exceed its current liabilities, but if the average pretax net earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1-1/4 times its current liabilities.

MARKET FOR COMMON STOCK

         There has been no public market for the Common Stock. The Common Stock has been conditionally approved for listing on the Nasdaq National Market under the symbol "____." An investment banking firm has indicated its intention to make a market in the Common Stock. This firm is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time.

GENERAL PARTNER WARRANTS

         The General Partner will receive, in lieu of repayment of $350,000 owed by Presidential to the General Partner, warrants (the "General Partner Warrants") to purchase up to 25% of the Common Stock, at an exercise price of $12.50 per share, equal to 125% of the Subscription Price paid by the Partners for shares in the Rights Offering.

         The General Partner Warrants will become exercisable on the Initial Exercise Date, which is defined as the earlier of (i) the date that Pacific Thrift has fully utilized as an offset to taxable income, at least $6,773,000 of a net operating loss carryforward ("NOL") existing as of December 31, 1994;
(ii) the date that the utilization of the NOL is limited as a result of an "ownership change" as defined in Section 382 of the Code, which is not caused by the exercise of General Partner Warrants, (iii) the acquisition by any person other than a holder of General Partner Warrants of voting stock in excess of 10% of the total outstanding voting stock of the Corporation or (iv) June 30, 1997. The General Partner warrants expire on the date which is two years after the Initial Exercise Date.





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         The General Partner Warrants will be non-transferable, except to and between partners of the General Partner. The Common Stock issuable upon exercise of the General Partner Warrants ("Warrant Stock") has been registered concurrently with the registration of the Additional Shares, and the Corporation will commit to maintain the effectiveness of such registration until the earlier of the sale of all the Warrant Stock or five years after the Initial Exercise Date. In addition, under certain circumstances, the holders of the General Partner Warrants will have one demand registration right and unlimited "piggyback" registration rights for a period of five years following the Initial Exercise Date, for the purpose of resale of the Warrant Stock.

         Holders of General Partner Warrants will not be entitled, by virtue of being such holders, to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.

BANK WARRANT

         In connection with the extension of the Loan Agreement, if the Restructuring Plan is completed, the Corporation has agreed to issue the Bank Warrant to NatWest. The Bank Warrant is non-transferable, and entitles NatWest to purchase up to 2% of the total outstanding Common Stock of the Corporation, at an exercise price equal to 125% of the net book value of the Corporation following the completion of the Restructuring Plan. The Bank Warrant is exercisable for a period of five years following the completion date of the Restructuring Plan. The Corporation may redeem the Bank Warrant at any time after one year for $200,000.

         The Bank will not be entitled by virtue of the Bank Warrant to receive dividends or subscription rights, vote, consent, or receive notice as Stockholders of the Corporation in respect of any meeting of Stockholders for the election of directors of the Company or any other matter, or exercise any other rights whatsoever as Stockholders of the Corporation.





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                        SHARES ELIGIBLE FOR FUTURE SALE

         The offering made by this Prospectus is the initial registered public offering of the Common Stock. There is no public trading market for any of the Corporation's securities at the present time. There can be no assurance that a public trading market will ever develop or, if a market develops, that it will be sustained.

         Upon the consummation of this offering, a maximum of 1,430,000 shares of Common Stock will be outstanding, excluding (a) an aggregate of 155,000 shares of Common Stock underlying options granted pursuant to the Company's 1995 Stock Option Plan; (b) an aggregate of 15,000 additional shares reserved for issuance pursuant to the Company's 1995 Stock Option Plan; (c) an aggregate maximum of 476,667 shares of Common Stock issuable under the General Partner Warrants; or (d) an aggregate maximum of 38,133 shares of Common Stock issuable under the Bank Warrant.

         All of the maximum 1,430,000 shares of Common Stock that will be issued and outstanding upon the consummation of this offering (subject to the assumptions in the preceding paragraph), will be freely tradeable without further registration under the Securities Act. Although shares of Common Stock purchased by an "affiliate" of the Corporation are not freely tradeable in the absence of a registration statement, the Company has committed to maintain effective the Registration Statement of which this Proxy Statement/Prospectus is a part for a period of five years from the Initial Exercise Date of the General Partner Warrants. For so long as the Registration Statement is in effect, affiliates of the Corporation may sell shares without restriction.

         The Corporation may issue up to 476,667 General Partner Warrants, which would entitle the holders thereof to one share of Common Stock for each warrant. The General Partner Warrants are not exercisable until the Initial Exercise Date, which is defined as the earlier of (i) the date that Pacific Thrift has fully utilized as an offset to taxable income, at least $6,773,000 of a net operating loss carryforward ("NOL") existing as of December 31, 1994;
(ii) the date that the utilization of the NOL is limited as a result of an "ownership change" as defined in Section 382 of the Code, which is not caused by the exercise of General Partner Warrants; (iii) the acquisition by any person other than a holder of General Partner Warrants of voting stock in excess of 10% of the total outstanding voting stock of the Corporation; or (iv) June 30, 1997. The General Partner Warrants expire on the date which is two years after the Initial Exercise Date. The Company is required to maintain a registration statement in effect for a period of five years following the Initial Exercise Date of the Warrants, or until all Warrant Stock is sold or may be sold without limitation. Sales of Warrant Stock, or even the existence of the right to exercise the General Partner Warrants, may depress the price of the Common Stock may develop for the Common Stock.





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         The Company has granted options for the purchase of 155,000 shares of
Common Stock to certain key employees, officers, directors and employees pursuant to the Company's 1995 Stock Option Plan. None of the options are presently exercisable. All Common Stock issuable upon exercise of such options will be "restricted stock" and will be subject to resale pursuant to Rule 144 as described above. Following completion of this offering, however, the Company intends to take action to register all such options and the underlying Common Stock under the Securities Act. Upon the effectiveness of such registration, the Common Stock issuable upon exercise of the options will be freely tradeable. See "Management -- 1995 Stock Option Plan."





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                   SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES
                           OF THE RESTRUCTURING PLAN

INTRODUCTION

         The discussion below summarizes the principal Federal income tax consequences to the Limited Partners as a result of the Restructuring Plan. Jeffer, Mangels, Butler and Marmaro LLP, tax counsel to the Partnership, has reviewed the following summary of Federal income tax consequences and believes it to be a reasonable summary of the matters discussed. The discussion is based upon current Federal income tax law, including provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, legislative history, published rulings, judicial decisions, and other interpretations of the Federal income tax law as well as the assumption that the Partnership is a partnership for Federal income tax purposes and that the transactions constituting the Restructuring Plan will be carried out in the manner described in this Proxy Statement/Prospectus.

         No rulings have been or will be requested from the Internal Revenue Service ("IRS") concerning any of the matters described in the Proxy Statement/Prospectus, and there can be no assurance that the IRS will concur with the views expressed herein. Existing authorities are subject to change by future legislation, regulations, interpretations by the IRS and court decisions, and such changes could be retroactively applied to the Restructuring Plan and alter the tax consequences described below. The discussion below is a general one and does not describe every tax consequence of the Restructuring Plan, nor does it take into account the particular tax situation of, or particular tax consequences to, any of the Limited Partners.

         IT IS IMPORTANT THAT EACH LIMITED PARTNER CONFER WITH HIS OR HER INDIVIDUAL TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE RESTRUCTURING PLAN. THE PARTNERSHIP, THE CORPORATION AND THEIR ADVISORS ASSUME NO RESPONSIBILITY FOR THE TAX CONSEQUENCES OF THE RESTRUCTURING PLAN TO A LIMITED PARTNER AND NOTHING HEREIN SHOULD BE CONSIDERED AS TAX ADVICE TO ANY INDIVIDUAL OR ENTITY.

SUMMARY OF TAX CONSEQUENCES

         As described above, the Restructuring Plan will most likely qualify as a tax-free transaction under the provisions of Code Section 351, resulting in the following income tax consequences to the Limited Partners:

         o No gain or loss will be recognized by a Limited Partner receiving solely Common Stock in exchange for such Limited Partner's Units.





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

         o A Limited Partner receiving solely cash in exchange for such Limited Partner's Units will recognize a capital loss if the amount of cash received is less than such Limited Partner's adjusted tax basis in such Limited Partner's Units in the Partnership immediately prior to the Restructuring Plan (or capital gain if the amount of cash received is greater than such tax basis).

         o A Limited Partner receiving both Common Stock and cash pursuant to the Restructuring Plan will not recognize any loss on the transaction. Gain will be recognized only to the extent that the amount of cash received exceeds such Limited Partner's adjusted tax basis of such Limited Partner's Units immediately prior to the Restructuring Plan.

         o A Limited Partner's tax basis in Common Stock received pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege) will equal the adjusted tax basis of such Limited Partner's Units immediately prior to the Restructuring Plan, reduced by cash received, if any, pursuant to the Cash Out Option.

         o Each share of Common Stock received by a Limited Partner pursuant to the Restructuring Plan (other than Common Stock acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege) will have several holding periods, depending on the nature and holding period of assets transferred by the Partnership to the Corporation. Approximately thirty (30) days after the effective date of the Restructuring Plan, the Corporation anticipates providing Limited Partners with the information necessary to determine the various holding periods associated with each share of Common Stock. The holding period of the Common Stock will determine whether any gain realized upon disposition of the Common Stock is taxed as short-term or long-term capital gain (assuming a Limited Partner holds Common Stock as a capital asset). Because a holding period of more than one year is required for long-term capital gains treatment, any gains from a subsequent sale of Common Stock by a Limited Partner will result in 100% long-term capital gains only after the expiration of the one year period immediately following the date of completion of the Restructuring Plan.

         o A Limited Partner's tax basis in Common Stock purchased pursuant to Basic Subscription Rights or the Oversubscription Privilege will equal the cash purchase price of such Common Stock. A Limited Partner's holding period with respect to such Common Stock will commence as of the date of its acquisition.





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QUALIFICATION OF RESTRUCTURING PLAN UNDER CODE SECTION 351

         Section 351(a) of the Code sets forth the general rule that no gain or loss will be recognized by one or more persons transferring assets to a corporation solely in exchange for the corporation's stock if, immediately after the exchange, the transferors are "in control" of the transferee corporation. As explained below, tax counsel for the Partnership believes that it is more likely than not that Section 351(a) of the Code will apply to the Restructuring Plan. If, for any reason, Section 351(a) did not apply, each Limited Partner could recognize gain or loss upon completion of the Restructuring Plan. Counsel for the Partnership has been informed, and has therefore assumed for purposes of this discussion, that the Partnership would recognize a taxable loss with respect to each asset transferred to the Corporation if the Restructuring Plan did not qualify under the provisions of
Section 351 of the Code. Accordingly, Limited Partners should be aware that, unless a Limited Partner receives solely cash pursuant to the Restructuring Plan, Limited Partners generally will not recognize any taxable loss as a result of the Restructuring Plan.

         CONTROL. In order for a transaction to qualify under Code Section 351, the persons (including entities) transferring property to the corporation issuing the stock must be in "control" of such issuing corporation immediately after the exchange transaction. For this purpose, "control" is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes entitled to vote and at least 80% of the total number of shares outstanding of all other classes of stock of the issuing corporation (the "Control Test").

         If the Restructuring Plan is completed, the Partnership and the Standby Purchasers will receive all of the shares of Common Stock of the Corporation. The Corporation initially shall issue only one class of stock. The shares of Common Stock issued to the Partnership and the Standby Purchasers will be the only outstanding stock of the Corporation immediately following the Restructuring Plan. Thus, the Partnership and the Standby Purchasers will collectively own 100% of the Common Stock and the Control Test will be met. Although the Partnership plans to liquidate as part of the Restructuring Plan, the distribution by the Partnership of Common Stock to its Partners will not likely be considered a transfer or part of a group of transfers which would cause the Partnership to fail the Control Test, because the Partners would be treated as part of the control group for purposes of Code Section 351. See Rev. Rul. 84-111, 1984-2 C.B. 88.

         EFFECT OF SUBSEQUENT EVENTS ON CONTROL TEST. As described above, the persons comprising the control group must meet the Control Test "immediately after the exchange." If, following a transfer of property to the issuing corporation, the transferring parties have a plan to sell or otherwise dispose of control of the Corporation, and more than 20% of the Common Stock is sold





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immediately following the completion of the Restructuring Plan,  the exchange may be deemed to fail the Control Test.

         Subsequent to the Restructuring Plan, the Common Stock will be publicly traded. However, it is unlikely that, in the event that more than 20% of the Common Stock is sold immediately following the completion of the Restructuring Plan, the Restructuring Plan would fail to qualify pursuant to the provisions of Code Section 351, since such subsequent sales of Common Stock generally should not be considered an integrated part of the Restructuring Plan. Accordingly, Limited Partners should not anticipate the recognition of tax losses in the event more than 20% of the Common Stock is sold in the NASDAQ National Market immediately following the Restructuring Plan.

         EFFECT OF RECEIPT OF CASH. Code Section 351 provides that gain, but not loss, will be recognized in the event that property other than stock is received in connection with the transfer of property to a corporation in exchange for more than eighty percent (80%) of its stock. In connection with the Restructuring Plan, the Partnership will receive cash from the Corporation as a result of Limited Partners' exercise of the Cash Out Option. Counsel has been informed and has therefore assumed that the transfer of each material asset of the Partnership would result in the recognition of a loss in the event the transaction did not qualify pursuant to Section 351. However, due to the application of Code Section 351, no loss will be recognized by the Limited Partners as a result of the receipt by the Partnership of cash. For the specific tax consequence to the Limited Partners, see "Tax Consequences to Limited Partners" discussed below.

         BASIS OF ASSETS ACQUIRED BY THE CORPORATION. Code Section 362 provides that the tax basis of assets received by a corporation in connection with a transaction described in Code Section 351 will equal the tax basis of the assets in the hands of the transferor, increased by any gain recognized by the transferor. Accordingly, since it is not anticipated that any gain will be recognized, the Corporation's tax basis in the assets received from the Partnership will equal the Partnership's adjusted tax basis in those assets immediately prior to the Restructuring Plan.

         ASSUMPTION OF LIABILITIES. Section 357(a) of the Code provides generally that if, pursuant to a Section 351 exchange, the issuing corporation assumes the liability of a person or entity transferring property to such corporation, or if the issuing corporation acquires from such transferor property subject to a liability, the transfer of such liability to the issuing corporation will not prevent the exchange from qualifying under the provisions of Section 351. However, even though an exchange qualifies under Section 351,
Section 357(c) provides that a transfer of a liability to the issuing corporation will result in the recognition of gain or other income to a particular transferor if and to the extent that the aggregate amount of liabilities transferred to the issuing corporation by that transferor exceeds the total of the adjusted bases of assets transferred to the issuing corporation by such transferor pursuant to the Section 351 exchange.

         The Partnership has advised Counsel that the aggregate amount of liabilities transferred to the Corporation by the Partnership will not exceed the total of the adjusted bases of property transferred to the Corporation by the Partnership. Thus, it is unlikely that there will be gain to the Partnership or the Limited Partners under Code Section 357(c) as a result of the Restructuring Plan.

         Additionally, even if Section 357(c) does not apply, the transfer of a liability to the issuing corporation will, in certain instances, result in the recognition of gain or other income by the transferor in an amount equal to the amount of the liability transferred. For example, Section 357(b) of the Code provides that if the transferor's principal purpose in transferring a liability to the issuing corporation is either (i) to avoid federal income tax or (ii) not a bona fide business purpose, the amount of such liability is considered to be money received by the transferor in the Section 351 exchange, thereby possibly resulting in the recognition of gain or other income by the transferor. Counsel does not believe it is likely that the IRS would determine that the principal purpose for the transfer of the Partnerships' liabilities was to avoid federal income tax or was not a bona fide business purpose. Therefore, it is unlikely that there will be gain to the Partnership or the Limited Partners as a result of the application of Code Section 357(b).

TAX CONSEQUENCES TO THE LIMITED PARTNERS

         The tax consequences to each individual Limited Partner of the Partnership as a result of the Restructuring Plan will depend upon whether such Limited Partner is exercising his, her or its rights pursuant to the Cash Out Option.

         With respect to each Limited Partner who does not exercise the Cash Out Option, such Limited Partner will receive only Common Stock in exchange for such Limited Partner's Units. No gain or loss will be recognized by such Limited Partner as a result of the distribution of Common Stock. A Limited Partner's basis in the Common Stock will equal the adjusted basis of the Limited Partner's Units immediately before the effective date of the Restructuring Plan. Because Counsel has been informed by the General Partner that the Partnership's liabilities are all recourse liabilities as to the General Partner, the transfer of Partnership liabilities to the Corporation should not affect the Limited Partners' bases in the Common Stock. A Limited Partner's holding period (and the tax basis allocated to such holding period) of the Common Stock will be a fragmented holding period as described below. Limited Partners who receive solely Common Stock pursuant to the Restructuring Plan should not anticipate the use of any suspended passive losses attributable to such Limited Partners' Units.

         With respect to each Limited Partner who receives solely cash in exchange for such Limited Partner's Units, such Limited Partner should recognize a capital loss (assuming the Units are held as a capital asset) in an amount equal to the excess of such Limited Partner's adjusted tax basis in such Limited Partner's Units (as determined immediately prior to the Restructuring
Plan) over the amount of cash received by such Limited Partner. Limited Partners who receive solely cash pursuant to the Restructuring Plan should consult with their own advisors regarding the application of Section 469 of the Code to any suspended passive losses attributable to such Limited Partners' Units.

         With respect to each Limited Partner who receives both cash and Common Stock pursuant to the Restructuring Plan, which would most likely occur if the Corporation received requests to exercise the Cash Out Option in excess of the Cash Out Limitation (as described below under the subheading "Net Operating Losses"); such Limited Partner generally will not recognize any loss upon the exchange of his, her or its Units. Instead, a Limited Partner's tax basis in Common Stock received will equal such Limited Partner's adjusted tax basis in his, her, or its Units as determined immediately prior to the Restructuring Plan, reduced by the amount of any cash received. A Limited Partner's holding period (and the tax basis allocated to such holding periods) of the Common Stock will be the fragmented holding period as described below. Limited Partners who receive both Common Stock and cash should consult with their own tax advisors regarding the application of Section 469 of the Code to any suspended losses attributable to such Limited Partners' Units.

         A Limited Partner's tax basis in Common Stock acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege will be equal to the amount of cash paid for such Common Stock. The holding period for such Common Stock will commence as of the date of acquisition of such shares.

         Counsel does not believe that Basic Subscription Rights or the Oversubscription Privilege will be deemed to constitute a "warrant." Accordingly, there should be no allocation of tax basis required between the Common Stock and such subscription rights. However, in the event the IRS were to determine that Limited Partners received both Common Stock and warrants, an allocation between the two components would be required, which allocation could affect a Limited Partner's tax basis in Common Stock. Such allocation is typically made on a fair market value basis. Because there is no bargain element inherent in Basic Subscription Rights or the Oversubscription Privilege, no fair market value should be allocable to the subscription rights.

         DETERMINATION OF HOLDING PERIOD OF COMMON STOCK RECEIVED IN EXCHANGE FOR UNITS. The following discussion assumes that a Limited Partner holds his, her or its Units as a capital asset. (Generally, a Limited Partner's interest in the Partnership will be considered a capital asset unless the Limited Partner is a "dealer" in partnership interests and/or other securities).

         Following the Restructuring Plan, the holding period for which a Limited Partner will be treated as having held the shares of Common Stock (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will include (i.e. have "tacked-on") the Partnership's holding period for the assets transferred to the Corporation pursuant to the Restructuring Plan, to the extent such assets were capital assets or "Section 1231 assets" (the "capital gain assets") in the possession of the Partnership. However, to the extent that the assets transferred by the Partnership to the Corporation are not capital gain assets (for example, loans held for sale) in the possession of the Partnership, then a Limited Partner's holding period for the Common Stock will not include the Partnership's holding period for such assets. For this purpose, capital gain assets do not include cash, accounts receivable, property of a kind which would be properly included in inventory or property held primarily for sale to customers in the ordinary course of business (the "ordinary income assets"). Thus, to the extent that the assets transferred to the Corporation by the Partnership consist of ordinary income assets, shares of Common Stock attributable to such assets will have a holding period which begins on the day following the effective date of the Restructuring Plan. Management of the Partnership has advised Counsel that it understands the assets to be transferred by the Partnership to the Corporation will consist of a combination of both ordinary income assets and capital gain assets. Accordingly, a portion of each share of Common Stock received by a Limited Partner (other than Common Stock received pursuant to Basic Subscription Rights or the Oversubscription Privilege) will not qualify for a tacked-on holding period.

         Additionally, the Partnership's holding periods with respect to its various capital gain assets vary from asset to asset. Accordingly, the portion of each Limited Partner's shares of Common Stock attributable to capital gains assets will likewise have various holding period components. Tax basis allocated to each component of a share of Common Stock will be determined in accordance with the relative fair market values of the assets transferred by the Partnership to the Corporation.

         Approximately thirty (30) days after the Effective Date of the Restructuring Plan, the Corporation shall provide Limited Partners with the information necessary to calculate the various holding periods and basis allocated to each holding period for Common Stock received pursuant to the Restructuring Plan (other than stock acquired pursuant to Basic Subscription Rights or the Oversubscription Privilege).

ALLOCATION OF FINAL ITEMS

         In addition to the foregoing, each Limited Partner will be required to report his, her or its distributive share of all income, gains, losses, deductions and credits of the Partnership for the taxable period prior to the close of the Partnership's taxable year (which will end as of the date of the final liquidation of the Partnership) even though there will be no operating cash distributions from the Partnership. The at-risk rules under Code Section 465, the passive activity rules under Code Section 469 or the basis rules under Code Section 704 may prevent or may have prevented some Limited Partners from deducting a portion of their distributive shares of losses of the Partnership. Such previously disallowed losses may not be deductible by the Limited Partners following the consummation of the Restructuring Plan. Each Limited Partner is urged to consult his or her own tax adviser concerning these issues.

NET OPERATING LOSSES

         Pacific Thrift, which will be a subsidiary of the Corporation, has net operating loss carryforwards of approximately $6.8 million as of December 31, 1994. Under Section 382 of the Code, the ability of Pacific Thrift to carry forward its net operating losses is limited if Pacific Thrift experiences an "ownership change" as a consequence of the Restructuring Plan. Section 382 defines an "ownership change" as an increase of more than fifty (50) percentage points in ownership of stock owned by one or more five percent (5%) shareholders over the lowest percentage of stock owned by such shareholders during the preceding three year period.

         Taking into account all transfers of Units within the three year period immediately preceding the effective date of the Restructuring Plan, the Restructuring Plan has been designed to avoid an "ownership change" by limiting the amount of shares that may be purchased by the Standby Purchasers, by limiting the number of shares that may be cashed out through the Cash Out Option and by limiting the exercise of the General Partner Warrants. However, any future changes in ownership for three years following the completion of the Restructuring Plan will also be counted towards an "ownership change." Therefore, it will be necessary for the Corporation to track ownership changes for three years following the completion of the Restructuring Plan or until the net operating losses are completely utilized.

         For tracking purposes under Section 382, certain groups of shareholders are deemed to constitute a single shareholder. Pacific Thrift is currently deemed to be owned by two separate public groups. The Partnership is considered a "first tier entity" since it directly owns five percent (5%) or more of the outstanding stock of Pacific Thrift. However, because no Limited Partner (other than the General Partner), through attribution of their ownership percentage of Presidential, owns five percent (5%) or more of the stock of Pacific Thrift, all of the Limited Partners

(other than the General Partner) are considered as one separate public group for purposes of Code Section 382. Since the General Partner owns 5.25% of Presidential, it is deemed beneficially to own more than five percent (5%) of the stock of Pacific Thrift, and is therefore deemed to be a second public group.

         In connection with the Restructuring Plan, the Standby Purchasers will also become Stockholders of the Corporation. Assuming none of the Standby Purchasers individually will own 5% or more of the Corporation, the Standby Purchasers will be deemed to be a third public group.

         The changes in ownership of these three public groups, plus any other person who subsequently becomes an owner of five percent (5%) or more of the Common Stock, will be tracked by the Corporation for three years following the completion of the Restructuring Plan, or until the net operating loss carryforwards of Pacific Thrift are fully utilized. If there is an "ownership change" within the meaning of Code Section 382, the utilization of any remaining carryforwards would be limited under Section 382. These limitations would be determined as follows: First, the fair market value of Pacific Thrift would have to be determined. Then, a percentage equal to the long-term tax exempt-rate determined by the Treasury Department (currently, 5.75%) of the value of Pacific Thrift would equal the amount of the net operating loss carryforwards of Pacific Thrift which could be used in any given year to offset taxable income of the Corporation (subject to certain exemptions for built-in gain items).

         In order to reduce the possibility of that the exercise of General Partner Warrants would cause an "ownership change" in ownership, these warrants will not be exercisable until the earlier of: (i) the date Pacific Thrift has fully utilized its existing net operating loss carryforwards; (ii) the date such utilization becomes limited through an "ownership change" caused by an event other than the exercise of General Partner Warrants; (iii) the date any purchaser of shares acquires 10% or more outstanding Common Stock or (iv) June 30, 1997. However, there can be no assurance that other ownership changes will not occur which would cause an ownership change under Section 382 that would result in a limitation in the Corporation's ability to fully utilize the net operating loss carryfowards to the extent now available.

POTENTIAL APPLICATION OF SECTION 304 TO TRANSFER OF STOCK OF SUBSIDIARY.

         Code Section 304 provides that, notwithstanding the nonrecognition provisions of Code Section 351, the transfer by the Partnership of stock in a controlled corporation such as Pacific Thrift to the Corporation also controlled by such transferors (the "acquiring corporation") is treated as a distribution from the acquiring corporation to the extent of certain property received by the transferors. The Partnership will receive Common Stock and cash in the Restructuring Plan. If Section 304 applies, the

Partnership may be deemed to receive property from the Corporation resulting in a distribution equal to the amount of liabilities transferred by the Partnership to the Corporation as well as the cash received by the Partnership. However, a distribution may be treated as dividend income only to the extent that the Corporation has current or accumulated earnings and profits. Management has informed Counsel that neither the Corporation nor Pacific Thrift will have current or accumulated earnings and profits as of the effective date of the Restructuring Plan. Assuming no earnings and profits for either entity during the remaining tax year, distributions as a result of the application of Code Section 304 should not be treated as dividends to the Limited Partners. However, if Code Section 304 applies, Limited Partners may be deemed to receive dividends (taxed as ordinary income) to the extent of any such subsequent earnings and profits. Finally, if the cash and deemed distribution were to exceed the Partnership's tax basis in the assets transferred to the Corporation, the Limited Partners could recognize capital gains to that extent; however, management of the Partnership believes that this is unlikely since the tax basis of the Partnership's assets exceeds the sum of liabilities to be transferred to the Corporation and the cash received by the Partnership.

TREATMENT OF STOCKHOLDERS OF CORPORATION

         As part of the Restructuring Plan, the Limited Partners of the Partnership will become the Stockholders of the Corporation and will no longer be partners of a partnership. Distributions of the Corporation's earnings and profits to the Stockholders in the form of dividends will be subject to tax as ordinary income if the Corporation has current or accumulated earnings and profits. To the extent that there is no current or accumulated earnings and profits, any distribution would be treated as a return of capital and would reduce each Stockholder's basis in his, her or its Common Stock. Distributions in excess of each Stockholder's basis in shares will be taxed as capital gains assuming the Common Stock is a capital asset in the hands of the Stockholders.

         If a Stockholder disposes of shares of Common Stock in the Corporation, the difference between the Stockholder's basis in the shares and the consideration received in exchange for the shares would be subject to tax as either a capital gain or loss or ordinary income, depending on the holding period of the shares. See "Tax Consequences to the Partnership and the Limited Partners--Determination of Holding Period of Common Stock." If a Stockholder transfers shares to the Corporation, such transfer may, under some circumstances, be treated as a dividend rather than a taxable exchange.

         In addition, if the Corporation sells appreciated property (including in liquidation of the Corporation), the gain will be taxable as ordinary income or capital gain to the Corporation, depending on the character of the asset in the hands of the Corporation. The Corporation, unlike the Partnership, will itself be subject to corporate income tax. The top corporate income tax rate currently is 35%. The Corporation's taxable income will not be reduced by the amount of any dividends paid to Stockholders, as dividends are not deductible to the Corporation. The additional tax burden to the Corporation will increase the expenses of the Corporation and reduce its net income. However, since a substantial majority of the Corporation's income is expected to be derived from the earnings of Pacific Thrift, which is already a corporation subject to corporate income tax, the tax burden to the Corporation is not expected to be materially different from the tax burden on the Partnership, insofar as a substantial portion of its income would also be expected to be derived from Pacific Thrift.

         COLLAPSIBLE CORPORATION RULES

         Section 341 of the Code provides that the gain from the sale of stock of a "collapsible corporation" shall be considered as ordinary income. A "collapsible corporation" is defined as a corporation that is formed or availed of principally for the manufacture, construction or production of property, for the purchase of "Section 341 assets," or for the holding of stock in a corporation so formed or availed of, with a view to the sale of stock by its shareholders before the realization by the corporation of two-thirds of the taxable income to be derived from such property, and the realization by such shareholders of gain attributable to such property. Although Counsel believes it is unlikely, it is possible that the IRS could view the transfer of assets by the Partnership to the Corporation as a transfer of Section 341 assets.

         If Section 341 of the Code were to apply, any gain from the sale of Common Stock would be subject to tax as ordinary income. There is no clear rule or regulation that would provide guidance as to whether any of the Partnership's assets would be deemed Section 341 assets, and it is therefore not possible to conclude whether the Corporation could be characterized by the IRS as a "collapsible corporation." However, for the reasons explained below, an exception will apply to every stockholder who owns less than 5% of the Common Stock, which will prevent the application of the collapsible corporation rule to those stockholders.

         If the Corporation is found to be a collapsible corporation, gain realized by a Stockholder from the sale of Common Stock will not be subject to the collapsible corporation provisions if any one of the following four exceptions applies: (i) the selling stockholder does not own, directly or indirectly, more than 5% in value of the Common Stock outstanding, (ii) gain recognized by the selling Stockholder during the taxable year is not more than 70% attributable to "Section 341 assets," (iii) gain is realized after the expiration of three years following the completion of the applicable manufacture, construction, production or purchase, or (iv) less than 15% of the net worth of the Corporation is attributable to the net unrealized appreciation of certain ordinary income assets.

         Based on the first of these exceptions, the collapsible corporation provisions would not apply to Stockholders of the Corporation that were considered to own, directly and by attribution from related parties (including other partners in a partnership), less than or equal to 5% of the outstanding Common Stock of the Corporation. The Partnership has informed Counsel that no Limited Partner will directly or indirectly own more than 5% of the outstanding Common Stock. In the event a Stockholder were to acquire more than 5% of the outstanding Common Stock, any gain recognized from the sale of shares of Common Stock could be treated as ordinary income under the collapsible corporation provisions if the Corporation was found to be a collapsible corporation and provided none of the other exceptions listed above applied at the time of the sale of such shares.

STATE, LOCAL AND OTHER TAXATION

         The Partnership, its Partners and the Corporation may, as a result of the Restructuring Plan, be subject to state, local or other tax in their states or countries of residence, and possibly in states where the properties transferred to the Corporation are located. It is impractical to discuss general principles which may be applicable to a particular Partner as such state, local and other tax effects depend on each set of facts or circumstances. Accordingly, each Partner should consult with his or her own tax adviser with respect to state, local, or other taxes which may be applicable.

                            SELLING SECURITY HOLDERS

         An aggregate maximum of 128,777 shares of Common Stock are being registered in this offering for the account of certain affiliates of the Partnership (the "Selling Security Holders"). These shares include (i) shares of Common Stock distributable to the General Partner by the Partnership, which the General Partner intends to distribute to its partners at some time in the future; (ii) shares that may be purchased by the partners of the General Partner through the exercise of Basic Subscription Rights; and (iii) shares that may be purchased by Joel R. Schultz through the exercise of the Oversubscription Privilege. The Selling Security Holders do not presently intend to sell any specific number of shares in connection with the Restructuring Plan. However, the shares are being registered for resale in order that the Selling Security Holders may, from time to time in the future as they determine in their discretion, sell any number of shares which they own in the open market.

         The following table sets forth certain information with respect to persons for whom the Company is registering the Common Stock for resale to the public. The Company will not receive any of the proceeds of such sale of Common Stock. Seven of the Selling Security Holders are executive officers of the Corporation. The Selling Security Holders' Common Stock is not being underwritten in connection with this offering.

                                                                                Shares to be
                                                                 Shares       Purchased through
                                                              Distributable    the exercise of
                                                                 to the            Basic          Total Shares
                                      Partners of the            General        Subscription        That May
                                      General Partner            Partner            Rights           Be Sold
                                      ---------------            -------            ------           -------


                                Bruce Ackerman                     130              63                  193
                                Kenneth & Mary Carmona           1,529             737                2,266
                                Cal Trust, Kenny & Mary            106              51                  157
                                Carmona
                                John A. DeRosa                   3,568           1,720                5,288
                                Constance M. DeRosa              3,568           1,720                5,288
                                Deanna V. DeRosa                   649             313                  962
                                Vincent P. DeRosa                  649             313                  962
                                John Alan DeRosa                   649             313                  962
                                Richard B. Fremed & Ellen        1,641             791                2,432
                                F. Fremed
                                Cal Trust, TTEE FBO Richard        357             172                  529
                                Fremed
                                Jay Fremed                         260             125                  385
                                Marc Fremed                        337             163                  500
                                Norman A. & Roslyn               3,244           1,563                4,807
                                Markiewicz
                                Cal Trust, TTEE FBO Norman       1,246             600                1,846
                                Markiewicz
                                Harvey & Beatric Schultz         1,298             625                1,923
                                Trust
                                Joel R. Schultz                  7,526           3,627               11,153
                                Ricky Schultz                      649             313                  962
                                Toby Schultz                     1,298             625                1,923
                                Presidential Services               13               6                   29
                                                                ------          ------               ------

                                                                28,587          13,777               41,364
                                                                ======          ======               ======


         In addition to the number of shares to be acquired by Joel R. Schultz as shown above, Mr. Schultz intends to purchase 115,000 shares through the exercise of the Oversubscription Privilege, to the extent available. These shares are also being registered for resale.

                                 LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Common Stock will be passed upon for the Corporation by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Bruce P. Jeffer, Esq., a partner of Jeffer, Mangels, Butler & Marmaro LLP, owns a 4.46% interest in the General Partner.

                                    EXPERTS

         The consolidated financial statements of the Partnership and its subsidiaries at and for the year ended December 31, 1992 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by KPMG Peat Marwick, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. KPMG Peat Marwick resigned from its engagement as independent auditor of the Partnership and its subsidiaries on May 27, 1993. The consolidated financial statements of the Partnership and its subsidiaries at and for the year ended December 31, 1993 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Kenneth Leventhal & Company ("KL&Co."), independent auditors, as set forth in their report therein appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. KL&Co. was merged with Ernst & Young, LLP, in 1995. The consolidated financial statements of the Partnership and its subsidiaries at and for the year ended December 31, 1994 appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young, LLP independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Partnership terminated its accounting relationship with Ernst & Young, LLP in September 1995. The Partnership has engaged BDO Seidman, LLP, independent auditors, to perform the audit of the financial statements of the Partnership and its subsidiaries for the nine months ended September 30, 1995.

                                    GLOSSARY

         The capitalized terms appearing in this Prospectus have the meanings specified below:

         Additional Shares. Up to 600,000 shares of Common Stock offered for purchase in connection with the Rights Offering and the Standby Offering.

         Bank or NatWest. National Westminster Bank USA, the lender of the Partnership's outstanding bank debt.

         Bank Warrant. The Warrant to be issued by the Corporation to NatWest to purchase up to 2% of the outstanding Common Stock of the Corporation.

         Basic Subscription Rights. The right of each Partner to subscribe for a pro rata share of 400,000 additional shares of Common Stock for a purchase price equal to the Subscription Price per share.

         BIF.  Bank Insurance Fund administered by the FDIC to protect deposits.

         Board of Directors.  The board of directors of the Corporation.

         California Industrial Loan Law. Laws regulating investment authority and other activities of the thrift and loan business conducted by Pacific Thrift.

         CAMEL. Standard rating given to financial institutions by federal banking regulators consisting of a composite of five critical categories of banking strength: capital, assets, management, earnings and liquidity. Ratings range from 1 to 5, with 1 denoting outstanding strength and 5 characterizing insolvency.

         Capital Accounts. Each Partner's capital account, as determined pursuant to the Partnership Agreement.

         Capital Contribution. Each Partner's original capital contribution, and additional capital contributions if any, less any withdrawals of capital by such Partner.

         Capital Note. The $1,730,135 promissory note to the Partnership which was voluntarily contributed by the General Partner in 1993 to increase the capital of the Partnership by an amount equal to the excess distributions to Partners made in 1992 in excess of Net Profits.

         Cash Out Option. The option of every Partner to request cash in lieu of shares of Common Stock that would otherwise be issued to the Partner in connection with the Restructuring Plan, subject to certain limitations as described under "THE RESTRUCTURING PLAN -- Cash Out Option."

         Change of Control. A Change of Control is deemed to have occurred when (i) any person becomes the beneficial owner of shares of the Corporation with respect to which 20% or more of the total number of votes for the election of the Board of Directors of the Corporation may be cast; (ii) in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, the persons who were Directors of the Corporation just prior to such event cease to constitute a majority of the Board of Directors of the Corporation; (iii) the stockholders of the Corporation approve an agreement in which the Corporation ceases to be an independent publicly owned corporation or for a sale of substantially all of the assets of the Corporation; or (iv) at the discretion of the Board of Directors, when a tender offer or exchange offer is made for shares of the Corporation's Common Stock and shares of Common Stock are acquired thereunder.

         Code.  The Internal Revenue Code of 1986, as amended.

         Common Stock.  The common stock of the Corporation.

         Consolidated.  Consolidated Reconveyance Corporation.

         Corporation.  Pacific United Group, Inc., a Delaware corporation.

         CRA. Community Reinvestment Act of 1977.

         Distribution.   The distribution by the Partnership of the Common Stock
of the Corporation held by the Partnership to all of the Partners pro rata based upon their respective Capital Accounts in the Partnership.

         Distribution Date. ____ days after the expiration of the Solicitation Period.

         DOC.  California Department of Corporations.

         Exercise Price. The price at which a stock option granted under the 1994 Pacific United Group Stock Option Plan may be exercised.

         Expiration Date. The expiration date of the Solicitation Period and the Rights Offering Period, which is February __, 1996, or such later date as the General Partner may extend the Solicitation Period.

         Fairness Opinion. The fairness opinion issued by Houlihan Lokey in connection with the Restructuring Plan.

         FDIC.  Federal Deposit Insurance Corporation.

         FDICIA.  Federal Deposit Insurance Corporation Improvement Act of 1991.

         General Partner Warrants. The warrants to be issued to the General Partner to purchase up to 25% of the total Common Stock of the Corporation for a purchase price of $12.50 per share.

         Houlihan Lokey. Houlihan Lokey Howard & Zukin, the independent valuation firm which has issued the Fairness Opinion.

         Lenders. Lenders Posting and Publishing Corporation, a California corporation and a wholly owned subsidiary of the Corporation.

         Loan Agreement. Loan Agreement between the Partnership and NatWest Bank N.A.

         Maximum Purchase Commitment. The maximum number of shares of Common Stock that the Standby Purchasers are obligated to purchase under the Standby Purchase Agreements.

         Net Profits. Partnership net profits as defined in the Partnership Agreement, including net profits determined in accordance with generally accepted accounting principles, plus any nonrefundable loan origination fees treated as income for allocation and distribution purposes by the Partnership.

         Notes. Senior Unsecured Notes proposed to be offered by the Corporation in a public or private offering if the Restructuring Plan is completed.

         OREO. Other real estate owned by the Partnership or Pacific Thrift, consisting of real estate acquired in settlement of loans.

         OTS. Office of Thrift Supervision, a federal agency regulating savings and loans institutions.

         Oversubscription Privilege. The rights offered to Partners to purchase the Additional Shares not subscribed for by Partners entitled to purchase pursuant to their Basic Subscription Rights.

         PCA. Prompt corrective action required to be taken by FDICIA to resolve the problems of insured depository institutions that fall below one or more prescribed minimum capital ratios.

         Pacific Thrift. Pacific Thrift and Loan Company, a California corporation.

         Preferred Stock. The 2,000,000 authorized shares of Preferred Stock which may be issued by the Corporation under its Certificate of Incorporation.

         Purchase Commitment. The obligations of the Standby Purchasers to purchase shares of Common Stock under the Standby Purchase Agreements.

         Record Date. The date as of which the identity of the Partners of the Partnership and the amount of the Partner's Capital Account shall be determined for purposes of voting rights of the Partners with respect to the Restructuring Plan.

         Restructuring Plan. The plan proposed for the vote of the Limited Partners whereby the Partnership would distribute to the

Partners the stock of the Corporation in liquidation of the Partnership.

         Rights Offering. The rights offered to the Partners of the Partnership, the Partners of the General Partner and the employees of the Partnership and its subsidiaries to purchase Additional Shares.

         Solicitation Period. The period during which the General Partner shall solicit Limited Partners to approve the Restructuring Plan and which shall commence on January __, 1996 and expire on February __, 1996, or such later date as the General Partner determines in its sole discretion.

         Specified Annual Return Rates. The specified annual return rates payable from the Net Profits, if any, of the Partnership, to each class of Partners under the Partnership Agreement.

         Standby Offering. The offering of up to 500,000 Additional Shares ($5,000,000) plus an amount equal to the Shares repurchased by the Corporation from Partners electing the Cash Out Option to the Standby Purchasers pursuant to the Standby Agreements.

         Standby Purchase Agreements. The irrevocable agreements between the Corporation and the Standby Purchasers to purchase specified minimum and maximum amounts of shares of Common Stock concurrently with and subject to the completion of the Restructuring Plan.

         Standby Purchasers. The unaffiliated third parties who have entered Standby Purchase Agreements to purchase up to 500,000 Additional Shares plus all shares that would otherwise be issued to Cashed Out Partners.

         Stockholders.  The record holders of the Common Stock.

         Stock Purchase Plan. The 1995 Employee Stock Purchase Plan providing for eligible employees of the Corporation and its subsidiaries to participate in the ownership of the Corporation by acquiring the right to purchase shares of the Corporation's Common Stock.

         Subscription Rights.  The Basic Subscription Rights and
Oversubscription Privilege to purchase Additional Shares in the Corporation.

         Supplemental Plan. The Supplemental Executive Retirement Plan designed to provide benefits to certain long-term executive officers of the Corporation and its predecessors.

         Tier I. Core capital component used by the FDIC to evaluate compliance with risk-based capital requirements and which consists primarily of common stock, related surplus and retained earnings, qualifying noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

         Tier II. Supplementary capital component used by the FDIC to evaluate compliance with risk-based capital requirements and which may consist of (i) the allowance for possible loan and lease losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock and long-term preferred stock and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus, in an amount up to 50% of Tier I capital.

         Unified.  Pacific Unified Mortgage, Inc., a Delaware corporation.

         Warrant Stock. Common Stock issued or issuable under the General Partner Warrants.

                           INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                          ----
Presidential Mortgage Company

         Successor Independent Auditors' Report (omitted) . . . . . . . . . . . . . . . . .               F-1

         Predecessor Independent Auditors' Report (omitted) . . . . . . . . . . . . . . . .               F-3

         Consolidated Balance Sheets as of
                 December 31, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . .               F-5

         Consolidated Statements of Operations for the
                 years ended December 31, 1994, 1993
                 and 1992 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               F-6

         Consolidated Statements of Changes in Partners'
                 Capital for the years ended
                 December 31, 1994, 1993, and 1992  . . . . . . . . . . . . . . . . . . . .               F-7

         Consolidated Statements of Cash Flows
                 for the years ended
                 December 31, 1994, 1993 and 1992 . . . . . . . . . . . . . . . . . . . . .               F-8

         Notes to Consolidated Financial Statements
                 for the years ended December 31, 1994,
                 1993 and 1992  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              F-11

         Consolidated Balance Sheets as of December 31,
                 1994 and September 30, 1995 (unaudited). . . . . . . . . . . . . . . . . .              F-45

         Consolidated Statements of Operations for the
                 Three Months Ended September 30,
                 1995 and 1994 and the Nine Months Ended
                 September 30, 1995 and 1994 (unaudited). . . . . . . . . . . . . . . . . .              F-46

         Consolidated Statements of Cash Flows for the
                 Nine Months ended September 30, 1995
                 and 1994 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . .              F-47

         Notes to Consolidated Financial Statements
                 for the Nine Months ended September 30, 1995 . . . . . . . . . . . . . . .              F-48







                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 1994 and 1993

                                                                                 1994                 1993
                                                                           ----------------     ----------------
                                     ASSETS

CASH AND CASH EQUIVALENTS - Note 2C                                        $     19,628,000     $     13,220,000

ACCOUNTS RECEIVABLE                                                               5,071,000            3,340,000

ACCRUED INTEREST RECEIVABLE                                                       1,125,000            2,091,000

LOANS RECEIVABLE - Notes 2D, 2E, and 3                                           53,045,000           84,183,000

LOANS HELD FOR SALE - Notes 2F and 3                                             12,011,000              572,000

RECEIVABLE FROM RELATED PARTY - Notes 9 and 10                                      478,000              794,000

EXCESS YIELD RECEIVABLE - Notes 2G and 3                                            888,000              895,000

OTHER REAL ESTATE - Notes 2H and 4                                                7,621,000            6,003,000

PROPERTY AND EQUIPMENT - Notes 2I and 5                                           1,322,000            1,215,000

GOODWILL - Notes 2J and 11                                                        1,749,000            1,622,000

OTHER ASSETS                                                                        809,000              389,000
                                                                           ----------------     ----------------

                                                                           $    103,747,000     $    114,324,000
                                                                           ================     ================

         LIABILITIES AND PARTNERS' CAPITAL

THRIFT CERTIFICATES PAYABLE - Note 6
   Full-paid certificates                                                  $     58,058,000     $     41,417,000
   Installment certificates                                                      11,443,000           21,004,000
                                                                           ----------------     ----------------

         Total thrift certificates payable                                       69,501,000           62,421,000


ACCOUNTS PAYABLE AND
   ACCRUED EXPENSES                                                               4,471,000            4,508,000

ACCRUED INTEREST PAYABLE                                                            405,000              182,000

PAYABLE TO RELATED PARTY - Note 10                                                  134,000              576,000

MORTGAGE NOTES PAYABLE - Note 4                                                   2,313,000            1,778,000

NOTE PAYABLE - Note 7                                                            14,778,000           23,200,000

NOTE PAYABLE TO RELATED PARTY - Note 7                                              600,000              600,000

PARTNERSHIP WITHDRAWALS PAYABLE - Note 15                                         1,120,000            1,120,000
                                                                           ----------------     ----------------

            Total liabilities                                                    93,322,000           94,385,000
                                                                           ----------------     ----------------




COMMITMENTS AND CONTINGENCIES -
   Notes 12, 13, 19, and 20                                                               -                    -

PARTNERS' CAPITAL                                                                10,425,000           19,939,000
                                                                           ----------------     ----------------

                                                                           $    103,747,000     $    114,324,000
                                                                           ================     ================




       See notes to the consolidated financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                      Consolidated Statements of Operations

                  Years Ended December 31, 1994, 1993, and 1992

                                                                                       1994            1993            1992
                                                                                   ------------    ------------    ------------
INTEREST INCOME
  Loans receivable - Notes 2D, 2E, and 3                                           $ 11,003,000    $ 14,209,000    $ 16,789,000
  Deposits with financial institutions                                                  401,000           3,000          38,000
                                                                                   ------------    ------------    ------------

        Total interest income                                                        11,404,000      14,212,000      16,827,000
                                                                                   ------------    ------------    ------------
INTEREST EXPENSE
  Thrift certificates greater than $100,000                                              28,000         304,000         308,000
  Other thrift certificates                                                           2,917,000       2,917,000       2,689,000
  Notes payable                                                                       1,982,000       2,497,000       3,728,000
                                                                                   ------------    ------------    ------------
        Total interest expense                                                        4,927,000       5,718,000       6,725,000
                                                                                   ------------    ------------    ------------
        Net interest income                                                           6,477,000       8,494,000      10,102,000

PROVISION FOR LOAN LOSSES -
  Notes 2D, 2E, and 3                                                                 6,096,000       4,655,000       3,888,000
                                                                                   ------------    ------------    ------------
        Net interest income after
           provision for loan losses                                                    381,000       3,839,000       6,214,000
                                                                                   ------------    ------------    ------------
NONINTEREST INCOME
  Trustee and reconveyance fees                                                       3,344,000       3,781,000       3,107,000
  Other income                                                                        1,712,000       1,381,000       1,819,000
  Gain on sale of loans                                                                 946,000         143,000         390,000
                                                                                   ------------    ------------    ------------
        Total noninterest income                                                      6,002,000       5,305,000       5,316,000
                                                                                   ------------    ------------    ------------

NONINTEREST EXPENSE
  Salaries and employee benefits - Note 10                                            6,493,000       5,064,000       3,093,000
  General and administrative - Note 10                                                7,090,000       5,491,000       5,353,000
  Related party fees - Notes 9 and 10                                                   805,000         847,000       1,647,000
  Operations of other real estate - Note 4                                              732,000       3,307,000       1,014,000
  Depreciation and amortization                                                         776,000         303,000         274,000
                                                                                   ------------    ------------    ------------
        Total noninterest expense                                                    15,896,000      15,012,000      11,381,000
                                                                                   ------------    ------------    ------------
INCOME (LOSS) BEFORE INCOME TAXES                                                    (9,513,000)     (5,868,000)        149,000

INCOME TAXES - Notes 2K and 8                                                             1,000           1,000           1,000
                                                                                   ------------    ------------    ------------
NET INCOME (LOSS)                                                                  $ (9,514,000)   $ (5,869,000)   $    148,000
                                                                                   ============    ============    ============


See notes to the consolidated financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Consolidated Statements of Changes in Partners' Capital

                  Years Ended December 31, 1994, 1993, and 1992

CAPITAL - December 31, 1991                                                                                 $ 36,706,000

CONTRIBUTIONS                                                                                                     74,000

DISTRIBUTIONS                                                                                                 (4,610,000)

WITHDRAWALS                                                                                                   (3,488,000)

NET INCOME - 1992                                                                                                148,000
                                                                                                            ------------

CAPITAL - December 31, 1992                                                                                   28,830,000

CONTRIBUTIONS                                                                                                    301,000

DISTRIBUTIONS                                                                                                 (1,943,000)

WITHDRAWALS                                                                                                   (1,380,000)

NET LOSS - 1993                                                                                               (5,869,000)
                                                                                                            ------------

CAPITAL - December 31, 1993                                                                                   19,939,000

CONTRIBUTIONS                                                                                                       --

DISTRIBUTIONS                                                                                                       --

WITHDRAWALS                                                                                                         --

NET LOSS - 1994                                                                                               (9,514,000)
                                                                                                            ------------

CAPITAL - December 31, 1994                                                                                 $ 10,425,000
                                                                                                            ============


See notes to the consolidated financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1994, 1993, and 1992


                                                     1994            1993            1992
                                                 ------------    ------------    ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES
     Net (loss) income                           $ (9,514,000)   $ (5,869,000)   $    148,000
     Adjustments to reconcile net (loss)
        income to net cash (used in) provided
        by operating activities
           Provision for loan losses                6,096,000       4,655,000       3,888,000
           Provision for losses on other
              real estate                             202,000       1,069,000         572,000
           Net (gain) on sale of other
              real estate                            (625,000)       (345,000)       (295,000)
           Proceeds from sale of loans             29,315,000       4,252,000       8,889,000
           Originations of loans held for sale    (41,055,000)     (6,320,000)    (11,914,000)
           Depreciation and amortization              776,000         303,000         274,000
     Net change in assets and liabilities
        Accounts receivable                        (1,731,000)       (359,000)     (1,314,000)
        Accrued interest receivable                   966,000         122,000       1,081,000
        Receivable from related party                 316,000        (411,000)           --
        Excess yield receivable                         7,000         117,000        (184,000)
        Goodwill                                     (127,000)       (309,000)       (627,000)
        Other assets                                 (420,000)        (79,000)        120,000
        Payable to related party                     (442,000)        576,000            --
        Accounts payable, accrued expenses,
           and accrued interest payable               186,000       2,200,000         655,000
                                                 ------------    ------------    ------------
              Net cash (used in) provided by
                 operating activities             (16,050,000)       (398,000)      1,293,000
                                                 ------------    ------------    ------------


See notes to the consolidated financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows (Continued)

                  Years Ended December 31, 1994, 1993, and 1992


                                                   1994            1993            1992
                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES
     Proceeds from sale of loans                 28,402,000      25,884,000      26,937,000
     Increase in loans receivable               (10,249,000)    (16,069,000)     (9,179,000)
     Proceeds from sale of other real estate      5,994,000       7,001,000       2,125,000
     Mortgages assumed (repaid) in
        connection with other real estate           536,000        (730,000)     (1,862,000)
     Purchase of property and equipment            (883,000)       (853,000)        (86,000)
                                               ------------    ------------    ------------
           Net cash (used in) provided by
              investing activities               23,800,000      15,233,000      17,935,000
                                               ------------    ------------    ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES
     Net increase in thrift certificates          7,080,000      11,860,000      11,606,000
     Paydowns of note payable                    (8,422,000)    (10,200,000)    (24,150,000)
     Proceeds from issuance of
        partnership shares                             --            35,000          74,000
     Capital contribution from
        general partner                                --           266,000            --
     Distributions to partners                         --        (1,943,000)     (4,610,000)
     Withdrawals of partnership shares                 --        (2,086,000)     (2,557,000)
                                               ------------    ------------    ------------
           Net cash used in financing
              activities                         (1,342,000)     (2,068,000)    (19,637,000)
                                               ------------    ------------    ------------
           Net increase (decrease) in cash
              and cash equivalents                6,408,000      12,767,000        (409,000)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                              13,220,000         453,000         862,000
                                               ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                  $ 19,628,000    $ 13,220,000    $    453,000
                                               ============    ============    ============


See notes to the consolidated financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows (Continued)

                  Years Ended December 31, 1994, 1993, and 1992

                                                 1994         1993         1992
                                              ----------   ----------   ----------
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
     Cash paid during the year for
        Interest                              $4,704,000   $5,838,000   $6,544,000
        State franchise taxes                      1,000        1,000        1,000

SUPPLEMENTAL SCHEDULE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES
     Loans transferred to other real estate   $7,542,000   $7,270,000   $7,443,000
     Mortgages payable assumed in
        connection with other real estate      2,499,000    3,289,000    2,507,000
     Loans to facilitate sales of other
        real estate                              898,000    3,344,000    4,129,000



See notes to the consolidated financial statements.

                        PRESIDENTIAL MORTGAGE COMPANY
                      (A CALIFORNIA LIMITED PARTNERSHIP)
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                          December 31, 1994 and 1993

NOTE 1 - GENERAL

         Organization

         Presidential Mortgage Company is a California limited partnership whose principal purpose is to make loans secured by real estate. In these financial statements, "the Partnership" refers to Presidential Mortgage Company itself and "the Company" refers to Presidential Mortgage Company and its subsidiaries.

         The Partnership's general partner, Presidential Management Company, is a California limited partnership. Presidential Management Company's general partner, Presidential Services Corporation, is a California corporation owned by Joel R. Schultz and John A. DeRosa.

         The Partnership's limited partners consist of approximately 2,500 individuals and entities in classes A, B, C, D, and E. The differences between the various classes primarily relate to the different offering dates and unit prices as well as profit priorities and percentages. In addition, certain partners have elected to reinvest their distributions in Distribution Reinvestment Plan (DRP) Units.

         In 1988, Pacific Thrift and Loan Company (Pacific Thrift), a California corporation, was formed as a wholly owned subsidiary of the Partnership. Pacific Thrift conducts business under the California Industrial Loan Law and makes loans secured by real estate.

         Pacific Thrift issues certificates to investors that are redeemable at maturity at the option of investors, although penalties for early withdrawal may be assessed. The California Industrial Loan Law maintains provisions governing the amount of thrift certificates that may be issued, the amount of funds that may be borrowed, and the types of loans that may be made. During 1988, the Federal Deposit Insurance Corporation approved Pacific Thrift for deposit insurance coverage. Accordingly, Pacific Thrift is subject to annual assessments by the FDIC.

         In 1990, the Partnership purchased 100% of the limited partnership interests (which constitutes 99% of all partnership interests) of Consolidated Reconveyance Company (CRC) and Lenders Posting and Publishing Company (LPPC). These entities provide trustee and related foreclosure services to the Partnership, Pacific Thrift, and unaffiliated lenders. Both CRC and LPPC were purchased from the Partnership's general partner.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 1 - GENERAL (CONTINUED)

         Partnership Agreement

         The Partnership is governed by the Fifth Amended and Restated Certificate and Agreement of Limited Partnership entered into as of September 1989, as amended by the First Amendment, dated as of May 1993, and the Second Amendment, dated as of January 1, 1994. The First Amendment provides for a special allocation of loss to the general partner and income to the limited partners based on certain capital contributions by the general partner from 1993 through 1996 (the "Capital Plan"). The Second Amendment provides that Pacific Thrift will directly hire its own employees and directly pay its own overhead and that the Partnership will continue to pay the general partner for fees in connection with loans of Pacific Thrift and the Partnership. The agreement and amendments are collectively referred to as the "Partnership Agreement."

         In accordance with the Partnership Agreement, the net profits of the Partnership (after deduction of the management fee) are allocated to the partners, based on specified annual percentage rates for each class of partners and the average daily balance of each partner's capital contributions. Net losses are allocated to all partners in proportion to their capital contributions. In addition, there is a special allocation based on the Capital Plan.

         The Partnership Agreement provides certain rights to the partners to withdraw the balance in their capital accounts. Such withdrawal rights are restricted by certain percentage limitations and a determination by the general partner that such withdrawal will not impair the capital or operations of the Partnership. Since July 1993, no distributions have been made and no withdrawals have been permitted.

         Upon dissolution of the Partnership, the Partnership Agreement provides that the net assets will be distributed to the partners in proportion to their capital accounts and that the general partner will fund any deficit balance in its capital account as defined in the Partnership Agreement.

         Operating Results and Business Plan

         The Company has suffered losses from operations of the Partnership and Pacific Thrift from 1992 through 1994. These losses have resulted primarily from significant amounts of nonperforming loans, large provisions for loan losses, and relatively high levels of overhead and have caused a substantial reduction in the capital of the Company. These losses have also caused Pacific Thrift to become "undercapitalized" at the end of 1994 and subject to certain regulatory mandates. See Notes 19 and 20.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 1 - GENERAL (CONTINUED)

         Operating Results and Business Plan (Continued)

         Management expects that stabilizing real estate values and general economic conditions will result in reduced loan losses in 1995. In connection with the Partnership, management is in the process of evaluating alternative business strategies. In connection with Pacific Thrift, management is taking certain steps to return the operations to profitability and improve the financial condition. These steps include an emphasis on originating residential real estate loans for sale in order to generate fee income, a reduction in portfolio lending until targeted capital ratios are achieved, and controlling overhead expenses.

         Management expects that Pacific Thrift, CRC, and LPPC will be profitable in 1995 and that Pacific Thrift will substantially comply with the regulatory mandates. Management also expects that, although the Partnership will probably incur a loss, the Company will break even or be profitable in 1995. In connection with the note payable to its lender, management expects that the Partnership will be able to generate sufficient cash flow from operations (including real estate sales) and loan sales to satisfy its debt service requirements. See
         Note 7.

         There is no assurance that the Company will be successful. These consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Basis of Accounting

            These consolidated financial statements are prepared in accordance with generally accepted accounting principles.

         B. Consolidation

            The consolidated financial statements include the accounts of the Partnership, Pacific Thrift, CRC, and LPPC. All significant intercompany balances and transactions have been eliminated. Consolidating information is presented in Schedules I and II.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         C. Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         D. Loans Receivable

            Loans receivable are stated at the principal amount outstanding, less unamortized deferred fees and costs and the allowance for loan losses. Loans receivable are primarily secured by first and second trust deeds.

            Interest income is accrued as earned and is based on the principal balance outstanding. The Company's policy is to cease accruing interest on loans that are more than two monthly payments past due and for which there appears to be insufficient collateral to support collectibility. In many cases, interest, late fees, and other charges continue to accrue until the time management deems that such amounts are not collectible.

            Nonrefundable loan fees and direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized in interest income over the loan term as an adjustment to the yield, using a method that approximates the effective interest (level yield) method.

         E. Allowance for Loan Losses

            Loan losses are charged to the allowance for loan losses; recoveries are credited to the allowance. The provision for loan losses charged to expense and added to the allowance for loan losses is based upon management's judgment and evaluation of the known and inherent risks in the loan portfolio. Management's judgment takes into consideration such factors as changes in the nature and volume of the portfolio, continuing review of delinquent loans, current economic conditions, risk characteristics of the various categories of loans, and other pertinent factors that may affect the borrower's ability to repay. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        E.  Allowance for Loan Losses (Continued)

            The Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," in May 1993. Statement No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement No. 114 is effective for fiscal years beginning after December 15, 1994, with early application encouraged. The Company has not yet adopted Statement No. 114 and does not expect it to have a material impact on the financial position or results of operations.

        F.  Loans Held for Sale

            The Company has designated certain of its loans receivable as being held for sale. In determining the level of loans held for sale, the Company considers the extent to which loans will be required to be sold in response to liquidity needs, regulatory capital needs, asset/liability management requirements, and other factors.

            Loans held for sale are recorded at the lower of cost or market value. Any unrealized losses are recorded as a reduction in income. Realized gains and losses from the sale of loans receivable are based on the specific identification method.

        G.  Excess Yield Receivable

            Excess yield receivable represents the excess of the estimated present value of net amounts to be received over normal servicing fees for loan sales for which the Company continues to service the loans. Excess yield receivable also represents the estimated present value of the excess interest income to be received over the yield acquired by the investor for loan sales for which the Company does not continue to service the loans. The receivable is amortized to income based on a method which approximates the effective interest method.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        H.  Other Real Estate

            Other real estate is comprised of formally foreclosed property and in-substance foreclosed property to which the Company does not have legal title. These assets are recorded at the lower of the net investment in the loan or the fair value of the property. At the time of foreclosure, any excess of the net investment in the loan over its fair value is charged to the allowance for loan losses. Estimated selling costs and any subsequent declines in value are charged to operations, and a valuation allowance is established. Loans are classified as in-substance foreclosures when they exhibit characteristics more closely associated with the risk of real estate ownership than with loans. Collateral that has been classified as an in-substance foreclosure is reported in the same manner as collateral that has been formally foreclosed.

        I.  Property and Equipment

            Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is based on the asset's estimated useful life, ranging from two to eight years, and is computed using the straight-line method. Expenditures that improve or extend the service lives of assets are capitalized. Repairs and maintenance are charged to expense as incurred.

        J.  Goodwill

            Goodwill represents the excess of the total purchase price (consisting of the initial consideration and subsequent consideration) of CRC and LPPC over the fair value of purchased net assets. Goodwill is being amortized using the straight-line method over approximately 20 years.

        K.  Income Taxes

            Partnerships are generally not subject to income taxes; accordingly, the Partnership income or loss is reported in the individual partners' tax returns. However, Pacific Thrift, the Partnership's wholly owned corporate subsidiary, is subject to federal income and state franchise taxes.

            In 1993, Pacific Thrift adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (Statement No.
            109). The new standard requires the use of the "asset and liability" method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amount and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         K. Income Taxes (Continued)

            Under Statement No. 109, the tax benefit of net operating loss carryforwards is recorded if the tax benefit is more likely than not to be realized.

            In 1992, Pacific Thrift applied Accounting Principles Board Opinion No. 11 (Opinion No. 11), which required the use of the "deferred method" of accounting for income taxes. Under the deferred method, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting and income tax purposes, using the tax rate applicable to the year of the calculation. Deferred taxes were not adjusted for subsequent changes in tax rates.

            Under Opinion No. 11, the tax benefit of net operating loss carryforwards was not recorded unless the tax benefit was assured beyond any reasonable doubt.

         L. Reclassifications

            Certain reclassifications of balances from prior years have been made to conform to the current year's reporting format.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

         Loans Receivable

         Loans receivable at December 31, 1994 and 1993 are summarized as follows:


                                                                           1994             1993
                                                                       -------------    -------------
Residential real estate loans                                          $  55,235,000    $  84,129,000
Participations sold                                                      (16,129,000)     (16,226,000)
                                                                       -------------    -------------

     Residential real estate loans - net                                  39,106,000       67,903,000
                                                                       -------------    -------------

Commercial real estate loans                                              30,153,000       20,663,000
Participations sold                                                      (10,479,000)         344,000
                                                                       -------------    -------------

      Commercial real estate loans - net                                  19,674,000       21,007,000
                                                                       -------------    -------------

      Total loans receivable                                           $  58,780,000    $  88,910,000
                                                                       =============    =============

Loans receivable held for investment                                   $  58,780,000    $  88,910,000
Less net deferred loan fees and costs                                     (1,428,000)      (1,604,000)
Less allowance for loan losses                                            (4,307,000)      (3,123,000)
                                                                       -------------    -------------

                                                                       $  53,045,000    $  84,183,000
                                                                       =============    =============

The components of the loan portfolio at December 31 were as follows:

                                                                           1994             1993
                                                                       -------------    -------------

One-to-four family residential                                         $  20,088,000    $  45,617,000
Five-or-more family residential                                           16,720,000       14,586,000
Home improvement                                                           2,298,000        7,700,000
Commercial                                                                17,869,000       17,117,000
Land and other                                                             1,805,000        2,130,000
Multiproperties                                                                 --          1,760,000
                                                                       -------------    -------------

                                                                       $  58,780,000    $  88,910,000
                                                                       =============    =============

       During 1994 and 1993, the Company sold approximately $25,632,000 and $25,884,000, respectively, of real estate loans to various outside parties at the approximate book value of such loans.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         Significant Concentrations of Risk

         The Company makes mortgage loans to its borrowers, primarily secured by first or second trust deeds on Southern California real estate. The loans are secured by single-family residential and other types of real estate and collateralized by the equity in the borrowers' real estate. Prior to the fourth quarter of 1993, these borrowers generally had a credit standing such that the Company relied heavily on the value of the underlying collateral in its lending practices. In the fourth quarter of 1993, however, the Company began implementing a revised policy to place more emphasis on the creditworthiness of the borrower. Loans are expected to be repaid either by cash from the borrower at maturity or by borrower refinancing.

         Allowance for Loan Losses

         Changes in the allowance for loan losses for the years ended December 31 are as follows:


                                           1994           1993           1992
                                        -----------    -----------    -----------

         Balance at beginning of year   $ 3,123,000    $ 2,646,000    $ 1,821,000
         Provision charged to expense     6,096,000      4,655,000      3,888,000
         Loan charge-offs                (4,912,000)    (4,178,000)    (3,063,000)
                                        -----------    -----------    -----------
         Balance at end of year         $ 4,307,000    $ 3,123,000    $ 2,646,000
                                        ===========    ===========    ===========

         At December 31, 1994 and 1993, loans with interest more than two monthly payments past due and on nonaccrual status totaled $3,408,000 and $5,781,000, respectively. If interest on these loans had been accrued, interest income would have increased by approximately $955,000 and $1,025,000 in 1994 and 1993, respectively. At December 31, 1994 and 1993, loans with interest more than two monthly payments past due and on accrual status totaled $3,474,000 and $6,821,000, respectively. Interest income recognized on these loans totaled approximately $298,000 and $609,000 in 1994 and 1993, respectively.

         Pledging of Partnership Loans Receivable

         In connection with the origination of the line of credit, the Partnership pledged all of its loans receivable as security to its lender.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 3 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         Loans Held for Sale

         Loans held for sale at December 31, 1994 and 1993 are summarized as follows:


                                                                                 1994             1993
                                                                             -----------        ---------
       Real estate loans                                                     $10,885,000        $ 572,000
       Title I loans                                                           1,126,000                -
                                                                             -----------        ---------

                                                                             $12,011,000        $ 572,000
                                                                             ===========        =========

         Accounts receivable of $1,713,000 at December 31, 1994 consisted of proceeds from loan sales. These proceeds were received in early January 1995.

         In December 1993, management developed a loan securitization program under which the Partnership or Pacific Thrift may sell certain loans receivable. The securitization agreements provide that the Partnership or Pacific Thrift will offer to sell all newly originated qualifying loans, up to $75,000,000, to the buyer through June 1995. The agreement, as amended, also provides that the Partnership or Pacific Thrift will earn a premium and retain a portion of the interest-income cash flows from the loans. As of December 31, 1994, the Partnership had not sold any loans under its loan securitization agreement. However, in 1994 and 1993, Pacific Thrift sold loans totaling $29,616,000 and $3,838,000, respectively, and recognized gains, based on the premiums and projected excess cash flows, of $865,000 and $128,000, respectively.

         Prior to March 31, 1993, Pacific Thrift originated Title I home improvement loans that were 90% insured by the Federal Housing Administration, provided that the total amount of claims did not exceed 10% of the amount of all Title I loans. During 1994, 1993, and 1992, Pacific Thrift sold $2,770,000, $557,000, and $9,279,000, respectively, of these loans and recorded gains (losses) totaling $(39,000), $15,000, and $390,000, respectively. As of March 31, 1993, Pacific Thrift discontinued the origination and sale of Title I and other similar loans.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 4 - OTHER REAL ESTATE

         Other real estate consisted of the following at December 31:


                                                           1994           1993
                                                        -----------    -----------
       Foreclosed real estate                           $ 7,478,000    $ 6,266,000
       In-substance foreclosures                            545,000        520,000
       Less allowance for losses on other real estate      (402,000)      (783,000)
                                                        -----------    -----------

                                                        $ 7,621,000    $ 6,003,000
                                                        ===========    ===========

      Changes in the allowance for losses on other real estate for the years ended December 31 are as follows:


                                                           1994           1993
                                                        -----------    -----------
       Balance at beginning of year                     $   783,000    $   867,000
       Provisions for losses                                202,000      1,069,000
       Net (charge-offs) recoveries                        (583,000)    (1,153,000)
                                                        -----------    -----------

       Balance at end of year                           $   402,000    $   783,000
                                                        ===========    ===========

      Operations of other real estate for the years ended December 31 consisted of the following:


                                            1994           1993           1992
                                         -----------    -----------    -----------

       Provisions for losses             $   202,000    $ 1,069,000    $   572,000
       Net (gain) on sales                  (625,000)      (345,000)      (295,000)
       Other expenses                      1,155,000      2,583,000        737,000
                                         -----------    -----------    -----------

                                         $   732,000    $ 3,307,000    $ 1,014,000
                                         ===========    ===========    ===========

      Other expenses in 1993 included $1,494,000 of estimated costs for remediation of toxic substances on other real estate. See Note 13.

      Upon foreclosure of a junior lien, the Company takes title to the real estate, subject to existing senior liens. These mortgage notes payable totaled $2,313,000 and $1,778,000 at December 31, 1994 and 1993,
      respectively.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 5 - PROPERTY AND EQUIPMENT

         Property and equipment was comprised of the following at December 31:


                                                         1994           1993
                                                     -----------    -----------
         Computer equipment and software             $ 1,078,000    $ 1,083,000
         Furniture and fixtures                          583,000        334,000
         Leasehold improvements                          455,000        326,000
                                                     -----------    -----------
                                                       2,116,000      1,743,000

         Accumulated depreciation and amortization      (794,000)      (528,000)
                                                     -----------    -----------

                                                     $ 1,322,000    $ 1,215,000
                                                     ===========    ===========

         As of December 31, 1993, Pacific Thrift purchased computer equipment and software, and furniture and fixtures from the Partnership and the general partner.

NOTE 6 - THRIFT CERTIFICATES PAYABLE

         Thrift certificates are comprised of full-paid certificates and installment certificates. The approximate weighted average interest rate of full-paid and installment certificate accounts at December 31, 1994 was 5.4% and 3.9%, respectively. The interest payable on the thrift certificates totaled $171,000 and $1,000 at December 31, 1994 and 1993, respectively.

         At December 31, 1994 and 1993, full-paid thrift certificates consisted of the following:


                                                    1994          1993
                                                -----------   -----------
         Certificates greater than $100,000     $   102,000   $ 1,792,000

         Certificates less than $100,000         57,956,000    39,625,000
                                                -----------   -----------

                                                $58,058,000   $41,417,000
                                                ===========   ===========

         At December 31, 1994, scheduled maturities of full-paid thrift certificates were as follows:


         Less than 3 months   $25,624,000
         3 to 6 months         17,201,000
         6 to 12 months        10,654,000
         1 to 5 years           4,579,000
         Over 5 years                --
                              -----------

                              $58,058,000
                              ===========

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 7 - NOTE PAYABLE

         In 1990, the Partnership obtained financing under a $105,000,000 line of credit agreement with National Westminster Bank (NatWest), as agent for a group of banks, which was modified on September 30, 1991 to $56,000,000 and subsequently modified further. The amounts advanced under the agreement were based upon a specified percentage of the amount of eligible loans assigned as security. Under the agreement that existed at December 31, 1991, the Partnership could elect any of three interest rates: (i) 0.50% above NatWest's prime rate, (ii) 2.0% above the certificate of deposit rate, or (iii) 1.875% above LIBOR. At December 31, 1991, the Partnership had $56,250,000 outstanding on the line of credit.

         In April 1992, NatWest delivered a commitment letter to the Partnership, followed by a formal amendment of the loan agreement, to continue to provide a revolving loan of $48,000,000, decreasing to $44,000,000 by May 15, 1992, and decreasing by $1,500,000 each month to a new maximum of $36,500,000 by September 30, 1992.

         In connection with the amendment, the general partner loaned the Partnership $600,000 in subordinated debt, which bears interest at the prime rate and may only be repaid upon consent by NatWest or at such time as the Partnership repays all of its outstanding indebtedness to NatWest. In addition, the general partner and the three managing officers of the general partner personally guaranteed the performance by the Partnership of all terms of the line of credit agreement.

         On September 30, 1992, NatWest amended and extended the term of the revolving loan through March 31, 1993, requiring further paydowns of $1,000,000 per month for four of the months and $1,100,000 for two of the months during the six-month extension period.

         Under the terms of the September 30, 1992 amendment, the Partnership could borrow, on a revolving credit basis, up to the lesser of (i) a specified borrowing base equal to 93.75% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on single-family residences, and 85% of the aggregate principal balance of all eligible mortgage loans secured by first or second trust deeds on multifamily residences or commercial properties; or (ii) $36,500,000 as of September 30, 1992, reduced by required reductions through March 31, 1993. Total loans secured by trust deeds on multifamily residences and commercial properties that could be included as eligible loans could not exceed 35% of all eligible loans.

         Under the September 30, 1992 amendment, the interest rate charged on new advances was based on (i) 1% above NatWest's prime rate; (ii) 3.125% over NatWest's certificate of deposit rate; or (iii) 3% over the LIBOR rate. In addition, the Partnership paid a commitment fee equal to 0.50% per annum of the average daily unused portion of the aggregate commitment. During 1993, the Partnership elected an interest rate of 1% above the NatWest prime rate.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 7 - NOTE PAYABLE (CONTINUED)

         On April 1, 1993, the line of credit agreement was further amended and extended to June 30, 1993. The amendment required paydowns of $1,000,000 per month to a new maximum of $27,300,000 as of June 30, 1993.

         In June 1993, the line of credit was further amended and extended until June 30, 1994. Under the terms of the extension, the Partnership was required to make monthly payments of $300,000, plus the amount by which 80% of the Partnership's monthly net operating cash flow (after payment of rent, salaries and employee benefits, interest under the line of credit agreement, senior liens on mortgage loans and other real estate, and up to $50,000 per month of office expenses) exceeded $300,000. In addition, the Partnership was not allowed to make distribution or withdrawal payments to the partners.

         The line of credit agreement, as amended in June 1993, could terminate upon certain customary events of default. Events of default included failure to meet the following financial standards: (i) minimum excess tangible financial assets not less than $15,000,000; (ii) a maximum ratio of total liabilities to excess tangible financial assets not greater than 3.25-to-1; and (iii) a minimum interest coverage ratio of net income plus interest expense to interest expense of 1.5-to-1. Upon the occurrence of an event of default under the agreement, NatWest had the right, among other remedies, to declare all advances due immediately, cease making any further advances, and sell the collateral assigned as security. NatWest also had the right to charge a higher interest rate (3% above prime) on amounts due and unpaid.

         In December 1993, the Partnership notified NatWest that certain loans in the borrowing base had become ineligible loans. Such reduction in the eligible loans caused a payment of approximately $2,100,000 to become immediately due. Subsequently, the Partnership notified NatWest that other loans had become ineligible loans, resulting in a total payment in excess of $6,000,000 being immediately due.

         In May 1994, the Partnership notified NatWest of additional defaults on the line of credit, including those pertaining to the financial standards for excess tangible financial assets and interest coverage as well as material litigation, environmental liabilities, and defaults under other provisions.

         During the period April 1994 through September 1994, the Partnership and NatWest negotiated to restructure and renew the line of credit. In September 1994, the line of credit was amended and extended through June 30, 1996 under the following primary terms:

                 (1) the Partnership is required to make mandatory quarterly principal payments sufficient to reduce the outstanding balance to $15,410,000 by December 31, 1994; $13,222,000 by
                     March 31, 1995; $10,978,000 by June 30, 1995; $8,878,000 by
                     September 30, 1995; $6,883,000 by December 31, 1995;
                     $4,993,000 by March 31, 1996; and $0 by June 30, 1996;

                          PRESIDENTIAL MORTGAGE COMPANY

                       (A CALIFORNIA LIMITED PARTNERSHIP)

                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 7 - NOTE PAYABLE (CONTINUED)

                 (2) the Partnership will incur interest on the line of credit at the rate of prime plus 1%;

                 (3) the Partnership is required to pay 100% of its net cash flow to NatWest;

                 (4) the Partnership is required to maintain a ratio, based on the outstanding principal balance of performing loans compared to the outstanding principal balance of the line of credit, greater than or equal to 1.10 to June 30, 1995 and 1.20 from July 1, 1995 to June 30, 1996;

                 (5) the Partnership is required to maintain a ratio, based on the outstanding principal balance of all loans and the estimated fair value of other real estate compared to the outstanding principal balance of the line of credit, greater than or equal to 1.60 to June 30, 1995 and 1.80 from July 1, 1995 to June 30, 1996;

                 (6) the Partnership is allowed to make actual cash
                     disbursements equal to 110% of budgeted cash disbursements for general and administrative expenses;

                 (7) the Partnership is allowed to make actual cash
                     disbursements equal to 120% of budgeted cash disbursements for loan and real estate expenses, other than specified environmental remediation costs;

                 (8) the Partnership is allowed to pay specified environmental remediation costs up to $1,465,000;

                 (9) CRC and LPPC are required to pay cash balances in excess of
                     $250,000 as of January 31, 1995 and January 31, 1996 to the Partnership;

                (10) the Partnership is not allowed to pay any amounts to the general partner, including fees, reimbursements, or distributions, except to the extent of 110% of the budgeted overhead of the general partner;

                (11) the Partnership is not allowed to pay any distributions or withdrawals to the limited partners;

                (12) the Partnership is not allowed to make capital
                     contributions to Pacific Thrift, except for specified environmental remediation costs of Pacific Thrift and other limited purposes; and

                (13) in the event that the Partnership does not reduce the outstanding principal balance of the line of credit to $10,455,000 by June 30, 1995, $8,455,000 by September 30,
                     1995, $6,555,000 by December 31, 1995, $4,755,000 by March
                     31, 1996, and $0 by June 30, 1996, the Partnership will incur a nonperformance fee of $1,000,000 for each target, up to a maximum of $5,000,000, payable on June 30, 1996; however, if the Partnership incurs one or more nonperformance fees and subsequently repays the entire line of credit by June 30, 1996, the nonperformance fees are reduced to the greater of 25% of the nonperformance fees or $500,000.

         In addition, the general partner and three managing officers reaffirmed their guarantees.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 7 - NOTE PAYABLE (CONTINUED)

         As consideration for the September 1994 amended and restated loan agreement, NatWest waived the defaults which existed under the previous agreement. In addition, certain financial standards under the previous agreement are no longer required, including the borrowing base and eligible loan restrictions, a minimum amount of excess tangible financial assets, a maximum ratio of total liabilities to excess tangible financial assets, and a minimum interest coverage ratio.

         Upon the occurrence of an event of default under the line of credit, NatWest has the right, among other remedies, to charge prime plus 3% on amounts due and unpaid. In addition, NatWest has the right to declare all advances due immediately and sell the collateral assigned as security.

         As of December 31, 1994, the Partnership reduced the outstanding balance of the note payable to $14,778,000 and was in compliance with the principal reduction requirement of the new agreement. However, the Partnership was not in compliance with certain technical conditions of such agreement.

NOTE 8 - INCOME TAXES

         The Partnership is not subject to income taxes. However, the Partnership is still required to file partnership returns in order to report its income or loss in total as well as the distributable share of income or loss of each of the partners. These partnership returns, as all tax returns, are potentially subject to examination by the taxing authorities.

         The cumulative differences between the total capital of the Partnership for financial reporting purposes and the total capital reported for federal income tax purposes at December 31, 1994 and 1993 are summarized as follows:


                                                 1994          1993
                                             -----------   -----------
       Total partners' capital for
         financial reporting purposes        $10,614,000   $20,128,000

       Investment in Pacific Thrift,
         syndication costs, bad debt and
         real estate reserves, and various
         other differences                    17,336,000    13,682,000
                                             -----------   -----------

       Total partners' capital for
         federal income tax purposes         $27,950,000   $33,810,000
                                             ===========   ===========

         Pacific Thrift is subject to federal income and California franchise taxes but has incurred net operating losses. Accordingly, the provision for income taxes consists of the minimum California franchise taxes for the years ended December 31, 1994, 1993, and 1992.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 8 - INCOME TAXES (CONTINUED)

         Pacific Thrift adopted Statement No. 109 as of January 1, 1993. The adoption of the statement had no significant effect on the financial position or results of operations.

         The tax effects of temporary differences that give rise to the deferred tax assets and liabilities on Pacific Thrift's books at December 31 are as follows:


                                                          1994           1993
                                                       -----------    -----------
           Deferred tax assets
              Net operating loss carryforward          $ 2,457,000    $ 1,854,000
              Loan loss reserves                           477,000        267,000
              Interest reserves                            226,000        215,000
              Write-down of other real estate               39,000         48,000
              Loans held for sale                           78,000           --
              Deferred rent                                 59,000           --
              Environmental remediation                    270,000        336,000
              Other                                          3,000          2,000
                                                       -----------    -----------

                      Total deferred tax assets          3,609,000      2,722,000
                                                       -----------    -----------

                      Less valuation allowance          (2,946,000)    (1,805,000)
                                                       -----------    -----------
                                                           663,000        917,000
                                                       -----------    -----------

           Deferred tax liabilities
              Depreciation                                  28,000         36,000
              Deferred loan costs                          433,000        573,000
              Excess yield                                 202,000        308,000
                                                       -----------    -----------

                      Total deferred tax liabilities       663,000        917,000
                                                       -----------    -----------

                      Total net deferred tax asset     $         -    $         -
                                                       ===========    ===========

         A valuation allowance has been established to reduce the deferred tax assets to the amount considered realizable at December 31, 1994 and 1993. The valuation allowance fully reserves the amount of income tax benefit recognized that is dependent on future taxable income to be realizable.

         At December 31, 1994, Pacific Thrift has net operating loss carryforwards for federal income tax purposes of $6,773,000 that are available to offset future federal taxable income. These federal net operating losses expire in the years 2004 through 2009. Pacific Thrift has net operating loss carryforwards for California franchise tax purposes of $2,209,000. These California carryforwards expire in the years 1997 through 1999.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 8 - INCOME TAXES (CONTINUED)

         The following summarizes the difference between the 1994 and 1993 provision for income taxes and the federal statutory tax rate:


                                                   1994    1993
                                                   ----    ----
            Federal statutory tax rate              (34)%   (34)%
            Nonrecognition of
              net operating loss carryforward        34      34
                                                    ---     ---

            Effective tax rate                        0%      0%
                                                    ===     ===


NOTE 9 - ANNUAL MANAGEMENT FEE

         The general partner receives an annual management fee based on the proportion that net profits, before the effects of the management fee, bear to the total capital contributions as defined in the Partnership Agreement.

         The Partnership Agreement permits the general partner to calculate the management fee based on annual net income that includes loan origination fees generated. During 1992, the annual management fee was calculated on such basis. During 1994 and 1993, there was no management fee because the Partnership incurred net losses in excess of loan origination fees generated.

         During 1993, the general partner received payments of $441,000 on the anticipated annual management fees. Since the general partner ultimately did not earn such fees, the general partner agreed to repay these amounts to the Partnership under a promissory note. No interest was paid or accrued for 1993. However, quarterly principal payments of approximately $110,000 commenced in December 1994 and interest at prime plus 1% will be accrued from January 1994 through September 1995.

NOTE 10 -RELATED PARTIES AND AFFILIATES

         Accounts receivable from the general partner consisted of the following at December 31:

                                                                1994       1993
                                                              --------   --------
            Unearned annual management fees                   $330,000   $661,000
            Capital contribution due under the Capital Plan       --      133,000
            Amounts due for salaries, rent and overhead        148,000       --
                                                              --------   --------
                                                              $478,000   $794,000
                                                              ========   ========

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 10- RELATED PARTIES AND AFFILIATES (CONTINUED)

         Accounts payable to the general partner consisted of the following at December 31:


                                                                1994       1993
                                                              --------   --------
            Base fees and loan servicing fees                 $ 86,000   $ 39,000
            Contingent consideration in connection with the
              purchase of CRC and LPPC                          48,000    166,000
            Proceeds owed for the purchase of computer
              equipment and software by Pacific Thrift            --      371,000
                                                              --------   --------

                                                              $134,000   $576,000
                                                              ========   ========

         The Partnership had various related party transactions with the following entities:

          - Presidential Management Company - The general partner received specified fees for services performed and reimbursements of certain expenses. Under the Partnership Agreement, the general partner receives a base fee of up to 35% of the loan origination fees paid by borrowers to the Company. The base fee was 35% of loan origination fees for the Company in 1994 and 30% in 1993. The general partner also received a loan servicing fee of 3/8 of 1% per annum on loans with terms over three years.

            Amounts charged by the general partner for services performed and overhead- related expenses for the years ended December 31 were as follows:


                                       1994         1993         1992
                                    ----------   ----------   ----------
            Base fee                $  589,000   $  669,000   $1,240,000
            Loan servicing fee         216,000      178,000      192,000
            Annual management fee         --           --        215,000
                                    ----------   ----------   ----------

                       Total fees   $  805,000   $  847,000   $1,647,000
                                    ==========   ==========   ==========

            Salaries and overhead
              reimbursements        $   90,000   $5,184,000   $4,908,000
                                    ==========   ==========   ==========

            During 1992, the general partner absorbed certain expenses (data processing, legal, and business promotion) related to the Company. During 1994 and 1993, however, the general partner did not absorb any such expenses for the Company.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 10- RELATED PARTIES AND AFFILIATES (CONTINUED)

            Effective January 1, 1994, in order for Pacific Thrift to comply with a section of a regulatory agreement covering payments to affiliates, Pacific Thrift commenced directly employing personnel for loan origination, processing, and servicing. In addition, Pacific Thrift revised its policies for payment of rent and other overhead expenses. As a result, Pacific Thrift terminated reimbursements to the Partnership and general partner for such services and expenses. However, the Partnership is continuing to pay the general partner for base fees and loan servicing fees of Pacific Thrift and the Partnership in accordance with the Partnership Agreement.

            During 1994, Pacific Thrift paid and allocated certain salaries and overhead for the Partnership, CRC, and general partner totaling $495,000, $220,000 and $356,000, respectively, and was reimbursed on a monthly basis.

            The Company incurs salary and employee-related expenses for individuals who perform services for the Partnership and Pacific Thrift and do not own more than a 1% interest in the general partner. The Company also incurs these expenses for all individuals who perform services for CRC and LPPC, regardless of their ownership interest in the general partner. The general partner, however, incurs salary and employee-related expenses for three managing officers who perform services for the Partnership and Pacific Thrift and own more than a 1% interest in the general partner.

          - Consolidated Reconveyance Company (CRC) serves as trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company. Fees paid to CRC are paid by the borrowers.

         A managing officer of the Partnership and general partner provides legal services in connection with the Company's loan accounts, for which he receives $100 from the fees paid by each borrower for legal services related to loan origination. Total fees of $62,000, $56,000, and $64,000 were paid by the Partnership to the managing officer for the years ended December 31, 1994, 1993, and 1992, respectively.

         A limited partner of the Partnership and of the general partner is a partner with a law firm that provides legal services to the Company. Total fees for the services provided to the Company by the law firm were approximately $716,000, $432,000, and $489,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

         A member of the Board of Directors of Pacific Thrift was paid hourly and contingent fees for services related to the sale of loans under the loan securitization agreement entered into in December 1993. Total fees for the services provided by the board member were approximately $111,000 and $84,000 for the years ended December 31, 1994 and 1993, respectively.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 10- RELATED PARTIES AND AFFILIATES (CONTINUED)

         Former officers of the Partnership have loans payable to the Partnership, secured by real estate, totaling approximately $271,000 and $575,000 as of December 31, 1994 and 1993, respectively. These loans are included in loans receivable.

         Thrift certificates purchased by members of management totaled approximately $236,000, $158,000, and $148,000 at December 31, 1994,
         1993, and 1992, respectively, on terms slightly more favorable than the terms for unrelated parties. Interest expense on these certificates totaled approximately $11,000, $8,000, and $8,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

         As of December 31, 1993, Pacific Thrift purchased various furniture and office equipment from the Partnership. The replacement value was determined by an experienced interior design consultant (a related party) who obtained information from used furniture dealers, and the purchase price of $223,000, 10% under the replacement value, was approved by the Board of Directors of Pacific Thrift. The Partnership realized a gain, including depreciation recapture, of $135,000 on the sale of the furniture and office equipment; however, such gain was eliminated upon consolidation.

         The Partnership and general partner sold computer equipment and software to Pacific Thrift as of December 31, 1993. Subsequently, management obtained additional information about the value of the software and the need to reallocate the price. As a result of the additional information, management determined that Pacific Thrift had overpaid for the software. To correct the situation, the general partner repaid $177,000. In addition, the Partnership agreed to repay $173,000 by causing CRC to issue an interest-bearing promissory note, secured by CRC's accounts receivable, payable in monthly installments through June 1995. As of December 31, 1993, the Partnership and the general partner realized gains on the sale of $54,000 and $333,000, respectively, including depreciation recapture and adjustment for the subsequent refunds.

         During 1994, the Partnership paid to Pacific Thrift a loan servicing fee at the rate of 1.5% of the outstanding balances of the Partnership's loans and other real estate. Such fees totaled $545,000 in 1994 and were eliminated in the consolidation.

         Also during 1994, the Partnership had loans receivable, with balances totaling $464,000, that were refinanced into two loans: one a Pacific Thrift loan in first position and the remainder a Partnership loan in second position. In order to satisfy regulatory requirements applicable to affiliate transactions, such refinances were subject to certain underwriting and performance requirements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 11- PURCHASE OF CONSOLIDATED RECONVEYANCE COMPANY (CRC) AND
         LENDERS POSTING AND PUBLISHING COMPANY (LPPC)

         Effective July 1, 1990, the Partnership purchased 100% of the limited partnership interests in CRC and LPPC from the general partner for their combined estimated fair market value of $908,000, as determined by an independent appraiser. CRC serves as trustee on all trust deeds obtained by the Company as security for portfolio loans originated or purchased by the Company, as well as trust deeds for many unaffiliated lenders. LPPC publishes information regarding sales of foreclosed properties. The transaction was treated as a purchase and resulted in goodwill of approximately $651,000.

         The Partnership also agreed to pay the general partner an additional amount (contingent consideration) annually for five years beginning January 1, 1991. The contingent consideration, based on an amended agreement, is calculated as 50% of the total annual net profits earned by CRC and LPPC in excess of a base profit amount of $465,000. The contingent consideration totaled $224,000 and $466,000 for the years ended December 31, 1994 and 1993, respectively, and was treated as an addition to goodwill. Accumulated amortization relating to the goodwill totaled $253,000 and $157,000 at December 31, 1994 and 1993, respectively.

NOTE 12- LITIGATION AND UNASSERTED CLAIMS

         Although they have never been served, the Partnership and its Chief Executive Officer (CEO) received a complaint in October 1993 that named them as defendants, along with four other unaffiliated defendants. The complaint contains allegations of securities fraud and breach of fiduciary duty in connection with companies affiliated with Alexander Spitzer (who, until ten years ago but not thereafter, was an affiliate of the Partnership and CEO). The complaint was filed by two long-time business associates of Spitzer, including one individual who was a general partner of a Spitzer-affiliated entity and one individual who owned another Spitzer-affiliated entity.

         The complaint charges all defendants with participation in securities fraud in connection with the sale of securities of the Spitzer entities (although there are no allegations that either the Partnership or CEO participated in the sale of such securities) and charges the Partnership and CEO with aiding and abetting other defendants in a violation of their fiduciary duties to the Spitzer-affiliated entities. The primary facts alleged against the Partnership and CEO are alleged to have occurred in 1984. The Partnership and CEO deny the merits of all allegations stated against them in the complaint.

         Counsel for both the Partnership and CEO, in a letter dated October 20, 1993, advised counsel for the plaintiffs that the complaint appeared to state no claim on the merits against the Partnership or CEO and that no claims could be stated because of statute of limitations problems. The only response of plaintiffs' counsel, by letter dated November 16, 1993, was to notify all defendants that they had an open extension of time to answer. No action has been taken to date by anyone since the extension of time was unilaterally granted by plaintiffs' counsel in November 1993.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 12- LITIGATION AND UNASSERTED CLAIMS (CONTINUED)

         An earlier class action involving Spitzer-affiliated entities was filed in March 1990 by investors and certain lenders in the bankrupt Spitzer-affiliated entities. Although the Partnership and CEO are discussed in the complaint, neither the Partnership nor CEO has ever been named as a defendant in that class action.

         The allegations involving the Partnership and CEO in both complaints concern the May 1984 sales of the general partnership interests in the Partnership (which were owned at that time by entities owned by the CEO and a relative of Spitzer) and of the stock of a former affiliated thrift and loan company to a large, unaffiliated mortgage banking group headquartered in the state of New York (the Buyer). The complaints allege that, in connection with the sales to the Buyer, the CEO and Spitzer agreed for the former affiliated thrift and loan company to sell certain allegedly poor-quality loans to other Spitzer-affiliated entities. The complaints further allege that Spitzer and his affiliates engaged in a continuing scheme, both before and after the sales to the Buyer, to lend money and sell real estate to nominees (which did not include the Partnership or CEO), who assertedly purchased the real estate at inflated prices and were guaranteed against loss.

         Although not mentioned in either of the two complaints, but based on hearsay contained in a document prepared in 1985, Spitzer allegedly stated that in 1984 the CEO reimbursed Spitzer for the CEO's share of funding such guarantees involving one Spitzer-affiliated entity in 1982 through 1984. The CEO acknowledges that he made payments to Spitzer but has stated that they were for proper purposes.

         Neither the Partnership nor CEO had any ownership interest in any Spitzer-affiliated entity after the sales to the Buyer in May 1984. However, as a result of loans made to Spitzer-affiliated entities prior to the sales to the Buyer, the Partnership continued to be a creditor to these entities. These loans were substantially performing in accordance with their terms and were considered by management to be well secured until 1989, shortly before certain Spitzer-affiliated entities declared bankruptcy in November 1989. Ultimately, as previously reported, the Partnership wrote off the loans not secured by real estate, disposed of real estate collateral securing one of the loans to the Spitzer-affiliated entities, and recorded losses on these loans in 1990 and 1991 in excess of $3.7 million.

         The Partnership and CEO deny the merits of the allegations stated against them in the complaints. Management does not believe that any of these matters will result in any material additional losses to the Partnership or any material adjustments to these financial statements.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 13- COMMITMENTS AND CONTINGENCIES

         In January and February 1993, the Partnership and Pacific Thrift foreclosed on two loans secured by real estate that contained toxic substances. The real estate was used by the former owners for metal-plating purposes. Management commenced the process of obtaining environmental studies.

         In connection with the activities of the former owner of the Partnership's property, the District Attorney's office filed a civil complaint against the Partnership alleging violations of hazardous waste control laws. In September 1994, the Partnership entered into a consent agreement requiring the Partnership to pay a civil compromise of $115,000 and to develop and implement a remedial action plan. Legal counsel has stated that the likelihood of further civil or any criminal action is remote if the Partnership complies with the terms of the consent agreement. Management states that the Partnership intends to comply with the consent agreement.

         In July and September 1994, management obtained soil investigation studies for the foreclosed properties to determine the extent of the toxic substances. Management was completing proposed remediation plans for approval by local government agencies. Based on the proposed remediation plans, management estimated that the cost of remediation, including consulting and legal expenses, would be approximately $1,494,000. Accordingly, the Company recorded a provision for the liability of $1,494,000 in the financial statements for 1993.

         Management does not expect the extent of the liability to exceed $1,494,000; however, such estimate is based on the assumption that the appropriate government authorities will approve the remediation plans and that no additional toxic substances will be discovered during the remediation.

         The Company conducts its operations from leased facilities. Rental expenses of approximately $926,000, $908,000, and $776,000 have been charged to general and administrative expenses in the consolidated statements of operations for the years ended December 31, 1994, 1993, and 1992, respectively. At December 31, 1994, the approximate minimum rental commitments under all noncancelable operating leases (which are subject to annual escalations based on the consumer price index) are as follows:


                           Year                  Amount
                   --------------------        ----------
                           1995                $  717,000
                           1996                   967,000
                           1997                   701,000
                           1998                   687,000
                           1999                   693,000
                    2000 and thereafter         2,100,000
                                               ----------
                                               $5,865,000
                                               ==========

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 13- COMMITMENTS AND CONTINGENCIES (CONTINUED)

         At December 31, 1994 and 1993, the Company was servicing Title I loans for others totaling approximately $12,545,000 and $15,643,000, respectively. In addition, the Company has filed claims with the Federal Housing Administration that depleted the insurance on these loans during 1994.

         In connection with certain real estate loan sales by Pacific Thrift in 1994, the Partnership guaranteed one buyer against losses up to $1,800,000. As security for the guarantee, the Partnership deposited $180,000 with the buyer.

         The California Franchise Tax Board is examining the California corporate tax returns of Pacific Thrift for 1990, 1991, and 1992. Although management does not expect that the examination will result in any significant tax liability, the ultimate outcome cannot be determined at the present time.

         The Partnership, Pacific Thrift, CRC, and LPPC are involved in certain lawsuits and there are claims pending against these entities which management considers incidental to normal operations. The legal responsibility and financial impact with respect to such litigation and claims cannot presently be determined. However, management considers that any ultimate liability which would likely arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

NOTE 14- RETIREMENT SAVINGS PLAN

         The Company implemented a retirement savings plan (defined contribution plan) in 1994. All full-time employees who have completed six months of service and reached age 21 are eligible to participate in the plan. Contributions are made from employee-elected salary deferrals. The Company matched the first 6% of employee contributions to the plan at the rate of $.50 on the dollar. During the year ended December 31, 1994, the Company's contribution to the plan totaled $111,000.

NOTE 15- DISTRIBUTIONS AND WITHDRAWALS

         During 1993 and 1992, primarily as a result of significant fourth quarter adjustments, the Partnership determined that distributions were made significantly in excess of the net income and distributable net profits under the Partnership Agreement. Distributions relating to 1993 were made to partners in the amount of $916,000, although there was a net loss and no distributable profits for 1993. Distributions relating to 1992 were made to limited partners in the amount of $4,111,000, which exceeded distributable profits for 1992 by approximately $1,730,000. The excess distributions represent a return of capital to the limited partners. However, under the Capital Plan, the general partner agreed to contribute, over a three-year period, additional capital up to $1,730,000 if the Company generates certain levels of loan origination fees. Pursuant to the agreement, the general partner contributed $266,000 of the $1,730,000 in late 1993 and early 1994, but does not expect to contribute any additional amounts based on the current level of loan origination fees.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 15- DISTRIBUTIONS AND WITHDRAWALS (CONTINUED)

         Partnership withdrawals payable of $1,120,000 at December 31, 1994 and 1993 represent the capital withdrawals by limited partners that were approved by the general partner but not paid by the Partnership. At December 31, 1994 and 1993, respectively, other limited partners with original capital contributions totaling $9,103,000 and $8,192,000 have requested withdrawals; however, these requests have not been approved. Withdrawals were not paid or approved after July 1993 due to limitations on withdrawals in the Partnership Agreement and the restriction on such withdrawals in the amendments to the line of credit agreement with NatWest.

NOTE 16- CHANGES IN GENERAL AND LIMITED PARTNERS' CAPITAL (UNAUDITED)

         The unaudited changes in general and limited partnership interests for 1994, 1993, and 1992 are as follows:


                                          General         Limited
                                        Partnership     Partnership
                                          Interest       Interests         Total
                                        ------------    ------------    ------------
            Capital (deficit) -
              December 31, 1991         $   (228,000)   $ 36,934,000    $ 36,706,000

            Contributions                       --            74,000          74,000
            Distributions                    (50,000)     (4,560,000)     (4,610,000)
            Withdrawals                         --        (3,488,000)     (3,488,000)
            Net income - 1992                  1,000         147,000         148,000
                                        ------------    ------------    ------------
            Capital (deficit) -
              December 31, 1992             (277,000)     29,107,000      28,830,000

            Contributions                    266,000          35,000         301,000
            Distributions                    (11,000)     (1,932,000)     (1,943,000)
            Withdrawals                         --        (1,380,000)     (1,380,000)
            Net loss - 1993                  (57,000)     (5,812,000)     (5,869,000)
            Special allocation - 1993       (266,000)        266,000            --
                                        ------------    ------------    ------------
            Capital (deficit) -
              December 31, 1993             (345,000)     20,284,000      19,939,000

            Contributions                       --              --              --
            Distributions                       --              --              --
            Withdrawals                         --              --              --
            Net loss - 1994                  (93,000)     (9,421,000)     (9,514,000)
                                        ------------    ------------    ------------
            Capital (deficit) -
              December 31, 1994         $   (438,000)   $ 10,863,000    $ 10,425,000
                                        ============    ============    ============

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 16- CHANGES IN GENERAL AND LIMITED PARTNERS' CAPITAL(UNAUDITED)
         (CONTINUED)

         Presidential Management Company holds the entire general partnership interest in the Partnership. In addition, Presidential Management Company holds approximately 4.5% of the limited partnership interests.

NOTE 17- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The unaudited quarterly results of operations for 1994 and 1993 are as follows:


                                                                Quarter Ended
                                        ------------------------------------------------------------
                                          March 31,       June 30,      September 30,   December 31,
                                            1994           1994             1994            1994
                                        ------------    ------------    ------------    ------------
            Interest income             $  2,915,000    $  3,514,000    $  3,414,000    $  1,561,000
            Interest expense               1,185,000       1,200,000       1,182,000       1,360,000
                                        ------------    ------------    ------------    ------------
            Net interest income            1,730,000       2,314,000       2,232,000         201,000
            Provision for loan losses        217,000         468,000       2,064,000       3,347,000(1)
            Other income                   1,143,000       1,091,000       1,149,000       2,619,000
            Other expense                  3,684,000       4,738,000       4,139,000       3,336,000
                                        ------------    ------------    ------------    ------------

            Net loss                    $ (1,028,000)   $ (1,801,000)   $ (2,822,000)   $ (3,863,000)
                                        ============    ============    ============    ============

                                                                Quarter Ended
                                        ------------------------------------------------------------
                                          March 31,       June 30,      September 30,   December 31,
                                            1993            1993            1993            1993
                                        ------------    ------------    ------------    ------------
            Interest income             $  3,925,000    $  4,031,000    $  3,624,000    $  2,632,000
            Interest expense               1,474,000       1,436,000       1,399,000       1,409,000
                                        ------------    ------------    ------------    ------------
            Net interest income            2,451,000       2,595,000       2,225,000       1,223,000
            Provision for loan losses        384,000         464,000         575,000       3,232,000(1)
            Other income                   1,245,000       1,282,000       1,458,000       1,320,000
            Other expense                  2,977,000       3,224,000       3,692,000       5,120,000(2)
                                        ------------    ------------    ------------    ------------

            Net income (loss)           $    335,000    $    189,000    $   (584,000)   $ (5,809,000)
                                        ============    ============    ============    ============




         (1) The substantial increase in the provision for loan losses is due to an increase in the level of nonperforming loans and the high level of charge-offs. Management represents that it was not practical to determine whether or not a portion of these substantial additional provisions should have been recorded in earlier quarters.


         (2) The substantial increase in other expense during the fourth quarter of 1993 resulted from the $1,494,000 provision for the estimated cost of environmental remediation for the foreclosed properties.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 18- SEGMENT FINANCIAL REPORTING

         The Company operates principally in two industries, real estate secured lending (including the origination and sale of loans) and trustee and foreclosure services. A summary of selected financial information by industry segment is as follows:

                                                                                      1992
                                                    1994             1993          (Unaudited)
                                                -------------    -------------    -------------
            Revenues
             Interest and other income from
               real estate secured lending      $  13,475,000    $  15,210,000    $  18,632,000
             Fees from trustee
               and foreclosure services             3,931,000        4,307,000        3,511,000
                                                -------------    -------------    -------------
                 Total revenues                 $  17,406,000    $  19,517,000    $  22,143,000
                                                =============    =============    =============
            Operating profit (loss)
             Real estate secured lending        $  (9,741,000)   $  (6,737,000)   $    (779,000)
             Trustee and foreclosure services         811,000        1,319,000        1,396,000
             General expenses                        (583,000)        (450,000)        (468,000)
                                                -------------    -------------    -------------
                 Income (loss) before
                   income taxes                 $  (9,513,000)   $  (5,868,000)   $     149,000
                                                =============    =============    =============
            Identifiable assets
             Real estate secured lending        $  97,930,000    $ 108,966,000    $ 115,998,000
             Trustee and foreclosure services       5,564,000        5,201,000        4,157,000
             General assets                           253,000          157,000           61,000
                                                -------------    -------------    -------------
                 Total assets                   $ 103,747,000    $ 114,324,000    $ 120,216,000
                                                =============    =============    =============

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 19- REGULATORY MATTERS AND CAPITAL ADEQUACY

         Memorandum of Understanding and Initial Orders to Cease and Desist with the Federal Deposit Insurance Corporation and California Department of Corporations

         In February 1993, Pacific Thrift, the FDIC, and the California Department of Corporations (DOC) entered into a Memorandum of Understanding (MOU). In connection with the MOU, Pacific Thrift was required to maintain primary capital in an amount that equals or exceeds 7.5% of its total assets; obtain and retain qualified management; notify and obtain approval from the FDIC and the DOC prior to adding any individual to the Board of Directors or employing any individual as a senior executive officer of Pacific Thrift; eliminate loans classified loss and reduce loans classified substandard to specified levels within a specified period of time; revise, adopt, and implement policies to provide effective guidance and control over Pacific Thrift's lending function; develop, adopt, and implement written policies governing relationships between Pacific Thrift, the Partnership, and other affiliated companies; establish and maintain an adequate reserve for loan losses and develop, adopt, and implement a policy and methodology for determining the adequacy of the reserve for loan losses; formulate and implement a budget for all categories of income and expense; revise, adopt, and implement a written liquidity and funds management policy; maintain assets within certain limits; obtain written consent from the FDIC and DOC prior to paying any cash dividends; refrain from extending additional credit to any borrower who has a loan from Pacific Thrift that has been adversely classified, unless the loan is classified as substandard or doubtful and the proper approval has been obtained; and take certain other actions.

         As of March 31, 1993, Pacific Thrift's total assets had moderately exceeded the limitation provided in the MOU. In addition, Pacific Thrift made certain payments in 1993 to the Partnership in excess of the amounts authorized under the Personnel Services Agreement between Pacific Thrift and the Partnership. The overpayment amount was repaid by the Partnership in April 1993. The Audit Committee of the Board of Directors of Pacific Thrift performed an investigation of the circumstances that allowed the overpayments to occur and determined that such overpayments reflected a weakness in the internal control procedures of Pacific Thrift with respect to intercompany payments. Accordingly, new control procedures were adopted by the Board of Directors of Pacific Thrift to prevent overpayments of any kind by Pacific Thrift to the Partnership in the future.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 19- REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

         Memorandum of Understanding and Initial Orders to Cease and Desist with the Federal Deposit Insurance Corporation and California Department of Corporations (Continued)

         In November 1993, the FDIC and DOC terminated the MOU and issued an Order to Cease and Desist (C&D) with the consent of Pacific Thrift. The C&D prohibits Pacific Thrift from paying excessive fees to affiliates in such a manner as to produce operating losses; prohibits Pacific Thrift from including accrued interest in the carrying amount of a property acquired by foreclosure on a loan; prohibits Pacific Thrift from accepting or renewing brokered deposits unless it is adequately capitalized and a waiver is obtained; requires Pacific Thrift to disclose any extensions of credit to executive officers or principal shareholders from a correspondent bank; requires Pacific Thrift to prepare and display minimum information in its disclosure statement; requires Pacific Thrift to comply with the limits specified in the California Industrial Loan Company regulations on the amount of outstanding thrift certificates, based on its unimpaired capital and surplus; requires Pacific Thrift to develop a comprehensive asset/liability management policy, including establishing a range for, and reducing, the volatile liability dependency ratio; requires Pacific Thrift to adopt and implement a written policy to increase its liquidity; and requires Pacific Thrift to adopt and implement a satisfactory policy governing the relationship between Pacific Thrift and its affiliates and to reduce the payment of management, consulting, and other fees to the affiliates to amounts that are reasonable and necessary for the services. See Note 20.

         In September 1994, the FDIC issued a second C&D with the consent of Pacific Thrift. The second C&D prohibits Pacific Thrift from operating in such a manner as to produce low earnings; requires Pacific Thrift to refrain from opening any additional offices without the prior written approval of the FDIC; requires Pacific Thrift to formulate and implement a written profit plan; and requires Pacific Thrift to provide the FDIC with a study of the operations and profitability of its loan production office opened in June 1994. See Note 20.

         Capital Adequacy

         Pacific Thrift is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by the FDIC that, if undertaken, could have a direct material effect on Pacific Thrift's financial statements. The regulations require Pacific Thrift to meet specific capital adequacy guidelines that involve quantitative measures of Pacific Thrift's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Pacific Thrift's capital classification is also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 19- REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

         Capital Adequacy (Continued)

         Quantitative measures established by regulation to ensure capital adequacy require Pacific Thrift to maintain minimum amounts and ratios of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized as defined under the Prompt Corrective Action
         (PCA) provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, Pacific Thrift must maintain the minimum Tier 1 leverage, Tier 1 risk- based, and total risk-based ratios presented in the table. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1993 were as follows:


                                                                               Capital Adequacy
                                                                            as of December 31, 1993
                                                                                  (Unaudited)
                                                                   ------------------------------------------
                                                                       Required                 Actual
                                                                     Amount (Ratio)         Amount (Ratio)
                                                                   ------------------    --------------------
            Tier 1 capital (to average  assets)                    $ 2,646,000  (4.0%)    $ 4,654,000  (7.0%)
            Tier 1 capital (to risk-weighted
              assets)                                                2,161,000  (4.0%)      4,654,000  (8.6%)
            Total capital (to risk-weighted
              assets)                                                4,322,000  (8.0%)      5,330,000  (9.9%)



         Pacific Thrift incurred losses in 1994 and, in December 1994, Pacific Thrift was notified by the FDIC that its tangible capital ratio (tangible capital compared to average total assets) as of October 31, 1994 was less than 2%. Based on the tangible and other capital ratios, Pacific Thrift was considered to be "critically undercapitalized" as defined under the PCA provisions. The PCA notice also stated that the FDIC may be required to place Pacific Thrift in receivership in March 1995. See Subsequent Events, Note 20.

         As a result of such PCA designation, Pacific Thrift became subject to mandatory requirements as of October 31, 1994, including, but not limited to, a requirement to submit a capital restoration plan to the FDIC and various restrictions on asset growth, acquisitions, new activities and branches, dividend payments, management fees, and executive compensation.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 19- REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED)

         Capital Adequacy (Continued)

         Subsequent to October 31, 1994, Pacific Thrift improved its capital position from "critically undercapitalized" to "undercapitalized" as a result of certain capital contributions and loan sales prior to December 31, 1994. Pacific Thrift's actual unaudited capital amounts and ratios as of December 31, 1994 were as follows:


                                                                            Capital Adequacy
                                                                        as of December 31, 1994
                                                                              (Unaudited)
                                                         ------------------------------------------------------
                                                               Required                          Actual
                                                             Amount(Ratio)                    Amount(Ratio)
                                                         --------------------              --------------------
       Tier 1 capital (to average assets)                $  3,216,000  (4.0%)              $  3,112,000  (3.9%)
       Tier 1 capital (to risk-weighted
        assets)                                             2,301,000  (4.0%)                 3,112,000  (5.4%)
       Total capital (to risk-weighted
        assets)                                             4,602,000  (8.0%)                 3,831,000  (6.7%)



         In addition, Pacific Thrift received an Order to Cure Deficiency of Net Worth (Order) from the DOC in connection with a $1,414,000 deficiency in its capital as of December 31, 1994. The Order requires that Pacific Thrift increase its capital to a level where the ratio of its outstanding thrift certificates compared to capital does not exceed the permitted ratio of 15 to 1. Based on the applicable section of the California Financial Code, failure to increase its capital within 120 days would require the DOC to take possession of the property and business of Pacific Thrift. See Subsequent Events, Note 20.

         Settlement with Department of Housing and Urban Development

         In April 1993, Pacific Thrift was notified by the Mortgagee Review Board of the Department of Housing and Urban Development (HUD) of certain alleged violations of certain requirements in the origination of 59 loans selected during its examination of Title I loan origination activities. Pacific Thrift was advised that HUD intended to seek civil money penalties and was considering an administrative action. Pacific Thrift filed a response to the allegations affirming its compliance with HUD requirements. On September 15, 1993, HUD and Pacific Thrift entered into a settlement agreement in which Pacific Thrift agreed not to seek claims for insurance on 24 loans that violated the prohibition against subordinating Title I loans to non-Title I loans, as well as on three loans in which the proceeds were used for ineligible purposes. HUD did not impose any penalties or take any other action.

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 20- SUBSEQUENT EVENTS

         During February 1995, Pacific Thrift submitted its original capital restoration plan to the FDIC, but the FDIC denied approval of the plan and required certain modifications. During March 1995, Pacific Thrift submitted a revised capital restoration plan, including a guarantee by the Partnership and, in May 1995, the revised capital restoration plan was incorporated by reference in a new C&D (see below).

         In May 1995, Pacific Thrift was informed by the FDIC that, based on unaudited financial information in the Consolidated Report of Condition and Income (Call Report) filed for the first quarter of 1995, Pacific Thrift was "adequately capitalized" as of March 31, 1995. Based on such Call Report, Pacific Thrift's unaudited capital ratios as of March 31, 1995 were as follows:


                                                              Capital Ratio
                                                           as of March 31, 1995
                                                               (Unaudited)
                                                           --------------------
            Tier 1 capital (to average assets)                    5.5%
            Tier 1 capital (to risk-weighted assets)              7.2
            Total capital (to risk-weighted assets)               8.5

         In addition, Pacific Thrift was informed by the DOC that Pacific Thrift had cured the deficiency in its net worth as of April 30, 1995 and had complied with the Order.

         Also in May 1995, the FDIC terminated the prior C&Ds, and the FDIC and DOC issued a new comprehensive Order to Cease and Desist (the new C&D) with the consent of Pacific Thrift. The new C&D:

         (1) requires that Pacific Thrift have and retain qualified management;
         (2) requires that Pacific Thrift have Tier 1 capital which equals or exceeds 8% of total assets on or before September 30, 1995;
         (3) requires that Pacific Thrift maintain at least the minimum risk-based capital levels throughout the life of the new C&D;
         (4) requires Pacific Thrift to eliminate from its books, through charge-off or collection, all assets classified "loss" as of September 1994 within 10 days from the effective date of the new C&D;
         (5) requires Pacific Thrift to reduce assets classified "substandard" as of September 1994 to $6.5 million within 180 days and to $5 million within 365 days;
         (6) prohibits Pacific Thrift from extending any additional credit to any borrower who has a loan with Pacific Thrift which has been charged off or classified "loss";
         (7) requires Board of Directors or loan committee approval prior to the extension of additional credit to a borrower who has a loan classified "substandard";
         (8) requires Pacific Thrift to establish within 10 days, and then to maintain on a quarterly basis, an adequate allowance for loan losses;

                          PRESIDENTIAL MORTGAGE COMPANY
                       (A CALIFORNIA LIMITED PARTNERSHIP)
                                AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Continued)

NOTE 20- SUBSEQUENT EVENTS (CONTINUED)

         (9) requires that Pacific Thrift implement within 60 days the provisions of the capital restoration and business/profitability plans submitted to the FDIC in order to control overhead and other expenses and restore profitability;
         (10) requires that Pacific Thrift correct the violation of the thrift-to-capital ratio required under California law within 60 days;
         (11) requires that Pacific Thrift file with the FDIC amended Call Reports as of December 31, 1993 and as of the end of the first three quarters of 1994 which accurately reflect Pacific Thrift's financial condition as of those dates;
         (12) requires that throughout the life of the new C&D, Pacific Thrift shall file Call Reports which accurately reflect Pacific Thrift's financial condition as of the end of each period;
         (13) prohibits Pacific Thrift from paying cash dividends in any amount without the prior written approval of the FDIC;
         (14) prohibits Pacific Thrift from opening any additional offices without the prior written approval of the FDIC; and
         (15) requires the Company to submit written progress reports on a quarterly basis until the Company accomplishes the corrections and is released by the Regional Director of the FDIC and the Commissioner of the DOC.

         Noncompliance with the terms of the new C&D could result in various regulatory actions, including the assessment of civil money penalties, termination of deposit insurance, and placing Pacific Thrift in conservatorship or receivership. Although management expects that Pacific Thrift will substantially comply with the new C&D, there is no assurance as to the ultimate outcome. These consolidated financial statements do not include any provisions or adjustments that might result from the outcome of these uncertainties.

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A California Limited Partnership)
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets
                                   Unaudited

                    December 31, 1994 and September 30, 1995

                                                                               SEPTEMBER 30,    DECEMBER 31,
                                                                                   1995             1994
                          Assets

Cash & cash equivalents                                                      $   10,013,000   $   19,628,000
Accounts receivable, net                                                          9,462,000        5,549,000
Interest receivable                                                                 924,000        1,125,000
Loans receivable, net (note 2)                                                   46,992,000       53,045,000
Loans held for sale                                                               2,380,000       12,011,000
Excess yield receivable                                                             462,000          888,000
Real estate acquired in settlement of loans                                       5,336,000        7,621,000
Property and equipment, net                                                       1,484,000        1,322,000
Goodwill                                                                          1,752,000        1,749,000
Other assets                                                                      1,243,000          809,000
                                                                               -------------    -------------
                                                                             $   80,048,000   $  103,747,000
                                                                               =============    =============


            Liabilities and Partners' Capital

Liabilities:
  Thrift certificates payable                                                $   54,811,000   $   69,501,000
  Accounts payable, accrued expenses and interest payable                         5,292,000        5,610,000
  Partnership withdrawals payable                                                 1,120,000        1,120,000
  Notes payable                                                                   8,450,000       14,778,000
  Mortgages payable - secured by real estate acquired in
    settlement of loans                                                           1,095,000        2,313,000
                                                                               -------------    -------------
                                                                             $   70,768,000   $   93,322,000
                                                                               -------------    -------------

Partners' Capital                                                                 9,280,000       10,425,000

                                                                               -------------    -------------
                                                                             $   79,983,000   $  103,747,000
                                                                               =============    =============

See accompanying Notes to Consolidated Financial Statements and Management's discussion and Analysis of Financial Condition and Results of Operations

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A California Limited Partnership)
                                AND SUBSIDIARIES
                       Consolidated Statements of Income
                                   Unaudited

                                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                       September 30, September 30,      September 30, September 30,
                                                                           1995          1994               1995          1994
         Interest Income:
           Interest and fees on loans receivable                         2,223,000     2,614,000          6,803,000     8,296,000
           Interest on deposits with banks                                 125,000       151,000            584,000       284,000
                                                                       ------------  ------------       ------------  ------------
                                             Total interest income       2,348,000     2,765,000          7,387,000     8,580,000
         Interest Expense:
           Interest on thrift certificates greater than $100,000                 0         5,000              6,000        24,000
           Interest on other thrift certificates                           927,000       746,000          2,948,000     2,071,000
           Interest on notes payable                                       321,000       430,000          1,125,000     1,472,000
                                                                       ------------  ------------       ------------  ------------
                                            Total interest expense       1,248,000     1,181,000          4,079,000     3,567,000
                                                                       ------------  ------------       ------------  ------------
         Net interest income                                             1,100,000     1,584,000          3,308,000     5,013,000
         Provision for loan losses                                         861,000     2,064,000          1,861,000     2,749,000
                                                                       ------------  ------------       ------------  ------------
                Net interest income after provision for loan losses        239,000      (480,000)         1,447,000     2,264,000

         Noninterest income:
           Trustee and reconveyance fees                                   797,000       815,000          2,320,000     2,505,000
           Other income                                                    229,000       334,000            822,000       879,000
           Gain on Sale of Loans                                         2,360,000       649,000          5,690,000     1,263,000
                                                                       ------------  ------------       ------------  ------------
                                                                         3,386,000     1,798,000          8,832,000     4,647,000
         Noninterest expense:
           General and administrative                                    1,778,000     1,669,000          4,920,000     4,986,000
           Salaries, employee benefits and personnel services            2,268,000     1,918,000          5,960,000     5,660,000
           Amortization of organization costs                               56,000       111,000            129,000       150,000
           Depreciation and amortization                                   127,000       115,000            366,000       386,000
           Expenses on real estate acquired in settlement of loans         218,000       450,000            243,000     1,385,000
           Net loss (gain) on sales of real estate acquired
             in settlement of loans                                         47,000      (123,000)           373,000        (6,000)
                                                                       ------------  ------------       ------------  ------------
                                                                         4,494,000     4,140,000         11,991,000    12,561,000
                                                                       ------------  ------------       ------------  ------------
                                   Net income before tax provision        (869,000)   (2,822,000)        (1,712,000)   (5,650,000)
                                                                       ------------  ------------       ------------  ------------
                                                     Tax provision         (53,000)            0           (567,000)            0
                                                                       ------------  ------------       ------------  ------------
                                                        Net income        (816,000)   (2,822,000)        (1,145,000)   (5,650,000)
                                                                       ============  ============       ============  ============

         See accompanying Notes to Consolidated Financial Statements and Management's discussion and Analysis of Financial Condition and Results of Operations

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A California Limited Partnership)
                                AND SUBSIDIARIES

               Consolidated Statements of Cash Flows (Unaudited)

                 Nine months ended September 30, 1995 and 1994

                                                     Nine Months   Nine Months
                                                        Ended         Ended
                                                       9-30-95       9-30-94
       Adjustments to reconcile net income (loss)
       to net cash provided by (used in) operating
       activities:
         Net income                                   (1,145,000)   (5,650,000)
         Depreciation & Amortization                     495,000       536,000
         Provision for loan losses                     1,861,000     2,749,000
         Net (gain) loss on sales of real estate
           acquired in settlement of loans               373,000        (6,000)
       (Increase) decrease in asset accounts:
         Accounts Receivable                          (3,913,000)   (6,073,000)
         Interest receivable                             201,000       558,000
         Excess yield receivable                         426,000       242,000
         Goodwill                                         (3,000)     (106,000)
         Other assets                                   (563,000)     (748,000)
       Increase (decrease) in liability accounts:
         Accounts payable and accrued expenses
                                                        (318,000)   (1,149,000)

       Net cash provided by (used in) operating      ------------  ------------
       activities                                     (2,586,000)   (9,647,000)
                                                     ------------  ------------
       Cash flows from investing activities:
         (Increase) Decrease in Loans Receivable      15,260,000    11,835,000
         Increase in Property & Equipment               (204,000)     (638,000)
         Decrease in Mortgages Payable on Other
           Real Estate                                 1,218,000       207,000
         Decrease in Other Real Estate                (2,285,000)     (341,000)
         Proceeds from repayment of receivable
         from related party                                    0             0
                                                     ------------  ------------
       Net cash provided by (used in) investing       13,989,000    11,063,000
       activities                                    ------------  ------------

       Cash flow from financing activities:
         Distribution to Partners                              0             0
         Withdrawal of Partnership Shares                      0             0
         Decrease in Thrift Certificates             (14,690,000)    7,009,000
         Decrease in Line of Credit                   (6,328,000)   (5,485,000)
         Proceeds from issuance of partnership
           shares                                              0             0
                                                     ------------  ------------
       Net cash provided by (used in) financing      (21,018,000)    1,524,000
       activities                                    ------------  ------------

       Net decrease in Cash and Cash Equivalents      (9,615,000)    2,940,000

       Cash and Cash Equivalents at Year End          19,628,000    13,219,000
                                                     ------------  ------------
       Cash and Cash Equivalents at Sept 30,          10,013,000    16,159,000
                                                     ============  ============

       See accompanying Notes to Consolidated Financial Statements and Management's discussion and Analysis of Financial Condition and Results of Operations

                         PRESIDENTIAL MORTGAGE COMPANY
                       (A California Limited Partnership)
                                AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements


1) The unaudited financial information furnished herein, in the opinion of management, reflects all adjustments (all of which are of a normal recurring nature) which are necessary to fairly state the Partnership's financial position, its cash flows and the results of its operations. The Partnership presumes that users of the interim financial information herein have read or have access to the audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation, except in regard to material contingencies, may be determined in that context. Accordingly, footnote and other disclosures which would substantially duplicate the disclosure contained in the Partnership's most recent annual report has been omitted. The interim financial information herein is not necessarily representative of operations for a full year for various reasons including changes in interest rates, volume of loans origi-nated and loans paid off.


2)  Loans Receivable

    The following is a summmary of Loans Receivable:

                                               @ 9-30-95     @ 12-31-94
    Interest bearing loans                  $  51,639,000 $  58,780,000
    Deferred loan fees, net                      (972,000)   (1,428,000)
    Allowance for loan losses                  (3,675,000)   (4,307,000)
                                              ------------  ------------
                        Total               $  46,992,000 $  53,045,000
                                              ============  ============


    The following is a summmary of Allowance for Loan Losses:


    Balance at 12-31-94                     $   4,307,000
    Additions to reserve                        1,861,000
    Charge offs/recoveries                     (2,493,000)
                                              ------------
    Balance at 9-30-95                      $   3,675,000
                                              ============

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

                 The Corporation's Certificate of Incorporation provides that the directors will not be personally liable to the Corporation or to any Stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

                 The Bylaws provide that the Corporation will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Corporation will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                 A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, except that no such indemnification will be made if the director or officer is judged to be liable to the Corporation, unless the applicable court of law determines that despite the adjudication of liability the director or officer is reasonably entitled to indemnification for such expenses.

                 The Bylaws authorize the Corporation to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

                 The Corporation will enter into agreements with the Corporation's directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions.

                 The Corporation intends to obtain insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(A) EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
------    -----------
2.1      Restructuring Plan of Presidential Mortgage Company (the
         "Partnership") (to be filed by amendment).

2.2      Standby Purchase Agreement (to be filed by amendment).

3.1      Certificate of Incorporation of the Registrant.

3.2      Bylaws of the Registrant.

3.3      Fifth Amended and Restated Certificate and Agreement of
         Limited Partnership of the Registrant (the "Partnership
         Agreement"), dated as of September 7, 1989, incorporated by reference to Exhibit 3.1 of the Registrant's Registration
         Statement on Form S-2, as filed with the Securities and Exchange Commission August 15, 1989, as amended by
         Amendment No. One thereto, as filed with the Securities and Exchange Commission on October 10, 1989 (Registration
         No. 33-30517) (the "1989 Registration Statement").

3.4      Certificate of Limited Partnership of the Registrant on
         Form LP-1, as filed with the California Secretary of State and currently in effect, incorporated by reference to
         Exhibit 3.2 of the Registration Statement on Form S-11, filed with the Securities and Exchange Commission on November 13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No.
         2-94289) (the "1984 Registration Statement").

3.5 First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1993, as filed with the Securities and Exchange
         Commission on November 27, 1994 (the "1993 Annual Report").

3.6 Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.

4.1      Specimen Common Stock Certificate (to be filed by amendment).


4.2      General Partner Warrant Agreement and Warrant.

5.1 Opinion of Jeffer, Mangels, Butler & Marmaro re: legality of the securities being registered (to be filed by amendment).

10.1 Employment Agreement by and between the Registrant and Joel R. Schultz.

10.2 Employment Agreement by and between the Registrant and Richard D. Young.

10.3 Employment Agreement by and between the Registrant and Kenneth A. Carmona.

10.4 Employment Agreement by and between the Registrant and Norman A. Markiewicz.

10.5 Employment Agreement by and between the Registrant and Richard B. Fremed.

10.6     Employment Agreement by and between Pacific Thrift and
         Loan Company, Inc. and Frank Landini.

10.7 Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.

10.8     Pacific United Group, Inc. Stock Option Plan, dated
         January 1, 1996, subject to completion of Restructuring Plan.

10.9     Pacific United Group, Inc. Stock Purchase Plan, dated
         January 1, 1996, subject to completion of Restructuring Plan.

10.10    Pacific United Group, Inc. Supplemental Executive Retirement
         Plan, dated January 1, 1996, subject to completion of Restructuring Plan.

10.11 Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and Joel R.
         Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984
         Registration Statement.


10.12    Employment Agreement, dated May 9, 1984, by and among Pacific and
         Loan Association and the Registrant, as employers, and Norman A.
         Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.3 of the 1984
         Registration Statement.

10.13 Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster
         Bank USA ("NatWest"), as Agent and a participating Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report.

10.14    Letter Agreement to amend Loan Agreement, dated October 26, 1995.

10.15    Agreement for Purchase of Limited Partnership Interests of
         Consolidated Reconveyance Company and Lenders Posting and Publishing
         Company, dated as of July 1, 1990, incorporated by reference to
         Exhibit 10.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, as filed with the Securities and Exchange Commission on March 31, 1991.

10.16 Master Loan Purchase Agreement dated as of June 21, 1995 by and between Pacific Thrift and Loan Company and Aames
         Capital Corporation, incorporated by reference to Exhibit 10.7 of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission on July 26, 1995.

16.1     Letter of KPMG Peat Marwick regarding resignation dated August 4,
         1993, incorporated by reference to the Partnership's Report on Form
         8-K dated July 29, 1993, as filed with the Securities and Exchange
         Commission on August 5, 1993.

16.2     Letter of Ernst & Young regarding termination dated September
         27, 1995, incorporated by reference to the Partnership's
         Report on Form 8-K dated September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995.

21.1     Subsidiaries of the Registrant.

23.1     Consent of Attorney.

23.2     Consent of Accountants (to be filed by amendment).

23.3     Consent of Accountants (to be filed by amendment).

24.1 Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration Statement.

99.1 Fairness Opinion by Houlihan, Lokey, Howard and Zukin. (to be filed by amendment).

99.2     Limited Partner Ballot and related Instructions.

99.3     Subscription Agreement.


(B) FINANCIAL STATEMENT SCHEDULES

         None.

(C) OPINIONS OR APPRAISALS RELATING TO TRANSACTION

         Fairness Opinion by Houlihan, Lokey, Howard and Zukin, to be filed by amendment as Exhibit 99.1 of the Registration Statement.

ITEM 22.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be purchased by others, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the Prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h) (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY

         The undersigned officers and directors of Pacific United Group, Inc. severally constitute and appoint Joel R. Schultz and Richard B. Fremed, and each of them, our true and lawful attorneys-in-fact, with full power of substitution and resubstitution, to sign, execute, certify, acknowledge and deliver for us and in our names and in the capacities indicated below, the Registration Statement of Pacific United Group, Inc. on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all things in our names and behalf in our capacities as officers and directors to enable Pacific United Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or disability of any of the undersigned, and may be exercised by such attorneys by listing the names of the undersigned along with the names of all other persons for whom such attorneys-in-fact are acting.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 20, 1995.

                                  (Registrant)
                                  PACIFIC UNITED GROUP, INC.


                                  By: /s/  JOEL R. SCHULTZ
                                           Joel R. Schultz
                                  President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                 Title                                      Date
s/JOEL R. SCHULTZ                          President, Chief Executive                         November 20, 1995
 Joel R. Schultz                           Officer, and Director


s/CHARLES J. SIEGEL                        Chief Financial and                                November 20, 1995
Charles J. Siegel                          Accounting Officer

s/RICHARD D. YOUNG                         Senior Executive Vice                              November 20, 1995
Richard D. Young                           President and Director

s/RUSSELL G. ALLISON                       Director                                           November 20, 1995
Russell G. Allison

s/ERMYAS AMELGA                            Director                                           November 20, 1995
Ermyas Amelga

                           PACIFIC UNITED GROUP, INC.


                                  EXHIBITS TO
                             REGISTRATION STATEMENT
                                  ON FORM S-4

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
2.1         Restructuring Plan of Presidential Mortgage Company (the "Partnership") (to be filed by amendment).

2.2         Standby Purchase Agreement (to be filed by amendment).

3.1         Certificate of Incorporation of the Registrant.

3.2         Bylaws of the Registrant.

3.3         Fifth Amended and Restated Certificate and Agreement of Limited Partnership of the Registrant (the "Partnership
            Agreement"), dated as of September 7, 1989, incorporated by reference to Exhibit 3.1 of the Registrant's Registration
            Statement on Form S-2, as filed with the Securities and Exchange Commission August 15, 1989, as amended by Amendment No.
            One thereto, as filed with the Securities and Exchange Commission on October 10, 1989 (Registration No. 33-30517) (the
            "1989 Registration Statement").

3.4         Certificate of Limited Partnership of the Registrant on Form LP-1, as filed with the California Secretary of State and currently in effect, incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-11, filed with the
            Securities and Exchange Commission on November 13, 1984, as amended on February 4 and March 1, 1985, and declared effective on March 6, 1985 (Registration No. 2-94289) (the "1984 Registration Statement").

3.5         First Amendment to the Partnership Agreement dated as of May 15, 1993, incorporated by reference to Exhibit 3.3 of the
            Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange
            Commission on November 27, 1994 (the "1993 Annual Report").

3.6         Second Amendment to the Partnership Agreement dated as of January 1, 1994, incorporated by reference to Exhibit 3.4 of the 1993 Annual Report.

4.1         Specimen Common Stock Certificate (to be filed by amendment).

4.2         General Partner Warrant Agreement and Warrant.

5.1         Opinion of Jeffer, Mangels, Butler & Marmaro re: legality of the securities being registered (to be filed by amendment).

10.1        Employment Agreement by and between the Registrant and Joel R. Schultz.

10.2        Employment Agreement by and between the Registrant and Richard D. Young.

10.3        Employment Agreement by and between the Registrant and Kenneth A. Carmona.

10.4        Employment Agreement by and between the Registrant and Norman A. Markiewicz.

10.5        Employment Agreement by and between the Registrant and Richard B. Fremed.

10.6        Employment Agreement by and between Pacific Thrift and Loan Company, Inc. and Frank Landini.

10.7        Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.

10.8        Pacific United Group, Inc. Stock Option Plan, dated January 1, 1996, subject to completion of Restructuring Plan.

10.9        Pacific United Group, Inc. Stock Purchase Plan, dated January 1, 1996, subject to completion of Restructuring Plan.

10.10       Pacific United Group, Inc. Supplemental Executive Retirement Plan, dated January 1, 1996, subject to completion of
            Restructuring Plan.

10.11       Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and
            Joel R. Schultz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit 10.2 of the 1984 Registration Statement.

10.12       Employment Agreement, dated May 9, 1984, by and among Pacific and Loan Association and the Registrant, as employers, and
            Norman A. Markiewicz, as employee, as currently in effect only with the Registrant, incorporated by reference to Exhibit
            10.3 of the 1984 Registration Statement.

10.13       Loan Agreement (the "Loan Agreement"), dated as of August 28, 1990, as amended and restated May 20, 1992, and as further amended and restated as of September 28, 1994, by and among National Westminster Bank USA ("NatWest"), as Agent and a
            participating Bank, the banks signatory thereto (the "Banks"), and the Registrant, incorporated by reference to Exhibit 10.4 of the 1993 Annual Report.

10.14       Letter Agreement to amend Loan Agreement, dated October 26, 1995.

10.15       Agreement for Purchase of Limited Partnership Interests of  Consolidated Reconveyance Company and Lenders Posting and
            Publishing Company, dated as of July 1, 1990, incorporated by reference to Exhibit 10.6 of the Registrant's Annual
            Report on Form 10-K for the year ended December 31, 1990, as filed with the Securities and Exchange Commission on March
            31, 1991.

10.16       Master Loan Purchase Agreement dated as of June 21, 1995 by and between Pacific Thrift and Loan Company and Aames
            Capital Corporation, incorporated by reference to Exhibit 10.7 of the Partnership's Annual Report on Form 10-K for the
            year ended December 31, 1994, as filed with the Securities and Exchange Commission on July 26, 1995.

16.1        Letter of KPMG Peat Marwick regarding resignation dated August 4, 1993, incorporated by reference to the Partnership's
            Report on Form 8-K dated July 29, 1993, as filed with the Securities and Exchange Commission on August 5, 1993.

16.2        Letter of Ernst & Young regarding termination dated September 27, 1995, incorporated by reference to the Partnership's
            Report on Form 8-K dated September 12, 1995, as filed with the Securities and Exchange Commission on September 28, 1995.

21.1        Subsidiaries of the Registrant.

23.1        Consent of Attorney.

23.2        Consent of Accountants (to be filed by amendment).

23.3        Consent of Accountants (to be filed by amendment).

24.1        Power of attorney, incorporated by reference to Power of Attorney set forth on page 7 of Part II of the Registration
            Statement.

99.1        Fairness Opinion by Houlihan, Lokey, Howard and Zukin. (to be filed by amendment).

99.2        Limited Partner Ballot and related Instructions.

99.3        Subscription Agreement.